UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to §240.14a-12

Cascade Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Cascade Shareholders:

You are cordially invited to attend the special meeting of shareholders of Cascade Financial Corporation (“Cascade”) to be held on Tuesday, May 31, 2011 at 3:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201.

At this special meeting, you will be asked to consider and vote on the approval of the Agreement and Plan of Reorganization, dated as of March 3, 2011, and entered into on March 4, 2011 by Cascade and Opus Bank, pursuant to which (i) a wholly-owned subsidiary of Opus Bank will be merged with and into Cascade, with Cascade continuing thereafter as a wholly-owned subsidiary of Opus Bank, and (ii) Cascade’s subsidiary, Cascade Bank, will be merged with and into Opus Bank, with Opus Bank as the surviving bank.

If the merger is completed, each outstanding share of Cascade common stock will be converted into the right to receive approximately $0.45 in cash, without interest and less any applicable withholding taxes. In addition, Opus Bank has offered to purchase the $39.0 million of outstanding Cascade preferred stock (including accrued interest) and the associated warrant issued to the U.S. Department of the Treasury (“Treasury”) under the Capital Purchase Program for $16.25 million in cash. Treasury has indicated its willingness to agree to sell its Cascade preferred stock and warrant to Opus Bank for such cash consideration subject to entry into definitive documentation acceptable to Treasury in its sole discretion. Opus Bank also will assume Cascade’s obligations under its $25.8 million of trust preferred securities.

Upon completion of the merger, shares of Cascade common stock will no longer be listed on any stock exchange or quotation system, and you will not participate in our future earnings or growth.

Cascade’s executive officers and directors have agreed to vote their aggregate of 1,292,544 shares of Cascade common stock (which constitutes approximately 10.5% of Cascade’s outstanding shares of common stock), “FOR” the merger proposal.

Your vote is important. Because approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at the special meeting, failing to vote or abstaining from voting, either in person or by proxy, will have the same effect as a vote against approval of the merger agreement. Whether or not you plan to attend the special meeting in person, please take the time to vote by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided or submit your proxy by telephone or over the Internet following instructions on the proxy card. If you deliver your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement.

The Cascade Board of Directors has unanimously determined that the proposed merger and the transactions contemplated thereby are fair to and in the best interests of Cascade and its shareholders. The Board of Directors recommends that you vote, or give instruction to vote, “FOR” the adoption of the merger proposal.

The accompanying proxy statement contains a more complete description of the special meeting and the terms of the merger. We urge you to carefully review the entire proxy statement and the documents included with the proxy statement.

We look forward to seeing you at the special meeting, and we appreciate your continued loyalty and support.

Sincerely yours,

/s/ Carol K. Nelson

Carol K. Nelson
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement, dated April 18, 2011, is first being mailed to shareholders of Cascade on or about April 21, 2011.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 31, 2011

TO THE SHAREHOLDERS OF CASCADE FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cascade Financial Corporation (“Cascade”) will be held at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201, on Tuesday, May 31, 2011 at 3:00 p.m., Pacific time, for the following purpose:

1.           To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 3, 2011, by and among Cascade, Cascade Bank, Opus Bank (“Opus”) and Opus Acquisition, Inc., a wholly-owned subsidiary of Opus (“Opus Acquisition”), pursuant to which (i) Opus Acquisition will be merged with and into Cascade, with Cascade continuing thereafter as a wholly-owned subsidiary of Opus, and (ii) Cascade Bank will be merged with and into Opus, with Opus as the surviving bank, on and subject to the terms and conditions contained therein.

2.           To consider and vote on a proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve and adopt the merger agreement.

These proposals are described in detail in the accompanying proxy statement. At the special meeting, we may transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Cascade has fixed the close of business on April 15, 2011 as the record date for determining those shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Cascade’s outstanding common stock entitled to vote at the special meeting.

Cascade shareholders have the right to dissent from the merger and obtain payment of the fair value of their Cascade shares under Washington law. A copy of the applicable Washington statutory provisions regarding dissenters’ rights is attached as Appendix C to the accompanying proxy statement. For details of your dissenters’ rights and applicable procedures, please see the discussion under the heading “Dissenters’ Rights of Appraisal” of the accompanying proxy statement.

The Board of Directors of Cascade unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote present or represented by proxy of the holders of at least two-thirds of the shares of Cascade common stock outstanding as of the record date at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope or submit your proxy by telephone or over the Internet following instructions on the proxy card. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you deliver your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement.

Please do not send any share certificates to Cascade at this time. If our shareholders approve the adoption of the merger agreement and the merger is consummated, then the paying agent will send Cascade shareholders written instructions for exchanging their shares for the merger consideration.

By order of the Board of Directors,

/s/ Carol K. Nelson

Carol K. Nelson
President and Chief Executive Officer
Everett, Washington

Important Notice Regarding the Availability of Proxy Materials for
Cascade’s Special Meeting of Shareholders on May 31, 2011.
The Cascade Notice of Special Meeting, Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended December 31, 2010, are available online at
http://bnymellon.mobular.net/bnymellon/casb.

April 18, 2011

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Merger	1
The Special Meeting	2
Background of the Merger	3
Reasons for the Merger	3
Cascade Obtained an Opinion that the Merger Consideration is Fair to Cascade’s Shareholders from a Financial Point of View	4
Regulatory Approvals	4
Recommendation of Cascade’s Board of Directors	4
Merger Financing	4
Effect of the Merger on Options and Restricted Stock	5
Material U.S. Federal Income Tax Consequences of the Merger	5
Interests of Cascade’s Directors and Executive Officers in the Merger	5
Security Ownership of Certain Beneficial Owners and Management	6
Dissenters’ Rights of Appraisal	6
Conditions to the Merger	6
No Solicitation	7
Termination of the Merger Agreement and Termination Fee	7
Amendments and Waivers	9
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	10
Questions and Answers About the Merger	10
Questions and Answers About the Special Meeting	12
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	17
THE SPECIAL MEETING	19
Date, Time, Place and Purpose of the Special Meeting	19
Record Date and Quorum	19
Vote Required for Approval	19

i

Proxies and Revocation	19
Adjournments	20
Dissenters’ Rights	21
Solicitation of Proxies	21
Recommendation of the Cascade Board of Directors	21
Questions and Additional Information	21
THE MERGER	22
The Parties to the Merger	22
Background of the Merger	23
Reasons for the Merger and Recommendation of the Board of Directors of Cascade	27
Opinion of Cascade’s Financial Advisor	30
Interests of Cascade’s Directors and Executive Officers in the Merger	37
Effects on Cascade if the Merger is Not Completed	39
Material U.S. Federal Income Tax Consequences of the Merger	40
Regulatory Approvals	41
THE MERGER AGREEMENT	43
General	43
Merger Consideration	43
Effect of the Merger on Cascade Stock Options and Restricted Shares	43
Merger Financing	43
Exchange of Cascade Stock Certificates	43
Effective Date and Time of the Merger	44
Conduct of Business Pending Effective Time	44
Additional Covenants	47
No Solicitation	48
Conditions to Completion of the Merger	49
Certain Employee Matters	50
Representations and Warranties of Cascade and Opus	51
Amendments and Waivers	52

ii

Termination of the Merger Agreement and Termination Fee	53
Cascade Shareholder Agreements	54
DISSENTERS’ RIGHTS OF APPRAISAL	55
Cascade Dissenters’ Rights	55
IMPORTANT INFORMATION ABOUT CASCADE FINANCIAL CORPORATION	57
Description of Business	57
Regulatory Actions	57
Description of Property	59
Legal Proceedings	59
Financial Statements and Supplementary Data	59
Management’s Discussion and Analysis Of Financial Condition and Results Of Operations	59
Changes In and Disagreements With Accountants On Accounting and Financial Disclosure	59
Selected Financial Data	59
Quantitative And Qualitative Disclosures About Market Risk	59
MARKET DATA AND DIVIDEND DATA	60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
ADJOURNMENT OF THE SPECIAL MEETING	62
OTHER BUSINESS	62
FUTURE SHAREHOLDER PROPOSALS	62
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	62
WHERE YOU CAN FIND MORE INFORMATION	62

APPENDICES:
Appendix A - Agreement and Plan of Reorganization, dated as of March 3, 2011, among Opus Bank, Opus Acquisition, Inc., Cascade Financial Corporation and Cascade Bank	A-1
Appendix B - Opinion of Sandler O’Neill + Partners, L.P.	B-1
Appendix C - Dissenters’ Rights Under the Washington Business Corporation Act	C-1
Appendix D - Cascade’s Annual Report on Form 10-K for the year ending December 31, 2010	D-1

iii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the merger agreement, and the documents to which we refer you. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized. See also “Where You Can Find More Information.”

Except as otherwise specifically noted in this proxy statement, “Cascade,” “we,” “our,” “us” and similar words in this proxy statement refer to Cascade Financial Corporation and its subsidiaries.

The Parties to the Merger (page 22)

Cascade Financial Corporation is a Washington corporation and a bank holding company. Through its wholly-owned subsidiary, Cascade Bank, which we refer to as Cascade Bank, Cascade operates in western Washington state. Cascade’s primary business is providing traditional commercial and retail banking services to customers. Cascade also provides other financial services, including, mortgage services and investment products.

Cascade and Cascade Bank are subject to pending regulatory actions with respect to their operations, including a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions (“Washington DFI”), which we refer to as the “FDIC Order,” and a supervisory agreement with the Federal Reserve Bank of San Francisco (“FRB”), which we refer to as the “FRB Agreement,” described below in “Important Information About Cascade Financial Corporation—Regulatory Actions”. As a result of these regulatory actions, the significant operating losses we incurred in 2010 and 2009, and the resulting deterioration of our capital position, we believe there is substantial doubt about our ability to continue as a going concern.

Opus Bank, which we refer to as Opus, is a California state-chartered bank headquartered in Irvine, California. Opus provides high value, relationship-based banking products and exceptional service to its clients, which are primarily comprised of small and mid-sized commercial businesses, entrepreneurs, real estate investors, high-net-worth individuals, professionals, and consumers. Opus offers a wide range of loan products, including commercial and industrial, commercial real estate, multi-family residential, jumbo single-family residential, construction and consumer loans, and is a Small Business Administration (“SBA”) Preferred Lender. Opus operates banking offices in Los Angeles County, California, located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance.

Opus Acquisition, Inc., which we refer to as Opus Acquisition, is a wholly-owned subsidiary of Opus and is a Washington corporation formed on March 2, 2011 for the purpose of effecting the merger. Opus Acquisition has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Merger (page 22)

If Cascade’s shareholders approve the merger agreement at the special meeting, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of all other conditions to the merger, (i) Opus Acquisition will merge with and into Cascade with Cascade being the surviving corporation and (ii) Cascade Bank will merge with and into Opus, with Opus as the surviving bank. As a result of the merger, Cascade will become a wholly-owned subsidiary of Opus. Upon completion of the merger, shares of Cascade common stock will no longer be listed on any stock exchange or quotation system and each such outstanding share of Cascade common stock will be converted into the right to receive approximately $0.45 in cash, without interest and less any applicable withholding taxes. We currently expect to complete the merger in the latter part of the second quarter of 2011, however, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated.

We have included the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

The Special Meeting (page 19)

Date, Time and Place. The special meeting will be held on Tuesday, May 31, 2011, starting at 3:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, Everett, Washington 98201.

Purpose. At the special meeting, you will be asked to consider and vote on (1) the approval and adoption of the merger agreement, and (2) the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Cascade common stock at the close of business on April 15, 2011, the record date for the special meeting. You will have one vote for each share of Cascade common stock that you owned on the record date. As of the record date, there were 12,271,529 shares of Cascade common stock issued and outstanding and entitled to vote. A majority of Cascade common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the merger agreement requires the affirmative vote present or represented by proxy of the holders of at least two-thirds of the shares of Cascade common stock outstanding as of the record date and entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting on the matter.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet and you are a registered shareholder, you must do so no later than 11:59 p.m., Eastern time, on the date prior to the date of the special meeting. If your shares are held by a broker, you must do so no later than 11:59 p.m., Eastern time, on the date prior to the date of the special meeting. If you do not return your proxy card or submit your proxy by phone or the Internet or attend the special meeting, your shares of Cascade common stock will not be voted. Even if you plan to attend the special meeting, if you hold your shares of common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, by using the telephone number or the Internet voting instructions printed on your proxy card.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Cascade common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If your shares of Cascade common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of Cascade common stock, your nominee will not be able to vote such shares at the special meeting. Because the proposal to adopt the merger agreement requires the affirmative vote of holders of at least two-thirds of the shares of Cascade common stock outstanding as of the record date, and your broker, bank, trust or other nominee does not have discretionary authority to vote on the merger proposal, the failure to instruct your nominee on how to vote your shares or abstaining from voting (including by way of a broker non-vote), will have the same effect as a vote against approval of the merger agreement. Because the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting on the matter, failure to vote or abstaining from voting will have no effect on the outcome of the proposal.

Revocability of Proxy. Any shareholder of record of Cascade common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to Cascade’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Cascade common stock and bearing a later date; or

•
if you are a registered shareholder, by submitting another proxy by telephone or on the Internet before 11:59 p.m., Eastern time, on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cascade common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attention:  Corporate Secretary

Background of the Merger (page 23)

Since July 21, 2010, Cascade Bank has been operating under the FDIC Order. Since November 2010, Cascade has operated under the FRB Agreement. The FDIC Order requires Cascade Bank to increase its capital ratios and imposes other restrictions on our operations. As of December 31, 2010, Cascade Bank required approximately $68.0 million in new capital to meet the minimum capital requirements mandated under the FDIC Order. Since late 2009, Cascade’s Board of Directors and management team have been reviewing alternatives to improve Cascade’s capital position with the assistance of its financial advisor, Sandler O’Neill + Partners LP (“Sandler O’Neill”), a nationally recognized investment banking firm and expert in the banking industry. As part of its review, the Board of Directors considered a range of alternatives, including potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and actively solicited offers from potential investors and acquirers. After reviewing the range of alternatives available to Cascade, the Board of Directors determined that a merger with Opus pursuant to the terms of the merger agreement was in the best interests of Cascade and its shareholders. The merger agreement with Opus has been unanimously approved by the Boards of Directors of Cascade, Cascade Bank and Opus.

Reasons for the Merger (page 27)

In evaluating whether to adopt the merger agreement, the Cascade Board of Directors consulted with Cascade’s management and its financial and legal advisors, and considered a number of factors, including, among others:

•
the current condition of Cascade and the future prospects of its business in light of the current economic environment and the requirement for Cascade to raise capital in order to protect against potential future loan losses and achieve compliance with the FDIC Order and the FRB Agreement;

•
the pending regulatory actions against Cascade as a result of its noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Cascade Bank, and the risk of further regulatory action and penalties, including the potential seizure of Cascade Bank and the appointment of the FDIC as receiver;

•	the fact that Cascade’s existing capital resources were limiting management’s ability to effectively manage certain problem credits;

•
the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Cascade in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Cascade;

•	the “going concern” qualification in our auditor’s opinion to our audited financial statements for the year ended December 31, 2010;

•
the information presented by Cascade’s financial advisor, Sandler O’Neill, to the Cascade Board of Directors with respect to the merger and the opinion of Sandler O’Neill that, as of the date of that opinion, the merger consideration is fair from a financial point of view to the holders of Cascade common stock; and

•
the fact that Opus has agreed to retain most, if not all, of Cascade Bank’s officers and employees, which are expected to provide a degree of continuity and involvement by Cascade constituencies following the merger, in furtherance of the interests of Cascade’s customers, employees and the community.

These factors and others are more fully discussed under the heading “The Merger — Reasons for the Merger and Recommendation of the Board of Directors of Cascade.” After reviewing all of these factors, the Cascade Board unanimously determined that the merger and the transactions contemplated thereby are in the best interests of Cascade and Cascade’s shareholders and unanimously recommended that Cascade’s shareholders vote at the Cascade special meeting to approve the merger agreement.

Cascade Obtained an Opinion that the Merger Consideration is Fair to Cascade’s Shareholders from a Financial Point of View (page 30)

Sandler O’Neill was retained by Cascade to render an opinion to the Cascade Board of Directors with respect to the fairness, from a financial point of view, of the merger proposal consideration. Sandler O’Neill rendered an opinion to the Cascade Board of Directors that, as of March 3, 2011, the date the Cascade Board of Directors voted on the merger proposal, the consideration to be received in the merger was fair to Cascade’s shareholders from a financial point of view. A copy of the opinion delivered by Sandler O’Neill is attached to this proxy statement as Appendix B. Cascade’s shareholders should read the opinion completely to understand the assumptions made, matters considered, limitations and qualifications of the review undertaken by Sandler O’Neill in providing its opinion.

Regulatory Approvals (page 41)

Opus and Cascade have agreed to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the FDIC and the State of California Department of Financial Institutions (“California DFI”), notice to the Washington DFI, and the waiver or approval of the FRB, each as described under “The Merger — Regulatory Approvals.” The merger cannot proceed in the absence of these regulatory approvals. Any approval granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than Opus’ management contemplates. Although Opus and Cascade expect to obtain the timely required regulatory approvals, there can be no assurance as to if or when these regulatory approvals will be obtained, or the terms and conditions on which the approvals may be granted.

Recommendation of Cascade’s Board of Directors (page 30)

Cascade’s Board of Directors believes that the merger is advisable and in the best interests of Cascade and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

Merger Financing (page 43)

Opus’ obligation to complete the merger is not subject to a financing condition. The total amount of funds necessary to complete the merger and the related transactions is anticipated to be $21.75 million, which includes $16.25 million to purchase the preferred stock and warrant issued by Cascade to the U.S. Department of the Treasury (“Treasury”) and $5.5 million to pay Cascade’s shareholders and holders of restricted stock the amounts due to them under the merger agreement at the closing of the merger. These payments are expected to be funded by Opus from cash on hand.

Effect of the Merger on Options and Restricted Stock (page 43)

Cascade Stock Options

All of Cascade’s 375,533 outstanding stock options are underwater and will be cancelled upon closing of the merger. No merger consideration will be paid for any of Cascade’s outstanding stock options.

Restricted Stock

All shares of Cascade common stock subject to time lapse restrictions will become fully vested and free of restrictions as of the effective time of the merger and holders of such shares will be entitled to receive the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (page 40)

In general, the merger will be a taxable transaction for U.S. holders of Cascade common stock. For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Holders are strongly encouraged to consult their tax advisors regarding the tax consequences of the merger to them. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Interests of Cascade’s Directors and Executive Officers in the Merger (page 37)

When considering the recommendations of the Cascade Board of Directors, you should be aware that some directors and officers have interests in the merger proposal that differ from the interests of other shareholders, including the following:

Stock Ownership

The directors and executive officers of Cascade, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 1,292,544 shares of Cascade common stock, including 100 shares of restricted stock that will be vested at the time of the merger, representing an aggregate of approximately 10.5% of the total outstanding shares of Cascade common stock.

Change of Control Agreements

Cascade is a party to an employment agreement with Carol K. Nelson, and change of control/severance agreements with four of its other executive officers, Steven R. Erickson, Robert G. Disotell, LeAnne M. Harrington and Debbie E. McLeod. These agreements generally provide that in the event of a termination of employment by Cascade, or by the executive for good reason (other than Ms. Nelson), within 6 months before, or within 24 months (12 months for Ms. Nelson) after, a change of control, for reasons other than for cause, the executive will receive a lump sum payment on the first day of the seventh month after the termination of his or her employment in an amount equal to two times the amount of his or her base salary and incentive compensation for the twelve months prior to the effective date of the change of control and (with the exception of Ms. Nelson’s employment agreement) will continue to be covered by applicable life, medical, dental and disability plans for 24 months following termination of employment. Ms. Nelson’s agreement includes a retirement benefit of two times her salary and incentive compensation for the twelve months prior to her retirement, if she retires from Cascade after attaining age 57, payable over a 24 month period, and certain health benefits. The maximum aggregate amount of such payments (based on two times their salaries and bonuses) due to Ms. Nelson, Messrs. Erickson and Disotell, and Mses. Harrington and McLeod, upon such termination of their employment would be $621,638, $362,065, $325,323, $246,555 and $302,225, respectively.

Retention Arrangements

In exchange for the release of any claims under, and the cancellation of, the Cascade agreements described in the preceding paragraph, Opus intends to:

•
enter into a new employment agreement with Ms. Nelson and new change of control agreements with each of Messrs. Disotell and Erickson and Mses. Harrington and McLeod, with substantially similar terms as their current agreements;

•	increase the base salary of each of these executive officers; and
•	provide a retention payment to each of these executive officers.

Opus also intends to enter into similar retention arrangements with Debra L. Johnson, the chief financial officer of Cascade. No retention arrangements have been finalized at this time. The specific terms and conditions of all of the retention arrangements will be determined by Opus prior to closing, in consultation with Cascade's senior management. See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger—Employment and Change of Control/Severance Agreements—Proposed Arrangements”.

Insurance and Indemnification

Opus has agreed to maintain Cascade’s existing policies of directors and officers liability insurance (or at Opus’ option, obtain comparable coverage under its own insurance policies) for a period of six years after the merger. Opus has also agreed to continue to provide for the indemnification of the former and current directors, officers, employees and agents of Cascade for six years after the merger. Cascade previously purchased a prepaid non-cancellable six-year tail policy for $1.5 million.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee benefit matters for our officers and other employees. See “The Merger Agreement—Certain Employee Matters.”

Security Ownership of Certain Beneficial Owners and Management (page 61)

As of April 15, 2011, the record date for the special meeting, the directors and executive officers of Cascade beneficially owned in the aggregate approximately 1,292,544 shares of Cascade’s outstanding common stock entitled to vote at the special meeting or approximately 10.5% of Cascade’s outstanding common stock. All of our directors and executive officers have entered into shareholder agreements with Opus pursuant to which they have agreed to vote all of their shares of Cascade common stock in favor of the merger agreement.

Dissenters’ Rights of Appraisal (page 55)

As a shareholder of Cascade, you have dissenters’ rights under Washington law in connection with the merger described in this proxy statement.

Conditions to the Merger (page 49)

A number of conditions must be met for the parties to complete the merger. Any of these conditions may be waived by the party for whose benefit the condition exists. Currently, none of the parties intends to waive any condition to the merger. Conditions to the merger include:

•	the receipt of the approval of Cascade shareholders;

•
the receipt of the approval of Treasury to Opus’ purchase of the $39.0 million of outstanding preferred stock and the related warrant issued by Cascade to Treasury pursuant to the TARP Capital Purchase Program for $16.25 million on the terms of the Treasury letter dated March 3, 2011;

•	the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger and related transactions;

•
approval from all necessary governmental agencies and authorities and no such approvals shall contain any conditions, restrictions or requirements which the Opus Board of Directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Opus would not have entered into the merger agreement had such conditions, restrictions or requirements been known (any such condition, restriction or requirement, a “burdensome condition”);

•	the receipt of required consents to the transfer or assumption of Cascade’s leases and other material contracts;

•	the continuing accuracy of the parties’ representations and warranties to each other as of the closing date of the merger subject to the materiality standards in the merger agreement; and

•	the performance or compliance in all material respects by each party with its respective covenants and conditions required by the merger agreement.

No Solicitation (page 48)

So long as the merger agreement is in effect, Cascade and Cascade Bank may not:

•
solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal;

•	provide any confidential information or data to any person relating to any acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Opus;

•
approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

     However, Cascade may participate in negotiations or discussions in response to an unsolicited acquisition proposal that the Board of Directors determines is a “superior proposal” if the Board of Directors of Cascade has determined, based on the advice of its outside counsel and financial advisor, that the failure to do so would breach, or would reasonably be expected to result in a breach of the fiduciary obligations of Cascade’s Board of Directors, Cascade has agreed to notify Opus of any superior proposal received. “Superior proposal” is described in “The Merger Agreement—No Solicitation.”

Termination of the Merger Agreement and Termination Fee (page 53)

The parties can mutually agree at any time to terminate the merger agreement.

Any party can unilaterally terminate the merger agreement:

•
provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and which breach would entitle the non-breaching party not to consummate the merger;

•
if the merger is not consummated by August 1, 2011, except to the extent that the failure of the merger to be consummated is due to the failure of the party seeking to terminate pursuant to the merger agreement to perform or observe the covenants and agreements of such party or the failure of any of Cascade’s shareholders (if Cascade or Cascade Bank is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant shareholder agreement executed in connection with the merger agreement;

•
if the approval of any governmental authority required is denied by final nonappealable action or an application for such approval is permanently withdrawn at the request of a governmental authority, provided, however, that no party has the right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party; and

•	if Cascade’s shareholders do not approve the merger agreement.

Cascade may terminate the merger agreement, if:

•
at any time prior to the special meeting of Cascade’s shareholders to vote on the merger with Opus, Cascade receives an acquisition proposal from a third party and the Cascade Board of Directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such proposal is financially superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such “superior proposal” would be inconsistent with the proper exercise of its fiduciary duties and Opus does not make another proposal at least as favorable as the third party’s acquisition proposal within five business days after written notice by Cascade that its Board of Directors intends to accept the other proposal. Any termination by Cascade pursuant to this termination right is conditioned upon Cascade paying Opus a $2.25 million termination fee.

Opus may terminate the merger agreement, in which case Cascade will be obligated to pay Opus a $2.25 Million termination fee, if:

•
Cascade breaches the non-solicitation provisions described under “The Merger Agreement—No Solicitation”; Cascade’s Board of Directors fails to make its recommendation to its shareholders to approve the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Opus; or Cascade materially breaches its obligations by failing to call, give notice of, convene and hold the special meeting of Cascade’s shareholders; or

•
a tender offer or exchange offer for 15% or more of the outstanding shares of Cascade’s common stock is commenced and Cascade’s Board of Directors recommends that Cascade’s shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

Cascade is required to pay a $2.25 million termination fee if an acquisition proposal has been publicly announced or otherwise communicated or made known to our senior management or Board of Directors (or any third party has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal), and:

•	the merger agreement is terminated:

▪	by Opus because of an uncured breach of any of Cascade’s or Cascade Bank’s representations, warranties or covenants set forth in the merger agreement;

▪	by Opus or Cascade or Cascade Bank prior to the vote of Cascade’s shareholders on the merger agreement because the merger has not been consummated by August 1, 2011; or

▪	by Opus or Cascade or Cascade Bank if Cascade’s shareholders do not approve the merger agreement; and

•
we enter into a “control transaction” within 15 months after such termination, or a “control transaction” is consummated otherwise than pursuant to an agreement with Cascade or Cascade Bank within 18 months after such termination. “Control transaction” is described under “The Merger Agreement—Termination of the Merger Agreement and Termination Fee.”

If the merger agreement is terminated by either Cascade or Cascade Bank or Opus, due to a breach of a representation, warranty, covenant or undertaking by the other party, the breaching party is required to pay the non-breaching party $1.5 million as liquidated damages.

Amendments and Waivers (page 52)

Prior to the completion of the merger, any provision of the merger agreement may be waived (except with regard to the receipt of regulatory and shareholder approvals) by the party benefited by the provision, or amended or modified at any time, by an agreement in writing among the parties executed in the same manner as the merger agreement, except that after the special meeting of Cascade’s shareholders, no amendment shall be made which by law requires further approval by the shareholders without obtaining such approval.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that Cascade shareholders may have regarding the merger and the special meeting, and brief answers to those questions. You are encouraged to read carefully this entire proxy statement, including the Appendices, and the other documents to which this proxy statement refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this proxy statement to Opus are to Opus Bank, a California state-chartered bank; all references to Opus Acquisition are to Opus Acquisition, Inc., a Washington corporation; all references to Cascade are to Cascade Financial Corporation, a Washington corporation, and its subsidiaries; all references to Cascade Bank are to Cascade Bank; and all references to the merger agreement are to the Agreement and Plan of Reorganization, dated as of March 3, 2011, by and among Cascade, Cascade Bank, Opus and Opus Acquisition, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference.

Questions and Answers About the Merger.

Q:	Why am I receiving this document?

A:
Opus and Cascade have agreed to a merger, pursuant to which (i) Opus Acquisition will merge with and into Cascade and Cascade will continue as the surviving corporation as a direct, wholly-owned subsidiary of Opus and will cease to be a publicly held corporation, and (ii) Cascade Bank will merge with and into Opus, and Opus will continue as the surviving bank. To complete the merger, Cascade shareholders must vote to approve and adopt the merger agreement, and Cascade is holding a special meeting of shareholders to obtain such shareholder approval.

This document is the proxy statement by which the Cascade Board of Directors is soliciting proxies from you to vote on the approval and adoption of the merger agreement, as it may be amended from time to time, at the special meeting or at any adjournment of the special meeting.

Q:	What will happen in the merger?

A:
In the merger, (i) Opus Acquisition, a wholly-owned subsidiary of Opus formed for the purposes of the transaction, will merge with and into Cascade and Cascade will continue as the surviving corporation as a direct, wholly-owned subsidiary of Opus and will cease to be a publicly held corporation, and (ii) Cascade Bank will merge into Opus, and Opus Bank will continue as the surviving bank.

Q:	What will I receive in the merger?

A:
If the merger is completed, each share of Cascade common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately $0.45 in cash (the “merger consideration”), without interest and less any applicable withholding tax. The closing sale price of our common stock as quoted on the NASDAQ Capital Market on March 3, 2011, the last trading day prior to announcement of the execution of the merger agreement, was approximately $0.55 per share. The approximately $0.45 per share to be paid for each share of common stock in the merger represents a discount of approximately 18.0% to the closing sale price on March 3, 2011.

While the cash price to shareholders is less than Cascade’s recent trading price per share as reported on NASDAQ prior to the announcement of the merger, this transaction gives all of our shareholders a way to liquidate their investment at a fixed price, without being subjected to further market price and liquidity risks.

Q:	Who is Opus Bank?

A:
Opus is a FDIC insured California state-chartered commercial bank, formerly known as Bay Cities National Bank. In September 2010, Opus completed a recapitalization which raised approximately $460.0 million of new capital. The recapitalization was led by Stephen H. Gordon, chairman and chief executive officer of Opus. Opus’ business model is to build, through organic growth and acquisitions, a super-regional banking franchise in the Western region of the United States. Opus operates banking offices in Los Angeles County, California, located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, and maintains an executive and administrative office in Irvine, located in Orange County, California. As of December 31, 2010, Opus had $693.5 million of total assets, $104 million of total loans, $275.3 million in total deposits, and $414.2 million of total equity.

As a community focused bank and SBA Preferred Lender, Opus provides much needed capital funding to entrepreneurs and businesses that have the vision and ability to grow. Through its commercial and SBA loans, Opus Bank provides working capital for inventory growth, investment in new equipment, and expanded employment, which should stimulate our communities’ economic growth. Opus is a true community bank and offers high value, relationship-based banking products and exceptional service to small and mid-sized commercial businesses, consumers, professionals, and families. Opus offers a wide range of loan products, including commercial and industrial, commercial real estate, multi-family residential, and jumbo single-family residential loans.

Q:	Why did Cascade agree to a deal with Opus?

A:
Since late 2009, Cascade’s Board of Directors and management team have been reviewing alternatives to improve Cascade’s capital position. As part of its review, the Board of Directors considered a range of alternatives including potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, including a public offering.

After actively marketing Cascade for the past eighteen months nationally to potential investors and acquirers with the assistance of our financial advisor, Sandler O’Neill, exploring all options and consulting with the banking regulators, ultimately our Board of Directors was convinced that the merger transaction with Opus was in the best interest of Cascade and its shareholders, given the regulatory and economic risks we faced, and the difficulty of raising additional capital as required by the FDIC Order.

Q:	What are the terms of the transaction?

A:
According to the terms of the merger agreement, Opus will pay $16.25 million to retire Cascade’s $39.0 million in preferred stock and associated warrant issued to Treasury under the TARP Capital Purchase Program, and $5.5 million in cash to the holders of Cascade’s common stock. The purchase price for Cascade’s common stock represents approximately $0.45 per share of outstanding common stock.

Q:	Does Cascade’s Board of Directors recommend that shareholders approve and adopt the merger agreement?

A:
Yes. The Cascade Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are advisable and in the best interests of Cascade and its shareholders. Therefore, the Cascade Board of Directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement at the special meeting. See “The Merger—Reasons for the Merger and Recommendation of the Board of Directors of Cascade.”

In considering the recommendation of Cascade’s Board of Directors, shareholders of Cascade should be aware that members of Cascade’s Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Cascade shareholders. See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger.”

Q:	What happens if the merger is not completed?

A:
If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, we will remain subject to the FDIC Order and the FRB Agreement, and shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2010, included as Appendix D to this proxy statement, and any updates to those risks and uncertainties set forth in our current and quarterly reports and press releases we file with the SEC. Under specified circumstances, we may be required to pay Opus a termination fee and expenses as described under the caption “The Merger Agreement—Termination of the Merger Agreement and Termination Fee.”

Q:	Will the proceeds I receive for my shares in the merger be taxable to me?

A:
In general, the merger will be a taxable transaction for “U.S. holders” (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Cascade common stock. For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Please review carefully the information under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What if I have Cascade stock options or restricted stock?

A:
Upon completion of the merger, each award, option, or other right to purchase or acquire shares of Cascade common stock granted by Cascade under its stock option, incentive and purchase plans, which are outstanding immediately prior to the merger, whether or not vested, will be cancelled. As of April 15, 2011, there were 5,525 shares of Cascade restricted stock outstanding, each of which will vest on or before the merger, and be converted into and become rights to the merger consideration. Cascade’s directors, executive officers and their affiliates own 100 shares of such restricted stock.

Q:	When do Opus and Cascade expect to complete the merger?

A:
Opus and Cascade are working to complete the merger as soon as practicable. We currently expect the merger to be completed in the latter part of the second quarter of 2011, subject to the approval and adoption of the merger agreement by Cascade shareholders, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will be consummated. See “The Merger Agreement—Conditions to Completion of the Merger.”

Questions and Answers About the Special Meeting.

Q:	What am I being asked to vote on?

A:	Cascade shareholders are being asked to vote on the following proposals:

•	to approve and adopt the merger agreement; and

•
to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

The approval by Cascade shareholders of the proposal to approve and adopt the merger agreement is a condition to the obligations of Opus and Cascade to complete the merger.

Q:	When and where is the special meeting?

A:	The special meeting will be held on Tuesday, May 31, 2011, at 3:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201.

Q:	Who can vote at the special meeting?

A:
All holders of Cascade common stock who held shares at the close of business on the record date for the special meeting (April 15, 2011) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting or any adjournment or postponement thereof. As of the close of business on April 15, 2011, there were 12,271,529 shares of Cascade common stock outstanding and entitled to vote, held by approximately 3,300 holders of record. Each share of Cascade common stock is entitled to one vote.

Q:	How can I attend the Cascade special meeting?

A:
Cascade shareholders as of the close of business on April 15, 2011, and those who hold a valid proxy for the special meeting are entitled to attend the Cascade special meeting. Cascade shareholders should be prepared to present the admission ticket included with their proxy card and photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. Cascade shareholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as a most recent account statement prior to April 15, 2011, or other similar evidence of ownership. If Cascade shareholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the Cascade special meeting.

The Cascade special meeting will begin promptly at 3:00 p.m., Pacific time. Check-in will begin at 2:15 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Q:	What shareholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•
Approval and Adoption of the Merger Agreement. The affirmative vote of holders of at least two-thirds of the shares of Cascade common stock issued and outstanding. If you abstain or fail to vote on this proposal, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

•
Adjournment. The affirmative vote of holders of a majority of the votes cast in person or by proxy at the special meeting on the matter. If you abstain or fail to vote on this proposal, it will have no effect on the outcome of the proposal.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:
The presence in person or by proxy of the holders of a majority of the outstanding shares of Cascade common stock is necessary to constitute a quorum at the special meeting. If a shareholder is not present in person or represented by proxy at the special meeting, such shareholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:
No. If you hold shares of Cascade common stock in an account at a bank, broker or other nominee and do not chose to attend the special meeting in person, you must provide your bank, broker or other nominee with instructions as to how to vote your shares of Cascade common stock. You may also vote in person at the special meeting; however, if you wish to do so, you must bring a legal proxy from the bank, broker or other nominee identifying you as the beneficial owner of such shares of Cascade common stock and authorizing you to vote. Brokers will NOT vote shares of Cascade common stock held in “street name” unless you have instructed your broker how to vote.

Q:	Is my vote important?

A:
Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for Cascade to obtain the necessary quorum to hold the special meeting. In addition, if you abstain or fail to vote, that will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval and adoption of the merger agreement without instructions from you. The Cascade Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Cascade shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Cascade’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do I have dissenters’ rights in respect of the merger?

A:
Yes. If you (i) do not vote in favor of the adoption of the merger agreement and (ii) deliver to Cascade before the special meeting a written notice of dissent and otherwise comply with the requirements of Washington law, you will be entitled to assert dissenters’ rights. A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “Dissenters’ Rights of Appraisal”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this proxy statement as Appendix C.

Q:	How do the Cascade insiders intend to vote their shares?

A:
Cascade’s directors and executive officers have agreed to vote their aggregate 1,292,544 shares of Cascade common stock (which constitutes approximately 10.5% of Cascade’s outstanding shares of common stock), “FOR” the merger proposal.

Q:	Should I send in my share certificates now?

A:
No. You should not send in your share certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your Cascade shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:
Cascade will count a properly executed proxy marked “ABSTAIN” with respect to the merger proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote on the merger will have the same effect as a vote “AGAINST” the merger agreement.

In order to exercise your dissenters’ rights, you must deliver to Cascade before the special meeting a written notice of dissent, not vote in favor of the merger agreement, and otherwise comply with the requirements of Washington law. Your vote against the merger agreement, alone, will not constitute notice of your intent to exercise dissenters’ rights.

Q:	How will my proxy be voted?

A:
All shares of Cascade common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Cascade common stock should be voted, the shares of Cascade common stock represented by your proxy will be voted as the Cascade Board of Directors recommends and therefore “FOR” the approval and adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

Q:	How will my shares of common stock held in Cascade’s 401(k) Plan be voted?

A:
If a shareholder is a participant in the Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan, which we refer to as the 401(k) Plan, he or she will be provided with a separate voting instruction form that should be used to instruct the 401(k) Plan administrator, Northwest Plan Services, Inc., as to how the 401(k) Plan administrator should instruct the 401(k) Plan trustees to vote shares of Cascade common stock held in the participant’s 401(k) Plan account. The contact information for Northwest Plan Services, Inc. is: Attention: CASB Proxy, 5446 California Avenue S.W., Suite 200, Seattle, Washington 98136; telephone (206) 933-1500, facsimile (206) 938-5987; e-mail nwp401(k)@nwp401(k).com. The participant's voting instructions are confidential and will not be disclosed to Cascade or the 401(k) Plan trustees. If participants properly execute and deliver the voting instructions to the 401(k) Plan administrator, the 401(k) Plan administrator will tabulate the votes in accordance with such participants’ voting instructions, and the 401(k) Plan administrator will instruct the 401(k) Plan trustees how to vote such participants’ shares in the 401(k) Plan. Shares for which no voting instructions are received or for which proper voting instructions are not received will be voted in the same proportion as shares for which the 401(k) Plan administrator has received voting instructions. The trustees of the 401(k) Plan are Richard Anderson, Debbie Bronson, Debra Johnson, Carol Nelson and Brandt Westover.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Cascade without an indication of how the shareholder intends to vote will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

Shareholders will not be entitled to exercise their dissenters’ rights if such shareholders return proxy cards to Cascade without an indication of how they desire to vote with respect to the merger proposal.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Cascade common stock will be represented and voted at the special meeting.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting in person. If your shares of Cascade common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the special meeting.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your proxy at any time before your proxy is voted by any of the following actions:

•	delivering to Cascade’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Cascade common stock and bearing a later date; or

•
if you are a registered shareholder, by submitting another proxy by telephone or on the Internet before 11:59 p.m., Eastern time, on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cascade common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attention: Corporate Secretary

Q:	Who can answer my questions?

A:
Cascade shareholders, banks and brokers should call Advantage Proxy toll-free at (877) 870-8565 with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement or proxy cards.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and are considered “forward-looking.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue”, “predicts”, “potential”, “ongoing”, or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation, those relating to future actions, effects on us if the merger is not completed, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	we may be unable to obtain the required shareholder approval for the merger at the special meeting;

•
the conditions to the completion of the merger may not be satisfied, or the merger agreement may be terminated prior to closing, which would, in some cases, require us to pay a $2.25 million termination fee to Opus;

•	we may be required to pay $1.5 million as liquidated damages to Opus if we breach or fail to perform our obligations under the merger agreement;

•	the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule;

•
disruptions and uncertainty, including diversion of management attention, resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	we have and will continue to incur significant expenses related to the merger prior to its closing and the merger may involve unexpected costs or unexpected liabilities;

•	the impact of compensation and other restrictions imposed under the TARP Capital Purchase Program until Cascade’s outstanding preferred stock issued under such program is repaid;

•
legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, increases in regulatory capital requirements, and changes in Treasury’s Capital Purchase Program;

•
Cascade’s ability to comply with any requirements imposed on us and Cascade Bank by our respective regulators, including the FDIC Order and the FRB Agreement, and the potential negative consequences that may result;

•	the outcome of any legal proceedings, if any, that may be instituted against Cascade or Opus and others related to the merger agreement;

•	changes in accounting principles, policies, and guidelines applicable to bank holding companies and banking;

•	changes in the general economic business conditions;

•	inability to attract and retain deposits;

•	changes in the level of non-performing assets and charge-offs;

•	changes in the financial performance and/or condition of borrowers;

•	inflation, interest rate, cost of funds, securities market and monetary fluctuations;

•	changes in the competitive environment in which we operate; and

•
additional factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 included as Appendix D to this proxy statement, under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” and as such factors may be revised or updated in subsequent current and quarterly reports and press releases we file with the SEC.

See “Where You Can Find More Information.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Cascade’s shareholders as part of the solicitation of proxies by the Cascade Board of Directors for use at the special meeting to be held on Tuesday, May 31, 2011, starting at 3:00 p.m., Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201, or at any adjournment or postponement thereof. The purpose of the special meeting is for Cascade’s shareholders to consider and vote on (i) the approval and adoption of the merger agreement and (ii) approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Cascade’s shareholders must adopt the merger agreement in order for the merger to occur. If Cascade’s shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on April 15, 2011 as the record date for the special meeting, and only holders of record of Cascade common stock on the record date are entitled to vote at the special meeting. As of the record date, there were 12,271,529 shares of Cascade common stock outstanding and entitled to vote. Each share of Cascade common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Cascade common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Cascade common stock present in person or represented at the special meeting but not voted, including shares of Cascade common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of holders of at least two-thirds of the shares of Cascade common stock issued and outstanding as of the record date of April 15, 2011. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting on the matter. Therefore, if you abstain or fail to vote, it will have no effect on the outcome of the proposal to adjourn the special meeting.

Proxies and Revocation

If you are a shareholder of record of your shares of Cascade common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by Cascade at any time prior to 11:59 p.m., Eastern time, on the date prior to the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Cascade Board of Directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

If your shares of Cascade common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers, banks, trusts or other nominees who hold shares of Cascade common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank, trust or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, trust or other nominee holds your shares of Cascade common stock in “street name,” your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Because it is expected that brokers, banks, trusts and other nominees will not have discretionary authority to vote on either proposal, Cascade anticipates that there will not be any broker non-votes in connection with either proposal.

Proxies received by Cascade at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a shareholder of record of shares of Cascade common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to Cascade’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of Cascade common stock and bearing a later date; or

•
if you are a registered shareholder, by submitting another proxy by telephone or on the Internet before 11:59 p.m., Eastern time, on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cascade common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attn: Corporate Secretary

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Cascade prior to 11:59 p.m., Eastern time, on the date prior to the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting on the matter may adjourn the special meeting. Because a majority of the votes cast at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions or failure to vote will have no effect on the outcome of the proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Cascade’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Dissenters’ Rights

Cascade shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Cascade shares, and receive payment in cash equal to the appraised fair value of their Cascade shares instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a Cascade shareholder must (i) notify Cascade prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Cascade common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s dissenters’ rights.

A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “Dissenters’ Rights of Appraisal”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this proxy statement as Appendix C.

Solicitation of Proxies

Cascade will pay all of the costs of soliciting proxies in connection with the Cascade special meeting. Cascade has engaged Advantage Proxy as its proxy solicitation firm. Such firm will be paid its customary fee of $12,500 plus $5.00 per call, and out of pocket expenses. In addition, solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers and employees of Cascade who will not be specially compensated for such solicitation. Banks, brokers, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

Recommendation of the Cascade Board of Directors

THE CASCADE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF CASCADE AND ITS SHAREHOLDERS. THE MEMBERS OF THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE CASCADE SHAREHOLDERS VOTE AT THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL.

Cascade’s shareholders should note that Cascade directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Cascade. See “The Merger— Interest of Cascade’s Directors and Executive Officers in the Merger.”

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, Cascade shareholders, banks and brokers should call Advantage Proxy toll-free at (877) 870-8565.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by Cascade, Opus or any other person. The delivery of this proxy statement does not, under any circumstances, create any implication that there has been no change in the business or affairs of Cascade or Opus since the date of this proxy statement.

THE MERGER

The following information describes the material aspects of the merger. This description does not purport to be complete, and is qualified in its entirety by reference to the merger agreement which is attached to this proxy statement as Appendix A. All shareholders are urged to read the merger agreement in its entirety.

The Parties to the Merger

Cascade Financial Corporation and Cascade Bank

Cascade is a Washington corporation and a bank holding company with $1.5 billion of total assets, $997.7 million of total loans, $1.1 billion in total deposits, and $58.5 million of total equity, as of December 31, 2010. Through its wholly-owned subsidiary, Cascade Bank, Cascade operates in western Washington state. Cascade’s primary business is providing traditional commercial and retail banking services to customers. Cascade also provides other financial services, mortgage services and investment products.

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank maintains an “Outstanding” CRA rating and has proudly served the Puget Sound region for over 90 years. Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds, in the state of Washington.

Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Telephone: (425) 339-5500

Opus Bank

Opus is an FDIC insured California state-chartered commercial bank with $693.5 million of total assets, $104 million of total loans, $275.3 million in total deposits, and $414.2 million of total equity, as of December 31, 2010. Opus provides high value, relationship-based banking products and exceptional service to its clients comprised of small and mid-sized commercial businesses, entrepreneurs, real estate investors, high-net-worth individuals, professionals, and consumers. Opus Bank offers a wide range of loan products, including commercial and industrial, commercial real estate, multifamily residential, jumbo single-family residential, construction, consumer loans, and is a SBA Preferred Lender. Opus Bank currently operates banking offices in Los Angeles County, California located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, and maintains an executive and administrative office in Irvine, located in Orange County, California.

Opus Bank
19900 McArthur Boulevard, 12th Floor
Irvine, California 92612
Telephone: (949) 250-9800

Opus Acquisition, Inc.

Opus Acquisition, a wholly-owned subsidiary of Opus, is a Washington corporation formed on March 2, 2011 for the purpose of effecting the merger. At the effective time of the merger, Opus Acquisition will be merged with and into Cascade, with Cascade as the surviving corporation. Opus Acquisition has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Opus Acquisition, Inc.
c/o Opus Bank
19900 McArthur Boulevard, 12th Floor
Irvine, California 92612
Telephone: (949) 250-9800

Background of the Merger

Examination of Strategic Alternatives by Cascade Prior to Discussions with Opus

When the financial and market crisis began and the economic recession deepened in Washington state in the Fall of 2008, Cascade’s Board of Directors and management began discussing strategies to improve Cascade’s capital position and address the potential deterioration in Cascade’s loan portfolio. Strategies discussed included raising capital by issuing capital securities, selling existing loans and securities, reducing lending, reducing expenses, and the sale/leaseback of appreciated bank properties.

In November 2008, Cascade was able to raise $39.0 million of additional capital by issuing preferred shares and a warrant to Treasury under the TARP Capital Purchase Program.

On December 18, 2008, Cascade filed a shelf registration statement with the SEC to raise up to $60.0 million of additional capital from time to time, through the sale of equity and debt securities if and when market conditions should improve.

In 2009 Cascade experienced increased losses in its loan portfolio, and in the first and second quarters of 2009 we announced losses to common shareholders of $5.40 million and $22.0 million, respectively. The second quarter loss included a $11.7 million non-cash charge for goodwill impairment.

In June 2009 Cascade announced that it would temporarily suspend its regular quarterly cash dividends on its common stock.

In September 2009, the FDIC designated Cascade as a “troubled institution” as a result of the safety and soundness examination of Cascade Bank by the FDIC and the Washington DFI. The examination report was received from the FDIC in December 2009 (the “examination report”).

In September 2009, the Cascade Board of Directors and management determined, in conjunction with the anticipated results from the examination report, that the losses in Cascade Bank’s loan portfolio made it imperative that Cascade take immediate steps to substantially increase its capital. The Board of Directors received presentations from two investment banking advisory firms to assess equity capital market conditions and estimate Cascade’s capital requirements. Financial modeling using stressed scenarios, including the methodology used by the FRB in its Supervisory Capital Assessment Program (SCAP) indicated a potential range of capital needed between $56.0 million and $120.0 million. Given the size of the potential capital raise and the anticipated offering price of Cascade stock, the Cascade Board of Directors believed it would also be prudent to explore the viability of a range of capital improvement alternatives including deleveraging the balance sheet, branch consolidations or closure, loan sales, common stock issuance or a merger transaction with a strategic partner.

Meanwhile, in order to preserve capital, the Cascade Board of Directors elected in November 2009 to defer interest payments on Cascade’s trust preferred debentures and to defer dividends on the preferred stock issued to Treasury.

On December 17, 2009, the Cascade Board of Directors engaged Sandler O’Neill to provide financial advice and assist the Board of Directors and management in pursuing all strategic and capital raising alternatives. These included, but were not limited to, the offering and sale of certain securities of Cascade in a public or private transaction or a possible business combination.

In December 2009, at Sandler O’Neill’s recommendation, Cascade engaged an independent loan review consulting firm to conduct an external review of Cascade’s loan portfolio, and authorized a special shareholder meeting to increase Cascade’s authorized common shares from 25 million to 100 million shares. Sandler O’Neill and the independent loan review consulting firm were onsite at Cascade’s office to conduct due diligence in January 2010.

Commencing in January 2010, the subject of raising capital was on the agenda for each monthly Board of Director’s meeting, with input from Sandler O’Neill by conference call or attendance at the meeting.

In February, 2010, Sandler O’Neill began contacting strategic partners and potential capital investors regarding a possible recapitalization or acquisition of Cascade. Sandler O’Neill contacted a number of potential financial investors between February 2010 and October 2010, with a total of 15 conducting meetings with management either in person or by phone. Beginning in October 2010, a total of 17 potential strategic partners were contacted regarding their interest in acquiring Cascade.

An increase of 40 million additional authorized shares was approved by our shareholders at the annual meeting on June 22, 2010.

Commencing in June 2010, the Finance Committee of Cascade’s Board of Directors and Sandler O’Neill began holding a series of weekly meetings to develop and execute a capital work plan, review options, define the range of capital needs and identify and recommend preferred capital raising options to the Board of Directors.

Also in June 2010, members of our senior management and Board of Directors, met with potential pool investors in Seattle in a meeting arranged by Sandler O’Neill, and met with a private equity group at Cascade’s offices in Everett, Washington, and conducted branch and property tours.

In July 2010, Sandler O’Neill was authorized by the Board of Directors to solicit interest in Cascade from the investment community, and management traveled to New York City with Sandler O’Neill to meet with potential investors, including institutional investors, private equity investors, and pool investors.

On July 21, 2010 Cascade announced its second quarter financial results, including a loss to common shareholders of $24.8 million, $12.9 million of which was a non-cash charge for impairment of goodwill. When combined with Cascade’s first quarter 2010 financial results, year-to-date losses to common shareholders totaled $57.5 million for the six months ended June 30, 2010.

On July 21, 2010, as a result of the examination report and additional loan losses, the Cascade Board of Directors was required to enter into an agreement with the FDIC and the Washington DFI consenting to the FDIC Order, which required, among other things, that Cascade Bank increase its Tier 1 capital in such an amount as to equal or exceed 10% of Cascade Bank’s total assets and 12% of Cascade Bank’s risk-weighted assets by November 18, 2010, and to maintain such capital levels thereafter.

In September 2010 we began implementing a series of securities transactions recommended by Sandler O’Neill to restructure our balance sheet and improve the capital ratios of Cascade Bank.

On October 12, 2010, Cascade and Sandler O’Neill established an electronic data room in which they made available to prospective investors and strategic partners certain confidential financial, operational and legal data regarding Cascade, and from which an interested party could make an acquisition or investment proposal.

In recent periods, the Cascade Board of Directors has also considered the effects on our operating results and capital of the restrictions imposed on us by the FDIC Order, and the restrictions imposed on us as a result of our participation in the TARP Capital Purchase Program. In addition, Cascade entered into the FRB Agreement on November 4, 2010.

In December 2010, Sandler O’Neill performed a market check to further solicit interest in acquiring Cascade. Sandler O’Neill contacted ten other international, national and regional banks and thrifts who declined interest. Senior management of Cascade also met with another regional bank that expressed potential interest in 2010. That bank and its advisors signed confidentiality agreements and entered the data room in December 2010.

Between late September 2010 and January 2011, five potential merger partners and/or investors who signed confidentiality agreements accessed the data room or received confidential information regarding Cascade and were provided the opportunity to ask questions of senior management. During this period, Sandler O’Neill regularly addressed the Cascade Board of Directors at its monthly meetings and weekly conference calls to update the Board of Directors on the interest level of the parties in the data room.

On January 26, 2011, one of the banks that had previously declined interest in making a proposal, claimed that it had resolved certain regulatory issues and asked to sign a confidentiality agreement. No pricing was discussed. Cascade had already entered into the reimbursement agreement with Opus on December 15, 2010. After discussion, and with the advice and counsel of its financial and legal advisors, the Cascade Board of Directors concluded that the Opus proposal was more likely to be approved by the regulators and to result in a better price for Cascade’s common shareholders, and decided not to enter into a confidentiality agreement with the other bank.

In addition, in January 2011, another potential strategic partner conducted significant due diligence and expressed interest in submitting a proposal to Cascade. No pricing was discussed. Cascade broke off discussions with that bank after Cascade’s financial advisor determined that any proposal they submitted would likely have to be conditioned on their securing additional capital, and that there were other potential regulatory issues.

Other than Opus, ultimately none of the potentially interested parties submitted a proposal to acquire Cascade. Based on feedback provided to Cascade’s investment banking advisors, the other parties did not believe they could structure a transaction that was financially feasible. In certain cases, Cascade, with the assistance of its advisors, determined there could be problems obtaining regulatory approval for the transaction.

On January 25, 2011, Cascade announced its fourth quarter 2010 financial results, which included a loss to common shareholders of $8.6 million, including additional provisions for loan losses of $5.5 million.

On January 27, 2011 members of Cascade’s executive management team, Cascade’s legal counsel and a representative of Sandler O’Neill met with the FDIC and the FRB in San Francisco to present Cascade’s efforts to preserve and raise capital since the examination report and FDIC Order.

Discussions and Negotiations between Opus and Cascade

On October 26, 2010, Opus executed a confidentiality agreement with Cascade and entered the data room to conduct its preliminary due diligence and evaluation of Cascade.

On November 10, 2010, members of our senior management met with Stephen H. Gordon, chief executive officer of Opus, and his management team. Opus expressed interest in conducting further due diligence in order to make a proposal, and requested an expense reimbursement agreement with Cascade before proceeding with its further evaluation of Cascade.

On December 15, 2010, Cascade and Opus entered into a reimbursement agreement requiring Cascade to reimburse up to $1.0 million of Opus’ additional due diligence expenses to evaluate a potential acquisition, principally related to evaluating Cascade Bank’s loan portfolio and foreclosed real estate assets. If, after receiving and accepting a timely acquisition proposal from Opus, Cascade commenced a recapitalization or accepted a third party acquisition proposal prior to entering into a definitive agreement with Opus, and Opus did not match the other proposal, then Cascade was required to reimburse Opus for such costs.

Opus performed its onsite loan due diligence in January 2011.

On January 24, 2011, Opus indicated a willingness to enter into a cash merger transaction with Cascade at a price equal to approximately $0.61 per share of our common stock, subject to its continued due diligence and provided that Treasury would be willing to agree to sell its Cascade preferred stock at a discounted price.

On January 25, 2011, Cascade’s Board of Directors convened its regular January Board meeting and met in executive session to review the proposed terms of Opus’ offer letter.

On January 25, 2011, management of Opus met with the Opus Board of Directors to discuss the terms of a possible nonbinding letter of intent between Opus and Cascade. After discussions, the Opus Board of Directors and Opus management concluded that entering into a nonbinding letter of intent with Cascade would be a reasonable next step toward negotiating a definitive merger agreement between the parties.

On January 27, 2011, representatives of Cascade, Cascade’s legal counsel and Sandler O’Neill traveled to San Francisco to meet with representatives of Opus to discuss the terms of the proposed nonbinding letter of intent and other aspects of the transaction in general prior to meeting with representatives from the FDIC and the FRB.

Opus sent a draft of the letter of intent to Cascade setting forth the terms of a proposed transaction on January 28, 2010. The non binding letter of intent provided that the consideration for the acquisition of Cascade would be $9.0 million cash for its common stock and $9.75 million to Treasury for its preferred stock and warrant, a 75% discount to the $39.0 million face value of the preferred stock (and 77% with accrued interest of $2.9 million), which was conditioned on obtaining Treasury’s approval of such discount. In addition, the letter of intent provided that Opus would have an exclusive period to February 28, 2011, to negotiate the terms of a definitive agreement with Cascade. Following receipt of the proposed letter of intent, management met with representatives of Sandler O’Neill and Cascade’s legal counsel, Keller Rohrback L.L.P. (“Keller Rohrback”), to clarify terms of the proposal and a revised nonbinding letter of intent was finalized on January 30, 2011, and circulated to the Cascade Board of Directors.

On January 30, 2011, the Cascade Board of Directors met with representatives of Sandler O’Neill and Keller Rohrback and reviewed the proposal in detail. On the same date, representatives of the Cascade Board of Directors met by telephone with representatives of Opus who answered questions regarding the proposal, and the Cascade Board of Directors further considered the proposal.

After a lengthy discussion of the terms of Opus’ proposal, the Cascade Board of Directors authorized management to execute the nonbinding letter of intent. This authorization was based on the following conclusions of the Board of Directors:

•
Cascade does not presently have sufficient capital to meet the capital requirements of the regulatory agencies through organic resources. As of December 31, 2010, Cascade was considered “undercapitalized” using the standard regulatory criteria, and needed at least $68.0 million of additional capital to comply with the FDIC Order.

•	The proposed merger consideration was reasonable in the context of the current market environment and when compared to Cascade’s other possible alternatives.

•	Other efforts to raise capital over the past 18 months had resulted in no actionable alternatives.

•	The proposed offer would give Cascade shareholders an opportunity to liquidate their investment at a fixed price.

On January 30, 2011, Cascade entered into the non-binding letter of intent with Opus dated as of January 28, 2011. Cascade’s data room was closed to all other investors.

On February 7, 2011, Opus submitted its written proposal to Treasury to purchase Cascade’s preferred stock and warrant for $9.75 million. On January 26, 2011, Cascade was notified that Treasury retained Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”) as its agent to enter the data room and make an evaluation of Cascade.

Subsequent to entering into the nonbinding letter of intent, Opus continued to complete its financial and business due diligence and commenced legal and regulatory due diligence on Cascade. Opus and its legal counsel, Patton Boggs LLP (“Patton Boggs”), provided a draft of the merger agreement to Cascade on February 8, 2011. Discussions and negotiations of the merger agreement among the various parties and due diligence continued throughout February 2011. During the next several days, the various parties continued to negotiate the terms and conditions of the merger agreement and Patton Boggs distributed revised drafts of the merger agreement during this period.

Treasury, in a letter to Opus management dated February 25, 2011, indicated that, while it would be willing to consent to a sale of its shares of Cascade’s preferred stock and warrant, it could not accept the proposed consideration. In a subsequent telephone call that occurred without Cascade participating, a representative of Treasury informed members of Opus management that Treasury and its financial advisor, Howe Barnes, concluded that the $18.75 million valuation for Cascade was reasonable; however Treasury would insist on receiving a larger share of the aggregate proposed consideration if it was to agree to sell its shares of Cascade’s preferred stock and its warrant. Treasury suggested that it should receive 80% of the aggregate proposed consideration, with the remaining 20%, or only $3.75 million in the aggregate, going to Cascade’s common shareholders. To seek to induce Treasury to agree to allow a larger portion of the aggregate merger consideration to be paid to Cascade’s common shareholders, Opus management offered to increase the aggregate merger consideration to be paid from $18.75 million to $21.75 million.

On March 3, 2011, members of Cascade and Opus, and representatives of Sandler O’Neill, participated in a conference call with Treasury to attempt to negotiate a further discount to the amount to be paid for its shares of Cascade preferred stock and warrant. The effect would have been an increase to the amount available to common shareholders.

On March 3, 2011, representatives of Treasury indicated in a telephone call with representatives of Cascade and Opus that it would agree to accept a division of the aggregate merger compensation between Treasury and Cascade’s common shareholders of $16.25 million to Treasury and $5.5 million to Cascade’s common shareholders.

Our full Board of Directors then met that same day to evaluate the revised merger proposal of Opus. After reviewing presentations by Keller Rohrback and Sandler O’Neill, receiving a fairness opinion from Sandler O’Neill and lengthy discussion of the terms and conditions of the transaction and other possible alternatives, the Cascade Board of Directors unanimously resolved to approve the merger transaction with Opus. In addition, outside legal counsel advised the Board of Directors regarding their fiduciary duties. In connection with this decision, among other things, the Board of Directors considered that the merger agreement could be terminated by Cascade upon payment of a $2.25 million termination fee if Cascade receives a superior proposal as defined and subject to certain conditions provided in the Opus merger agreement.

Representatives of Cascade and Opus finalized a mutually agreeable merger agreement and on March 3, 2011, subject to Opus’ receipt of Treasury’s nonbinding commitment letter confirming the pricing, Opus and Cascade executed the merger agreement and delivered the signature pages to their respective counsel in escrow with instructions not to release the signatures unless and until the letter from Treasury was received.

On the morning of Friday, March 4, 2011, Opus received a letter from Treasury accepting, subject to completion of definitive documentation, Opus’ latest proposal to purchase Treasury’s securities for $16.25 million, a discount of 58.3%.

Following approval by our Board of Directors on March 4, 2011, the parties authorized their counsel to release their respective signature pages to the other party. The entry into the agreement with Opus was publicly announced after the close of the market on March 4, 2011.

Reasons for the Merger and Recommendation of the Board of Directors of Cascade

The persistent economic recession has severely impacted Washington state, and specifically the Snohomish County area, where we are headquartered. Cascade Bank has not been immune to such forces. Despite tremendous effort, and recent signs of improvement in our business, we have found it difficult to increase our capital ratios to the levels required by the FDIC Order. Our Board of Directors and management have been carefully considering all of our options to substantially increase Cascade’s capital base in an effort to comply with the FDIC Order and remain competitive. These options included potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and a public offering.

After carefully considering all of our options, while recognizing our fiduciary duty to shareholders, the current capital market conditions and the significant amount of capital required to meet regulatory ratios, it became clear that a merger with Opus represented the best solution for our shareholders, customers, and employees. On March 4, 2011, Cascade and Cascade Bank entered into the merger agreement dated as of March 3, 2011 with Opus pursuant to which Opus will acquire Cascade and Cascade Bank and, immediately thereafter, merge Cascade Bank with and into Opus Bank, with Opus as the surviving bank.

Opus’ vision of building a high quality, relationship-based community bank is consistent with Cascade’s vision, and its plans to grow through a strong super regional banking franchise should enable Opus to continue serving the customers and communities currently served by Cascade. As a community bank with stronger financial and operational resources, Opus will be able to provide a wider selection of products and services to our customers. Like Cascade, Opus Bank is a true community bank, operating five branches in California. We share many strategic and cultural goals with Opus and by joining forces we will be able to continue to serve our communities and support the economy of the State of Washington.

The Cascade Board of Directors believes that the merger is in the best interests of Cascade and its shareholders. Accordingly, the Cascade Board of Directors has unanimously approved the merger agreement and unanimously recommends that Cascade shareholders vote “FOR” the proposal to approve the merger agreement.

In approving the merger agreement, the Cascade Board of Directors consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. The terms of the merger agreement, including the consideration to be paid to Cascade shareholders, were the result of arm’s length negotiations between representatives of Opus and Cascade. In evaluating whether to merge with Opus, Cascade’s Board of Directors considered a number of factors, including, without limitation, the following:

•
the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Cascade in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Cascade;

•
the information presented by Cascade’s financial advisor, Sandler O’Neill, to the Cascade Board of Directors with respect to the merger and the opinion of Sandler O’Neill that, as of the date of that opinion, the merger consideration of approximately $0.45 cash per share to be received by the holders of our common stock pursuant to the merger, is fair from a financial point of view to the holders of Cascade common stock. See Appendix B to this proxy statement and “—Opinion of Cascade’s Financial Advisor” for more information on the analyses and opinion, including the assumptions made, matters considered and limitations stated;

•	current conditions in the U.S. capital markets, including the unavailability of other sources of capital and strategic or other merger partners to Cascade;

•
the pending regulatory actions against Cascade and Cascade Bank, including Cascade’s noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Cascade, and the risk of further regulatory action and penalties, including the potential closure of Cascade Bank;

•
the current condition of Cascade and the future prospects of the business in light of the current economic environment and the possibility that Cascade would need to raise additional capital in order to protect against future loan losses;

•	the effects of increased regulatory requirements on the financial services industry generally and on our income and expenses;

•
the process conducted by Cascade’s management with the assistance of Sandler O’Neill to identify potential merger partners and to solicit proposals as to the financial terms, structure and other aspects of a potential transaction from potential merger partners;

•
the current and historical prices of our common stock and the fact that while the merger consideration of approximately $0.45 in cash per share of our common stock represented a discount of approximately 18% from the market price of our common stock on March 3, 2011, the date immediately prior to the announcement of the merger agreement, the merger consideration represents approximately 113% of Cascade’s tangible book value attributable to our common stock after deducting the $39.0 million of outstanding preferred stock and related warrant issued to Treasury by Cascade in connection with its participation in the TARP Capital Purchase Program;

•
the proposed merger is for cash consideration, which provides a specific value to our shareholders compared to a transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value;

•	Opus’ ability to negotiate and execute a definitive agreement and to close the merger on an expedited basis;

•
subject to certain conditions set forth in the merger agreement, including the payment of a $2.25 million termination fee, the merger agreement allows our Board of Directors in the exercise of its fiduciary duties, to consider a superior proposal, as defined in the merger agreement, which is presented to it, and to withdraw its recommendation to our shareholders to adopt the merger agreement and to terminate the merger agreement to accept such a superior proposal;

•
the fact that Opus has agreed to: (i) employ Carol K. Nelson as Washington Region President following consummation of the merger, and (ii) offer employment to most, if not all, of Cascade Bank’s officers and employees, which is expected to provide a degree of continuity and involvement by Cascade constituencies following the merger, in furtherance of the interests of Cascade’s customers, employees and the community;

•	the non-economic terms of the transaction, including the impact on existing customers, employees and the community;

•	the terms of the merger agreement generally, including the absence of a financing condition to Opus’ obligation to complete the merger;

•	the likelihood of consummating the transaction generally; and

•	the likelihood that the transaction will be approved by regulatory authorities without unacceptable conditions.

Our Board of Directors also considered a number of countervailing risks and factors concerning the proposed merger. These countervailing risks and factors included the following:

•
the fact that we will no longer exist as an independent company and our shareholders will be unable to participate in any future earnings, if any, or receive any benefit from any future increase in value of Cascade;

•	the fact that an all cash transaction would be taxable to shareholders of Cascade for U.S. federal income tax purposes;

•	the low price per share of common stock reflected by the merger consideration compared to the historical prices of our common stock;

•	employee attrition and the potential effect on business and customer relationships;

•
that officers of Cascade, one of whom is also a director, have interests in the merger in addition to their interests generally as Cascade shareholders, including employment and change of control/severance agreements for five of its current executive officers, as described in “The Merger—Interest of Cascade’s Directors and Executive Officers in the Merger;”

•
the restrictions on Cascade’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving Cascade, and the effect of a termination fee of $2.25 million in favor of Opus, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to our shareholders by increasing the cost of a third party acquisition;

•	the fee of $1.5 million payable if either party breaches the merger agreement;

•	the risk to Cascade and its subsidiaries that Opus may not be able to obtain required regulatory approvals;

•
the fact that our officers and employees will have to focus extensively on actions required to complete the merger, as well as the substantial transaction costs that we will incur for the merger, even if it is not consummated; and

•
the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and are subject to certain restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

The discussion of the information, risks and factors that our Board of Directors considered in arriving at its decision to approve the merger agreement and recommend that our shareholders vote to adopt the merger agreement is not intended to be exhaustive, but includes all material factors considered by our Board of Directors. In view of the wide variety of factors and risks considered in connection with its evaluation of the merger, our Board of Directors did not and did not believe it necessary to, and did not attempt to, rank or quantify the risks and factors, although individual members of the Board of Directors may have assigned different weights to the factors and risks in their individual assessments of the merger. The overall analysis of the factors described above included multiple discussions with and questioning of our management, financial advisors and legal counsel. Our Board of Directors carefully considered the risks and uncertainties associated with our remaining an independent publicly-traded company. Many of those risks and uncertainties are described in our Annual Report on Form 10-K for the year ended December 31, 2010 included as Appendix D to this proxy statement, and any updates to those risks and uncertainties as may be set forth in our subsequent current and quarterly reports and press releases filed with the SEC, and the factors described below under “—Effects on Cascade if the Merger is Not Completed.”

BASED ON THE REASONS STATED, CASCADE’S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CASCADE AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF CASCADE THEREFORE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CASCADE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR ADJOURNMENT OF THE MEETING TO A LATER DATE OR DATES TO PERMIT FURTHER SOLICITATION OF PROXIES, IF NECESSARY.

Opinion of Cascade’s Financial Advisor

The fairness opinion of Sandler O’Neill is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Cascade. You should not rely on any of these statements as having been made or adopted by Cascade.

By letter dated as of January 1, 2010, Cascade retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Cascade in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the March 3, 2011 meeting of the Board of Directors of Cascade at which Cascade’s Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of March 3, 2011, the merger consideration was fair to Cascade’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Cascade shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Cascade Board of Directors and is directed only to the fairness of the merger consideration to Cascade shareholders from a financial point of view. It does not address the underlying business decision of Cascade to engage in the merger or any other aspect of the merger and is not a recommendation to any Cascade shareholder as to how such shareholder should vote at the special meeting with respect to the merger, or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Cascade and Cascade Bank that Sandler O’Neill deemed relevant;

•
certain unaudited financial statements and other historical financial information of Opus, including Opus’ call report for the quarter ended December 31, 2010, that Sandler O’Neill deemed relevant in determining Opus’ financial capacity to undertake the merger;

•	internal financial projections for Cascade and Cascade Bank for the years ending December 31, 2011 through December 31, 2013;

•
a comparison of certain financial information for Cascade and Cascade Bank, with similar institutions for which publicly available information is available, including those publicly traded institutions with elevated levels of non-performing assets;

•
to the extent publicly available, the financial terms of certain recent business combinations in the banking industry, including those recent business combinations involving institutions with elevated levels of non-performing assets as seller;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

    Sandler O’Neill also discussed with certain members of senior management of Cascade the business, financial condition, results of operations and prospects of Cascade and Cascade Bank, including certain financial matters relating to Cascade’s ongoing operations, liquidity position, capital adequacy, regulatory position and asset quality.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was publicly available or otherwise reviewed by Sandler O’Neill and Sandler O’Neill has assumed its accuracy and completeness. Sandler O’Neill has further relied on the assurances of management of Cascade and Opus that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill is not an expert in the evaluation or application of FAS 141(R) accounting. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets or liabilities, the collateral securing assets or the liabilities, including an estimate of the impact of FASB 141(R), contingent or otherwise, of Cascade or any of its subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Cascade, nor did it review any individual credit files relating to Cascade. Sandler O’Neill expressed no opinion as to the adequacy of the allowance for loan losses of Cascade. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Cascade.

With respect to the financial projections for Cascade used by Sandler O’Neill in its analyses, the senior management of Cascade confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of the future financial performance of Cascade, and Sandler O'Neill assumed for purposes of its analyses that such performances reflected in all projections and estimates would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. Sandler O’Neill has also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Cascade or Opus since the date of the most recent financial statements made available to it.

Sandler O’Neill assumed, in all respects material to its analysis, that Cascade will remain as a going concern for all periods relevant to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. With Cascade’s consent, Sandler O’Neill relied upon the advice Cascade received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon financial, market, economic and other conditions as they existed on, and could be evaluated as of the date of its opinion. Events occurring after the date hereof could materially affect this opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof.

In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Cascade, no transaction is identical to the merger and no discounted exchange/redemption of preferred stock issued to Treasury as part of the TARP Capital Purchase Program is identical to the redemption of Cascade’s preferred stock. Accordingly, an analysis of comparable companies, discounted TARP preferred exchanges/redemptions or merger transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values, TARP preferred stock exchange/redemption rates or merger transaction values, as the case may be, of Cascade and the companies to which it is being compared.

In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cascade, Opus and Sandler O'Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Cascade Board of Directors at the Board of Directors’ March 3, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Cascade’s common stock or the prices at which Cascade’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, all of the outstanding shares of Cascade common stock will be exchanged for total cash consideration of $5.5 million. Based upon 12,271,529 Cascade shares outstanding and financial information for Cascade as of or for the twelve-month period ended December 31, 2010, Sandler O’Neill calculated a $0.45 transaction price per share. Sandler O’Neill calculated the following ratios:

Transaction Ratios
Transaction Value / Fully Diluted 2010 Earnings per Share	NM
Transaction Value / Book Value per Share	26%
Transaction Value / Tangible Book Value per Share	27%
Tangible Book Premium / Core Deposits1	(1.4%)
Premium to Market2	(20%)
____________________
1 Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits.
2 Based on Cascade’s closing price as of March 2, 2011 of $0.56.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Cascade’s common stock and the relationship between the movements in the prices of Cascade’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index, the weighted average performance (based upon market capitalization) of a peer group of publicly traded Pacific Northwest banks and thrifts, selected by Sandler O’Neill and the weighted average performance (based upon market capitalization) of a peer group of publicly traded nationwide banks with elevated levels of non-performing assets and low levels of tangible common equity to tangible assets ratios, also selected by Sandler O’Neill. The institutions included in the respective peer groups are identified in the relevant section under “—Comparable Companies Analysis” below.

As reflected in the tables shown below, during the one-year and three-year periods ending March 2, 2011, Cascade’s common stock underperformed the various indices and peer groups to which it was compared.

	Cascade’s One Year Stock Performance
	Beginning Index Value	Ending Index Value
	March 2, 2010	March 2, 2011
Cascade	100.0%	27.4%
Cascade Pacific Northwest peers	100.0%	104.1%
Cascade Nationwide peers	100.0%	55.2%
Nasdaq Bank Index	100.0%	102.2%
S&P 500 Index	100.0%	117.0%

Cascade’s Three Year Stock Performance
	Beginning Index Value	Ending Index Value
	February 29, 2008	March 2, 2011
Cascade	100.0%	4.4%
Cascade Pacific Northwest peers	100.0%	47.7%
Cascade Nationwide peers	100.0%	10.3%
Nasdaq Bank Index	100.0%	72.6%
S&P 500 Index	100.0%	98.3%

Comparable Companies Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Cascade and two separate groups of depository institutions selected by Sandler O’Neill.

The Pacific Northwest peer group consisted of the following publicly traded banks and thrifts headquartered in the states of Oregon and Washington with total assets between $700 million and $5.0 billion:

Banner Corporation	PremierWest Bancorp
Cascade Bancorp (Bend, OR)	Riverview Bancorp, Inc.
Columbia Banking System, Inc.	Timberland Bancorp, Inc.
First Financial Northwest, Inc.	Washington Banking Company
Heritage Financial Corporation	West Coast Bancorp
Pacific Continental Corporation

The nationwide peer group consisted of the following publicly traded banks with total assets between $1.0 billion and $5.0 billion, tangible common equity / tangible assets less than 3.0% and nonperforming assets / assets greater than 8.0% that have not raised capital in the last 24 months:

Centrue Financial Corporation	Integra Bank Corporation
FNB United Corp.	Macatawa Bank Corporation
Green Bankshares, Inc.	Old Second Bancorp, Inc.
Independent Bank Corporation	Princeton National Bancorp, Inc.

     The analysis compared publicly available financial and market trading information for Cascade and the high, low, mean and median data for the peer groups as of and for the twelve-month period ended December 31, 2010. The table below compares the data for Cascade and the median data for the Cascade peer groups, with pricing data as of March 2, 2011.

Comparable Group Analysis

	Cascade	Pacific Northwest Peer Group Median Result	Nationwide Peer Group Median Result
Total Assets (in millions)	$1,498	$1,411	$2,022
Tangible Common Equity / Tangible Assets	1.39%	9.87%	1.54%
Tier 1 Leverage Ratio	5.5%	12.0%	5.66%
Total Risk-Based Capital Ratio	10.0%	17.9%	9.89%
Nonperforming Assets / Total Assets	9.77%	6.41%	10.19%
Allowance for Loan Losses / Total Loans	2.63%	2.58%	4.04%
Nonperforming Assets / Tangible Common Equity plus Allowance for Loan Losses	312.5%	55.1%	202.1%
Net Charge-offs / Average Loans	5.06%	1.88%	3.67%
Most Recent Quarter Net Interest Margin	2.54%	3.84%	3.52%
Most Recent Quarter Efficiency Ratio	105.4%	69.1%	86.1%
Most Recent Quarter Return on Avg. Assets	(2.10%)	0.40%	(5.69%)
Most Recent Quarter Return on Avg. Equity	(46.8%)	2.8%	(65.6%)
Market Capitalization (in millions)	$7	$210	$17
Price / Tangible Book Value Per Share	33%	122%	67%
Dividend Yield	0.00%	0.00%	0.00%
Last Twelve Months’ Stock Price Change	(73%)	(1%)	(52%)

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 10 merger transactions with announced transaction values announced nationwide between January 1, 2008 and March 2, 2011 involving banks and thrifts as acquired institutions having ratios of tangible common equity / tangible assets of less than 5.0% and nonperforming assets / total assets greater than 8.0%. Sandler O'Neill reviewed the acquired institutions’ ratios of tangible common equity / tangible assets and nonperforming assets / total assets as well as the multiples of transaction price at announcement to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to market price and computed high, low, mean and median multiples and premiums for the transactions. Sandler O’Neill calculated an actual transaction value of $0.45 per share for each outstanding share of Cascade.

	Cascade	Peer Group Median Result
Seller’s Tangible Common Equity / Tangible Assets	1.39%	3.51%
Seller’s Nonperforming Assets / Total Assets	9.77%	9.46%
Transaction Price / Book Value	26%	48%
Transaction Price / Tangible Book Value	27%	69%
Tangible Book Premium / Core Deposits1	(1.4%)	(4.3%)
Premium to Market Price2	(20%)	(24%)
____________________
1 Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.
2 Based on Cascade’s closing price as of March 2, 2011 of $0.56.

Sandler O’Neill then performed the same analysis on the four transactions in the above group in which cash consideration was paid to the acquired institution’s shareholders. Sandler O'Neill reviewed the multiples of transaction price at announcement to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to market price and computed high, low, mean and median multiples and premiums for the transactions.

	Cascade	Peer Group Median Result
Transaction Price / Book Value	26%	27%
Transaction Price / Tangible Book Value	27%	27%
Tangible Book Premium / Core Deposits1	(1.4%)	(4.4%)
Premium to Market Price2	(20%)	NM
____________________
1 Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.
2 Based on Cascade’s closing price as of March 2, 2011 of $0.56.

Sandler O’Neill also reviewed a separate group of 10 selected merger transactions announced nationwide between January 1, 2008 and March 2, 2011 with announced transaction values and publicly-available FASB 141(R) loan portfolio marks involving banks and thrifts as acquired institutions. FASB 141(R) purchase accounting rules include, among other things, fair value marks applied to the acquired institution’s balance sheet at closing of the transaction. Sandler O’Neill reviewed the multiples of transaction price at announcement to stated book value per share and transaction price at announcement to adjusted tangible book value per share.

	Cascade	Peer Group Median Result
Transaction Price / Stated Tangible Book Value	36%	109%
Transaction Price / Adjusted Tangible Book Value1	NM	242%
____________________
1 Adjusted tangible book value defined as tangible book value less the loan portfolio mark tax affected at 35%; adjusted tangible book value does not include adjustments for all other estimated 141(R) marks.

Based upon the publicly-available information in the selected transactions detailed immediately above, Sandler O’Neill calculated a median FASB 141(R) mark to the selling institution’s loan portfolio of 11.1%. Sandler O’Neill then applied that percentage mark to Cascade’s loan portfolio and applied a range of additional pre-tax asset marks to Cascade’s balance sheet chosen to reflect different assumptions regarding the potential impact of FASB 141(R) balance sheet marks applied in the transaction. As the table below illustrates, this analysis indicated an imputed range of pro forma tangible book values per share from negative $2.78 to negative $8.07.

Additional Pre-Tax Asset Mark
$0	($25,000,000)	($50,000,000)	($75,000,000)	($100,000,000)
($2.78)	($4.10)	($5.43)	($6.75)	($8.07)

In all cases, the application of additional FASB 141(R) balance sheet marks above the levels applied to Cascade’s loan portfolio in the analysis above would produce a negative tangible book value per share.

Analysis of Selected Discounted TARP Preferred Exchanges/Redemptions. Sandler O’Neill reviewed the nine announced discounted TARP preferred stock exchanges/redemptions for common stock or cash since the initiation of Treasury’s TARP Capital Purchase Program. Sandler O’Neill reviewed the exchange discount to face value received by Treasury as well as the ratio of relative consideration received by Treasury to the consideration received (or implied in the case of a capital raise) by common shareholders in each of these transactions. The median multiples were compared to the terms agreed to by Treasury in connection with the merger.

	Cascade	Precedent Transaction Median Result
Exchange Discount	58.3%	60.0%
U.S. Treasury Consideration / Legacy Shareholder Consideration	2.95:1	3.85:1

Discounted Cash Flow and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of Cascade through December 31, 2015 under various circumstances, assuming Cascade performed in accordance with the financial projections for the years ending December 31, 2011 through December 31, 2013 and growth assumptions for the years ending December 31, 2014 and December 31, 2015 discussed with management. Sandler O’Neill assumed the completion of an exchange of Cascade’s outstanding TARP preferred stock into common shares at a 58% discount (at $0.50 per share) and a common equity raise of $57 million at $0.50 per share assumed to take place during 2011 to raise Cascade’s pro forma Tier 1 Leverage Ratio to 10%. To approximate the terminal value of Cascade’s common stock at December 31, 2015, Sandler O’Neill applied price/earnings multiples ranging from 10.0x to 20.0x and price/tangible book value multiples ranging from 100% to 225%. Both the range of price/earnings and price/tangible book value multiples were chosen to reflect different assumptions regarding market conditions. The cash flows and terminal values were then discounted to present values using different discount rates ranging from 14.0% to 18.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cascade common stock. Also to reflect varying market conditions, Sandler O’Neill assumed that the offering price in the assumed $57 million common stock offering varied from $0.20 to $0.60 per share. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Cascade common stock of $0.09 to $0.52 when applying the price/earnings multiples to the varying discount rates and $0.13 to $0.70 when applying multiples of tangible book value to the varying discount rates. This analysis also indicated an imputed range of values per share of Cascade common stock of $0.05 to $0.55 when applying the price/earnings multiples to the varying issue price per share and $0.07 to $0.76 when applying multiples of tangible book value when the varying issue price per share in the assumed $57 million common stock offering.

Discount Rate
Earnings Multiple	14.0%	15.0%	16.0%	17.0%	18.0%
10.0x	$0.15	$0.13	$0.12	$0.10	$0.09
12.0x	$0.22	$0.20	$0.19	$0.17	$0.15
14.0x	$0.29	$0.27	$0.25	$0.24	$0.22
16.0x	$0.37	$0.35	$0.32	$0.30	$0.28
18.0x	$0.44	$0.42	$0.39	$0.37	$0.35
20.0x	$0.52	$0.49	$0.46	$0.44	$0.41

Discount Rate
Tang. Book Multiple	14.0%	15.0%	16.0%	17.0%	18.0%
100%	$0.19	$0.17	$0.15	$0.14	$0.13
125%	$0.29	$0.27	$0.25	$0.23	$0.22
150%	$0.39	$0.37	$0.35	$0.33	$0.31
175%	$0.50	$0.47	$0.44	$0.42	$0.40
200%	$0.60	$0.57	$0.54	$0.51	$0.49
225%	$0.70	$0.67	$0.64	$0.61	$0.58

Issue Price Per Share
Earnings Multiple	$0.20	$0.30	$0.40	$0.50	$0.60
10.0x	$0.05	$0.07	$0.10	$0.12	$0.14
12.0x	$0.08	$0.12	$0.15	$0.19	$0.22
14.0x	$0.11	$0.16	$0.21	$0.26	$0.30
16.0x	$0.14	$0.20	$0.27	$0.33	$0.39
18.0x	$0.17	$0.25	$0.32	$0.40	$0.47
20.0x	$0.20	$0.29	$0.38	$0.47	$0.55

Issue Price Per Share
Tang. Book Multiple	$0.20	$0.30	$0.40	$0.50	$0.60
100%	$0.07	$0.10	$0.13	$0.16	$0.19
125%	$0.11	$0.16	$0.21	$0.25	$0.30
150%	$0.15	$0.22	$0.29	$0.35	$0.41
175%	$0.19	$0.28	$0.36	$0.45	$0.53
200%	$0.23	$0.34	$0.44	$0.54	$0.64
225%	$0.27	$0.40	$0.52	$0.64	$0.76

In connection with its analyses, Sandler O’Neill considered and discussed with the Cascade Board of Directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, asset quality, issue price per share in a recapitalization, likelihood of a successful recapitalization, the regulatory risk associated with continued stand-alone operation and potential discounts for outstanding TARP preferred stock under a recapitalization scenario. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, however, the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Miscellaneous. Cascade has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of $2,000,000, contingent, and payable, upon closing of the merger. Cascade has paid Sandler O’Neill a fee of $250,000 for rendering its opinion and monthly retainer fees since January 2010, a portion of which of which will be credited against the transaction fee. Cascade has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has, in the past, provided certain investment banking services to both Cascade and Opus, and has received compensation for such services. Most recently, Sandler O’Neill served as financial advisor in connection with Cascade’s consideration of possible strategic alternatives to preserve and enhance shareholder value. In addition, Sandler O’Neill acted as co-placement agent for Opus in connection with its recent private placement of equity securities, which was completed in September 2010. Sandler O’Neill may provide additional services to Opus and Cascade and receive compensation for such services in the future. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Cascade and Opus and their respective affiliates and may actively trade the debt and/or equity securities of Cascade for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Cascade’s Directors and Executive Officers in the Merger

Some of the directors and executive officers of Cascade have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cascade. The independent members of Cascade’s Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved, including the following:

Stock Ownership. The directors and officers of Cascade, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 1,292,544 shares of Cascade common stock, including 100 shares of restricted stock that will be vested at the time of the merger, representing approximately 10.5% of the total outstanding shares of Cascade common stock.

Employment and Change of Control/Severance Agreements. Cascade is a party to an employment agreement with Carol K. Nelson, and change of control/severance agreements with four of its other executive officers, Steven R. Erickson, Robert G. Disotell, LeAnne M. Harrington and Debbie E. McLeod. The following is a brief description of these agreements, which in certain circumstances, provide for payments upon termination of employment that occurs prior to or following a change of control, including the proposed merger with Opus. Cascade and Cascade Bank are currently prohibited by the FDIC Order and FDIC rules from making any severance or change of control payments under these agreements without the approval of the regulators. We are also making retirement payments to one of our directors, Thomas M. Rainville, under his agreement with a predecessor bank as described below.

Employment Agreement. Cascade Bank entered into an employment agreement with Ms. Nelson dated November 27, 2007, and amended November 21, 2008. The employment of Ms. Nelson is terminable at any time for cause as defined in the agreement, and she may be terminated without cause in which case she would receive a severance benefit equal to two times her annual base salary plus incentive compensation. Such payment would, at the option of Cascade Bank, be made in a lump sum or in accordance with Cascade Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six months, after the date of Ms. Nelson’s termination of employment.

If Ms. Nelson terminates her employment for “good reason,” as defined in the agreement, she would receive a severance benefit equal to two times her base salary plus incentive compensation before salary deferrals over the twelve months preceding the month of termination, less statutory payroll deductions. Such payment would, at the option of Cascade Bank, be made in a lump sum or in accordance with Cascade Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six months, after the date of Ms. Nelson’s termination of employment.

The agreement also provides for the payment of severance benefits to Ms. Nelson in the event of her termination of employment following a “change of control”, as defined below, of Cascade or Cascade Bank . All of Ms. Nelson’s equity grants/benefits would become fully vested upon the effective date of the change of control. If Ms. Nelson left the employment of Cascade Bank, whether voluntarily or involuntarily, within twelve months after such change of control, she would be entitled to receive an amount equal to two times her base salary plus incentive compensation before salary deferrals over the twelve month period prior to the change of control. Such payment would not be made less than six months after Ms. Nelson’s termination of employment. During the term of the agreement and for twenty-four months thereafter, if Ms. Nelson receives compensation due to a change of control, she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of Cascade Bank to leave their employment; or (ii) any customers of Cascade Bank to remove their business from Cascade Bank to participate in any manner in any financial institution or trust company that competes with or will compete with Cascade Bank in King, Snohomish or Pierce counties, in Washington state, or any start-up or other financial institution or trust company in King, Snohomish or Pierce counties, in Washington state.

The agreement also provides that, if Ms. Nelson retires after age 57, she will receive a severance benefit in an amount equal to two times her base salary plus incentive compensation before salary deferrals over the twelve months prior to her retirement, with such amounts payable in twenty-four consecutive, equal, monthly installments, with the first such payment due on the first day of the seventh month following her retirement. In addition, Ms. Nelson would be entitled to the vesting of all stock-based compensation and certain health benefits. During the term of the agreement and for twenty-four months thereafter, if Ms. Nelson receives compensation due to her retirement after age 57, she would be restricted from becoming or serving as an officer, director, founder or employee of any financial institution with its main office in King, Snohomish or Pierce counties, in Washington state, or any other financial institution which, in the judgment of the Cascade Board of Directors, is in substantial competition with Cascade Bank, unless Ms. Nelson had first obtained the written consent of the Cascade Board of Directors. Further, during the term of the agreement and for twenty-four months thereafter, if Ms. Nelson receives compensation due to her retirement after age 57, she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of Cascade Bank to leave their employment, or (ii) any customers of Cascade Bank to remove their business from Cascade Bank to participate in any manner in any financial institution or trust company that competes with or will compete with Cascade Bank in King, Snohomish or Pierce counties, in Washington state, or any start-up or other financial institution or trust company in King, Snohomish or Pierce counties, in Washington state.

If termination of the agreement occurs due to Ms. Nelson’s death, her estate would be entitled to receive, under her employment agreement, only the compensation and benefits earned and expenses reimbursable through the date the agreement is terminated. If termination occurs due to Ms. Nelson’s disability, she would continue to receive her salary until payments under Cascade Bank’s long-term disability plan commenced; or if Cascade Bank had no long-term disability plan on the date of disability, her salary would continue for a period of six months. In the event of Ms. Nelson’s death or disability while employed by Cascade Bank, all of her then outstanding, stock-based compensation which had not vested would be accelerated and fully vested.

Change of Control/Severance Agreements. Cascade Bank entered into change of control/severance agreements dated November 30, 2007, and amended November 21, 2008, with Messrs. Erickson and Disotell and with Mses. Harrington and McLeod. These agreements generally provide that if for the period of time starting six months prior to the date the “change of control”, as defined below, is effected and ending twenty-four months after a change of control, if the executive is terminated other than for cause or the executive terminates for good reason (as such terms are defined in the agreements), such executive will generally be entitled to: (i) a severance payment equal to two times the executive’s annual base salary plus incentive compensation for the prior year, (ii) continued life, medical, dental and disability coverage substantially identical to the coverage maintained by Cascade Bank for the executive prior to the effective date of the change of control for twenty-four months after the effective date of a change of control, except to the extent such coverage may be changed in its application to all Cascade Bank’s employees on a nondiscriminatory basis; and (iii) the acceleration of any unvested stock-based compensation so any such stock-based compensation shall be 100% vested and immediately exercisable in full as of the date of such termination. Payments incident to a change of control must be paid to the executive in a lump sum no sooner than six months after the date of the executive’s termination as described above.

The employment and change of control agreements generally define a “change of control” as the acquisition of Cascade stock that, together with stock then owned by the acquiror or acquirors, constitutes more than 50% of the total fair market value or total voting power of Cascade. “Change of control” also includes the acquisition of assets of Cascade that have a total gross fair market value of 40% or more of the total gross fair market value of all of Cascade’s assets prior to the acquisition.

The maximum aggregate amount of the change of control or severance payments (based on two times their base salaries plus incentive compensation) due to Ms. Nelson, Messrs. Erickson and Disotell, and Mses. Harrington and McLeod, upon such termination of their employment pursuant to their agreements, would be $621,638, $362,065, $325,323, $296,555 and $302,225, respectively. Pursuant to the merger agreement, Opus will assume the obligations under the employment agreement and change of control/severance agreements described above, and the above-described change of control/severance payments will be payable by Opus, if any such executive’s employment is terminated pursuant to the terms of his or her agreement on or after the effective time of the merger, and such payment is not prohibited by any bank regulatory authority. However, Opus intends to retain each such person, as described below in “ - Proposed Retention Arrangements.”

Proposed Retention Arrangements. Opus and Cascade have agreed to use their reasonable efforts to cooperate with respect to establishing retention arrangements for certain employees of Cascade and Cascade Bank who will continue to work with Opus following the closing of the merger. Following execution of the merger agreement, representatives of Cascade and Opus have discussed various retention arrangements for Cascade's executive officers and other employees. No retention arrangements have been finalized at this time. However, it is anticipated that in exchange for the release of any claims under, and the cancellation of, the Cascade employment and change of control/severance agreements described above, Opus intends to:

•
enter into a new employment agreement with Ms. Nelson and new change of control agreements with each of Messrs. Disotell and Erickson and Mses. Harrington and McLeod, with substantially similar terms as their respective Cascade agreements;

•	increase the base salary of each of these executive officers; and

•	provide a retention payment to each of these executive officers.

    Opus also intends to enter into a change of control agreement with Debra L. Johnson, the chief financial officer of Cascade, increase her base salary and provide a retention payment. The specific terms and conditions of all of the retention arrangements will be determined by Opus prior to closing, in consultation with Cascade's senior management.

Agreement with Director. In addition, Cascade Bank assumed an executive salary continuation agreement dated April 15, 1987, between a bank that Cascade Bank merged with a number of years ago, American First National Bank, and one of Cascade's directors, Thomas M. Rainville. Mr. Rainville continues to receive approximately $2,083 per month from Cascade Bank, pursuant to that agreement. Mr. Rainville was formerly the president of the predecessor bank, and was entitled to start receiving such payments upon his retirement at age 65. Such payments continue for his lifetime, and in the event of his death within ten years after his retirement, monthly payments of $1,250 are payable to his beneficiaries for the balance of the ten year period. While receiving such payments, Mr. Rainville is prohibited from competing with Cascade Bank in any business which is substantially similar to the business of Cascade Bank within a radius of 100 miles of Cascade's Bank's headquarters in Everett, Washington, without the written consent of Cascade Bank.

Insurance and Indemnification. Opus has agreed to maintain Cascade’s existing policies of directors and officers liability insurance (or provide comparable coverage and amounts on terms no less favorable than Cascade’s existing policy) for a period of six years after the merger. Opus has also agreed to continue to provide for the indemnification of the former and current directors, officers, employees and agents of Cascade for six years after the merger. Cascade previously purchased a prepaid non-cancellable six-year tail policy for $1.5 million.

Certain Employee Matters. The merger agreement contains certain agreements of the parties with respect to various employee benefit matters. See “The Merger Agreement—Certain Employee Matters.”

Effects on Cascade if the Merger is Not Completed

If the merger is not consummated for any reason, our shareholders will not receive the merger consideration, we will remain subject to the FDIC Order and the FRB Agreement, and our current management, under the direction of our Board of Directors, will continue to manage us as a stand-alone, independent business, and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in the Annual Report on Form 10-K for the year ended December 31, 2010 included as Appendix D to this proxy statement and any updates to those risks and uncertainties set forth in the subsequent current and quarterly reports and press releases we file with the SEC. See also “Where You Can Find More Information.”

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to “U.S. holders”, as defined below, of Cascade common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger that may arise under (i) the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or (ii) the tax laws of any state, local or non-U.S. jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who acquired their shares of Cascade common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for U.S. federal income tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

As used herein, the term “U.S. holder” means a beneficial owner of Cascade common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Cascade common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Cascade common stock should consult their own tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect as of the date of this document. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

In general, the receipt of cash for Cascade common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you receive cash in exchange for your shares of Cascade common stock pursuant to the merger, you will generally realize and recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains recognized by non-corporate U.S. holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

You may be subject to backup withholding on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service. The backup withholding rate is 28%.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the tax consequences of the merger to you, including the effects of applicable foreign, state, local and other tax laws.

Regulatory Approvals

Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.

Federal Deposit Insurance Corporation. The merger is subject to the prior written approval of the FDIC pursuant to the Bank Merger Act. In considering whether or not to approve the merger, the FDIC will evaluate the competitive effects that the merger will have on banking in the communities served by the banks, examine the capital, management and earnings of the parties involved in the merger, assess the convenience and needs of the community, and take into consideration the effectiveness of each insured party with regard to combating money-laundering activities. Because the merger will be an interstate merger, the FDIC will also consider Washington law with respect to interstate bank mergers (including seasoning or age requirements), planned compliance with local filing requirements, deposit concentration limits, the Community Reinvestment Act record of both Opus and Cascade Bank, and the adequacy of Opus’ capital and management.

Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

State of California. The California Financial Code allows, with the approval of the Commissioner of California DFI, a bank or trust company organized under the laws of another U.S. state to merge into a California state bank. The Commissioner will approve the application for approval of a merger, if the Commissioner finds all of the following:

•
The merger will not result in a monopoly and will not be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the banking, savings association, or industrial loan business in any part of the state of California.

•	The merger will not have the effect in any section of the state of California of substantially lessening competition, tending to create a monopoly, or otherwise being in restraint of trade.

•	Upon consummation of the proposed merger, the merged bank’s shareholders’ equity will be adequate and its financial condition will be satisfactory.

•	The directors and executive officers of the surviving depository corporation will be satisfactory.

•
The merged bank will afford a reasonable promise of successful operation, and it is reasonable to believe that the merged bank will be operated in a safe and sound manner and in compliance with all applicable laws.

•	The merger will be fair, just and equitable.

Board of Governors of the Federal Reserve System. The merger is subject to the prior approval of, or receipt of a waiver from the application requirements of, the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The FRB’s Regulation Y provides that the approval of the FRB is not required for certain bank merger acquisitions by bank holding companies if the merger acquisition transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act and certain other requirements are met. The FRB has indicated that Opus is eligible to apply for a waiver of the approval requirements of the Federal Reserve in connection with the merger.

State of Washington. Washington law requires Opus to file with the Washington DFI a copy of the applications for approval of the merger filed with the FDIC and the California DFI.

Status of Applications and Notices. Opus and Cascade Bank filed all applications necessary to receive the requisite approvals of the FDIC and the California DFI on April 4, 2011. Opus also filed copies of the FDIC and California DFI applications with the Washington DFI on April 4, 2011. Opus intends to request a waiver from the FRB from the application and approval requirements under the BHC Act .

There can be no assurance that either the FDIC or the California DFI will approve the merger, or that the FRB will agree that no application will be required, or if required, approved. If such approvals are received, there can be no assurance as to the date of such approvals, that such approvals will not contain any conditions, restrictions or requirements which the Opus Board of Directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Opus would not have entered the merger agreement had such conditions or restrictions been known at the date hereof (any such condition, restriction or requirement, a “burdensome condition”).

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement does not purport to describe all of the terms of the merger agreement. The following summary is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

The merger will result in Opus Acquisition merging with and into Cascade, with Cascade surviving the merger as a wholly-owned subsidiary of Opus. If the shareholders of Cascade approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the latter part of the second quarter of 2011. We cannot predict, however, the exact timing of the consummation of the merger or whether the merger will be consummated at all.

Merger Consideration

Upon completion of the merger, shares of Cascade common stock will be converted into the right to receive approximately $0.45 in cash per share, without interest and less any applicable withholding taxes. As a result of the merger, certificates for Cascade common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In addition, Opus will purchase all of the outstanding shares of our preferred stock and warrant issued to Treasury under the TARP Capital Purchase Program for aggregate consideration of $16.25 million, and will deliver those preferred shares and the warrant to Cascade prior to the closing of the merger for cancellation.

Effect of the Merger on Cascade Stock Options and Restricted Shares

On April 15, 2011, Cascade had outstanding options to purchase 375,533 shares of Cascade’s common stock, of which 280,701 options were held by five Cascade officers and two Cascade directors. All of Cascade’s outstanding options have an exercise price in excess of the per share merger consideration. As such, each Cascade option will be terminated at the effective time of the merger and no merger consideration will be paid for any of Cascade’s outstanding options. Each of Cascade’s stock option and equity incentive plans will be terminated as of the effective date of the merger.

On April 15, 2011, Cascade had outstanding 5,525 shares of restricted stock issued pursuant to Cascade’s equity incentive plans. At the effective time of the merger, each of these outstanding shares of restricted stock, to the extent not already vested, will vest and will be converted into shares of its common stock. As a result, holders of shares of restricted stock will be entitled to receive the merger consideration provided to holders of Cascade’s common stock generally, net of any amounts that must be withheld under federal and state income and employment tax requirements.

Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $21.75 million, which includes approximately $16.25 million to purchase Treasury’s preferred stock and warrant and $5.5 million to pay Cascade’s shareholders and holders of restricted shares the amounts due to them under the merger agreement at the closing of the merger. The merger is not subject to a financing condition. These payments are expected to be funded by Opus from cash on hand.

Exchange of Cascade Stock Certificates

 Prior to the closing, Opus will deposit with a paying agent cash in an amount equal to the total merger consideration payable to Cascade shareholders. The paying agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of Cascade common stock. Opus will select the paying agent, who shall be reasonably acceptable to Cascade.

As soon as reasonably practicable following the closing of the merger, the paying agent will mail to each holder of record of Cascade common stock a form of transmittal letter with instructions on how to surrender certificates representing shares of Cascade common stock for the merger consideration.

Please do not send in your Cascade stock certificates until you receive the letter of transmittal and instructions from the paying agent. DO NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

After you mail the letter of transmittal and your Cascade stock certificates in accordance with the instructions, a check in the amount of cash that you are entitled to receive will be mailed to you. The stock certificates you surrender will be canceled. You will not be entitled to receive interest on any cash to be received in the merger.

Any portion of the cash to be paid in the merger that remains unclaimed by the shareholders of Cascade for six months after the effective date of the merger will be repaid by the paying agent to Opus. If you have not complied with the exchange procedures prior to six months after the merger, you may only look to Opus for payment of the cash you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws. Moreover, if outstanding certificates for shares of Cascade common stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property and any other applicable law, become the property of Opus, free and clear of all claims or interest of any person previously entitled to such claims.

If your Cascade stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The paying agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect Opus against claims related to your common stock.

After the merger is completed, there can be no transfers of Cascade shares.

Effective Date and Time of the Merger

The merger agreement provides that the merger will be effective on the last business day of the month during which the satisfaction or waiver of the conditions to closing are satisfied, or a mutually agreeable date. The merger will become effective upon filing the articles of merger with the Washington Secretary of State or at the time and date specified in the articles of merger.

It is currently anticipated that the merger will become effective in the latter part of the second quarter of 2011, assuming all conditions to the respective obligations of Opus and Cascade to complete the merger have been satisfied, although delays could occur. We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied. Further, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before August 1, 2011, unless failure to complete the merger by that time is due to the failure of the party seeking to terminate to perform or observe the covenants and agreements of such party, or in the case of a termination by Cascade, a breach by any director or officer of Cascade to perform his or her obligations under the applicable shareholder agreements.

Conduct of Business Pending Effective Time

From the date of the merger agreement until the merger is effective, except as permitted by the merger agreement or as previously disclosed to Opus, or as Opus otherwise consents in writing, Cascade will not and will cause its subsidiaries not to:

•	conduct their business other than in the ordinary and usual course consistent with past practices and in compliance with the FDIC Order and the FRB Agreement;

•
fail to use their reasonable best efforts to preserve their business organization, keep available the present services of their employees, and preserve the goodwill of their customers and others with whom they conduct business;

•
authorize, issue or sell any additional shares of capital stock of Cascade, other than the shares of Cascade’s common stock issuable upon conversion of 5,525 outstanding restricted shares of Cascade’s common stock upon the effectiveness of the merger;

•
permit any additional shares of their capital stock to become subject to grants of employee or director stock options, warrants, convertible securities, or other rights to purchase or dispose of any of their capital stock or other ownership interests in, or securities issued by, either of them;

•	declare or pay any dividend with respect to Cascade’s capital stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify or purchase or otherwise acquire, any shares of their capital stock;

•
enter into, amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar arrangement with any director, officer or employee, subsidiary or affiliate of Cascade;

•
grant any salary or wage increase, award any incentive or other bonus payment, or increase any employee benefit, except changes that are required by applicable law and to satisfy certain existing contractual obligations;

•
hire any employee, independent contractor or consultant, or promote any employee, independent contractor or consultant except to satisfy existing contractual obligations, fill vacancies, and certain other limited exceptions described in the merger agreement;

•
enter into, establish, adopt, amend or terminate, or make any contributions to (except as otherwise may be required by law or existing contract), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Cascade or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable;

•
sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its material assets, rights, deposits, business or properties except in the ordinary course of business consistent with past practice and in compliance with the FDIC Order and FRB Agreement and in a transaction that, together with all other such transactions, is not material to Cascade and its subsidiaries taken as a whole;

•
purchase or acquire, including by merger or consolidation or by investment in a partnership or joint venture, any of the assets, business, securities, deposits or properties of any other entity other than in the ordinary course of business consistent with past practice (including loan collateral foreclosures), including by merger or by investment;

•	make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate;

•	amend Cascade’s or its subsidiaries’ articles of incorporation or bylaws or enter into any letter of intent, agreement or plan of consolidation, merger, share exchange or reorganization;

•	make any change in its accounting principles, practices or methods other than as required by changes in laws or regulations, or GAAP, or to satisfy the FDIC Order or the FRB Agreement;

•	enter into, cancel, fail to renew, or terminate any material contract or lease, or amend or modify in any material respect any material contract or lease;

•
settle any action, lawsuit, proceeding, order or investigation for an amount which exceeds the available insurance proceeds by more than $25,000 and/or would impose any material restriction on its business or would create precedent for claims that are reasonably likely to be material to Cascade and its subsidiaries;

•
enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by the FDIC Order, FRB Agreement, applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility;

•	apply or enter into any contract to open, relocate or close any branch, office servicing center or facility;

•
except (i) as required by the FDIC Order or the FRB Agreement, (ii) for deferral of regularly scheduled dividend payments on the TARP preferred stock, and (iii) for deferral of regularly scheduled payments on Cascade’s outstanding junior subordinated debentures, fail to pay any liability, or fail to pursue collection of any accounts receivable or indebtedness owed to Cascade, in a manner substantially consistent with their recent past practice;

•	introduce any new marketing campaigns or any new sales compensation or incentive programs, or, subject to certain exceptions, sponsor any charitable organization or make charitable contributions;

•	enter into any swap, hedge or other derivatives contract;

•
incur any indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for the obligations of any other person, except in the ordinary course of its banking business;

•
except in the ordinary course of their business, acquire any debt or equity security, or other ownership interest in any company or other entity, real estate or investment, other than federal funds or U.S. government securities or U.S. government agency securities with a term of 90 days or less;

•
make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, except in the ordinary course of business consistent with past practices and in compliance with the FDIC Order;

•
make any new loan over $1.0 million or modify any loan in excess of $1.0 million that is adversely classified by Cascade Bank, enter into any loan securitization, or create any special purpose funding;

•
make any investment or commitment to invest in real estate or in any real estate development project, other than in the ordinary course of business consistent with past practices (including foreclosure);

•	make or propose to make any loan or enter into any transaction with its directors, officers or employees, or their affiliates subject to certain limited exceptions;

•
take any action that is intended or is reasonably likely to result in any of their representations and warranties being untrue in any material respects, or in any condition to the closing of the merger not being satisfied or any material violation of the merger agreement;

•
make or change any tax election, settle or compromise any tax liability in an amount greater than $100,000, or agree to extend or waive the statute of limitations on tax assessments or determinations in excess of $100,000, enter into any closing agreement with respect to an amount of taxes greater than $100,000, surrender any claim to a material tax refund, adopt or change any method of accounting for taxes, or file any amended tax return; or

•
take any action that would cause the merger agreement or the merger to be subject to the provisions of any state anti-takeover law or state law that purports to limit or restrict business combinations.

In addition, from the date of the merger agreement to and including the closing date, Opus will:

•
operate its business only in the usual, regular and ordinary course, which includes the acquisition of the assets and liabilities of failed banks from the FDIC Resolution Program as well as whole banks and branch transactions;

•	use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	use commercially reasonable efforts to cause its representations and warranties to be correct in all material respects at all times;

•
take no action which could reasonably be thought to adversely affect the ability of any party to obtain such regulatory approvals required for the transactions contemplated hereby without the imposition of a burdensome condition as described in the merger agreement; and

•	take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

We refer you to Article IV of the merger agreement, which is attached as Appendix A to this proxy statement for a more complete description of restrictions and agreements on the conduct of the business of Cascade and Opus pending the merger.

Additional Covenants

In the merger agreement, Cascade, Cascade Bank and Opus undertook various covenants relating to the conduct of their respective businesses pending completion of the merger and to use their reasonable best efforts in good faith to consummate the merger. See “The Merger Agreement—Conduct of Business Pending Effective Time.” In addition to such covenants, Cascade has agreed to:

•
file this proxy statement within 30 days from the date of the merger agreement, and, as soon as reasonably practicable, convene a special meeting of shareholders to consider and vote on the merger agreement;

•	take all reasonable lawful action to obtain the necessary approvals by its shareholders of the merger agreement;

•
use its reasonable best efforts, subject to applicable laws relating to the exchange of information, and upon reasonable notice, to give Opus access to all of its personnel, properties, representatives, books and records and to provide additional financial and operating data and other information about its business and properties;

•
the extent permitted by law, to provide Opus all information concerning Cascade required for inclusion in any application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement;

•	use its best efforts to take all actions necessary to consummate the merger, including in connection with filing applications with, or obtaining approvals from, governmental entities; and

•	execute and deliver such instruments and take such actions as Opus may reasonably require to cause the amendment or termination of any of Cascade’s employee benefit plans.

In the merger agreement, Opus agreed to:

•
confer with Cascade regarding the status of matters relating to the completion of the matters contemplated by the merger agreement and, to the extent permitted by law, to notify Cascade of any governmental complaints which would adversely affect the ability of the parties to consummate the merger;

•	file all required initial necessary regulatory filings within 30 days from the date of the merger agreement;

•
for a period of six years after the merger is effective, maintain the separate existence of Cascade, with articles of incorporation and bylaws containing substantially identical provisions with respect to indemnification and limitation of liability as those contained in Cascade’s articles of incorporation and bylaws prior to the consummation of the merger;

•
pay in the ordinary course and as due all of Cascade’s and its subsidiaries’ debt and obligations as and when due, including premiums for a period of six years for Cascade’s existing directors’ and officers’ liability insurance policy or a tail policy for the same period providing coverage no less favorable than Cascade’s existing policy; and

•	assume Cascade’s obligations under its trust preferred debentures.

No Solicitation

So long as the merger agreement is in effect, Cascade and Cascade Bank may not:

•
solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal;

•	provide any confidential information or data to any person relating to any acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Opus;

•
approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

However, Cascade may participate in negotiations or discussions in response to an unsolicited acquisition proposal that the Board of Directors determines is a “superior proposal” if the Board of Directors of Cascade has determined, based on the advice of its outside counsel and financial advisor, that the failure to do so would breach, or would reasonably be expected to result in a breach of the fiduciary obligations of Cascade’s Board of Directors, Cascade has agreed to notify Opus of any superior proposal received.

A “superior proposal” is defined as an acquisition proposal by a third party, to acquire more than 50% of Cascade’s outstanding common stock or all or substantially all of Cascade’s consolidated assets, which Cascade’s Board of Directors determines in good faith, after taking into account the advice of Cascade’s financial advisor and legal counsel, and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to closing), and the financial effect of the $2.25 million termination fee which would be payable to Opus, that (i) the consideration that would be payable to Cascade’s common shareholders has a readily ascertainable fair market value that exceeds the aggregate consideration that would be payable to the holders of Cascade common stock at the closing of the merger with Opus, (ii) such proposal is not subject to any due diligence investigation, financial or other contingency, other than the receipt of the approvals of regulatory or governmental authorities and Cascade’s shareholders, (iii) the terms of any disposition or other treatment of the TARP preferred stock and warrant has been presented to and accepted by Treasury, (iv) the pro forma balance sheet of such third party after giving effect to the terms of the acquisition proposal reflects a 10% Tier 1 leverage ratio, and (v) such proposal is otherwise reasonably likely to close on its terms.

Conditions to Completion of the Merger

The respective obligations of Opus and Cascade to consummate the merger are subject to the satisfaction, or waiver by the other party, of the following conditions:

•	the approval of the merger agreement by holders of at least two-thirds of the shares of Cascade common stock issued and outstanding as of the record date of April 15, 2011;

•
the receipt of all regulatory approvals required, so long as none of the approvals contains any conditions, restrictions or requirements which Opus reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Opus would not have entered into the merger agreement had such conditions, restrictions or requirements been known when Opus entered into the merger agreement; and

•
no governmental authority of competent jurisdiction has been enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which would prohibit the merger.

The obligations of Cascade are also subject to the fulfillment or written waiver by Cascade of each of the following conditions:

•
the representations and warranties of Opus in the merger agreement are true and correct, except that such representations and warranties will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined in the merger agreement) on it and Cascade receives a certificate, signed on behalf of Opus to such effect; and

•	Opus has performed in all material respects all obligations required to be performed it pursuant to the merger agreement, and Cascade receives a certificate, signed on behalf of Opus to such effect.

The obligations of Opus are also subject to the fulfillment or written waiver by Opus of each of the following conditions:

•
the representations and warranties of Cascade in the merger agreement are true and correct, except that such representations and warranties will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined in the merger agreement) on Cascade and Opus has received a certificate, signed on behalf of Cascade to such effect;

•	Cascade has performed in all material respects all obligations required to be performed by the merger agreement, and Opus has received a certificate, signed on behalf of Cascade to such effect;

•
all regulatory approvals required to consummate the merger of Opus and Cascade Bank, including without limitation the approval of California DFI and the FDIC, have been obtained and remain in full force and effect, and all applicable statutory waiting periods have expired or been terminated;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger of Opus and Cascade Bank is in effect;

•
no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of the merger of Opus and Cascade Bank; and

•	Treasury has provided its approval or non-objection of the purchase by Opus Acquisition of the TARP preferred stock and warrant held by Treasury.

Cascade cannot guarantee whether all of the conditions to the acquisition will be satisfied or waived by the party permitted to do so. See Article VII of the merger agreement, which is attached to this proxy statement as Appendix A, for a more complete description of the conditions to the merger.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Opus will take all reasonable action so that employees of Cascade and its subsidiaries will be entitled to participate in the Opus employee benefit plans of general applicability to the same extent as similarly-situated employees of Opus and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of Cascade and its subsidiaries until such employees are permitted to participate in the Opus benefit plans. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Opus employee benefit plans, Opus will recognize years of service with Cascade and its subsidiaries to the same extent as such service was credited for such purpose by Cascade to the extent that it does not result in duplication of benefits

At and following the effective time of the merger, Opus will honor and will be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Cascade and its subsidiaries and current and former directors of Cascade and its subsidiaries existing as of the effective date of the merger, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Cascade to the extent that each of the foregoing has been previously disclosed to Opus. See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger.” In addition, Cascade’s 401(k) Plan will be terminated upon closing of the merger and all plan benefits of the participants will be 100% vested.

If employees of Cascade or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Opus, Opus will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Opus;

•
provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•
waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Opus and Cascade have agreed to use their reasonable efforts to cooperate with respect to establishing retention arrangements for certain employees of Cascade and Cascade Bank who will continue to work with Opus following the closing of the merger. See “The Merger—Interests of Cascade’s Directors and Executive Officers in the Merger.” Cascade has agreed, subject to the consummation of the merger, to adopt a severance policy pursuant to which eligible employees will be entitled to one week’s salary for each year of employment, up to a maximum of twelve weeks’ salary.

Representations and Warranties of Cascade and Opus

The merger agreement contains a number of customary representations and warranties made by Opus and Cascade with respect to themselves and their respective subsidiaries. These representations and warranties relate to (among other things):

•	corporate organization, standing and authority;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory matters; and

•
authorization, execution, delivery, performance and confidentiality of the merger agreement, and required consents, orders and authorizations of governmental entities relating to the merger agreement and related matters.

Cascade also has made additional representations and warranties to Opus with respect to (among other things):

•	capitalization;

•	compliance with its Securities and Exchange Commission reporting obligations and the accuracy of such reports;

•	the accuracy of their respective financial statements, effective internal controls and absence of undisclosed liabilities;

•	the absence of insider trading violations under federal securities laws;

•	compliance with registration requirements under the Securities Act;

•	accuracy of information in this proxy statement;

•	compliance with environmental laws;

•	loans to directors and officers

•	material contracts, leases and defaults;

•	employee benefit plans;

•	the payment of taxes, filing of tax returns and other tax matters;

•	compliance with the Community Reinvestment Act;

•	insurance coverage;

•	subsidiaries’ investments;

•	personal property;

•	loan portfolio and allowance for loan losses;

•	risk management instruments;

•	information technology;

•	fiduciary accounts;

•	books and records;

•	intellectual property rights;

•	compliance with the Bank Secrecy Act and the USA PATRIOT Act;

•	employment relations;

•	receipt of a fairness opinion;

•	brokers’ and/or finders’ fees;

•	the absence of agreements on directorships; and

•	the non-applicability of anti-takeover provisions.

Opus also has made additional representations and warranties to Cascade with respect to (among other things):

•	the availability of funds to pay the merger consideration;

•	the absence of any event or circumstance since September 30, 2010, that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect with respect to Opus; and

•	accuracy of information supplied for inclusion in this proxy statement.

For information on these representations and warranties, please refer to Article V of the merger agreement, which is attached to this proxy statement as Appendix A. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “—Conditions to Completion of the Merger.”

Amendments and Waivers

Prior to the completion of the merger, any provision of the merger agreement may be waived (except with regard to the receipt of regulatory and shareholder approvals) by the party benefited by the provision, or amended or modified at any time, by an agreement in writing among the parties executed in the same manner as the merger agreement, except that after the special meeting of Cascade’s shareholders, no amendment shall be made which by law requires further approval by the shareholders without obtaining such approval.

Termination of the Merger Agreement and Termination Fee

The merger agreement may be terminated and the merger abandoned at any time upon the mutual consents of Opus and Cascade.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Opus or Cascade if:

•
provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and which breach would entitle the non-breaching party not to consummate the merger;

•
if the merger is not consummated by August 1, 2011, except to the extent that the failure of the merger to be consummated is due to the failure of the party seeking to terminate pursuant to the merger agreement to perform or observe the covenants and agreements of such party or the failure of any of Cascade’s shareholders (if Cascade or Cascade Bank is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant shareholder agreement executed in connection with the merger agreement;

•
if the approval of any governmental authority required is denied by final nonappealable action or an application for such approval is permanently withdrawn at the request of a governmental authority, provided, however, that no party has the right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party; and

•	if Cascade’s shareholders do not approve the merger agreement.

Cascade may terminate the merger agreement, in which case Cascade will be obligated to pay Opus a $2.25 million termination fee, if:

•
at any time prior to the special meeting of Cascade’s shareholders to vote on the merger with Opus, Cascade receives an acquisition proposal from a third party and the Cascade Board of Directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such proposal is financially superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such “superior proposal” would be inconsistent with the proper exercise of its fiduciary duties and Opus does not make another proposal at least as favorable as the third party’s acquisition proposal within five business days after written notice by Cascade that its Board of Directors intends to accept the other proposal. Any termination by Cascade pursuant to this termination right is conditioned upon Cascade paying Opus a $2.25 million termination fee.

Opus may terminate the merger agreement, in which case Cascade will be obligated to pay Opus a $2.25 million termination fee, if:

•
Cascade breaches the non-solicitation provisions described under “The Merger Agreement—No Solicitation”; Cascade’s Board of Directors fails to make its recommendation to its shareholders to approve the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Opus; or Cascade materially breaches its obligations by failing to call, give notice of, convene and hold the special meeting of Cascade’s shareholders; or

•
a tender offer or exchange offer for 15% or more of the outstanding shares of Cascade’s common stock is commenced and Cascade’s Board of Directors recommends that Cascade’s shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

Cascade is required to pay a $2.25 million termination fee if an acquisition proposal has been publicly announced or otherwise communicated or made known to our senior management or Board of Directors (or any third party has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal), and:

•	the merger agreement is terminated:

▪	by Opus because of an uncured breach of any of Cascade’s or Cascade Bank’s representations, warranties or covenants set forth in the merger agreement;

▪	by Opus or Cascade or Cascade Bank prior to the vote of Cascade’s shareholders on the merger agreement because the merger has not been consummated by August 1, 2011; or

▪	by Opus or Cascade or Cascade Bank if Cascade’s shareholders do not approve the merger agreement; and

•
we enter into a “control transaction” within 15 months after such termination, or a “control transaction” is consummated otherwise than pursuant to an agreement with Cascade or Cascade Bank within 18 months after such termination.

A “control transaction” is defined as an acquisition by a third party by purchase, merger, sale or otherwise, of more than 50% voting control of Cascade or Cascade Bank or a majority of the assets of Cascade or Cascade Bank, including by issuance of securities.

If the merger agreement is terminated by either Cascade or Cascade Bank or Opus due to a breach of a representation, warranty, covenant or undertaking by the other party, the breaching party is required to pay the non-breaching party $1.5 million as liquidated damages. In the event Opus is entitled to be paid both the $1.5 million in liquidated damages as well as the $2.25 million termination fee, the maximum amount payable to Opus by Cascade and Cascade Bank will not exceed $2.25 million.

Cascade Shareholder Agreements

Each of Cascade’s directors and executive officers has executed and delivered to Opus a shareholder agreement in connection with the execution and delivery of the merger agreement by Cascade. In the shareholder agreement, each individual agreed to vote his or her shares of Cascade’s common stock in favor of the merger agreement and against any competing transactions that may be proposed. In addition, each individual agreed to not transfer their shares of Cascade’s common stock prior to the consummation of the merger as provided in the shareholder agreement. The form of the shareholder agreement is attached as Annex A to the merger agreement which is attached as Appendix A to this proxy statement.

DISSENTERS’ RIGHTS OF APPRAISAL

Cascade Dissenters’ Rights

In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington, the “WBCA”), Cascade’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Cascade common stock. For purposes of Chapter 13 of the WBCA, “fair value” with respect to dissenters’ shares means the value of the shares of Cascade common stock immediately before the date of the merger agreement, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. The “fair value” of your shares may be more or less than the merger consideration. The right of a dissenting Cascade shareholder to receive payment of the “fair value” of their Cascade common stock will terminate if (i) the merger is abandoned or rescinded, (ii) a court has permanently enjoined the merger or set the merger aside, or (iii) the Cascade shareholder has withdrawn their demand with the written consent of Cascade.

Cascade shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 in order to perfect their rights. Cascade and Opus will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Cascade shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.

A shareholder who wishes to assert dissenters’ rights must (i) deliver to Cascade before the vote is taken by Cascade shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger agreement. Your notice to demand payment should specify your name and mailing address, the number of shares of Cascade common stock you own, and that you intend to demand cash payment for your Cascade shares if the merger agreement is approved. The notice must be separate from your proxy. Your vote against the merger agreement, alone, will not constitute notice of your intent to exercise your dissenters’ rights. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Cascade at the following address within the requisite time period:

Cascade Financial Corporation
Attn: Corporate Secretary
2828 Colby Avenue
Everett, Washington 98201

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Cascade a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Cascade the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Cascade prior to the vote being taken by Cascade shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Cascade common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, Opus as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) set a date by which Opus must receive the payment demand, which date will be between 30 and 60 days after notice is delivered; and (v) be accompanied by a copy of Chapter 23B.13 of the WBCA. A shareholder wishing to exercise dissenters’ rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Opus is required to pay each dissenter with properly perfected dissenters’ rights Opus’ estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. The payment must be accompanied by: (i) the corporation’s latest annual and quarterly financial statements; (ii) an explanation of how Opus estimated the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment under Chapter 23B.13.280 of the WBCA; and (v) a copy of Chapter 23B.13 of the WBCA. With respect to a dissenter who did not beneficially own Cascade shares prior to the public announcement of the merger, Opus may elect to withhold payment. After the effective date of the merger, however, Opus must estimate the fair value of the shares, plus accrued interest, and then send an offer to the dissenting shareholder to whom Opus withheld payment explaining how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under Chapter 13. Opus must pay the estimated fair value for dissenting shareholders that accept the payment of the estimated fair value as full satisfaction of their demand for payment. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. The rate of interest is generally required to be the rate at which Opus currently pays on its principal bank loans.

A dissenting shareholder may submit their own estimate of the “fair value” of their Cascade common stock, plus accrued interest, and demand payment of such estimate if the dissenter is dissatisfied with Opus’ estimate of the fair value or believes that the interest due was incorrectly calculated. Any such demand is waived if the dissenting shareholder does not notify Opus of such an estimate within thirty (30) days of Opus’ payment or offer of payment. The right to submit and demand payment on an alternate estimate also applies to circumstances where (i) Opus fails to make payment on the dissenter’s demand within sixty (60) days after the date set for demanding payment, or (ii) Cascade and Opus do not consummate the merger and fail to return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment. If Opus does not accept the dissenters’ estimate and the parties do not otherwise settle on a fair value, then Opus must, within 60 days, petition a court to determine the fair value. If Opus fails to petition an appropriate court within this time frame, it will be required to pay the dissenting shareholder’s estimated fair value of Cascade’s common stock.

In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Cascade who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT CASCADE FINANCIAL CORPORATION

Description of Business

For a description of our business, see Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which is attached as Appendix D to this proxy statement. The Form 10-K that is attached to this proxy statement does not include the exhibits originally filed with such report.

Regulatory Actions

FDIC Order

On July 21, 2010, Cascade Bank entered into the FDIC Order. The regulators alleged that Cascade Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and Board of Directors supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at Cascade Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, Cascade Bank neither admitted nor denied the alleged charges. Under the terms of the FDIC Order, Cascade Bank cannot pay any cash dividends or make any payments to Cascade without the prior written approval of the FDIC and the Washington DFI. Other material provisions of the FDIC Order require Cascade Bank to:

•	review the qualifications of Cascade Bank’s management;

•	provide the FDIC with 30 days written notice prior to adding any individual to the Board of Directors of Cascade Bank or employing any individual as a senior executive officer;

•	increase director participation and supervision Cascade Bank affairs;

•
develop a capital plan and increase Tier 1 leverage capital to 10% of Cascade Bank’s average total assets and increase total risk-based capital to 12% of the Bank’s risk-weighted assets by November 18, 2010, and maintain such capital levels, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators;

•
eliminate from its books, by charge-off or collection, all loans classified “loss” and all amounts in excess of the fair value of the underlying collateral for assets classified “doubtful” in the Report of Visitation dated February 16, 2010 that have not been previously collected or charged-off, by July 30, 2010;

•
reduce the amount of loans classified “substandard” and “doubtful” in the Report of Visitation that have not previously been charged off to not more than 130% of Cascade Bank’s Tier 1 capital and allowance for loan losses, within 180 days;

•
eventually reduce the total of all adversely classified loans by collection, charge-off or sufficiently improving the quality of adversely classified loans to warrant removing any adverse classification, as determined by the regulators;

•
formulate a written plan to reduce Cascade Bank’s levels of nonperforming assets and/or assets listed for “special mention” by Cascade Bank to an acceptable level and to reduce the Bank’s concentrations in commercial real estate and acquisition, development and construction loans;

•
develop a 3-year strategic plan and budget with specific goals for total loans, total investment securities and total deposits, and improvements in profitability and net interest margin, and reduction of overhead expenses;

•	submit a written plan for eliminating Cascade Bank’s reliance on brokered deposits, in compliance with FDIC’s rules;

•
eliminate and/or correct all violations of law set forth in the Report of Visitation and the Report of Examination dated May 18, 2009, and ensure future compliance with all applicable laws and regulations;

•
implement a comprehensive policy for determining the adequacy of the allowance for loan losses satisfactory to the regulators and remedy any deficiency in the allowance in the calendar quarter discovered by a charge to current operating earnings;

•	refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected;

•
refrain from extending additional credit with respect to other adversely classified loans, without the prior approval of a majority of the directors on the Board of Directors of Cascade Bank or its loan committee, and without first collecting all past due interest;

•	implement a liquidity and funds management policy to reduce Cascade Bank’s reliance on brokered deposits and other non-core funding sources; and

•	prepare and submit progress reports to the FDIC and the Washington DFI.

The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington DFI. A complete copy of the FDIC Order is attached as Exhibit 10.1 to the Form 8-K filed by Cascade with the SEC on July 21, 2010.

The FDIC Order does not restrict Cascade Bank from transacting its normal banking business. Cascade Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Customer deposits remain fully insured to the highest limits set by FDIC. The FDIC and Washington DFI did not impose any monetary penalties in connection with the FDIC Order.

FRB Agreement

Additionally, based on an examination concluded on March 11, 2010, Cascade entered into the FRB Agreement with the FRB of San Francisco on November 4, 2010. Under the FRB Agreement Cascade cannot do any of the following without prior written approval of the FRB:

•	declare or pay any dividends;

•	make any distributions of principal or interest on junior subordinated debentures or trust preferred securities;

•	incur, increase or guarantee any debt; or

•	redeem any outstanding stock.

The FRB Agreement also requires Cascade to:

•	take steps to ensure that Cascade Bank complies with the FDIC Order;

•
submit a written capital plan that provides for sufficient capitalization of both Cascade and Cascade Bank within 60 days, and notify FRB no more than 45 days after the end of any quarter in which any of Cascade’s capital ratios fall below the approved plan’s minimum ratios;

•	submit a written cash flow projection plan for 2011 within 60 days;

•
comply with FRB regulations governing affiliate transactions, as well as submit a written plan to reimburse Cascade Bank for all payments made by Cascade Bank in violation of sections 23A and 23B of the Federal Reserve Act or to collateralize the loan made by Cascade Bank to Cascade in accordance with the requirements of sections 23A and 23B of the Federal Reserve Act;

•
comply with notice and approval requirements of the Federal Deposit Insurance Act related to the appointment of directors and senior executive officers or change in the responsibility of any current senior executive officer;

•	comply with restrictions on paying or agreeing to pay certain indemnification and severance payments without prior written approval; and

•	submit a quarterly process report to the FRB.

The FRB Agreement will remain in effect until modified or terminated by the FRB. A complete copy of the FRB Agreement is attached as Exhibit 10.1 to the Form 10-Q filed by Cascade with the SEC on November 9, 2010.

These regulatory actions may adversely affect Cascade’s ability to obtain regulatory approval for future initiatives requiring regulatory action, such as acquisitions.

Description of Property

For a description of our properties, see Item 2 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Legal Proceedings

For a description of our legal proceedings, see Item 3 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Financial Statements and Supplementary Data

For our audited financial statements as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, and the notes thereto, see Item 8 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Management’s Discussion and Analysis Of Financial Condition and Results Of Operations

For our management’s discussion and analysis of financial condition and results of operation, see Item 7 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Changes In and Disagreements With Accountants On Accounting and Financial Disclosure

None.

Selected Financial Data

For our selected historical financial data for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006, and for each of the fiscal quarters of 2010, 2009 and 2009, see Item 6 of the Form 10-K, which is attached as Appendix D to this proxy statement.

Quantitative and Qualitative Disclosures About Market Risk

For our quantitative and qualitative disclosures about market risk, see Items 7A and 8 of the Form 10-K, which is attached as Appendix D to this proxy statement.

MARKET DATA AND DIVIDEND DATA

Cascade common stock is traded on the NASDAQ Capital Market under the ticker symbol of “CASB.” The following tables set forth for the high and low sale prices for our common stock as reported by NASDAQ over the last eight quarters and cash dividends paid on each share of our common stock for the quarters indicated:

Quarter Ended	High	Low
June 30, 2009	$4.35	$2.15
September 30, 2009	2.30	1.60
December 31, 2009	2.75	1.54
March 31, 2010	3.00	1.83
June 30, 2010	2.75	0.47
September 30, 2010	0.65	0.29
December 31, 2010*	0.79	0.36
March 31, 2011*	0.83	0.42

* Cascade transferred the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market on December 8, 2010.

Quarter Ended	Dividend Declared	Record Date	Payment Date
December 2008	$0.045	01/06/09	01/20/09
March 2009	0.010	04/15/09	04/29/09

In June 2009, to preserve capital, Cascade announced that it would temporarily suspend its regular quarterly cash dividend on common stock. For the foreseeable future, we do not intend to declare cash dividends. Additionally, the FDIC Order and the FRB Agreement prohibit Cascade from paying dividends without the prior written approval of the regulators.

The closing sale price of our common stock on the NASDAQ Capital Market on March 3, 2011, the last trading day prior to the announcement of the merger, was $0.55. On April 13, 2011, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ Capital Market was $0.427 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. Following the merger, there will be no market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows, as of April 15, 2011, the number of shares of Cascade common stock beneficially owned by each person or entity known by Cascade to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director, all executive officers named in the summary compensation table in our 2010 Form 10-K, and all directors and executive officers as a group. Unless otherwise noted, (i) the address for the named person is c/o Cascade Financial Corporation, 2828 Colby Avenue, Everett, Washington 98201 and (ii) the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned(1)		% of Shares Outstanding
Directors:
Richard L. Anderson	28,457		*
David W. Duce	59,260	(2)	*
Marion R. Foote	100,000		*
Jim Gaffney	19,982		*
Janice E. Halladay	34,637		*
Arnold R. Hofmann	12,419		*
Dennis R. Murphy	42,801		*
Carol K. Nelson**	154,817		1.3%
David R. O’Connor	170,342	(3)	1.4%
Thomas H. Rainville	141,031	(4)	1.1%
Christian H. Sievers	6,875		*
Ronald E. Thompson	57,920		*
G. Brandt Westover	55,596		*

Named Executive Officers:
Steven R. Erikson	96,083		*
Robert G. Disotell	188,925		1.5%

All executive officers and directors as a group (18 persons)	1,292,544		10.5%

*           Less than 1% of shares outstanding
**           Also an executive officer of Cascade and Cascade Bank

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses or other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which shares the persons named in the table possess voting and/or investment power. Shares of Cascade common stock held in accounts under Cascade’s 401(k) plan as of April 15, 2011 are included in the above table as follows: Ms. Nelson: 2,928 shares; Mr. Erickson: 44,789 shares; and Mr. Disotell 36,381 shares; all executive officers and directors as a group: 78,735 shares. These amounts do not include the remaining shares held by the Bank’s 401(k) plan for which Ms. Nelson and Messrs. Anderson and Westover act as trustees. The amounts shown also include the following amounts of common stock which the following individuals have the right to acquire within 60 days of April 15, 2011 through the exercise of stock options granted pursuant to the Company’s stock option plans: Mr. Anderson: 4,250 shares; Mr. Gaffney: 5,000 shares; Ms. Nelson: 84,756 shares; Mr. Erickson: 50,593 shares; Mr. Disotell: 45,593 shares; and all executive officers and directors as a group: 280,701 shares.

(2)	Includes 192 shares held by Mr. Duce’s children and 1,375 shares held by a testamentary trust of which Mr. Duce is trustee.

(3)	Includes 124,265 shares held by a trust in which Mr. O’Connor has a pecuniary interest.

(4)	Includes 87,651 shares held in the Rainville Family Limited Partnership of which Mr. Rainville is managing general partner.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that we do not have sufficient votes for a quorum or to approve the matters to be considered by our shareholders at the special meeting of shareholders, Cascade intends to adjourn the meeting to permit further solicitation of proxies. Cascade can only use proxies it receives at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its shareholders as a separate matter for consideration.
THE BOARD OF DIRECTORS OF CASCADE RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE MEETING TO A LATER DATE OR DATES TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE MATTERS TO BE CONSIDERED BY THE SHAREHOLDERS AT THE MEETING.
If shareholders properly execute their proxy, Cascade will consider that those shareholders voted in favor of the adjournment proposal unless their proxy indicates otherwise. If Cascade adjourns its special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the meeting.

Approval of the adjournment of the meeting requires the affirmative vote of the holders of a majority of the shares cast at the special meeting in person or by proxy on the matter.

OTHER BUSINESS

As of the date of this proxy statement, our Board of Directors is not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the special meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2011 only if the merger is not completed. Proposals of shareholders intended to be presented at the 2011 annual meeting of shareholders and nominees to be proposed for election as directors at the 2011 annual meeting must be delivered in accordance with our bylaws and received by our Corporate Secretary, at 2828 Colby Avenue, Everett, Washington 98201, not less than 30 days nor more than 60 days prior to the date established by the Board of Directors for the annual meeting, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting, or in order for such nominees to be considered duly nominated.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Shareholders who share a single address will receive only one proxy statement at that address unless Cascade has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce Cascade’s printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact Cascade Financial Corporation, 2828 Colby Avenue, Everett, Washington 98201, Attention: Corporate Secretary. Cascade will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Cascade in the same manner. If you own your shares of Cascade common stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our website at www.cascadebank.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, Washington 98201, Attention: Corporate Secretary, on our website at www.cascadebank.com or from the SEC through the SEC’s website at http://www.sec.gov.

Opus has supplied all information pertaining to Opus and Opus Acquisition, and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED APRIL 18, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF MARCH 3, 2011

AMONG

OPUS BANK,

OPUS ACQUISITION, INC.,

CASCADE FINANCIAL CORPORATION

AND

CASCADE BANK

A - i

(Continued)

6.11	Notification of Certain Matters	52
6.12	Estoppel Letters	52
6.13	Assumption of Indenture Obligations	52
6.14	Antitakeover Statutes	52
6.15	Cooperation in Securing Approval or Non-objection for the TARP Purchase	52
6.16	Consents	53
6.17	Repayment of Intercompany Loan	53
6.18	Reports	53
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER		53
7.01	Conditions to Each Party’s Obligation to Effect the Merger	53
7.02	Conditions to Obligations of CFC and Cascade Bank	53
7.03	Conditions to Obligations of Opus and Merger Sub	54
Article VIII TERMINATION		55
8.01	Termination	55
8.02	Effect of Termination and Abandonment	57
Article IX MISCELLANEOUS		59
9.01	Survival	59
9.02	Waiver; Amendment	59
9.03	Counterparts	59
9.04	Governing Law; Waiver of Jury Trial	59
9.05	Expenses	60
9.06	Notices	60
9.07	Entire Understanding; No Third Party Beneficiaries	61
9.08	Severability	61
9.09	Enforcement of the Agreement	62
9.10	Interpretation	62
9.11	Assignment	62
9.12	Alternative Structure	62

A - ii

(Continued)

ANNEX A	Form of Shareholder Agreement

ANNEX B	Form of Bank Merger Agreement

ANNEX C	Form of Tenant Estoppel Letter

ANNEX D	Form of Landlord Estoppel Letter

A - iii

(Continued)

Cascade Financial Corporation/Cascade Bank Disclosure Schedules

1.01	Shareholders
4.01(b)	Forbearances of CFC; Capital Stock
4.01(d)	Forbearances of CFC; Compensation; Employment Agreements; etc.
4.01(g)	Forbearances of CFC; Dispositions
4.01(i)	Forbearances of CFC; Capital Expenditures
4.01(p)	Forbearances of CFC; Marketing; Sponsorships
5.03(b)	CFC Capital Stock
5.03(c)(i)	Subsidiaries
5.03(c)(ii)	Subsidiaries
5.03(f)(i)	Regulatory Approvals; No Defaults
5.03(f)(ii)	Regulatory Approvals; No Default
5.03(h)	Legal Proceedings
5.03(i)(i)	Regulatory Matters
5.03(i)(iii)	Regulatory Matters
5.03(j)(i)	Compliance with Laws
5.03(j)(iii)	Compliance with Laws
5.03(k)(i)	Material Contracts
5.03(k)(iii)	Material Contracts; Defaults
5.03(l)	No Brokers
5.03(m)(i)	Employee Benefit Plans
5.03(m)(v)	Employee Benefit Plans
5.03(m)(vi)	Employee Benefit Plans
5.03(m)(viii)	Employee Benefit Plans
5.03(m)(x)	Nonqualified Deferred Compensation Plan
5.03(n)(i)	Employee; Labor Matters
5.03(n)(iv)	Employee; Labor Matters
5.03(n)(v)	Employee; Labor Matters
5.03(n)(vi)	Employee Disputes
5.03(o)	Environmental Matters
5.03(p)(xi)	Tax Matters
5.03(p)(xiii)	Tax Matters
5.03(q)(i)	Risk Management Instruments
5.03(r)(ii)	Non-Performing Loans
5.03(t)(i)	Intellectual Property
5.03(x)	Insurance
6.09(b)	Indemnification
6.10(b)	Benefits and Contractual Obligations
6.13	Assumption of Indenture Obligations

A - iv

AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 3, 2011, among Opus Bank (“Opus”), Opus Acquisition, Inc. (“Merger Sub”), Cascade Financial Corporation (“CFC”) and Cascade Bank (“Cascade Bank”).

RECITALS

A.           Opus.  Opus is a California-chartered bank, having its executive offices in Irvine, California.

B.           Merger Sub.  Merger Sub is a Washington corporation and a wholly-owned subsidiary of Opus.

C.           CFC.  CFC is a Washington corporation, having its executive offices in Everett, Washington.

D.           Cascade Bank.  Cascade Bank is a Washington-chartered bank and a wholly-owned subsidiary of CFC.

E.           Board Action.  The respective Boards of Directors of Opus, Merger Sub, CFC and Cascade Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger (as defined herein) provided for herein.

F.           Shareholder Agreements.  As a material inducement to Opus to enter into this Agreement, and simultaneously with the execution of this Agreement, certain Shareholders (as defined herein) are entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CFC Common Stock (as defined herein) in favor of the approval and adoption of this Agreement.

G.           TARP Purchase.  As of the date hereof, the United States Department of Treasury (the “Treasury”) holds (i) 38,970 shares of CFC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) and (ii) a warrant, dated November 21, 2008, to purchase 863,442 shares of the CFC Common Stock (as defined) at an exercise price of $6.77 per share (the “TARP Warrant” and, collectively with the TARP Preferred Stock, the “TARP Securities”).  On the Effective Date (as defined), Opus shall cause Merger Sub to purchase from the Treasury the TARP Securities and the right to receive all accrued but unpaid dividends on the TARP Preferred Stock on the terms and subject to the conditions set forth in a letter dated March 3, 2011 from the Treasury to Opus (the “Treasury Letter”) (collectively, the “TARP Purchase”).  Immediately following the TARP Purchase, Opus intends to deliver the TARP Securities to CFC for cancellation.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 3.05.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between Opus and Cascade Bank, the form of which is attached hereto as Annex B and which form shall be subject to such changes as Opus shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Burdensome Condition” has the meaning set forth in Section 7.01(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of California or Washington are authorized or obligated to close.

“Cascade Bank” has the meaning set forth in the preamble to this Agreement.

“Cascade Bank Board” means the Board of Directors of Cascade Bank.

“Certificate” means a certificate that immediately prior to the Effective Time evidenced shares of CFC Common Stock.

“CFC” has the meaning set forth in the preamble to this Agreement.

“CFC 401(k) Plan” has the meaning set forth in Section 6.10(e).

“CFC Articles” means the Articles of Incorporation of CFC, as amended by Articles of Amendment dated November 21, 2008.

“CFC Board” means the Board of Directors of CFC.

“CFC Bylaws” means the Bylaws of CFC, as amended.

“CFC Common Stock” means the common stock, $0.01 par value per share, of CFC.

“CFC ESOP” has the meaning set forth in Section 5.03(m)(xvi).

“CFC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CFC and its Subsidiaries and any predecessor of and any successor to CFC (or to another such predecessor or successor) and also shall be deemed to refer to any or all of CFC and its Subsidiaries.

“CFC IT Systems” has the meaning set forth in Section 5.03(u).

“CFC Loan Property” has the meaning set forth in Section 5.03(o).

“CFC Meeting” has the meaning set forth in Section 6.02(a).

“CFC Options” means the options to acquire CFC Common Stock issued under the CFC Stock Option Plans.

“CFC Preferred Stock” means the preferred stock, $0.01 par value per share, of CFC.

“CFC Stock Option Plans” means the CFC 1992 Stock Option and Incentive Plan, CFC 1994 Employee Stock Purchase Plan, CFC 1997 Stock Option Plan and CFC 2003 Long-Term Incentive Plan.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Classified Asset” has the meaning set forth in Section 5.03(r)(iii).

“Closing” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(d).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Department” means the Washington State Department of Financial Institutions, Division of Banks.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DFI” means the California Commissioner of Financial Institutions and the California Department of Financial Institutions.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an agent appointed by Opus and reasonably acceptable to CFC for the purpose of exchanging Certificates.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“FRB” means the Board of Governors of the Federal Reserve System or its delegatee, the Federal Reserve Bank of San Francisco.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.09(a).

“Indentures” means, collectively, the Indenture dated as of March 1, 2000, the Indenture dated as of December 15, 2004 and the Indenture dated as of March 30, 2006 entered into by CFC and each of the trustees named therein.

“Insurance Policies” has the meaning set forth in Section 5.03(x).

“Intellectual Property” has the meaning set forth in Section 5.03(t)(i).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Liquidated Damages Amount” has the meaning set forth in Section 8.02(d).

“Loans” has the meaning set forth in Section 4.01(t).

“Material Adverse Effect” means (i) with respect to CFC and Cascade Bank, any effect that is material and adverse to the financial condition, results of operations or business of CFC and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, or (d) the effects of any action or omission taken with the prior written consent of

Opus or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact (if any) they have on CFC and its Subsidiaries as a whole as measured relative to similarly situated companies in the banking industry, or (ii) with respect to CFC or Cascade Bank on the one hand or Opus on the other hand, any effect that would materially impair the ability of CFC and its Subsidiaries or Opus, as the case may be, to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.09(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Opus” has the meaning set forth in the preamble to this Agreement.

“Opus Benefit Plans” has the meaning set forth in Section 6.10(a).

“Opus Board” means the Board of Directors of Opus.

“OREO” means other real estate owned.

“PBGC” has the meaning set forth in Section 5.03(m)(i).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Agreements” means (i) the Consent Order, dated July 21, 2010, stipulated to by the Cascade Bank Board with the FDIC and the Department and  (ii) the Written Agreement, dated March 11, 2010, between CFC and the Federal Reserve Bank of San Francisco, in the case of (i) and (ii), as the same may be interpreted by such Governmental Agencies or as otherwise amended or modified.

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of CFC and Cascade Bank that is a shareholder of CFC.  The Shareholders are set forth in Section 1.01 of CFC’s Disclosure Schedule.

“Subsidiary” means each of the Persons set forth in Section 5.03(c)(i) of CFC’s Disclosure Schedule.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“TARP Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“TARP Purchase” has the meaning set forth in the recitals to this Agreement.

“TARP Warrant” has the meaning set forth in the recitals to this Agreement.

“TARP Securities” has the meaning set forth in the recitals to this Agreement.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger, the TARP Purchase and any other transactions contemplated by this Agreement.

“Treasury” has the meaning set forth in the recitals to this Agreement.

“Treasury Letter” has the meaning set forth in the recitals to this Agreement.

“WBCA” means the Washington Business Corporation Act.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into CFC in accordance with the applicable provisions of the WBCA (the “Merger”), the separate corporate existence of Merger Sub shall cease and CFC shall survive and continue to exist as a corporation incorporated under the WBCA (CFC, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name.  The name of the Surviving Corporation shall be “Cascade Financial Corporation.”

(c) Certificate of Incorporation and Bylaws.  The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub immediately prior to the Merger.  The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the WBCA.

(f) Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CFC or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CFC, Merger Sub and their proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) the last Business Day of the month during which such satisfaction or waiver occurs, or (ii) such other date to which the parties may mutually agree in writing.  The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein.  The date of such filings is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place at the offices of Patton Boggs LLP, 2550 M Street, NW, Washington, DC  20037, or at such other place as the parties may mutually agree upon, on the Effective Date.  At the Closing, there shall be delivered to Opus and CFC the documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Merger Sub Stock.  Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation.

(b) Effect on CFC Common Stock.  Subject to Section 3.03, each share of CFC Common Stock shall be converted, by virtue of the Merger, into the right to receive an amount in cash, without interest, equal to the quotient of:  (i) $5.5 million and (ii) the total number of shares of CFC Common Stock issued and outstanding as of the Effective Time.

3.02 Exchange Procedures.

(a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, Opus shall deliver to the Exchange Agent an amount of cash sufficient to make all payments required to be made pursuant to this Article III, in exchange for Certificates representing outstanding shares of CFC Common Stock in accordance with this Article III (such cash amount, the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by Opus, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to Opus.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of CFC Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.01. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, promptly after the Effective Time, the Merger Consideration. Until surrendered as contemplated by this Section 3.02(b), each Certificate (other than Certificates representing Treasury Stock and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 3.01.

(c) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, the stock transfer books of CFC shall be closed and there shall be no transfers on the stock transfer books of CFC of the shares of CFC Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of CFC Common Stock shall cease to be, and shall have no rights as, shareholders of CFC other than to receive the consideration provided under this Article III, subject to Section 3.03 of this Agreement.  On or after the Effective Time, any Certificates presented to Opus or the Exchange Agent for transfer shall be cancelled and, subject to Section 3.03, exchanged for the Merger Consideration as provided herein.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFC for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Opus.  Any shareholders of CFC who have not theretofore complied with Section 3.02(b) shall thereafter look only to Opus for the Merger Consideration deliverable in respect of each share of CFC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of CFC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Opus (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Opus and the Exchange Agent shall be entitled to rely upon the stock transfer books of CFC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Opus and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Opus (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CFC Common Stock such amounts as Opus or the Exchange Agent are required to deduct and withhold under the Code or applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CFC Common Stock in respect of which such deduction and withholding was made by Opus.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Opus, the posting by such Person of a bond in such amount as Opus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.03 Dissenting Shares.  Each outstanding share of CFC Common Stock, the holder of which has perfected his right to dissent pursuant to Section 23B.13.010.310 of the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA.  CFC shall give Opus prompt notice upon receipt by CFC of any such written demands for payment of the fair value of such shares of CFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA.  If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  Any payments made in respect of Dissenting Shares shall be made by Opus or the Surviving Corporation within the time period set forth in the WBCA.

3.04 CFC Options.  Prior to and effective as of the Effective Time, CFC shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.04, the CFC Stock Option Plans and shall have provided written notice to each holder of a then-outstanding CFC Option (whether or not such CFC Option is then vested or exercisable), that such CFC Option shall be, as of the date of such notice, exercisable in full, that such CFC Option shall terminate at the Effective Time and that, if such CFC Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall not be entitled to receive any consideration with respect to such CFC Option because the per share exercise price of such CFC Option is greater than the Merger Consideration.  CFC shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding CFC Option with regard to the cancellation of such CFC Option.  Subject to the foregoing, the CFC Stock Option Plans and all CFC Options issued thereunder shall terminate at the Effective Time.

3.05 Restricted Stock.  At the Effective Time, each outstanding share of restricted stock issued pursuant to the CFC Stock Option Plans, to the extent not already vested, shall vest and shall be converted into shares of CFC Common Stock, and thereby entitled to receive the Merger Consideration provided to holders of CFC Common Stock pursuant to Section 3.01(b), net of any amounts that must be withheld under federal and state income and employment Tax requirements.

3.06 Bank Merger.  As soon as practicable after the execution of this Agreement, or on such later date as Opus shall specify, Opus and Cascade Bank shall enter into the Bank Merger Agreement, which provides for the merger of Cascade Bank with and into Opus (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Opus shall specify).  The Bank Merger Agreement provides that the directors of Opus upon consummation of the Bank Merger shall be the directors of Opus immediately prior to the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of CFC.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Opus, each of CFC and Cascade Bank will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all Regulatory Agreements or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Opus the goodwill of the customers of CFC and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock.  Other than pursuant to Rights set forth on Schedule 4.01(b) of CFC’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of CFC capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee of CFC, its ERISA Affiliates or its Subsidiaries or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, and (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of CFC’s Disclosure Schedule.

(e) Hiring.  Hire any person as an employee, independent contractor or consultant of CFC or any of its Subsidiaries or promote any employee, independent contractor or consultant, except (i) to satisfy contractual obligations existing as of the date hereof, (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of CFC or a Subsidiary of CFC, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, and (iii) to hire up to two (2) credit analysts, whose compensation individually shall not exceed $75,000 and whose aggregate compensation shall not exceed $150,000.

(f) Benefit Plans.  Except as set forth in this Agreement, enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law (including Section 409A of the Code), or (ii) to satisfy contractual obligations existing as of the date hereof), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CFC or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions.  Except as required by this Agreement or to satisfy the Regulatory Agreements, and except as set forth on Schedule 4.01(g) of CFC’s Disclosure Schedules, sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties except in the ordinary course of business consistent with past practice and in compliance with all Regulatory Agreements and in a transaction that, together with all other such transactions, is not material to CFC and its Subsidiaries taken as a whole.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(s)), deposits or properties of any other entity.

(i) Capital Expenditures.  Make any capital expenditures other than those identified on Schedule 4.01(i) of CFC’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate.

(j) Governing Documents.  Amend the CFC Articles or the CFC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of CFC or enter into a plan of consolidation, merger, share exchange or reorganization with any person or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or to satisfy the Regulatory Agreements.

(l) Contracts.  Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CFC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CFC or any of its Subsidiaries of an amount which exceeds the total insurance proceeds payable in respect of such settlement, agreement or action by more than $25,000 and/or would impose any material restriction on the business of CFC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to CFC and its Subsidiaries taken as a whole.

(n) Banking Operations.  Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other banking and operating policies, except as required by the Regulatory Agreements, applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o) Payments.  Except (i) as required by the Regulatory Agreements, (ii) for deferral of regularly scheduled dividend payments on the TARP Preferred Stock and (iii) for deferral of regularly scheduled interest payments on CFC’s outstanding junior subordinated debentures issued pursuant to the Indentures, either fail to pay the accounts payable or other liabilities of CFC or any of its Subsidiaries, or fail to pursue to collect any of the accounts receivable or other indebtedness owed to CFC or any of its Subsidiaries, in a manner substantially consistent with recent past practice of CFC and its Subsidiaries.

(p) Marketing; Sponsorships.  (i) Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements or (ii) sponsor or contribute to any charitable, non-profit or community organization, except for such sponsorships or contributions that do not exceed $1,000 individually or $25,000 in the aggregate and for such pledges as are set forth on Schedule 4.01(p) of CFC’s Disclosure Schedule.

(q) Derivatives Contracts.  Enter into any Derivatives Contract.

(r) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, fixed-rate Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(s) Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case, with a term of 90 days or less.

(t) Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which are consistent with and do not violate the requirements set forth in Sections 7(a) and (b) of the Consent Order dated July 21, 2010 stipulated to by Cascade Bank; (ii) (x) make any new Loan in excess of $1.0 million or (y) modify any Loan in excess of $1.0 million that is rated “6” or higher under Cascade Bank’s internal classification system, in each case, without Opus’ written consent, which consent shall not be unreasonably withheld or delayed and shall be deemed to have been received to the extent that CFC or Cascade Bank has provided written notice to Opus hereunder which Opus has not objected to within two Business Days of receipt of such written notice, or (iii) enter into any Loan securitization or create any special purpose funding entity.

(u) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v) Transactions with Insiders.  Make or propose to make any loan to or enter into any transaction with CFC, any of its Subsidiaries, or any of their respective directors, officers or employees or any Affiliate thereof, other than credit card loans, provided that all such credit card loans are maintained in accordance with applicable terms, including applicable credit line limits, and are made or maintained in the ordinary course, consistent with past practice.

(w) Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

(x) Tax Elections.  Make or change any Tax election, settle or compromise any Tax liability of CFC or any of its Subsidiaries in an amount greater than $100,000, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of CFC or any of its Subsidiaries in an amount greater than $100,000, enter into any closing agreement with respect to any amount of Taxes greater than $100,000 or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(y) Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Opus) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Covenants of Opus.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as otherwise expressly contemplated herein, Opus shall: (i) subject to clauses (iv) and (v), operate its business only in the usual, regular and ordinary course, which includes the acquisition of the assets and liabilities of failed banks from the FDIC Resolution Program as well as whole banks and branch transactions; (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (iii) use commercially reasonable efforts to cause its representations and warranties to be correct in all material respects at all times; (iv) take no action which could reasonably be thought to adversely affect the ability of any party to obtain such regulatory approvals required for the transactions contemplated hereby without the imposition of a Burdensome Condition; and (v) take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules.  On or prior to the date hereof, CFC has delivered to Opus a schedule and Opus has delivered to CFC a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, 5.04 or 5.05 or to one or more of its covenants contained in Article IV or Article VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard.  Solely for purposes of determining whether the condition set forth in Section 7.02(a) or 7.03(a), as the case may be, has been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of CFC and Cascade Bank in Section 5.03 or Opus and Merger Sub contained in Sections 5.04 or 5.05, respectively, other than the representations and warranties set forth in Section 5.03(b), 5.03(m)(vi), and Section 5.03(m)(viii), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Section 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of CFC and Cascade Bank.  Subject to Section 5.01, CFC and Cascade Bank hereby represent and warrant to Opus:

(a) Organization, Standing and Authority.  CFC is duly organized and validly existing under the laws of the State of Washington.  CFC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CFC.  CFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the CFC Articles and CFC Bylaws which have previously been made available to Opus are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of CFC and each of its Subsidiaries previously made available to Opus contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Board of Directors (including committees of their respective Boards of Directors) through the date hereof, with the exception of any portions thereof (including any and all related documents and materials) with respect to any potential acquisition, merger, capital raising or strategic transaction with any Person other than Opus, which have been redacted.

(b) CFC Capital Stock.  The authorized capital stock of CFC consists solely of 65,000,000 shares of CFC Common Stock, of which 12,271,529 shares are issued and outstanding as of the date hereof (including 5,700 unvested shares of restricted stock issued pursuant to the CFC Stock Option Plans), and 500,000 shares of CFC Preferred Stock, of which 38,970 shares of TARP Preferred Stock are issued and outstanding as of the date hereof.  As of the date hereof, no shares of CFC Common Stock were held in treasury by CFC or otherwise directly or indirectly owned by CFC.  The outstanding shares of CFC Common Stock and TARP Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CFC Common Stock or TARP Preferred Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of CFC’s Disclosure Schedule sets forth (i) for each CFC Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CFC Common Stock subject to each CFC Option, the number of shares of CFC Common Stock subject to CFC Options that are currently exercisable and the exercise price per share and (ii) for each unvested grant of restricted stock issued pursuant to the CFC Stock Option Plans, the name of the grantee, the date of the grant, the number of shares of CFC Common Stock subject to the grant of restricted stock and the date(s) of vesting for such grants of restricted stock.  In addition, the TARP Warrant provides for the purchase of 863,442 shares of CFC Common Stock by the Treasury at an exercise price of $6.77 per share.  Except for the CFC Options and restricted stock grants set forth on Section 5.03(b) of CFC’s Disclosure Schedule and the TARP Warrant, there are no shares of CFC Common Stock reserved for issuance, CFC does not have any Rights issued or outstanding with respect to CFC Common Stock and CFC does not have any commitment to authorize, issue or sell any CFC Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CFC may vote are outstanding.  No Equity Securities have been issued or authorized for issuance by CFC from September 30, 2010 through the date hereof.

(c) Subsidiaries.

(i) (A) Section 5.03(c)(i) of CFC’s Disclosure Schedule sets forth a list of all of CFC’s Subsidiaries together with the Employer Identification Number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of CFC’s Disclosure Schedule, CFC owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to CFC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to CFC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to CFC’s rights to vote or to dispose of such securities and (F) all the Equity Securities of CFC’s Subsidiaries held by CFC or its Subsidiaries are fully paid and nonassessable and are owned by CFC or its Subsidiaries free and clear of any Liens.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the CFC Subsidiaries may vote are outstanding.

(ii) Except as set forth in Section 5.03(c)(ii) of CFC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in CFC’s Subsidiaries and stock in the FHLB, CFC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of CFC’s Subsidiaries has been duly organized, is validly existing and, with respect to each CFC Subsidiary, is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CFC.  Each of CFC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of Cascade Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Cascade Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power.  Each of CFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each CFC and Cascade Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and CFC has the corporate power and authority to cause Cascade Bank to consummate the Bank Merger Agreement, and Cascade Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval by CFC’s stockholders of this Agreement.

(e) Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding CFC Common Stock, this Agreement and the Transaction and the Bank Merger and Bank Merger Agreement have been authorized by all necessary corporate action of CFC and Cascade Bank and the CFC Board and the Cascade Bank Board on or prior to the date hereof and the CFC Board has recommended that stockholders of CFC adopt this Agreement and directed that such matter be submitted for consideration by CFC’s stockholders at the CFC Meeting.  Each of CFC and Cascade Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Opus and Merger Sub, this Agreement is a valid and legally binding obligation of CFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CFC or any of its Subsidiaries in connection with the execution, delivery or performance by CFC and Cascade Bank of this Agreement and by Cascade Bank of the Bank Merger Agreement, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the DFI, the FDIC, the Department and the FRB, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CFC Common Stock, (C) the filing of articles of merger with the Secretary of State of the State of Washington pursuant to the WBCA with respect to the Merger and (D) the approval of this Agreement by the holders of two-thirds of the outstanding shares of CFC Common Stock.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by CFC and Cascade Bank, as applicable, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CFC or any of its Subsidiaries or to which CFC or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CFC Articles, the CFC Bylaws or similar governing documents of CFC’s Subsidiaries or (C) except as Previously Disclosed, require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities; Internal Controls.

(i) CFC’s Annual Report on Form 10-K for the year ended December 31, 2009 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006 with the SEC (collectively, CFC’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of CFC and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive (loss) income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows of CFC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.  Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The books and records of CFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) CFC has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2006.  None of CFC’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  CFC has made available to Opus true, correct and complete copies of all written correspondence between the SEC, on the one hand, and CFC and any of its Subsidiaries, on the other hand, occurring since December 31, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to CFC’s Securities Documents.  To the knowledge of CFC, none of the CFC’s Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii) Except as set forth on the consolidated balance sheet of CFC dated as of September 30, 2010 and included in CFC’s Securities Documents filed prior to the date hereof, neither CFC nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after September 30, 2010 in the ordinary course of business consistent with past practice and, to CFC’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv) Since September 30, 2010, (A) CFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither CFC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to CFC.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by CFC or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by CFC or its Subsidiaries, to cause CFC or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against CFC or its Subsidiaries.  Since the cash dividend declared on March 26, 2009, CFC has not declared, set aside or paid any cash, stock or other dividend or any other distribution with respect to the capital stock of CFC or any of its Subsidiaries nor have any shares of capital stock of CFC been purchased, redeemed or otherwise acquired, directly or indirectly, by CFC or any of its Subsidiaries.

(vi) The records, systems, controls, data and information of CFC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CFC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi).  CFC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CFC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of CFC by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CFC’s outside auditors and the audit committee of the CFC Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CFC’s internal controls over financial reporting.  No such disclosures have been or were required to be made as of the date of this Agreement.  If between the signing of this Agreement and the Effective Time, any such circumstances are discovered by CFC, these disclosures will be made in writing by management to CFC’s auditors and audit committee and copies shall be provided to Opus.  The Chief Executive Officer and the Chief Financial Officer of CFC have signed, and CFC has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CFC nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form  or manner of filing or submission of such certifications.

(vii) Since the enactment of the Sarbanes-Oxley Act, (i) neither CFC nor any of its Subsidiaries nor, to the knowledge of CFC or Cascade Bank, any director, officer, employee, auditor, accountant or representative of CFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CFC or any of its Subsidiaries, whether or not employed by CFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CFC or any of its Subsidiaries or their respective officers, directors, employees or agents to the CFC Board or any committee thereof or, to the knowledge of CFC or Cascade Bank, to any director or officer of CFC or any of its Subsidiaries.

(h) Legal Proceedings.  Except as set forth on Section 5.03(h) of CFC’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CFC or any of its Subsidiaries and, to CFC’s or Cascade Bank’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to

CFC’s or Cascade Bank’s knowledge, there are no facts which could reasonably give rise to any litigation, arbitration, claim or other proceeding that could reasonably be expected to have a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to CFC.

(i) Regulatory Matters.

(i) Except for the Regulatory Agreements or as set forth in Section 5.03(i)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has CFC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  CFC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Neither CFC nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii) Except for the Regulatory Agreements or as set forth on Section 5.03(i)(iii) of CFC’s Disclosure Schedule, (A) no Governmental Authority has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of CFC or Cascade Bank, investigation or inquiry into the business, operations, policies, practices or disclosures of CFC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of CFC and its Subsidiaries), or, to the knowledge of CFC or Cascade Bank, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CFC or any of its Subsidiaries.

(iv) The most recent regulatory rating given to Cascade Bank as to compliance with the Community Reinvestment Act is “outstanding.”  To the knowledge of CFC and Cascade Bank, since the last regulatory examination of Cascade Bank with respect to Community Reinvestment Act compliance, Cascade Bank has not received any complaints as to Community Reinvestment Act compliance.

(j) Compliance With Laws.  Each of CFC and its Subsidiaries:

(i) except as Previously Disclosed, is and at all times since December 31, 2005 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Regulatory Agreements, Sections 23A and 23B of the Federal Reserve Act and FDIC regulations pursuant thereto, the Equal Credit

Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CFC and its Subsidiaries relating to customer data,  privacy and security;

(ii) has and at all times since December 31, 2005 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CFC’s and Cascade Bank’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) except as set forth in the Regulatory Agreements or in Section 5.03(j)(iii) of CFC’s Disclosure Schedule, has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that CFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CFC’s or Cascade Bank’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents filed and listed as exhibits to CFC’s Securities Documents and as listed and described in Section 5.03(k)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party to, bound by or subject to any contract, agreement, commitment, understanding or arrangement (whether written or oral): (A) with respect to the employment of any directors, officers, employees, independent contractors or consultants; (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of CFC or any of its Subsidiaries to indemnification from CFC or any of its Subsidiaries; (C) which provides for the payment by CFC or any of its Subsidiaries of payments upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving CFC or any of its Subsidiaries, including but not limited to, the Merger; (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement; (E) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on thirty (30) days or less notice; (F) which is a lease for any real or material personal property owned or presently used by CFC or any of its Subsidiaries; (G) which (1) restricts the conduct of their respective business or limits the freedom of CFC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict CFC or any of its Subsidiaries after consummation of the Merger), (2) restricts the ability of CFC or any of its Subsidiaries to disclose any confidential information, trade secrets or proprietary information belonging to or provided by another Person, (3) restricts the ability of CFC or any of its Subsidiaries to solicit or hire any Person, or (4) requires exclusive referrals of business or requires CFC or any of its Subsidiaries to offer products or services on a priority or exclusive basis; (H) which relates to or evidences third-party indebtedness for borrowed money of such Person; (I) which has the effect of providing that the consummation of the Transaction or the execution, delivery or effectiveness of this Agreement and the Bank Merger Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such contract, agreement, commitment, understanding or arrangement or give rise under such contract, agreement, commitment, understanding or arrangement to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of CFC or any of its Subsidiaries, or to any increased, accelerated or additional material rights or material entitlements of any Person; (J) which relates to the settlement or other resolution of any legal proceeding that has any continuing obligations, liabilities or restrictions; (K) which relates to the disposition or acquisition by CFC or any of its Subsidiaries, with obligations to third parties remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets; (L) which relates to a partnership or joint venture or similar arrangement; (M) which involves capital expenditures by CFC or any of its Subsidiaries; (N) which relates to licenses of Intellectual Property (whether CFC or any of its Subsidiaries is the licensor or licensee thereunder) material to its respective business; (O) which involves an “earn-out” agreement or similar arrangement; (P) which relates to future disposition or acquisition of any business enterprise or any interest in any business enterprise; or (Q) which are otherwise material to the business of CFC or any of its Subsidiaries (collectively, “Material Contracts”).  Except as set forth in Section 5.03(k)(i) of CFC’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of CFC’s and Cascade Bank’s (as applicable) execution, delivery or performance of this Agreement and Bank Merger Agreement and the consummation of the Transaction.  True, correct and complete copies of all such Material Contracts have been made available to Opus as of the date hereof.

(ii) Each of the Material Contracts is in full force and effect and is a valid and binding obligation of CFC or its Subsidiaries, and to the knowledge of CFC or Cascade Bank, the other parties thereto, enforceable against CFC or its Subsidiaries, and to the knowledge of CFC or Cascade Bank, the other parties thereto in accordance with its terms.  CFC or its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract.  Neither CFC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, including but not limited to any Material Contract, by which their respective business, or their respective operations may be bound or affected, or under which their respective business or their respective operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by CFC or any of its Subsidiaries is currently outstanding.  Except as would not have a Material Adverse Effect, with respect to the Material Contracts, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii) Section 5.03(k)(iii) of CFC’s Disclosure Schedule sets forth a schedule of all officers and directors of CFC and its Subsidiaries who have outstanding loans from CFC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers.  No action has been taken by CFC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.  Copies of all agreements with Sandler O’Neill & Partners, L.P. have been previously furnished to Opus.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of CFC’s Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, employment agreements, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, matching charitable gift programs, tuition reimbursement programs, scholarship programs covering current or former employees of CFC, each of its Subsidiaries and CFC’s ERISA Affiliates (the “Employees”) and current or former directors of CFC, each of its Subsidiaries and CFC’s ERISA Affiliates or maintained by CFC, each of its Subsidiaries and CFC’s ERISA Affiliates or to which CFC, each of its Subsidiaries and CFC’s ERISA Affiliates contributed or are obligated to contribute thereunder for  current or former employees (the “Benefit Plans”).  True, correct and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or the U.S. Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the three most recent actuarial valuations, studies or estimates of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) written descriptions of all non-written agreements relating to the Benefit Plans and all communications to or from the DOL, the IRS and the Pension Benefit Guaranty Corporation (the “PBGC”), have been provided or made available to Opus).  For the purpose of this Agreement, an “ERISA Affiliate” is any entity which is considered one employer with CFC or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

(ii) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and all applicable laws, regulations and rulings and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject Opus to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Each Benefit Plan which is an

“employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS, and neither CFC nor Cascade Bank is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Neither CFC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no pending or, to CFC’s or Cascade Bank’s knowledge, threatened legal proceeding relating to the Benefit Plans.  Neither CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates with respect to any ongoing, frozen or terminated Pension Plan.  Neither CFC, any of its  Subsidiaries nor any of CFC’s ERISA Affiliates has incurred, and none expects to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Pension Plan within the twelve (12)-month period ending on the date hereof or will be required to be filed in connection with the Transaction.  There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on or included in the consolidated financial statements of CFC included in CFC’s Securities Documents.  No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  None of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has an outstanding funding waiver.  The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the PBGC in the event such Benefit Plan is terminated does not exceed the fair market value of the assets of each such plan.  The liabilities of each Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable law.  No transaction has been entered into by CFC, any of its Subsidiaries or CFC’s ERISA Affiliates which has subjected or could subject CFC, any of its Subsidiaries or CFC’s ERISA Affiliates to any liability under Title IV of ERISA.  CFC or its Subsidiaries Bank has provided, or is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth on Schedule 5.03(m)(v) of CFC’s Disclosure Schedule, neither CFC, any of its Subsidiaries nor CFC’s ERISA Affiliates has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  CFC, any of its Subsidiaries and CFC’s ERISA Affiliates may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CFC, any of its Subsidiaries or CFC’s ERISA Affiliates to a Tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement or the Bank Merger Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, except as set forth on Schedule 5.03(m)(vi) of CFC’s Disclosure Schedule and except pursuant to any contractual arrangement adopted pursuant to the provisions of Section 6.10(f) or (g), (A) entitle any Employees or any current or former director or independent contractor of CFC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan.  All required tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) Section 5.03(m)(viii) of CFC’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(ix) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x) Except as set forth on Schedule 5.03(m)(x) of CFC’s Disclosure Schedule, each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(xi) None of CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates maintains or participates in, or has maintained or participated in, any multi-employer plans.

(xii) No contributions pursuant to a Benefit Plan has been made by CFC, any of its Subsidiaries or CFC’s ERISA Affiliates in such amounts that would violate Section 404 of the Code.

(xiii) CFC, each of its Subsidiaries and CFC’s ERISA Affiliates have in force and have had in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans.  There does not exist any pending or, to the knowledge of CFC or Cascade Bank, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to CFC, each of its Subsidiaries and CFC’s ERISA Affiliates, as the sponsor or fiduciary thereof, or with respect to any other fiduciary thereof.

(xiv) Except as set forth in this Agreement, none of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has any commitment, intention or understanding to create, terminate or adopt any new Benefit Plan, and since the beginning of the current fiscal year, no event has occurred and no condition of circumstance has existed that would be expected to result in an increase in the benefits under, or the expense of, maintaining a Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year.

(xv) None of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has now, or has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(xvi) The Cascade Financial Corporation Employee Stock Ownership Plan (the "CFC ESOP") was merged in to the CFC 401(k) Plan effective December 31, 2006.  Effective with the merger, all account balances in the CFC ESOP were transferred to the CFC 401(k) Plan and the CFC ESOP was terminated in accordance with the terms of the CFC ESOP, ERISA, the Code, and all applicable laws.  No act or omission has occurred and no condition exists with respect to the CFC ESOP or its termination that would subject Opus to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Neither CFC nor Cascade Bank is aware of any circumstances likely to result in the loss of the qualification of the CFC

ESOP under Section 401(a) of the Code.  Neither CFC nor any of its Subsidiaries or ERISA Affiliates has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of the CFC ESOP, or any agent representing any of the foregoing that brings into question the qualification of the CFC ESOP.  There is no pending or, to CFC’s or Cascade Bank’s knowledge, threatened legal proceeding relating to the CFC ESOP.  Neither CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates has engaged in a transaction with respect to the CFC ESOP that, assuming the taxable period of such transaction expired as of the date hereof, could subject CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to the CFC ESOP, nor has the CFC ESOP been the subject of an audit, investigation or examination by a Governmental Authority.

(n) Employee; Labor Matters.

(i) Section 5.03(n)(i) of CFC’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of CFC and each of its Subsidiaries and each other employee, independent contractor, consultant and agent of CFC and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors, consultants and agents and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by CFC and each of its Subsidiaries with any of its respective officers, employees, independent contractors, consultants and agents, including those to increase the compensation or to modify the conditions or terms of employment.

(ii) To the knowledge of CFC and Cascade Bank, no officer or director of CFC or any of its Subsidiaries  or any employee, independent contractor, consultant or agent of CFC or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could (A) adversely affect the performance by a Person performing duties for or on behalf of CFC or any of its Subsidiaries or (B) adversely affect the ability of CFC or any of its Subsidiaries  to conduct its business.

(iii) Neither CFC nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee.  Neither CFC nor any of its Subsidiaries has any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to CFC or any of its Subsidiaries, in any capacity.

(iv) Except as set forth on Section 5.03(n)(iv) of CFC’s Disclosure Schedule, none of the officers, employees or consultants of CFC or any of its Subsidiaries has informed CFC or such Subsidiary of his or her intent, nor does CFC or Cascade Bank have any knowledge of any of the officers, employees or consultants of CFC or any of its Subsidiaries having an intention, to terminate employment with CFC or any of its Subsidiaries during the next twelve (12) months.

(v) Neither CFC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is CFC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CFC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CFC’s or Cascade Bank’s knowledge, threatened, nor is CFC or Cascade Bank aware of any activity involving employees of CFC or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.  Except as set forth on Section 5.03(n)(v) of CFC’s Disclosure Schedule, the employment of each officer and employee of CFC and each of its Subsidiaries is terminable at the will of CFC or such Subsidiary.

(vi) (A) Except as set forth on Schedule 5.03(n)(vi) of CFC’s Disclosure Schedule, there is no pending or, to the knowledge of CFC or Cascade Bank, threatened legal proceeding involving CFC or any of its Subsidiaries and any present or former employee(s) of CFC or any of its Subsidiaries and (B) no other Person, to the knowledge of CFC or Cascade Bank, has threatened any claim or any legal proceeding, against CFC or any of its Subsidiaries (or, to the knowledge of CFC or Cascade Bank, against any officer, director, employee or agent of CFC or any of its Subsidiaries) relating to employees or former employees of CFC or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(o) Environmental Matters.  Except as set forth on Section 5.03(o) of CFC’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of CFC or Cascade Bank, threatened against CFC or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to CFC.  To the knowledge of CFC or Cascade Bank, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on with respect to CFC.  CFC and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.  To CFC’s or Cascade Bank’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CFC or any of its Subsidiaries, or any property in which CFC or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“CFC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any CFC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither CFC nor any of its Subsidiaries nor, to CFC’s or Cascade Bank’s knowledge, any Person whose liability CFC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  Neither CFC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To CFC’s or Cascade Bank’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving CFC or any of its Subsidiaries, any currently or formerly owned or operated property, any CFC Loan Property, or, to CFC’s or Cascade Bank’s knowledge, any Person whose liability CFC or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against CFC or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CFC Loan Property.  CFC has Previously Disclosed and made available to Opus copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CFC, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CFC Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown (or required to be shown) to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CFC Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, and (E) the CFC Group has not extended or waived the statute of limitations for any such Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) CFC has made available to Opus (A) true and correct copies of all U.S. federal, state local and foreign income and unincorporated Tax Returns filed by or on behalf of the CFC Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three (3) years relating to Taxes due from or with respect to the CFC Group, or its income, assets or operations.

(iii) No written claim has been made by a taxing authority in a jurisdiction where the CFC Group does not file Tax Returns that the CFC Group is or may be subject to taxation by that jurisdiction.

(iv) There are no audits or investigations by any taxing authority or proceedings in progress with respect to the CFC Group, nor has the CFC Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(v) The CFC Group has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(vi) The CFC Group does not have a permanent establishment in any country other than the United States within the meaning of any applicable Tax treaty between the United States and such other country.

(vii) There are no Liens on any of the assets of the CFC Group that arose in connection with any failure (or alleged failure) to pay any Tax, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(viii) No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the CFC Group.

(ix) The CFC Group is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, the Transaction is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction.

(x) The CFC Group will not be required to include any adjustment in taxable income for any period ending after the Effective Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Effective Date or pursuant to a “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law with any Tax authority with regard to the Tax liability of the CFC Group for any period ending on or before the Effective Date.  No item of income or gain reported by the CFC Group for financial accounting purposes in any period ending before the Closing is required to be included in the income of CFC or any of its Subsidiaries for Tax purposes in any period ending after the Effective Date.

(xi) Except as set forth in Section 5.03(p)(xi) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any Person.

(xii) The CFC Group has not engaged in any transaction that would constitute a “tax shelter,” a “reportable transaction” or any transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Sections 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes.

(xiii) Except as set forth on Schedule 5.03(p)(xiii) of CFC’s Disclosure Schedule, no member of the CFC Group has been a party to a transaction that was reported as a reorganization within the meaning of Section 368 of the Code or has distributed stock of a corporation (or has had its own stock distributed) in a transaction that was reported to qualify under Section 355 of the Code.

(xiv) No member of the CFC Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which CFC is the parent) or has any liability for Taxes of any Person (other than as a member of the CFC Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(xv) The CFC Group maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., U.S. tax forms 1099, W-9 and W-8) for customers and vendors.  If the CFC Group does not receive appropriate taxpayer documentation, it back up withholds on disbursements.  Additionally, the CFC Group timely files and pays all withholding tax obligations as required by U.S. tax law.

(xvi) The CFC Group shall make available to Opus true and correct schedules setting forth the income Tax attributes (such as but not limited to current and accumulated net operating losses and adjusted Tax basis of the CFC Group's assets and of the stock of Cascade Bank) of the CFC Group including any applicable limitations or restrictions on the use of those Tax attributes (such as but not limited to prior limitations under Section 382 of the Code).

(q) Risk Management Instruments.

(i) Except as set forth in Section 5.03(q)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of CFC or any of its Subsidiaries.

(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CFC Options.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of CFC and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CFC and Cascade Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.  The Loan data tapes previously provided to Opus through CFC’s data room accurately reflect the Loan portfolio of CFC and its Subsidiaries as of the date of such Loan tape.

(ii) CFC has Previously Disclosed as to CFC and each of its Subsidiaries as of the latest practicable date prior to the date of this Agreement: (A) any written or, to CFC’s and Cascade Bank’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CFC’s and Cascade Bank’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import, each a “Classified Asset”) by CFC, a CFC Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Department or the FDIC would agree with the loan classifications established by CFC or any of the CFC Subsidiaries); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CFC or a CFC Subsidiary, or to the knowledge of CFC or Cascade Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties.  All real and personal property owned by CFC or a Subsidiary of CFC or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  CFC has good, marketable and valid title free and clear of all Liens to all of the real properties and all material personal properties and assets reflected on the consolidated balance sheet CFC as of September 30, 2010, included in CFC’s Securities Documents or acquired after such date, other than properties sold by CFC in the ordinary course of business, except as reflected on the consolidated balance sheet of CFC as of September 30, 2010 included in CFC’s Securities

Documents filed prior to the date of this Agreement.  All real and personal property which is material to CFC’s business on a consolidated basis and leased or licensed by CFC or a Subsidiary of CFC is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time and CFC and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto.  Neither CFC nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the knowledge of CFC or Cascade Bank, as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any real property lease, (ii) give any Person the right to declare a default or exercise any remedy under any real property lease, (iii) give any Person the right to accelerate the maturity or performance of any real property lease, or (iv) give any Person the right to cancel, terminate or modify any real property lease.  CFC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t) Intellectual Property.

(i) Each of CFC and its Subsidiaries owns or possesses valid and binding licenses and other rights to use, without payment of any amount, all Intellectual Property which is listed and described in Section 5.03(t)(i) of CFC’s Disclosure Schedule (other than commercially available “shrink wrap” licenses), and neither CFC nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.  Each of CFC and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens, and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the knowledge of CFC or Cascade Bank, such Intellectual Property is valid and enforceable.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

(ii) (A) CFC and each of its Subsidiaries owns, or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its respective businesses as currently conducted; (B) to the knowledge of CFC or Cascade Bank, the use of any Intellectual Property by CFC and its Subsidiaries and the conduct of its business as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the knowledge of CFC or Cascade Bank, no Person is challenging, infringing on or otherwise violating any right of CFC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CFC or any of its Subsidiaries; and (D) neither CFC or any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending legal proceeding against CFC or any of its Subsidiaries with respect to any Intellectual Property used by CFC or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof are unaware of any facts or events that would give rise to any legal proceeding against CFC or any of its Subsidiaries that is likely to succeed.

(u) Information Technology; Security & Privacy.  To CFC’s or Cascade Bank’s knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of CFC’s business (collectively, “CFC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  The CFC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.  Neither CFC nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the CFC IT Systems.  CFC and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.  Neither CFC nor any of its Subsidiaries is in breach of any Material Contract related to any CFC IT Systems.

(v) Fiduciary Accounts.  CFC and each of its Subsidiaries has properly administered all accounts for which its acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither CFC nor any of its directors, officers or employees, have committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w) Books and Records.  Since December 31, 2006, the books and records of CFC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CFC and such Subsidiaries.

(x) Insurance.  Section 5.03(x) of CFC’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by CFC and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage.  CFC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; neither CFC nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There are currently no claims pending against CFC or any of its Subsidiaries under any Insurance Policies.

(y) Allowance For Loan Losses.  CFC’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CFC’s (or Cascade Bank’s) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements and the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of CFC Common Stock is necessary to approve this Agreement and the Merger on behalf of CFC.  No other vote of the stockholders of CFC is required by law, the CFC Articles, the CFC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Merger.

(ii) The CFC Board has taken all necessary action so that no “control share acquisition,” “business combination moratorium,” “fair price” or other forms of antitakeover statute or regulation under the WBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CFC Articles and CFC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa) Fairness Opinion.  The CFC Board has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the consideration to be paid to the holders of CFC Common Stock is fair from a financial point of view.

(bb) Transactions in Securities.

(i) All offers and sales of CFC Common Stock and the TARP Securities by CFC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither CFC, none of CFC’s Subsidiaries nor, to CFC’s or Cascade Bank’s knowledge, (a) any director or executive officer of CFC or Cascade Bank, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CFC Common Stock or other securities issued by CFC (i) during any period when CFC or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc) Registration Obligation.  Neither CFC nor any of CFC’s Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(dd) No Agreements on Directorships.  Neither CFC, any Subsidiary of CFC nor any Affiliate of CFC has entered into any agreement which obligates CFC or a Subsidiary of CFC to elect any individual to serve on the CFC Board or the board of directors of any Subsidiary of CFC, and as of the date hereof, there are no obligations or commitments on the part of CFC, or any Subsidiary or Affiliate of CFC to elect any individual to serve on the CFC Board or the board of directors of any Subsidiary of CFC.

(ee) Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Opus.  Subject to Section 5.01, Opus hereby represents and warrants to CFC and Cascade Bank as follows:

(a) Organization, Standing and Authority.  Opus is duly organized and validly existing as a California-chartered bank and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.  Opus is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Opus.  Opus has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power.  Opus has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Opus has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the Bank Merger Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.  This Agreement, the Merger, the Bank Merger Agreement and the Bank Merger have been authorized by all necessary corporate action of Opus and the Opus Board on or prior to the date hereof.  This Agreement has been duly executed and delivered by Opus and, assuming due authorization, execution and delivery by CFC and Cascade Bank, this

Agreement is a valid and legally binding agreement of Opus enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Opus or any of its Subsidiaries in connection with the execution, delivery or performance by Opus of this Agreement, the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices, and articles of combination with, and approvals or waivers by, the DFI, the FDIC, the Department and the FRB and (B) the filing of the articles of merger with the Secretary of State of the State of Washington pursuant to the WBCA with respect to the Merger.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Opus, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Opus or to which Opus or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws of Opus or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(e) Material Adverse Effect.  Since September 30, 2010, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Opus.

(f) Legal Proceedings.

(i) Opus is not a party to any, and there are no pending or, to the best of Opus’ knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Opus, except for such litigation, claim or other proceeding which in the good faith judgment of Opus will not have a Material Adverse Effect with respect to Opus.

(ii) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Opus or the assets of Opus which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Opus.

(g) Regulatory Matters.

(i) Neither Opus nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. Opus has paid all assessments made or imposed by any Governmental Authority.

(ii) Opus has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii)  (A) No Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the knowledge of Opus, investigation or inquiry into the business, operations, policies, practices or disclosures of Opus (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Opus), or, to the knowledge of Opus, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Opus.

(h) Compliance With Laws.

(i) Opus is in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses;

(ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Opus’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) no notification or communication from any Governmental Authority (A) asserting that Opus is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Opus’s knowledge, do any grounds for any of the foregoing exist).

(i) Ownership of CFC Common Stock.  Neither Opus nor any of its Affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of more than 5% of the outstanding shares of CFC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(j) Financing.  Opus has and will have available to it at the Effective Time immediately available funds necessary to consummate the Transaction.

(k) Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

5.05 Representations and Warranties of Merger Sub.  Subject to Section 5.01, Merger Sub hereby represents and warrants to CFC and Cascade Bank as follows:

(a) Organization, Standing and Authority.  Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Washington.  Merger Sub is a wholly-owned subsidiary of Opus.

(b) Corporate Power.  Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.  This Agreement and the Merger have been authorized by all necessary corporate action of Merger Sub and the Board of Directors of Merger Sub on or prior to the date hereof.  Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CFC and Cascade Bank, this Agreement is a valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) No Business Activities.  Merger Sub has not conducted any activities or operations other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Transaction.  Merger Sub has no Subsidiaries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of CFC, Cascade Bank and Opus agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries (to the extent applicable) to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Opus, CFC or Cascade Bank is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transaction, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the Transaction or seeking material damages; provided, however, that CFC or Cascade Bank shall not be permitted without the consent of Opus, and Opus shall not be required, to take any action that is reasonably likely to result in a Burdensome Condition; and provided further, that neither CFC nor Cascade Bank shall be obligated to pay or incur any material costs in connection with any of the foregoing actions in (i), (ii) or (iii) nor to waive its right to terminate this Agreement pursuant to Section 8.01(c) to the extent the Merger cannot under any circumstance be consummated by August 1, 2011.

6.02 Shareholder Approval.

(a) CFC agrees to take, in accordance with applicable law and the CFC Articles and the CFC Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CFC’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “CFC Meeting”).  Except with the prior written approval of Opus, no other matters shall be submitted for the approval of the CFC stockholders at the CFC Meeting.  The CFC Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and, subject to Section 6.02(b), shall not (x) withdraw, modify or qualify in any manner adverse to Opus such recommendation or (y) take any other action or make any other public statement in connection with the CFC Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of CFC at the CFC Meeting for the purpose of approving the Agreement and any other matters required to be approved by CFC’s stockholders for consummation of the Transaction.  In addition to the foregoing, CFC shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, CFC and the CFC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) CFC shall have complied in all material respects with Section 6.07;

(ii) the CFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CFC Board’s fiduciary duties under applicable law,

(iii) if the CFC Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CFC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Opus pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CFC shall notify Opus, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Opus a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CFC shall, and shall cause its financial and legal advisors to, during the period following CFC’s delivery of the notice referred to in clause (B) above, negotiate with Opus in good faith for a period of up to five Business Days (to the extent Opus desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03 Proxy Statement.

(a) CFC agrees to prepare the proxy statement relating to the CFC Meeting (together with the proxy solicitation materials of CFC constituting a part thereof, the “Proxy Statement”) to be filed by CFC with the SEC as soon as reasonably practicable after the date hereof and in any event not later than the 30th day following the date hereof.  Opus and CFC shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the Proxy Statement, and Opus, and its legal, financial and accounting advisors, shall have the right to review in advance and comment upon such Proxy Statement prior to its filing and mailing to stockholders.

(b) Each of CFC and Opus agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to CFC’s stockholders and at the time of the CFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of CFC and Opus further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

6.04 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, each of Opus and CFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Opus as soon as reasonably practicable after the execution hereof and in no event (except for delays caused by CFC or its

Subsidiaries) later than the 30th day following the date hereof.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Opus to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities or third parties that would reasonably be expected to result in a Burdensome Condition.  Each of Opus and CFC shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all of the information relating to such party and any of its Subsidiaries (to the extent applicable) that appears in any filing made by the other party with, or written information submitted to, any third party or any Governmental Authority in connection with the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

(c) The parties agree that they will consult with each other with respect to the obtaining of all regulatory approvals and consents necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each party also shall promptly advise the others upon receiving any communication from any Governmental Authority or other Person whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

6.05 Press Releases.  CFC and Opus shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of CFC, the rules or regulations of the securities exchange on which it trades.  CFC and Opus shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) CFC agrees to use its best efforts, upon reasonable notice and subject to applicable laws relating to the exchange of information, to, and shall cause its Subsidiaries to, afford Opus and Opus’ officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of CFC and to such other information relating to CFC and its

Subsidiaries as Opus may reasonably request and, during such period, to furnish promptly to Opus (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal securities laws and federal or state banking, lending, consumer finance or privacy laws, subject to any applicable restrictions that limit CFC’s ability to furnish to Opus confidential supervisory information relating to CFC or its Subsidiaries, and (ii) all other information concerning the business, properties and personnel of CFC and its Subsidiaries as Opus may reasonably request.  Notwithstanding the foregoing, except as set forth in Section 6.07 hereof, CFC shall not be required to furnish any information regarding CFC Board deliberations concerning the transactions contemplated by this Agreement or with respect to an Acquisition Proposal.

(b) As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, CFC shall prepare and furnish to Opus (i) an unaudited consolidated statement of income of CFC and its Subsidiaries for the month then ended, (ii) an unaudited balance sheet for CFC for the month then ended, (iii) an unaudited balance sheet for Cascade Bank for the month then ended  and (iv) any key internal management reports relating to the foregoing.

(c) From the date of this Agreement until the Effective Time, the Opus senior manager responsible for the integration of CFC and Cascade Bank with Opus shall confer with CFC and Cascade Bank senior management on a regular basis regarding the business and operations of Opus and CFC.

(d) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of October 26, 2010 between Opus and CFC (the “Confidentiality Agreement”).  Such Confidentiality Agreement is hereby amended to incorporate the provisions of Section 9.04 and Section 9.09 of this Agreement and to delete any inconsistent provisions in the Confidentiality Agreement.

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07 Acquisition Proposals.

(a) Since January 30, 2011, CFC and Cascade Bank have, and have directed and used their reasonable best efforts to cause their Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by them) (all of the foregoing, collectively, “Representatives”) to, cease any discussions or negotiations with any other parties that may have been ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and have used their reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CFC or Cascade Bank thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, CFC and Cascade Bank shall not, and shall cause their directors, officers or employees (and those of any CFC Subsidiary) or any Representative retained by either of them (or any Subsidiary) not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Opus or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CFC Meeting, if the CFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CFC Board’s fiduciary duties under applicable law, CFC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the CFC Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Opus and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), participate in discussions or negotiations regarding such a Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of CFC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of CFC or Cascade Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of CFC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CFC or Cascade Bank, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CFC Common Stock then outstanding or all or substantially all of CFC’s consolidated assets, which the CFC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and the financial effect of the Termination Fee which would be payable to Opus, and after taking into account the advice of CFC’s financial advisor (which shall be a nationally recognized investment banking firm and it being agreed that Sandler O’Neill & Partners, L.P. meets this requirement) and outside counsel, that (i) the consideration that would be payable to the holders of CFC Common Stock has a readily ascertainable fair market value that exceeds the aggregate consideration that would be payable to the holders of CFC Common Stock at the Closing of the Transaction, (ii) such proposal is not subject to any due diligence investigation, financial or other contingency (other than the receipt of the approvals of Governmental Authorities and the stockholders of CFC), (iii) the terms of any disposition or other treatment of the TARP Securities has been presented to and accepted by Treasury, (iv) the pro forma balance sheet of such third party after giving effect to the tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction on the terms proposed in such proposal reflects a 10% Tier 1 leverage ratio, and (v) such proposal is otherwise reasonably likely to be consummated on the terms set forth.

(b) In addition to the obligations of CFC and Cascade Bank set forth in Section 6.07(a), CFC shall promptly (within 24 hours) advise Opus orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Opus informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Opus all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to Opus.

(c) Notwithstanding anything herein to the contrary, CFC and the CFC Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) CFC agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of CFC or its Subsidiaries shall be deemed a breach of this Section 6.07 by CFC.

(e) The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by CFC, its Subsidiaries or any Representative of CFC or its Subsidiaries.  It is accordingly agreed that Opus shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Opus is entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, Opus shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08 Certain Policies.  Prior to the Effective Date and after CFC has been advised in writing that all of Opus’ conditions to Closing have been satisfied or waived, each of CFC and its Subsidiaries, as may be requested by Opus, shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Opus; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by

CFC or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach,  violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CFC or its management with any such adjustments.

6.09 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Opus shall maintain the separate corporate existence of CFC as the Surviving Corporation and the articles of incorporation and bylaws of the Surviving Corporation shall have substantially identical provision with respect to indemnification and limitation of liability as those contained in the CFC Articles and CFC Bylaws.  Opus shall cause CFC to pay in the ordinary course and as due all of CFC’s and its Subsidiaries debt and obligations as and when due, including the premiums for the insurance coverages required to be maintained by the Surviving Corporation pursuant to Section 6.09(d), which Opus shall, if necessary, fund the payment therefor.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation and Opus, jointly and severally (the “Indemnifying Party”), shall defend, indemnify and hold harmless each present and former director and officer of CFC or a CFC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CFC or any CFC Subsidiary or is or was serving at the request of CFC or any of the CFC Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CFC Articles and the CFC Bylaws or equivalent documents of any CFC Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by CFC pursuant to this Section 6.09, in each case as in effect on the date hereof.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d) The Surviving Corporation (and Opus to the extent it is required to provide indemnification pursuant to Section 6.09(a)) shall maintain CFC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CFC’s existing policy covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time.

(e) Opus and the Surviving Corporation shall preserve and store in a safe and secure manner and location (including electronically) the books and records (including, without limitation, all corporate minutes described in Section 5.03(a)) of CFC and Cascade Bank prior to the Effective Time, and provide or make available to any Indemnified Party and his/her legal counsel, copies of any such documents they may request for the purpose of defending or responding to any claim, action, suit or proceeding.

(f) If Opus or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Opus or the Surviving Corporation shall assume the obligations set forth in this Section 6.09.

6.10 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Opus shall take all reasonable action so that employees of CFC and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Opus of general applicability (the “Opus Benefit Plans”) to the same extent as similarly-situated employees of Opus (it being understood that inclusion of the employees of CFC and its Subsidiaries in the Opus Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of CFC and its Subsidiaries until such employees are permitted to participate in the Opus Benefit Plans and provided further, however, that nothing contained herein shall require Opus to make any grants to any former employee of CFC under any discretionary equity compensation plan of Opus.  Opus shall cause each Opus Benefit Plan in which employees of CFC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for purposes of eligibility to participate in, vesting of benefits under or accrual of benefits under, any defined benefit pension plan) under the Opus Benefit Plans, the service of such employees with CFC and its Subsidiaries to the same extent as such service was credited for such purpose by CFC, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Except for the commitment to continue those Benefit Plans of CFC and its Subsidiaries that correspond to Opus Benefit Plans until employees of CFC and its Subsidiaries are included in such Opus Benefit Plans, nothing herein shall limit the ability of Opus to amend or terminate any of CFC’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, Opus shall honor, and Opus and the Surviving Corporation, jointly and severally, shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CFC and its Subsidiaries and current and former directors of CFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of CFC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.  The severance or termination payments which are payable pursuant to such agreements, plans or policies of CFC and its Subsidiaries (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees and current and former directors of CFC and its Subsidiaries become eligible to participate in a medical, dental or health plan of Opus, Opus shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Opus, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the Effective Time to the extent such employee or director had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Each of CFC, its Subsidiaries, its ERISA Affiliates and Opus acknowledges and agrees that all provisions contained within this Section 6.10 with respect to Employees and directors are included for the sole benefit of CFC and Opus and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CFC, its Subsidiaries, Opus or any of their respective Affiliates.

(e) The CFC 401(k) Plan shall be terminated immediately prior to, and effective as of, the Effective Time. Upon termination, all participants in the CFC 401(k) Plan shall be 100% vested in their account balances upon such amendment.  In connection with the termination of the CFC 401(k) Plan, CFC shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the CFC 401(k) Plan.  CFC shall adopt amendments to the CFC 401(k) Plan as may be reasonably required by the IRS as a condition to granting a favorable determination letter with respect to such termination.  No distributions from the CFC 401(k) Plan shall be made, except as may be required by law, until receipt of a favorable determination letter.  CFC shall maintain the CFC 401(k) Plan and make all required filings in accordance with the terms of the CFC 401(k) Plan, ERISA, the Code and other applicable Law until all assets are distributed from the CFC 401(k) Plan.

(f) Prior to the Closing Date, CFC shall adopt, subject to the Closing of the Transaction, a severance policy in the form set forth in Section 6.10 of Opus’ Disclosure Schedule.

(g) Following the execution of this Agreement, Opus and CFC shall use reasonable efforts to cooperate with respect to the establishment of retention arrangements for certain employees of CFC and its Subsidiaries that will continue with Opus following the Closing of the Transaction.

6.11 Notification of Certain Matters.  Each of CFC, Cascade Bank and Opus shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12 Estoppel Letters.  CFC shall use its commercially reasonable efforts to obtain and deliver to Opus at the Closing with respect to all real estate (i) owned by CFC or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex C from all tenants and (ii) leased by CFC or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex D from all lessors.

6.13 Assumption of Indenture Obligations.  Following the Merger, Opus shall execute such supplemental indentures and provide such documents, including without limitation legal opinions, as are reasonably required upon a merger or consolidation of CFC under the indentures, trust agreements, guarantee agreements and other agreements Previously Disclosed by CFC or any of its Subsidiaries.

6.14 Antitakeover Statutes.  Each of Opus and CFC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.15 Cooperation in Securing Approval or Non-objection for the TARP Purchase.  Opus agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to secure the approval of, or non-objection by the Treasury of the TARP Purchase, including but not limited to providing the Treasury with any documentation required by the Treasury Letter, including but not limited to the Agreement.  Each of CFC and Cascade Bank agree to use their reasonable best efforts in good faith to cooperate with Opus in securing any documentation that may be required by the Treasury in connection with its review of the Transaction pursuant to the Treasury Letter.

6.16 Consents.  CFC and Cascade Bank shall use their best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices pursuant to the terms of the Material Contracts, which will be required as a result of the Transactions being consummated.

6.17 Repayment of Intercompany Loan.  On the Effective Time, Opus shall cause CFC to repay the balance of the loan made by Cascade Bank to CFC in the amount of $430,000 plus interest.

6.18 Reports.  Each of Opus, CFC and CFC’s Subsidiaries shall file all reports required to be filed by it with Governmental Authorities between the date of this Agreement and the Effective Time and CFC and CFC’s Subsidiaries shall deliver to Opus copies of all such reports promptly after the same are filed.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Shareholder Approval.  This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CFC Common Stock.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Opus Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Opus would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Transaction.

7.02 Conditions to Obligations of CFC and Cascade Bank.  The obligation of CFC and Cascade Bank to consummate the Merger is also subject to the fulfillment or written waiver by CFC and Cascade Bank prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Opus and Merger Sub set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CFC and Cascade Bank shall have received (i) a certificate, dated the Effective Date, signed on behalf of Opus by the Chief Executive Officer and the Chief Financial Officer of Opus to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Merger Sub by the Chief Executive Officer of Merger Sub to such effect.

(b) Performance of Obligations of Opus.  Opus and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and CFC and Cascade Bank shall have received (i) a certificate, dated the Effective Date, signed on behalf of Opus by the Chief Executive Officer and the Chief Financial Officer of Opus to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Merger Sub by the Chief Executive Officer of Merger Sub to such effect.

(c) Other Actions.  Opus and Merger Sub shall have furnished CFC and Cascade Bank with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CFC and Cascade Bank may reasonably request.

7.03 Conditions to Obligations of Opus and Merger Sub.  The obligations of Opus and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Opus prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of CFC and Cascade Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Opus shall have received (i) a certificate, dated the Effective Date, signed on behalf of CFC by the Chief Executive Officer and the Chief Financial Officer of CFC to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Cascade Bank by the Chief Executive Officer and the Chief Financial Officer of Cascade Bank to such effect.

(b) Performance of Obligations of CFC and Cascade Bank.  CFC and Cascade Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and Opus and Merger Sub shall have received (i) a certificate, dated the Effective Date, signed on behalf of CFC by the Chief Executive Officer and the Chief Financial Officer of CFC to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Cascade Bank by the Chief Executive Officer and the Chief Financial Officer of Cascade Bank to such effect.

(c) Bank Merger.  All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the DFI and the FDIC, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.  No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(d) Consents.  All consents, approvals authorizations, notices and waivers required pursuant to the terms of the Material Contracts, all of which are identified in Section 5.03(k)(i) of CFC’s Disclosure Schedules, shall have been obtained and delivered by CFC and Cascade Bank as of the Effective Date.

(e) TARP Purchase Approval or Non-objection.  The Treasury shall have provided its approval or non-objection to the TARP Purchase by Merger Sub pursuant to the terms of the Treasury Letter.

(f) Other Actions.  CFC and Cascade Bank shall have furnished Opus and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Opus may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By the mutual consent in writing of Opus, Merger Sub, CFC and Cascade Bank.

(b) Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay.  By Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event that the Merger is not consummated by August 1, 2011, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party or parties seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement or (ii) the failure of any of the Shareholders (if CFC or Cascade Bank are the parties seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval.  By Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(e) No CFC Stockholder Approval.  By either Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, if any approval of the stockholders of CFC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CFC Meeting or at any adjournment or postponement thereof.

(f) CFC Failure to Recommend; Etc.  By Opus and Merger Sub if (i) CFC shall have materially breached the provisions of Section 6.07 in any respect adverse to Opus, (ii) the CFC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Opus, or (iii) CFC shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the CFC Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers.  By Opus and Merger Sub if a tender offer or exchange offer for 15% or more of the outstanding shares of CFC Common Stock is commenced (other than by Opus), and the CFC Board recommends that the stockholders of CFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal.  At any time prior to the CFC Meeting, by CFC in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by CFC and the CFC Board in compliance with Section 6.07(a) hereof, provided, however, that this Agreement may be terminated by CFC pursuant to this Section 8.01(h) only after the fifth Business Day following CFC’s provision of written notice to Opus advising Opus that the CFC Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Opus does not, in its sole discretion, make an offer to CFC that the CFC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal, and provided further, that termination under this Section 8.01(h) shall not be deemed effective until payment of the Termination Fee required by Section 8.02(b)(i) is tendered to Opus.

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(d) and Article IX (except for Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Opus, Merger Sub, CFC nor Cascade Bank shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement; provided, however, that the Termination Fee shall in all events constitute the sole and exclusive compensation and remedy of Opus in the event the Transaction is not consummated as a result of or related to a termination of this Agreement by Opus pursuant to Section 8.01(f) or (g) or CFC pursuant to Section 8.01(h).

(b) The parties hereto agree that CFC shall pay Opus $2.25 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Opus pursuant to Section 8.01(h), CFC shall not later than concurrent with such termination, pay the Termination Fee to Opus; or

(ii) if this Agreement is terminated by Opus pursuant to Section 8.01(f) or (g), CFC shall pay the Termination Fee to Opus on the second Business Day following the termination of this Agreement; or

(iii) if this Agreement is terminated by (A) Opus pursuant to Section 8.01(b), (B) by either Opus or CFC or Cascade Bank pursuant to Section 8.01(c) and at the time of such termination no vote of the CFC stockholders contemplated by this Agreement at the CFC Meeting shall have occurred, or (C) by either Opus or CFC pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CFC or Cascade Bank or the CFC Board or the Cascade Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CFC contemplated by this Agreement at the CFC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 15 months after such termination CFC or Cascade Bank enters into an agreement with respect to a Control Transaction, then CFC shall pay to Opus an amount equal to two-thirds of the Termination Fee on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, CFC shall pay to Opus the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with CFC or Cascade Bank within 18 months after such termination, then CFC shall pay to Opus the Termination Fee (less any amount previously paid by CFC pursuant to clause (1) above) on the date of such consummation of such Control Transaction.  As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any

Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of CFC or Cascade Bank or a majority of the assets or CFC or Cascade Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of CFC or by any Person other than CFC or its Subsidiaries of more than 50% of the voting power of Cascade Bank or (iii) any merger, consolidation or other business combination transaction involving CFC or any of its Subsidiaries as a result of which the stockholders of CFC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Opus.

(c) If CFC fails to pay Opus the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CFC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Opus in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided Opus prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) If this Agreement is terminated by either CFC or Cascade Bank on the one hand or Opus on the other hand due to a breach of a representation, warranty, covenant or undertaking by the other party or parties, the breaching party or parties shall be liable for and shall promptly pay to the non-breaching party or parties upon written demand $1.5 million (the “Liquidated Damages Amount”), without prejudice to any other rights or remedies as may be available to Opus under Section 8.02(b) above, provided however that to the extent Opus is entitled to be paid both the Liquidated Damages Amount set forth in this Section 8.02(d) as well as the Termination Fee set forth in Section 8.02(b) above, in no event will the amount payable to Opus pursuant to Section 8.02(b) and this Section 8.02(d) exceed $2.25 million.  Any amount that becomes payable pursuant to this Section 8.02(d) shall be paid by wire transfer of immediately available funds to an account designated by the non-breaching party or parties.  If the breaching party or parties fails to pay the non-breaching party or parties the amounts due under this paragraph (d), the breaching party or parties shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the non-breaching party or parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided the non-breaching party or parties prevail on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) The parties agree that the agreements contained in Sections 8.02(b) and 8.02(d) above are integral parts of the transactions contemplated by this Agreement, that without such agreements neither party would have entered into this Agreement, and constitute liquidated damages and not a penalty.

ARTICLE IX

MISCELLANEOUS

9.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CFC Meeting no amendment shall be made which by law requires further approval by the stockholders of CFC without obtaining such approval.

9.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington (without giving effect to choice of law principles thereof).

(b) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or, if under applicable law, exclusive jurisdiction over such subject matter lies with the courts of the United States, any court of the United States located in the State of Washington.  Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(c).

9.05 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Opus and Merger Sub to:

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Stephen H. Gordon, Chairman, President
and Chief Executive Officer
Fax:  (949) 250-9988

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Donald E. Royer, Executive Vice President
and General Counsel
Fax:  (949) 250-9988

If to CFC or Cascade Bank to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201
Attention:  Carol K. Nelson, President
and Chief Executive Officer
Fax:  (425) 259-8517

With a copy to:

Keller Rohrback LLP
1201 Third Avenue
Seattle, WA  98101
Attention:                  Glen P. Garrison
Thomas A. Sterken
Fax:  (206) 623-3384

9.07 Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement (as amended by Section 6.06(d) of this Agreement) between Cascade Bank and Opus represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement between Cascade Bank and Opus supersede any and all other oral or written agreements heretofore made. The letter of intent dated as of January 28, 2011, and the letter agreement dated December 15, 2010, are superseded by this Agreement. Except for the Indemnified Parties’ right to enforce Opus’ obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and the rights of any employees of CFC and its Subsidiaries under Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect with respect to CFC or Opus, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including, without limitation, the Confidentiality Agreement referenced in Section 6.06(d)) were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, Opus may at any time modify the structure of the acquisition of CFC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of CFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) the modification does not change the intended federal income tax consequences of the transactions contemplated by this Agreement and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.  In the event Opus elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                            OPUS BANK

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman, President and Chief Executive Officer

                            OPUS ACQUISITION, INC.

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman, President and Chief Executive Officer

                            CASCADE FINANCIAL CORPORATION

By:	/s/ Carol K. Nelson
Name:	Carol K. Nelson
Title:	President and Chief Executive Officer

                            CASCADE BANK

By:	/s/ Carol K. Nelson
Name:	Carol K. Nelson
Title:	President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of March 3, 2011, among __________________, a shareholder (“Shareholder”) of Cascade Financial Corporation, a Washington corporation (“CFC”), Opus Bank, a California-chartered bank (“Opus”), and, solely for purposes of the last sentence of Section 8, CFC.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, CFC, Cascade Bank, a Washington-chartered bank and wholly-owned subsidiary of CFC, Opus and Opus Acquisition, Inc., a wholly-owned subsidiary of Opus (“Merger Sub) are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which CFC will merge with Merger Sub on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of CFC Common Stock will be converted into cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of CFC Common Stock identified on Exhibit I hereto (such shares, together with all shares of CFC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Opus to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CFC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of CFC, or in connection with any written consent of the stockholders of CFC, Shareholder shall:

(a)           appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (w) in favor of adoption and approval of the Merger Agreement and the Merger; (x) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFC contained in the Merger Agreement or of Shareholder contained in this Agreement; (y) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement; and (z) against the election of new members of CFC’s board of directors, other than the nominees of the majority of the board of directors in office on the date of this Agreement.

2.           Transfer of Shares.

(a)           Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the written approval of Opus, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)           Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.           Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Opus as follows:

(a)           Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto.  Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of CFC Common Stock owned beneficially or of record by Shareholder.  Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)           Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.           No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to CFC, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of CFC Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of CFC vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Opus with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the CFC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.           Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify Opus promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of CFC Common Stock or other securities of CFC of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were CFC.

6.           Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to Opus if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Opus will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of Opus for any such failure and will not oppose the granting of such relief on the basis that Opus may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Opus’ seeking or obtaining such equitable relief.

7.           Term of Agreement; Termination.

(a)           The term of this Agreement shall commence on the date hereof.

(b)           This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.           Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs CFC to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.  CFC agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the CFC Common Stock.

9.           Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Opus to:

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Stephen H. Gordon, Chairman, President
and Chief Executive Officer
Fax:  (949) 250-9988

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Donald E. Royer, Executive Vice President
and General Counsel
Fax:  (949) 250-9988

If to CFC or Shareholder to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201
Attention:  Carol K. Nelson, President
      Chief Executive Officer
Fax:  (425) 259-8517

With a copy to:

Keller Rohrback LLP
1201 Third Avenue
Seattle, WA  98101
Attention:  Glen P. Garrison
       Thomas A. Sterken
Fax:  (206) 623-3384

11.           Miscellaneous.

(a)           Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)           Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CFC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CFC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of CFC.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)           Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law.

(ii)          Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or, if under applicable law, exclusive jurisdiction over such subject matter lies with the courts of the United States, any court of the United States located in the State of Washington.  Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(iii)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e)(iii).

(f)           Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.           Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

13.           Non-Solicitation.

(a)           In order that Opus may have and enjoy the full benefit of ownership of CFC and the businesses it conducts following the Effective Time, Shareholder agrees that for a period of 24 months after the Effective Date, Shareholder will not take any affirmative action to hire, attempt to hire, contact or solicit with respect to hiring, any Person who was an employee of CFC or any Subsidiary or Affiliate of CFC prior to the Effective Time of the Merger or becomes an employee of Opus or any of its subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of Opus or any of its subsidiaries, provided that the foregoing shall not apply to any Person whose employment with Opus or any of its subsidiaries terminated more than six months prior to the time Shareholder first solicited such Person for employment following the Effective Date or was involuntarily terminated by Opus or any of its subsidiaries.  Nothing contained in this Section 13 is intended to prohibit general advertising or general solicitation not specifically directed at employees of Opus or its subsidiaries.

(b)           Shareholder acknowledges and agrees that the businesses conducted by CFC are highly competitive, a significant portion of CFC’s competitiveness and its value as a going enterprise is derived from its workforce, and that the covenant made by Shareholder in this Section 13 is made in consideration of the payments of the Merger Consideration and as a necessary inducement for Opus to enter into the Merger Agreement and consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 13 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that, although Shareholder and Opus each consider the restrictions contained in this Section 13 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 13 is unenforceable against any party, the provisions of this Section 13 shall be deemed amended to apply as to such maximum extent as such court may judicially determine or indicate to be enforceable.  Shareholder acknowledges that breach of Section 13 would cause Opus irreparable harm and consents to the entry of an injunction without bond in the event Shareholder breaches or threatens to breach Section 13.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

OPUS BANK

By:
Name:           Stephen H. Gordon
Title:           Chairman, President and Chief Executive

   Officer

CASCADE FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

________________________________

(Signature)

EXHIBIT I
SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of CFC Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on CFC Common Stock

ANNEX B

AGREEMENT OF MERGER

Agreement of Merger, dated as of ______ ___, 2011, by and between Opus Bank (the “Acquiror Bank) and Cascade Bank (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a Washington chartered bank and a wholly-owned subsidiary of Cascade Financial Corporation (“CFC”); and

WHEREAS, the Acquiror Bank is a California chartered bank; and

WHEREAS, The Acquiror Bank, CFC and the Bank have entered into an Agreement and Plan of Reorganization, dated as of March 3, 2011 (the “Agreement”), pursuant to which Opus Acquisition, Inc., a wholly-owned subsidiary of Acquiror Bank, will merge with and into CFC (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deemed it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the laws of the states of California and Washington. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2.           Effective Time. The Merger shall become effective on the date and at the time that the Articles of Merger are filed with the California Secretary of State, the California Department of Financial Institutions and the Washington State Secretary of State, unless a later date and time is specified as the effective time in such Articles of Merger (the “Effective Time”).

3.           Articles of Incorporation; Bylaws. The Articles of Incorporation, as amended (the “Article of Incorporation”), and the Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.           Name; Offices. The name of the Surviving Bank shall be “Opus Bank.”  The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and applicable regulatory authorities after the date hereof.

5.           Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who are the directors of the Acquiror Bank immediately prior to the Effective Time, and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time.  The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

6.           Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(i)           all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

(ii)           the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7.           Effect on Shares of Stock.

(a)           Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)           At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without consideration. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8.           Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9.           Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the state of California.

10.           Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

11.           Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time prior to the Effective Time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.           Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

13.           Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

14.           Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the DFI and the Federal Deposit Insurance Corporation as may be required by applicable laws and regulations.

15.           Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

16.           Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

OPUS BANK

By:
Name:         Stephen H. Gordon
Title:           Chairman, President and Chief Executive Officer

CASCADE BANK

By:
Name:
Title:

ANNEX C

TENANT ESTOPPEL LETTER

__________, 2011

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612

Re:
___________________, as amended __________________ (“Lease”) by and between ___________________ (“Landlord”) and __________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Cascade Financial Corporation and its subsidiaries, by Opus Bank (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.  If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4.           No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6.           There exists no defense to, or right of offset against, enforcement of the Lease by Landlord.  Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9.           Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee.  Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

________________________________

By:  ____________________________
Name:  __________________________
Title:  ___________________________

SCHEDULE A

LEASE

ANNEX D

LANDLORD ESTOPPEL LETTER
__________, 2011

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612

Re:
___________________, as amended __________________ (“Lease”) by and between ____________________________________________ (“Landlord”) and ________________________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Cascade Financial Corporation and its subsidiaries by Opus Bank. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.           No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.           Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

___________________________________

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

SCHEDULE A

LEASE

APPENDIX B

March 3, 2011

Board of Directors
Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201

Ladies and Gentlemen:

Cascade Financial Corporation (“Cascade”), Cascade Bank, a wholly-owned subsidiary of Cascade (“Cascade Bank”), Opus Bank (“Opus”) and Opus Acquisition, Inc., a wholly owned subsidiary of Opus (“Opus Acquisition”), have entered into an Agreement and Plan of Reorganization, dated as of March 3, 2011 (the “Agreement”), pursuant to which Opus Acquisition will merge with and into Cascade (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Cascade common stock issued and outstanding immediately prior to the Effective Time (the “Cascade Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive an amount in cash, without interest, equal to the quotient of: (i) $5,500,000 and (ii) the total number of shares of Cascade issued and outstanding as of the Effective Time (the “Merger Consideration”). The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to holders of the Cascade Common Stock.

Sandler O’Neill + Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Cascade and Cascade Bank that we deemed relevant; (iii) certain unaudited financial statements and other historical financial information of Opus, including Opus’ call report for the quarter end date December 31, 2010, that we deemed relevant in determining Opus’ financial capacity to undertake the Merger; (iv) internal financial projections for Cascade and Cascade Bank for the years ending December 31, 2011 through December 31, 2013; (v) a comparison of certain financial information for Cascade and Cascade Bank, with similar institutions for which publicly available information is available, including those publicly traded institutions with elevated levels of non-performing assets; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the banking industry, including those recent business combinations involving institutions with elevated levels of non-performing assets as seller; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Cascade the business, financial condition, results of operations and prospects of Cascade and Cascade Bank, including certain operating, liquidity, regulatory, asset quality and other financial matters.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Cascade or Opus or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Cascade or Opus that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any loan, investment or other FASB141(R) mark, the collateral securing assets or the liabilities (contingent or otherwise) of Cascade or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Cascade nor have we reviewed any individual credit files relating to Cascade and we express no opinion on the adequacy of the allowance for loan losses of Cascade.

With respect to the financial projections for Cascade used by Sandler O’Neill in its analyses, the senior management of Cascade confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Cascade. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Cascade or Opus since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Cascade will remain as going concerns for all periods relevant to our analyses, that all

B-1

of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Cascade received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Cascade’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past we have provided certain investment banking services to Cascade and received fees from Cascade for such services. Most recently, we have served as financial advisor in connection with Cascade’s consideration of possible strategic alternatives to preserve and enhance shareholder value. We also acted as co-placement agent to Opus in connection with its recent private placement of equity securities, which was completed in September 2010. Cascade and Cascade Bank have agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Cascade or Opus. We may also actively trade the equity and/or debt securities of Cascade for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Cascade in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Cascade as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any transaction related thereto. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of the Cascade Common Stock and does not address the underlying business decision of Cascade to undertake the Merger, and management has advised us of their belief that the Merger represents the sole alternative for Cascade and Cascade Bank. We express no opinion as to the relative merits of the Merger as compared to any other alternative business strategies or transaction that might exist for Cascade or the effect of any other strategic or financial transaction in which Cascade might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the holders of Cascade Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill + Partners, L.P.

Sandler O’Neill + Partners, L.P.

B-2

APPENDIX C

DISSENTERS’ RIGHTS UNDER THE
WASHINGTON BUSINESS CORPORATION ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010  Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020  Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030  Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200  Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210  Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220  Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230  Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240  Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250  Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

RCW 23B.13.260  Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270  After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280  Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300  Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310  Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

CASCADE’S ANNUAL REPORT ON FORM 10-K
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10-K

☑      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-25286

CASCADE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1661954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. Number)

2828 Colby Avenue, Everett, Washington	98201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(425) 339-5500

Securities registered pursuant to Section 12(b) of the Act:	None

Securities registered pursuant to Section 12(g) of the Act:	Common Stock, par value $0.01 per share

Indicate by check mark if the registrant is a well-known seasoned issuer as defined in Rule 405 of the Securities Act.
YES ☐ NO ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
YES ☐  NO ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES ☑  NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding twelve months (or for such shorter period that the registrant was required to submit and post such files).
YES ☑  NO ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐    Accelerated Filer ☐    Non-Accelerated Filer  ☐  Smaller Reporting Company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
YES  ☐     NO ☑

The aggregate market value of the voting and non-voting Common Stock held by non-affiliates computed by reference to the price at which the Common Stock was last sold, or the average bid and asked price of such Common Stock, as of the last business day of the registrant's most recently completed second fiscal quarter, was $5.8 million.

The aggregate market value of Common Stock held by non-affiliates of the registrant at March 22, 2011 was $5.3 million (based on the last reported sale on such date). The number of shares of the registrant’s Common Stock outstanding at March 22, 2011, was 12,271,529.

DOCUMENTS INCORPORATED BY REFERENCE

None.

Cascade Financial Corporation
FORM 10-K
December 31, 2010

PART I

FORWARD LOOKING STATEMENTS
This annual report on Form 10-K includes forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed below under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations are:

•	management’s ability to raise capital to meet regulatory requirements and fund future operations;
•	management’s ability to effectively execute its business plan and strategy;
•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies, collections and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;
•	the availability of and costs associated with sources of liquidity;
•	inflation, interest rates, market and monetary fluctuations;
•	legislative or regulatory changes or changes in accounting principles, policies or guidelines;
•
the possibility that we will be unable to comply with certain conditions imposed upon us in regulatory actions, which could result in the imposition of further restrictions on our operations, penalties or other regulatory actions;

•
the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;

•	our ability to attract and retain deposits;
•	further increases in premiums for deposit insurance;
•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;
•	our success at managing the risks involved in the foregoing; and
•	other risks which may be described in the Corporation’s future filings with the SEC under the Securities Exchange Act of 1934.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this report are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.  In addition, we may make certain statements in future Securities and Exchange Commission (SEC) filings, in press releases and in oral and written statements that are not statements of historical fact and may constitute forward-looking statements.

ITEM 1.  BUSINESS

General

Cascade Financial Corporation (CFC or the Corporation) is a bank holding company incorporated in the state of Washington in 2003. At December 31, 2010, the Corporation’s wholly-owned subsidiaries were Cascade Bank (Cascade Bank or the Bank), and Cascade Capital Trusts I, II, and III, formed to hold trust preferred securities. Colby R.E., LLC, a subsidiary of the Bank, was incorporated in March 2009 and 2011 Yale Avenue East, LLC, a subsidiary of Colby R.E., LLC, was incorporated in May 2010.  Both were formed to acquire, manage and sell properties taken in foreclosure (REO properties). The executive offices of the Corporation are located at 2828 Colby Avenue, Everett, Washington, 98201. The telephone number is (425)339-5500 and the website is www.cascadebank.com. Information on the website is not part of this Report.

The Bank has been serving the Puget Sound region since 1916 when it was organized as a mutual savings and loan association. On September 15, 1992, the Bank completed its conversion from a federal mutual to a federal stock savings bank. In July 2001, the Bank converted from a federal stock savings bank to a Washington state commercial bank.

The Corporation was organized on August 18, 1994, for the purpose of becoming the holding company for Cascade Bank. The reorganization was completed on November 30, 1994, on which date the Bank became the wholly-owned subsidiary of the Corporation, and the stockholders of the Bank became stockholders of the Corporation. Subsequent to this date, the primary activity of the Corporation has been holding the stock of the Bank. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank.

The Corporation conducts its business from its main office in Everett, Washington, and 21 other full-service offices in the greater Puget Sound region. At December 31, 2010, the Corporation had total assets of $1.5 billion, total deposits of $1.1 billion and total equity of $58.5 million.

The Bank, a full-service commercial bank, offers a wide range of products and services. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC), up to the limits specified by law.

Subsidiary Activity

The Corporation has four subsidiaries:  Cascade Bank, Cascade Capital Trust I, II, and III. The activities of the Corporation are primarily conducted through the Bank. Accordingly, this Form 10-K principally discusses the Bank’s operations. The operations of the Bank include Colby R.E., LLC and 2011 Yale Avenue East, LLC, both of which were formed to (a) acquire, improve, manage, lease, operate, sell, transfer, exchange, encumber, pledge or dispose of any real or personal property acquired by the Bank; and (b) to engage in such other lawful acts or activities for which limited liability companies may be formed under the Washington Limited Liability Company Act.

Cascade Capital Trust I was formed for the exclusive purpose of issuing trust preferred securities underlying junior subordinated debentures issued by the Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. The junior subordinated debentures total $10.3 million, have an interest rate of 11.0%, mature on March 1, 2030, and are the sole assets of Cascade Capital Trust I. The junior subordinated debentures became pre-payable, in whole or in part, at the Corporation’s option on or after March 1, 2010, at declining premiums to maturity. At December 31, 2010, the premium was 5.5%. Proceeds totaling approximately $9.3 million from the issuance of the junior subordinated debentures were used to increase the capital level of the Bank.

Cascade Capital Trust II incorporates the same structure for the same purposes as Cascade Capital Trust I.  The junior subordinated debentures issued under Cascade Capital Trust II equal $5.2 million and had a rate of 5.82% for the first five years, and beginning January 7, 2010, float at the three-month LIBOR plus 1.90% for the remaining twenty-five years. The securities became callable at par on a quarterly basis beginning January 7, 2010.

Cascade Capital Trust III incorporates the same structure for the same purposes as Cascade Capital Trust I and II. The junior subordinated debentures issued under Cascade Capital Trust III equal $10.3 million and have a rate of 6.65% for the first five years, and beginning June, 2011, float at the three-month LIBOR plus 1.40% for the remaining twenty-five years. The securities are callable at par on a quarterly basis beginning June 15, 2011.

We have been deferring quarterly interest payments due on our trust preferred securities since the fourth quarter of 2009, as permitted by the terms of the indenture agreements, as a result of regulatory actions against us which prohibit us from making such payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Junior Subordinated Debentures.” The balance of deferred interest was $2.6 million as of December 31, 2010, and is included in the Consolidated Balance Sheet under “Accrued interest payable, expenses and other liabilities.”

Proposed Merger

On March 4, 2011, the Corporation announced that the Corporation, the Bank and Opus Bank entered into a definitive agreement, providing for Opus Bank to acquire the Corporation and the Bank, and for the merger of the Bank into Opus Bank.  Opus Bank is a California-chartered bank with its executive offices located in Irvine, California.  According to the terms of the merger agreement, Opus Bank will pay approximately $16.25 million to retire the Corporation’s $39.0 million in preferred stock and associated warrants issued to the United States Department of the Treasury under the Treasury’s

Capital Purchase Program, and $5.5 million in cash to the holders of the Corporation’s common stock.  The purchase price for the Corporation’s common stock represents approximately $0.45 cash per share outstanding. In addition, Opus Bank will assume all of the Corporation’s obligations with respect to the trust preferred securities issued by the Corporation’s trust subsidiaries.  The proposed transaction is subject to the approval of the Corporation’s shareholders, the approval of federal and state regulatory authorities, and other customary conditions.  The parties expect to close the transaction in the latter part of the second quarter of 2011.  Notwithstanding this, there are no assurances that the Corporation, the Bank and Opus Bank will be able to successfully close the proposed merger.

Business Strategy

Our current business strategies are as follows:

•	Strengthening our capital position.
•	Proactively managing credit quality and loan collections and improving asset quality.
•	Diversifying our loan portfolio by emphasizing commercial and industrial lending through our existing branches.
•	Managing liquidity and improving our capital position in compliance with regulatory guidelines.
•	Continuing to seek out reasonable expense reduction measures.
•	Increasing core deposits to fund loan growth and maintaining net interest margin through an enhanced branch network and online banking.

The Corporation and its subsidiary, Cascade Bank, are subject to regulatory actions with respect to their operations, including the FDIC Order and FRB Agreement described in “Regulation and Supervision – Regulatory Actions” below. As a result of these regulatory actions, the significant operating losses incurred in 2010 and 2009 and our needs to raise additional capital, there is substantial doubt about our ability to continue as a going concern. The report of the Corporation’s independent registered public accounting firm on our financial statements for the year ended December 31, 2010, contains an explanatory paragraph with respect to our ability to continue as a going concern. The 2010 financial statements do not include any adjustments that might result from the outcome of this uncertainty, which could affect our ability to continue as a going concern.

Market Area

Headquartered in Everett, Washington, the Corporation serves its customers from 22 full-service offices - 13 in Snohomish County, eight in King County, and one in Skagit County. The primary geographic market area for most Cascade Bank business lines is in Snohomish, King, Pierce and Skagit Counties.

Our market area in King County includes the growing cities east of Seattle and Lake Washington. This area’s economy has been dominated by Microsoft and The Boeing Company, with other high technology companies also playing an important role.

Everett, the Snohomish County seat, is the homeport of the U.S. Navy’s carrier, the USS Abraham Lincoln. The contribution that the Navy makes to the economy is not as dependent on other trends. The economy in the Corporation’s market area has been enhanced by the growth of the health care and biotechnology industries. Snohomish County and northeast King County are home to numerous biotechnology companies.

As a gateway to Asia, the Bank’s market area has also benefited from the continued expansion of world trade. Economic weakness in either the United States or Asia could reduce that trade. Such slowdowns in the international flow of goods and services could prove detrimental to the economy of our market area and potentially the quality of our loan portfolios.

Competition

The competitive landscape for banking has changed significantly in the past three years. Three Washington state banks were closed by the FDIC during 2009, and 11 were closed in 2010. Additionally, many banks in the state, including Cascade Bank, are operating under formal regulatory orders. Competition for loans has therefore decreased in the community bank market due to limited capital, and competition for deposits has been reduced due to regulatory restrictions that cap the rates these banks may pay. Nevertheless, there continues to be competition from national banks, large regional banks, healthy community banks and credit unions.

The Bank’s primary focus for loans is small-to-medium sized businesses and consumers in the Puget Sound area. As noted above, major competitors for the Bank in these loan markets are national banks, large regional banks, community banks and credit unions. The large banks often compete on the basis of competitive pricing, while the community banks and credit unions compete on the basis of local decision making and promises of a higher level of service.

The Bank’s competitors for retail loans, which include residential real estate and consumer loans, are numerous, including banks, mortgage brokers, captive finance subsidiaries of automobile companies, etc. While not a major area of focus, the Bank provides consumer lending on a relationship basis to its retail customers and business owners and their employees.

On the deposit side, geographic location is still the primary factor in choosing a bank for a checking account relationship. As a result, the Bank’s competition for checking deposits comes primarily from large institutions with a broad network of locations. Online banking continues to be an important convenience service to attract checking customers from larger banks. Community banks and savings institutions, as well as other non-banking financial institutions, provide the greatest competition for the various savings vehicles such as money market deposit accounts and certificates of deposit.

In addition to competition from other banking institutions, the Bank continues to experience competition from non-banking companies such as credit unions, financial services companies and brokerage firms. Many credit unions, including a large one in Cascade Bank’s market area, have expanded their eligible membership by amending their charters.

Regulation and Supervision

Regulatory Actions

FDIC Consent Order. On July 20, 2010, the Board of Directors of the Bank stipulated to the entry of a Consent Order with the Federal Deposit Insurance Corporation (FDIC) and the Washington State Department of Financial Institutions (DFI), effective July 21, 2010 (FDIC Order). Under the terms of the FDIC Order, the Bank cannot pay any cash dividends or make any payments to the Corporation without the prior written approval of the FDIC and the Washington State DFI. Other material provisions of the FDIC Order require the Bank to:

•	review the qualifications of the Bank’s management;
•	provide the FDIC with 30 days written notice prior to adding any individual to the Board of Directors of the Bank or employing any individual as a senior executive officer;
•	increase director participation and supervision of Bank affairs;
•
develop a capital plan and increase Tier 1 leverage capital to 10% of the Bank’s average total assets and increase total risk-based capital to 12% of the Bank’s risk-weighted assets by November 18, 2010, and maintain such capital levels, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators;

•
eliminate from its books, by charge-off or collection, all loans classified as “loss” and all amounts in excess of the fair value of the underlying collateral for assets classified as “doubtful” in the Report of Visitation dated February 16, 2010 that have not been previously collected or charged-off, by July 30, 2010;

•
reduce the amount of loans classified “substandard” and “doubtful” in the Report of Visitation that have not previously been charged off to not more than 130% of the Bank’s Tier 1 capital and allowance for loan losses, within 180 days;

•
eventually reduce the total of all adversely classified loans by collection, charge-off or sufficiently improving the quality of adversely classified loans to warrant removing any adverse classification, as determined by the regulators;

•
formulate a written plan to reduce the Bank’s levels of nonperforming assets and/or assets listed for “special mention” by the Bank to an acceptable level and to reduce the Bank’s concentrations in commercial real estate and acquisition, development and construction loans;

•
develop a three-year strategic plan and budget with specific goals for total loans, total investment securities and total deposits, and improvements in profitability and net interest margin, and reduction of overhead expenses;

•	submit a written plan for eliminating the Bank’s reliance on brokered deposits, in compliance with FDIC’s rules;
•
eliminate and/or correct all violations of law set forth in the Report of Visitation and the Report of Examination dated May 18, 2009, and ensure future compliance with all applicable laws and regulations;

•
implement a comprehensive policy for determining the adequacy of the allowance for loan losses satisfactory to the regulators and remedy any deficiency in the allowance in the calendar quarter discovered by a charge to current operating earnings;

•	refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected;
•
refrain from extending additional credit with respect to other adversely classified loans, without the prior approval of a majority of the directors on the Bank Board or its loan committee, and without first collecting all past due interest;

•	implement a liquidity and funds management policy to reduce the Bank’s reliance on brokered deposits and other non-core funding sources; and
•	prepare and submit periodic progress reports to the FDIC and the Washington State DFI.

The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington State DFI. A complete copy of the FDIC Order was filed as Exhibit 10.1 to the Form 8-K filed by the Corporation with the SEC on July 21, 2010.

FRB Written Agreement. Additionally, based on an examination concluded on March 11, 2010, the Corporation entered into a Written Agreement (FRB Agreement) with the Federal Reserve Bank (FRB) of San Francisco on November 4, 2010. Under the FRB Agreement, the Corporation cannot do any of the following without prior written approval of the FRB:

•	declare or pay any dividends;
•	make any distributions of principal or interest on junior subordinated debentures or trust preferred securities;
•	incur, increase or guarantee any debt; or
•	redeem any outstanding stock.

The FRB Agreement also requires the Corporation to:

•	take steps to ensure that the Bank complies with the FDIC Order;
•
submit a written capital plan that provides for sufficient capitalization of both the Corporation and the Bank within 60 days, and notify the FRB no more than 45 days after the end of any quarter in which any of the Corporation’s capital ratios fall below the approved plan’s minimum ratios;

•	submit a written cash flow projection plan for 2011 within 60 days;
•
comply with FRB regulations governing affiliate transactions, as well as submit a written plan to reimburse the Bank for all payments made by the Bank in violation of sections 23A and 23B of the Federal Reserve Act or to collateralize the loan made by the Bank to the Corporation in accordance with the requirements of sections 23A and 23B of the Federal Reserve Act;

•
comply with notice and approval requirements of the Federal Deposit Insurance Act (FDI Act) related to the appointment of directors and senior executive officers or change in the responsibility of any current senior executive officer;

•	comply with restrictions on paying or agreeing to pay certain indemnification and severance payments without prior written approval; and
•	submit a quarterly process report to the FRB.

The FRB Agreement will remain in effect until modified or terminated by the FRB. A complete copy of the FRB Agreement is attached as Exhibit 10.1 to the Form 10-Q filed by the Corporation with the SEC on November 9, 2010.

The Board of Directors is committed to taking all actions necessary to meet each of the requirements of the FDIC Order and the FRB Agreement and believes that the Bank and the Corporation were in compliance with these regulatory actions as of December 31, 2010, except for the requirement in the FDIC Order to increase the Bank’s Tier 1 leverage capital to 10% and risk-based capital to 12% by November 18, 2010.  The Board of Directors is working diligently to comply with the requirement to raise capital.  On March 4, 2011, the Corporation announced that the Corporation, the Bank and Opus Bank entered into a definitive agreement, providing for Opus Bank to acquire the Corporation and the Bank, and for the merger of the Bank into Opus Bank.  See “Proposed Merger.”

The requirements and restrictions of the FDIC Order and the FRB Agreement are judicially enforceable and the failure of the Corporation or Cascade Bank to comply with such requirements and restrictions may subject the Corporation and Cascade Bank to additional regulatory restrictions including: the imposition of civil monetary penalties; the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party; the appointment of a conservator or receiver for Cascade Bank; the liquidation or other closure of Cascade Bank and inability of the Corporation to continue as a going concern; the termination of insurance of deposits; the issuance of removal and prohibition orders against institution-affiliated parties; and the enforcement of such actions through injunctions or restraining orders. Generally, these enforcement actions will be lifted only after subsequent examinations substantiate complete correction of the underlying issues.

General

The following discussion is only intended to provide summaries of significant statutes and regulations that affect the banking industry and is therefore not complete. Changes in applicable laws or regulations, and in the policies of regulators, may have a material effect on our business and prospects. We cannot accurately predict the nature or extent of the effects on our business and earnings that fiscal or monetary policies, or new federal or state laws and regulations, may have in the future.

We are extensively regulated under federal and state law. These laws and regulations are primarily intended to protect depositors, not shareholders. The discussion below describes and summarizes certain statutes and regulations. These descriptions and summaries are qualified in their entirety by reference to the particular statute or regulation. Changes in applicable laws or regulations may have a material effect on our business and prospects. Our operations may also be affected by changes in the policies of banking and other government regulators. We cannot accurately predict the nature or extent of the possible future effects on our business and earnings of changes in fiscal or monetary policies, or new federal or state laws and regulations.

Compliance

In order to assure that we are in compliance with the laws and regulations that apply to our operations, including those summarized below, we employ a full-time compliance officer and also provide compliance training to our employees. We are regularly reviewed or audited by the Federal Reserve, the FDIC and the Washington State DFI, Division of Banks, during which examinations such agencies assess our compliance with applicable laws and regulations.

Federal Bank Holding Company Regulation

General: Cascade Financial Corporation is a registered bank holding company as defined in the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act, and is therefore subject to regulation, supervision and examination by the Federal Reserve. In general, the Bank Holding Company Act limits the business of bank holding companies to owning or controlling banks and engaging in other activities closely related to banking. CFC must file reports with the Federal Reserve and must provide it with such additional information as it may require.

The Federal Reserve may require CFC to terminate an activity or terminate control or liquidate or divest certain subsidiaries, affiliates or investments when the Federal Reserve believes the activity or the control of the subsidiary or affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt, including the authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, CFC must file written notice and obtain Federal Reserve approval prior to purchasing or redeeming its equity securities. Additionally, CFC is required by the Federal Reserve to maintain certain levels of capital. See “Capital Adequacy” below for a discussion of the applicable federal capital requirements.

Acquisition of Banks: The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve Board’s prior approval before:

•
acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or
•	merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve Board may not approve any of these transactions if it would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve Board’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Restrictions on Ownership of CFC: The Bank Holding Company Act requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Holding Company Control of Nonbanks: With some exceptions, the Bank Holding Company Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks.

Transactions with Affiliates: Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit our ability to obtain funds from the Bank for our cash needs, including funds for payment of future dividends, interest and operational expenses.

Tying Arrangements: We are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither CFC nor the Bank may condition an extension of credit to a customer on either: (i) a requirement that the customer obtain additional services provided by us; or (ii) an agreement by the customer to refrain from obtaining other services from a competitor.

Support of Subsidiary Banks: Under Federal Reserve policy, CFC is expected to act as a source of financial and managerial strength to the Bank. This means that CFC is required to commit, as necessary, resources to support the Bank. Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks.

Federal and State Regulation of Cascade Bank

General: Cascade Bank is a Washington chartered commercial bank with deposits insured by the FDIC. As a result, the Bank is subject to supervision and regulation by the Washington State DFI and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe constitute unsafe or unsound banking practices.

Lending Limits: Washington banking law generally limits the amount of funds that a bank may lend to a single borrower, including related entities, to 20% of shareholders’ equity. As of December 31, 2010, the Bank had not made any loans with balances in excess of the loans-to-one-borrower limit.

Control of Financial Institutions: The acquisition of 25% or more of a state chartered bank’s voting power by any individual, group or entity, is deemed a change in control under Washington banking law, requiring notice and application and prior approval of the DFI.

Community Reinvestment: The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the FDIC evaluate the record of the financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of the institution. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Cascade Bank received an “outstanding” CRA rating at the last examination.

Insider Credit Transactions: Banks are also subject to certain FDIC restrictions on extensions of credit to executive officers, directors, principal shareholders or any related interests of such persons (i.e., insiders). Extensions of credit: (i) must be made on substantially the same terms and pursuant to the same credit underwriting procedures as those for comparable transactions with persons who are neither insiders nor employees; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to insiders. A violation of these restrictions may result in regulatory sanctions on the bank or its insiders.

Regulation of Management: Federal law sets forth circumstances under which officers or directors of a bank may be removed by the institution’s federal supervisory agency. Federal law also prohibits management personnel of a bank from serving as a director or in a management position of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

Safety and Soundness Standards: Federal law imposes upon banks certain non-capital safety and soundness standards. These standards cover internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and benefits. Additional standards apply to asset quality, earnings and stock valuation. An institution that fails to meet these standards must develop a plan acceptable to its regulators, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Under Washington state law, if the shareholders’ equity of a Washington state-chartered bank becomes impaired, the Commissioner of the Washington State DFI will require the bank to make the impairment good. Failure to make the impairment good may result in the Commissioner’s taking possession of the bank and liquidating it.

Dividends: The principal source of CFC cash reserves is dividends received from the Bank. Washington law limits the Bank’s ability to pay cash dividends. Under these restrictions, a bank may not declare or pay any dividend greater than its retained earnings without approval of the Washington State DFI. The Washington State DFI has the power to require any state-chartered bank to suspend the payment of any and all dividends.  In addition, a bank may not pay cash dividends if doing so would reduce its capital below minimum applicable federal capital requirements.  See “Capital Adequacy” below for a discussion of the applicable federal capital requirements.

In June 2009, the Corporation announced that it would temporarily suspend its regular quarterly cash dividend on common stock to preserve capital. We are prohibited by the pending regulatory actions described above (see “Regulatory Actions”), from paying any cash dividend or any other form of payment or distribution representing a reduction in the Bank’s capital.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies which expresses the FRB’s view that a bank holding company should pay cash dividends only to the extent that the Corporation’s net income for the past year is sufficient to cover both the cash dividend and a rate of retention consistent with the Corporation’s capital needs. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow to pay dividends.

Other Regulations: The loan operations of the Bank are subject to state usury laws and federal laws concerning interest rates.

Federal Laws Applicable to Credit Transactions: The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
•
Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies;
•
Service Members Civil Relief Act, which amended the Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Federal Laws Applicable to Deposit Operations: The Bank’s deposit operations are subject to:

•
the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•
the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System: The Federal Home Loan Bank system, of which the Bank is a member, consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board (FHFB). The Federal Home Loan Banks serve as reserve or credit facilities for member institutions within their assigned regions. They are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system. They make loans (i.e. advances) to members in accordance with policies and procedures established by the FHLB and the boards of directors of each regional FHLB.

As a system member, the Bank is entitled to borrow from the FHLB of its region and is required to own a certain amount of capital stock in the FHLB. The Bank is in compliance with the stock ownership rules described above with respect to such advances, commitments and letters of credit and residential one-to-four family loans and similar obligations. All loans, advances and other extensions of credit made by the FHLB to the Bank are secured by a portion of the loan portfolio, certain other investments and the capital stock of the FHLB held by the Bank.

Mortgage Banking Operations: The Bank is subject to the rules and regulations of FHA, VA, FNMA, FHLMC and GNMA with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals require credit reports on prospective borrowers and fix maximum loan amounts, and, with respect to VA loans, fix maximum interest rates. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which, among other things, prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs.

Commercial Real Estate Guidance: The FDIC and the Federal Reserve Board issued joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices on December 6, 2006. The Guidance provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny: (1) commercial real estate loans exceed 300% of capital and increased 50% or more in the preceding three years; or (2) construction and land development loans exceed 100% of capital. The Guidance does not limit banks’ levels of commercial real estate lending activities. The Guidance applies to the Bank, based on our current loan portfolio. We believe that our loan portfolio has been subject to rigorous examination by banking regulators and our own credit review function and that we are taking appropriate precautions to address the risks associated with our concentrations in commercial real estate lending. We do not expect the Guidance to adversely affect our operations or our ability to execute our business strategy.

Regulation E

In November 2009, the Federal Reserve issued amendments to Regulation E, which implemented the Electronic Fund Transfer Act (Regulation E).  These amendments change, among other things, the way we and other banks may charge overdraft fees; by limiting our ability to charge an overdraft fee for ATM and one-time debit card transactions that overdraw a consumer’s account, unless the consumer affirmatively consents to the Bank’s payment of overdrafts for those transactions. On December 16, 2010, the Federal Reserve Board proposed an interchange fee cap of twelve cents per transaction. Changes to our overdraft practices will likely negatively impact future service charge revenues.

Privacy

Federal banking rules limit the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third-parties. Pursuant to these rules, financial institutions must provide:

•	initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third-parties and affiliates;

•	annual notices of their privacy policies to current customers; and
•	a reasonable method for customers to “opt out” of disclosures to nonaffiliated third-parties.

These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. We have implemented privacy policies to comply with these requirements.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Interstate Act) permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit these purchases. Additionally, banks are permitted to merge with banks in other states, as long as the home state of neither merging bank has opted out under the legislation. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

FDIC regulations prohibit banks from using their interstate branches primarily for deposit production. The FDIC has implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

Washington enacted “opting in” legislation in accordance with the Interstate Act, allowing banks to engage in interstate merger transactions, subject to certain “aging” requirements. Until recently, Washington restricted out-of-state banks from opening de novo branches; however, in 2005, Washington interstate branching laws were amended so that an out-of-state bank may, subject to the DFI’s approval, open de novo branches in Washington or acquire an in-state branch so long as the home state of the out-of-state bank has reciprocal laws with respect to de novo branching or branch acquisitions. Once an out-of-state bank has acquired a bank within Washington, either through merger or acquisition of all or substantially all of the bank’s assets or through authorized de novo branching, the out-of-state bank may open additional branches within the state.

Deposit Insurance

Deposit Insurance. Under the Dodd-Frank Act, the maximum amount of federal deposit insurance coverage has been permanently increased from $100,000 to $250,000 per depositor, per institution. Due to the significant number of bank failures and the current balance of the Deposit Insurance Fund (DIF), we anticipate continued increases in our FDIC premiums going forward.  The Dodd-Frank Act also temporarily increases the maximum amount of federal deposit insurance coverage for non-interest bearing accounts to an unlimited amount from December 31, 2010 until January 1, 2013. The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. This could result in an increase in deposit insurance assessments to be paid by us.

Capital Adequacy

Regulatory Capital Guidelines: Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. The guidelines are “risk-based,” meaning that they are designed to make capital requirements more sensitive to differences in risk profiles among banks and bank holding companies.

Tier I and Tier II Capital:  Under the guidelines, an institution’s capital is divided into two broad categories, Tier I capital and Tier II capital. Tier I capital generally consists of common shareholders’ equity, surplus and undivided profits. Tier II capital generally consists of the allowance for loan losses, hybrid capital instruments and subordinated debt. The sum of Tier I capital and Tier II capital represents an institution’s total capital. The guidelines require that at least 50% of an institution’s total capital consist of Tier I capital.

Risk-based Capital Ratio: The adequacy of an institution’s capital is gauged primarily with reference to the institution’s risk weighted assets. The guidelines assign risk weightings to an institution’s assets in an effort to quantify the relative risk of each asset and to determine the minimum capital required to support that risk. An institution’s risk weighted assets are then compared with its Tier I capital and total capital to arrive at a Tier I risk-based ratio and a total risk-based ratio, respectively. The guidelines provide that an institution must have a minimum Tier I risk-based ratio of 4% and a minimum total risk-based ratio of 8%.

Leverage Ratio: The guidelines also employ a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The minimum leverage ratio is 3%; however, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, regulators generally expect an additional cushion of at least 1% to 2%.

Prompt Corrective Action (PCA): Under the guidelines, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. The categories range from “well capitalized” to “critically undercapitalized.” Institutions that are deemed to be undercapitalized, depending on the category to which they are assigned, are subject to certain mandatory supervisory corrective actions.
In order to be adequately capitalized, an institution must generally have a total risk-based capital ratio of not less than 8%, a Tier 1 risk-based capital of not less than 4%, and a leverage ratio of not less than 4%. Any institution that fails to meet these levels will be considered undercapitalized.  Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions, which become more extensive as an institution becomes more severely undercapitalized.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Regulatory Capital” for additional discussion.

As of December 31, 2010, Cascade Bank was categorized by the FDIC as “undercapitalized” for purposes of PCA.  Under the Federal Deposit Insurance (FDI) Act’s PCA capital requirements (12 U.S.C. § 1831o), depository institutions that are “undercapitalized”, in addition to being subject to a number of additional restrictions, the bank is required to submit a capital restoration plan to the FDIC. Pursuant to Federal Deposit Insurance Corporation Improvement Act, an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the FDIC of a capital restoration plan for the bank. If a bank is classified as significantly undercapitalized, the FDIC would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital; improvements in management; limits on interest rates paid; prohibitions on transactions with affiliates; termination of certain risky activities and restrictions on compensation paid to executive officers. These actions may also be taken by the FDIC at any time on an undercapitalized bank if it determines those restrictions are necessary. If a bank is classified as critically undercapitalized, in addition to the foregoing restrictions, the Federal Deposit Insurance Corporation Improvement Act prohibits payment on any subordinated debt and requires the bank to be placed into conservatorship or receivership within 90 days, unless the FDIC determines that other action would better achieve the purposes of the Federal Deposit Insurance Corporation Improvement Act regarding prompt corrective action with respect to undercapitalized banks. The capital classification of a bank also affects the frequency of examinations of the bank. If our capital levels further decline, we may become subject to additional regulatory restrictions, which could adversely affect our earnings, business and operations.

State Corporate Law Restrictions

As a Washington corporation, we are subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors; distributions to shareholders; transactions involving directors, officers, or interested shareholders; maintenance of books, records, and minutes; and observance of certain corporate formalities.

Corporate Governance and Accounting Legislation

Sarbanes-Oxley Act of 2002: On July 30, 2002, the Sarbanes-Oxley Act of 2002, or SOX, was signed into law to address corporate and accounting fraud.  SOX established a new accounting oversight board that enforces auditing standards and restricts the scope of services that accounting firms may provide to their public company audit clients. Among other things, SOX also: (i) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the SEC; (ii) imposes new disclosure requirements regarding internal controls, off-balance-sheet transactions, and pro forma (non GAAP) disclosures; (iii) accelerates the time frame for reporting of insider transactions and periodic disclosures by public companies; and (iv) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.”

Under SOX, the SEC is required to regularly and systematically review corporate filings, based on certain enumerated factors. To deter wrongdoing, SOX: (i) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was due to corporate misconduct; (ii) prohibits an officer or director from misleading or coercing an auditor; (iii) prohibits insider trades during pension fund “blackout periods”; (iv) imposes new criminal penalties for fraud and other wrongful acts; and (v) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

As a public reporting company, we are subject to the requirements of SOX and related rules and regulations issued by the SEC and NASDAQ.  The Corporation is currently listed on the Nasdaq Capital Market.  As such, it is subject to the listing and reporting requirements of NASDAQ.  We are currently not in compliance with the $1.00 minimum bid requirement of NASDAQ.  Failure to meet these requirements could lead to a delisting of the Corporation’s stock.  See “Risk Factors.”

Anti-terrorism Legislation

USA Patriot Act of 2001:  Among other things, the Patriot Act: (i) prohibits banks from providing correspondent accounts directly to foreign shell banks; (ii) imposes due diligence requirements on banks opening or holding accounts for foreign financial institutions or wealthy foreign individuals; (iii) requires financial institutions to establish an anti-money-laundering compliance program; and (iv) eliminates civil liability for persons who file suspicious activity reports. The Patriot Act also increased governmental powers to investigate terrorism, including expanded government access to account records. The Department of the Treasury is empowered to administer and make rules to implement the Patriot Act.

Effects of Government Monetary Policy

Our earnings and growth are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession. The nature and impact of future changes in monetary policies and their impact on us cannot be predicted with certainty.

Employees

At December 31, 2010, we had 200 full-time equivalent employees. The employees are not represented by a collective bargaining unit.  We believe we have a good relationship with our employees.

Corporate Information

We make available through our Internet website, free of charge, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the Securities and Exchange Commission (SEC).  These filings can be accessed under “Shareholder Information” found on the homepage of our website at www.Cascadebank.com. These filings are also accessible on the SEC’s website at www.sec.gov. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The Board has adopted Standards of Conduct for employees, officers and directors, which include a “code of ethics” as defined by Item 406 of the Regulation S-K. These Standards of Conduct apply to the members of the Board of Directors and all of the Corporation’s employees, including the Corporation’s Chief Executive Officer and Chief Financial Officer.

Each of the documents referred to above is also available in print (at no charge) to any shareholder upon request, addressed to:

Cascade Financial Corporation
Attention:  Corporate Secretary
2828 Colby Avenue
Everett, WA 98201

Our website and the information contained therein or connected thereto are not incorporated by reference into this Form 10-K.

Capital Purchase Program Requirements. As an issuer of preferred stock to the U.S. Treasury under its Capital Purchase Program, which itself was a component of the Troubled Asset Relief Program, the Corporation agreed to certain terms and conditions. The issuance agreements established limitations on executive pay, requirements that the Corporation’s incentive/bonus programs do not encourage senior executive officers to take unnecessary and excessive risk, and provides for a claw back of previously paid bonuses if such payments are found to be based on materially inaccurate financial statements. In addition, participation in the program required a modification of existing employment and/or change of control agreements with senior executive officers.

ITEM 1A. RISK FACTORS

In the course of conducting our business operations, the Corporation and the Bank are exposed to a variety of risks that are inherent to the financial services industry. The following discusses some of the key inherent risk factors that could affect our business and operations as well as other risk factors, which are particularly relevant to us in the current period of significant economic and market disruptions. Other factors, besides those discussed below or elsewhere in this report or other reports filed with or furnished to the SEC, also could adversely affect our business and operations, and these risk factors should not be considered a complete list of potential risks that may affect the Corporation and the Bank. These risk factors also serve to describe factors which may cause our results to differ materially from those described in forward-looking statements included herein or in other documents or statements that make reference to this report. See “Forward-Looking Statements.”

Risks Related to Our Business and Markets

Our capital position has deteriorated and we are now categorized by the FDIC as undercapitalized, and subject to an FDIC Order to raise additional capital, and we may become subject to further adverse regulatory actions.

The Corporation’s and the Bank’s capital positions have deteriorated and the Bank is now considered to be “undercapitalized” under the prompt corrective action provision of the FDI Act and related regulations, and we are subject to regulatory actions, including an FDIC Order requiring us to raise at least $68.0 million of additional capital by November 18, 2010. We have not been able to raise additional capital to date, and therefore, risk further regulatory actions and penalties.  Our ability to raise additional capital depends on the current capital markets and on our financial performance.  See Item 1 of this report captioned “Regulation and Supervision” for further discussion.

If our capital levels further decline, we may become subject to additional regulatory restrictions, which could adversely affect our earnings, business and operations.

Our auditor’s opinion on our 2010 financial statements includes a “going concern” qualification to our financials.

As a result of the FDIC Order, the significant operating losses incurred in 2010 and 2009, and our need to raise additional capital, there is substantial doubt about our ability to continue as a going concern.  The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2010, contains an explanatory paragraph with respect to our ability to continue as a going concern.  See Item 15:  Note 2 to the Consolidated Financial Statements. The 2010 financial statements do not include any adjustments that might result from the outcome of these uncertainties, which could affect our ability to continue as a going concern.  The going concern qualification to our financials could make it even more difficult for us to raise additional capital.

Restrictions imposed by regulatory actions could have an adverse effect on us and failure to comply with these regulatory actions could result in further regulatory action or restrictions.

The business and operations of the Corporation and our subsidiary, Cascade Bank, are currently subject to regulatory actions, which for example, generally prohibit us from paying dividends, repurchasing stock, retaining new directors or senior managers or changing the duties of senior management, paying management or consulting fees or other funds to the Corporation, and extending additional credit with respect to nonperforming and adversely classified loans, which management believes complicates the workout of troubled loans.  We are also required to raise additional capital.  These and other regulatory actions are described in more detail in Item 1 of this report under “Regulation and Supervision.”  Management believes that it is in compliance with all the requirements of these regulatory actions, other than the requirement to raise additional capital.  These regulatory actions and any future actions could continue to adversely affect our earnings, business and operations.  In addition, failure to comply with these regulatory actions or any future actions could result in further regulatory actions or restrictions, including monetary penalties and the potential closure of Cascade Bank.

The downturn in the real estate market and weakness in the economy continue to adversely affect our financial condition and profitability.

We continue to operate in a challenging and uncertain economic environment, both nationally and in our western Washington market.  Like many other financial institutions, we are being affected by sharp declines in residential and commercial real estate values, with rising foreclosures and high unemployment.  Continued declines in residential and commercial real estate values and home sales and financial stress on borrowers as a result of the uncertain economic environment and job losses, could have an adverse effect on our borrowers or their customers and demand for our products and services, which could adversely affect our financial condition and earnings, increase loan delinquencies, defaults and foreclosures, and significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure.

We have been experiencing significant deterioration in our loan portfolio, centered in our residential construction and land development loans.

As of December 31, 2010, approximately 86.4% of our loan portfolio was comprised of loans secured by real estate, made up of 44.6% commercial real estate loans, 25.3% one-to-four family residential loans, 9.6% multifamily loans, 6.9% land acquisition and development/land loans.  Despite some recent signs of stabilization or improvement, the deterioration in our loan portfolio which began in 2008 and has been centered in our residential construction and land development loans, continues to be a significant challenge for us, although the pace of charge-offs and provisions for loan losses slowed in the latter half of 2010.  The contraction or expansion of our nonaccrual loan portfolio and other real estate owned (REO) properties in future periods will depend upon our ongoing collection efforts and changes in market conditions.  We have a dedicated team of 6 employees focused on the management of problem loans, but there is no guarantee that this team will be able to effectively manage the amount of problem loans we may encounter in the future.  Additional information regarding credit risk is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Loans.”

Due to unforeseen circumstances and/or changes in estimates, our allowance for loan losses may not be adequate to cover future losses.

An essential element of our business is to make loans.  We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within the loan portfolio.  Our loan portfolio and allowance for loan losses are assessed each quarter by management, reviewed by our audit committee and external auditors, and were subject to recent examinations by our federal and state regulators.  As of December 31, 2010, our allowance for loan losses increased to $26.1 million, or 2.62% of our total loans of $997.7 million, as a result of significant additional provisions for loan losses and charge-offs in 2010.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Allowance for Loan Losses.”  The determination of the appropriate level of loan loss allowance as well as the appropriate amount of loan charge-offs (net of loan recoveries) is an inherently difficult process and is based on numerous assumptions and there may be a range of potential estimates.  The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in real estate values in our markets and interest rates that are beyond our control.  Our underwriting policies, credit monitoring processes and risk management systems and controls may not prevent unexpected losses.  In addition, bank regulators periodically review our allowance for loan losses, and may require us to increase our provision for loan losses or recognize further loan charge-offs.  Due to our “undercapitalized” status and the regulatory actions against us, we are also subject to additional examinations.  Any such additional loan losses, should they occur, would adversely affect our financial condition and profitability.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition.

Our nonperforming assets adversely affect our net income in various ways. Until economic and market conditions improve, we may continue to incur additional losses relating to nonperforming loans. We do not record interest income on non-accrual loans, thereby adversely affecting our income, and increasing loan administration costs. When we receive collateral through foreclosures and similar proceedings, we are required to mark the related loan to the then fair market value of the collateral, which may result in a loss. An increase in the level of nonperforming assets also increases our risk profile and may impact the capital levels our regulators believe is appropriate in light of such risks. We utilize various techniques such as loan sales, workouts, and restructurings to manage our problem assets, although there are no assurances that such techniques will succeed. Decreases in the value of these problem assets, the underlying collateral, or in the borrowers’ performance or financial condition, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and staff, which can be detrimental to performance of their other responsibilities. There can be no assurance we will not experience further increases in nonperforming loans in the future.

If Cascade Bank’s foreclosed assets are not properly valued or sufficiently reserved to cover actual losses, or if the Bank is required to increase its valuation reserves, it could suffer additional losses.

Cascade Bank obtains updated collateral valuations when a loan has been foreclosed and the property taken in as real estate or real property owned and at certain other times. The net book value in the loan at the time of foreclosure and thereafter is compared to the updated market value, or fair value, of the foreclosed property less estimated selling costs. A writedown is recorded for any excess in the asset’s net book value over its fair value. If property values decline, the fair value of the foreclosed assets may not be sufficient to recover the carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to the foreclosed assets could have a material adverse effect on our financial condition and results of operations.  In addition, bank regulators periodically review the foreclosed assets and may require us to recognize further charge-offs. Due to our undercapitalized status and various regulatory orders and agreements in place, we are subject to additional examinations, including the review of foreclosed properties. Any increase in the charge-offs, as required by the bank regulators, may have a material adverse effect on our financial condition and results of operations.

Market and other constraints on our construction and development loan origination volume have decreased our interest and fee income which have not been fully offset by reductions in our noninterest expenses.

Due to existing conditions in housing markets in the areas where we operate, general market conditions and other factors, our construction and development loan originations have been materially constrained in 2010 and we expect this to continue for the foreseeable future. Additionally, management’s revised business plan has de-emphasized the origination of construction loans. This has lowered interest income and fees generated from this part of our business. We have not succeeded in finding new revenue sources in the near term to completely offset declines in our interest income and origination of all new loans has decreased significantly.  As a result, our total revenues have declined relative to our total noninterest expenses, and management cannot assure you that our total loans or assets will not continue to decline in the future.

We may be required to repurchase mortgage loans in some circumstances, which could harm our liquidity, results of operations and financial condition.

When we sell mortgage loans we are required to make certain representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Our whole loan sale agreements require us to repurchase or substitute mortgage loans in the event we breach any of these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. If repurchase and indemnity demands increase, our liquidity, results of operations and financial condition will be adversely affected.

Defaults and related losses in our residential construction and land development loan portfolio could result in a significant increase in REO balances and the number of properties to be disposed of, which would adversely affect our financial results.

As part of our collection process for all nonperforming real estate loans, we may foreclose on and take title to the property serving as collateral for the loan.  Real estate owned by us and not used in the ordinary course of our operations is referred to as other real estate owned (REO) property.  We expect to take additional properties into REO.  Increased REO balances lead to greater expenses as we incurs costs to manage and dispose of the properties and, in certain cases, complete construction of improvements prior to sale. Any decrease in sale prices on properties may lead to REO write-downs with a corresponding expense in our statement of operations.  Our management expects that earnings over the next several quarters could be negatively affected by various expenses associated with REO, including personnel costs, insurance and taxes, completion and repair costs, and other costs associated with property ownership, as well as by the funding costs associated with assets that are tied up in real estate during the period they are held in REO.  The management and oversight of REO is time consuming and can be complex and can require significant resources of our management and employees.

We will also be at risk of further declines in real estate prices in the market areas in which we conduct our lending business.

Our future earnings may be adversely affected by legal and regulatory actions taken against us, as well as those legal actions that Cascade Financial Corporation has and may pursue.

Cascade Financial Corporation and Cascade Bank are involved in the regulatory, collection and potential foreclosure actions and proceedings referenced in “Item 3: Legal Proceedings,” which, if adversely determined, could have a material adverse effect on our consolidated financial position, results of operations or cash flows and our ability to raise capital.  Moreover, the expenses of pending legal proceedings will adversely affect our results of operations until they are resolved.

Our profitability and the value of shareholders’ investments may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

We are subject to extensive supervision by several governmental regulatory agencies at the federal and state levels in the financial services area.  Recently enacted, proposed and future legislation and regulations have had, and will continue to have, or may have a significant impact on the financial services industry.  These regulations, which are generally intended to protect depositors and not stockholders, and the interpretation and application of them by federal and state regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence earnings and growth.  For example, the FDIC and the Federal Reserve recently issued joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices that sets forth supervisory criteria to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny.
The Guidance applies to Cascade Bank, based on our current loan portfolio, and our management expects that our business and operations will be subject to enhanced regulatory review for the foreseeable future.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of allowance for loan losses.  Our success depends on our continued ability to maintain compliance with these regulations.  Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities and on terms which are acceptable to us, could be impaired by factors that affect us specifically or the financial services industry or economy in general.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we utilize and maintain a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. We may become more dependent on these sources, which include advances from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and securities sold under agreements to repurchase. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs, and our profitability would be adversely affected.

Certain repurchase agreements we entered into include substantial termination fees.

We also use repurchase agreements for funding needs.  The Bank has $50.0 million in repurchase agreements that have provisions allowing the agreements to be terminated by its counterparty.  While we have received no indication that these repurchase agreements will be terminated prior to maturity, and the transactions are well secured by securities pledged to the counterparty, management believes that the likelihood of termination of the agreements is reasonably possible.  If these repurchase agreements had been terminated as of December 31, 2010, the termination fee would have been approximately $13.7 million.  An additional $75.0 million in repurchase agreements have provisions allowing termination by its counterparty with a termination fee, but these agreements cannot be terminated prior to December 2012, provided the Bank offers the lender additional securities in November and December 2011. Repurchase agreements with this lender totaling $25 million and $50 million could be terminated in December 2012 and November 2013 respectively.  The termination fee related to these agreements cannot be estimated. An additional $20.0 million in repurchase agreements do not include a termination fee provision, but can be terminated by its counterparty at par.

The FDIC Order limits the types of funding sources on which we may rely and may have a negative impact on our liquidity.

Pursuant to the terms of the FDIC Order, we may not accept, renew or roll over any brokered deposits, and are required to submit a plan that eliminates our reliance on brokered deposits. In addition, certain interest-rate limits apply to our brokered and solicited deposits. The reduction in the level of brokered deposits, even according to their regular maturity dates, may have a negative impact on our liquidity in the near term. Our financial flexibility could be severely constrained if we are unable to renew our wholesale funding or if adequate financing is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loan originations, and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature. Furthermore, we are now required to provide a higher level of collateral for any funds that we borrow from the Federal Reserve, and we may be required to provide additional collateral to our other funding sources as well. Any additional collateral requirements or limitations on our ability to access additional funding sources are expected to have a negative impact on our liquidity.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Like other financial institutions, we are subject to interest rate risk, which is the primary market risk affecting our financial performance. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities and the relationships of various interest rates to each other. Over any defined period of time, our interest-earning assets may be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa. In addition, the individual market interest rates underlying our loan and deposit products (e.g., prime) may not change to the same degree over a given time period. Loan volume and quality and deposit volume and mix can be affected by market interest rates. Changes in market interest rates could materially and adversely affect our net interest spread, asset quality, origination volume and overall profitability.

We principally manage interest rate risk by managing the volume and mix of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.

Interest rate volatility and credit risk adjusted rate spreads may impact our financial assets and liabilities measured at fair value, particularly the fair value of our junior subordinated debentures.

The widening of market interest rate spreads on junior subordinated debentures to levels above the contractual spreads on our outstanding debentures, combined with recent reductions in three month LIBOR rates, has contributed to positive fair value adjustments in our junior subordinated debentures carried at fair value over the last three years. Tightening of these spreads may result in recognizing fair value adjustments that negatively impact our earnings in the future.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

Approximately 86.4% of our outstanding loan portfolio at December 31, 2010, was secured by real estate. In the course of our business and as a result of current market conditions, we have foreclosed and taken title to real estate which could subject us to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Because of our participation in the Troubled Asset Relief Program (TARP), we are subject to restrictions on compensation paid to our executives, which may make it difficult to attract and retain key members of management.

Pursuant to the terms of the TARP Capital Purchase Program, we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury owns our Series A Preferred Stock. These standards generally apply to our five most highly compensated senior executive officers, including our Chief Executive Officer and Chief Financial Officer, and certain of these restrictions also apply up to the next 20 most highly compensated senior executives. The standards include, among other things:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;
•
a required clawback of any bonus or incentive compensation paid to a senior executive officer or one of the next twenty most highly compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	a prohibition on making golden parachute payments to senior executive officers;
•	an agreement not to deduct, for tax purposes, annual compensation in excess of $500,000 for each senior executive officer; and
•	limitations on bonuses and incentive compensation.

We depend on the services of existing management to carry out our business and investment strategies. In order for us to implement our strategy to emphasize relationship banking, we will need to continue to attract and retain additional management and other qualified staff. Competition for such personnel is significant in our geographic market areas. The loss of the services of any management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our results of operations, financial condition and prospects. In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods and may make it more difficult to attract suitable candidates to serve as executive officers.

Our ability to attract and retain customers and employees could be adversely affected to the extent our reputation is harmed.

Our ability to attract and retain customers and employees could be adversely affected to the extent our reputation is damaged. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and our business prospects, including failure to properly address operational risks. These issues include, but are not limited to, legal and regulatory requirements; privacy; properly maintaining customer and associate personal information; record keeping; money-laundering; sales and trading practices; ethical issues; appropriately addressing potential conflicts of interest; and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products.

We are also facing enhanced public and regulatory scrutiny resulting from the financial crisis and the regulatory orders and agreement currently in place. Failure to appropriately address the requirements stemming from regulatory actions could also give rise to additional regulatory restrictions, reputational harm and legal risks, which could among other consequences increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses.

Our ability to use some or all of our net operating loss carryforwards may be impaired.

There is a significant likelihood that if we complete a capital raise involving equity financing, we will experience an “ownership change,” which would cause a reduction in the value of our net operating loss carryforwards (NOLs) realizable for income tax purposes. Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change NOLs and other losses we can use to reduce our tax liability generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change."

Our investment in Federal Home Loan Bank stock may become impaired.

At December 31, 2010, Cascade Bank held Federal Home Loan Bank (FHLB) of Seattle stock with a par value of $11.9 million.  As a condition of membership at the FHLB, we are required to purchase and hold a certain amount of FHLB stock.  Our stock purchase requirement is based, in part upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the Capital Plan of the FHLB.  Our FHLB stock has a par value of $100, is carried at cost, and is subject to recoverability testing per accounting guidance for the impairment of long-lived assets. The FHLB currently has a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency (the FHFA), its primary regulator, and has suspended future dividends and the repurchase and redemption of outstanding common stock.  The FHLB has communicated that it believes the calculation of risk-based capital under the current rules of the FHFA significantly overstates the market risk of the FHLB’s private-label mortgage-backed securities in the current market environment and that it has enough capital to cover the risks reflected in its balance sheet.  As a result, we have not recorded an other-than-temporary impairment on our investment in FHLB stock.  However, continued deterioration in the FHLB’s financial position may result in impairment in the value of those securities.  We will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of our investment.

We utilize the Federal Home Loan Bank as an additional source of liquidity.

We are members of the Federal Home Loan Bank (FHLB) of Seattle, which is one of the twelve regional banks comprising the FHLB System.  The FHLB provides credit for member financial institutions.  As a member of the FHLB, Cascade Bank is authorized to apply for advances from the FHLB, which are collateralized in the aggregate by loans, securities, FHLB stock, and by deposits with the FHLB.  At December 31, 2010, we had $159.0 million in FHLB advances and a $40.0 million letter of credit outstanding. FHLB advances are only available to borrowers that meet certain conditions.  If we were to cease meeting these conditions, our access to FHLB advances could be significantly reduced or eliminated, or future financial problems at the FHLBs may impact the collateral necessary to secure borrowings and limit the borrowings extended to member banks, as well as require additional capital contributions by member banks.  Should this occur, our short term liquidity needs could be negatively impacted. Should we be restricted from using FHLB advances due to weakness in the FHLB System or with the FHLB of Seattle, we may be forced to find alternative funding sources.  These alternative funding sources may include seeking lines of credit with third party banks or the Federal Reserve Bank, borrowing under repurchase agreement lines, increasing deposit rates to attract additional funds, or selling certain investment securities categorized as available-for-sale in order to maintain adequate levels of liquidity.

Our investment portfolio includes securities that are sensitive to interest rates and variations in interest rates may adversely impact our profitability.

Our securities portfolio includes securities which are insured or guaranteed by U.S. government agencies or government-sponsored enterprises and other securities which are sensitive to interest rate fluctuations. The unrealized gains or losses in our available-for-sale portfolio are reported as a separate component of stockholders’ equity until realized upon sale. As a result, future interest rate fluctuations may impact stockholders’ equity, causing material fluctuations from quarter to quarter. Failure to hold our securities until maturity or until market conditions are favorable for a sale could adversely affect our financial condition, profitability and prospects.

The value of the securities in our investment securities portfolio may be negatively affected by continued disruptions in the securities markets. The market for some of the investment securities held in our portfolio has become extremely volatile over the past two years. Volatile market conditions or deteriorating financial performance of the issuer or obligor may detrimentally affect the value of these securities. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than-temporary or permanent impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

Further increases in Federal Deposit Insurance Corporation (FDIC) insurance premiums or special assessments could adversely impact our earnings.

 During the year ended December 31, 2010, the Bank paid $4.1 million in deposit insurance. Under the Federal Deposit Insurance Act, the FDIC, absent extraordinary circumstances, must establish and implement a plan to restore the deposit insurance reserve ratio to 1.15% of insured deposits, over a five-year period, at any time that the reserve ratio falls below 1.15%.  The escalating pace of bank failures that began in 2008 has significantly increased the Deposit Insurance Fund’s loss provisions, resulting in a decline in the reserve ratio.  The FDIC expects continued insured institution failures in the next few years, which likely will result in a continued decline in the reserve ratio.

On November 12, 2009, the FDIC adopted regulations that require insured depository institutions to prepay on December 30, 2009, their estimated assessments for the fourth calendar quarter of 2009, and for all of 2010, 2011 and 2012. We were required to make a payment of $7.3 million to the FDIC on December 31, 2009, and to record the payment as a prepaid expense, which will be amortized to expense over three years.

The FDIC indicated that with the proceeds of the prepayment, additional special assessments were not necessary in 2010; however, the prepayment requirement does not necessarily preclude the FDIC from imposing a special assessment, from changing assessment rates or from revising the risk-based assessment system, pursuant to the existing notice-and-comment rulemaking framework. Should the FDIC find it necessary to impose any further special assessments or further increase assessment rates, our FDIC general insurance premium expense will further increase compared to prior periods.

Concern of customers over the safety of their deposits may cause a decrease in deposits.

With recent increased concerns about bank failures, customers increasingly are concerned about the safety of their deposits and the extent to which their deposits are insured by the FDIC.  Customers may not believe Cascade Bank is a safe place to keep their deposit accounts and they may remove their deposit accounts.  Additionally, customers may withdraw deposits from Cascade Bank in an effort to ensure that the amount they have on deposit at Cascade Bank is fully insured.  Decreases in deposits may adversely affect our funding costs, liquidity and net income.

Strong competition within our market areas may limit our growth and adversely affect our operating results.

The banking and financial services industry is highly competitive.  We compete in our market areas with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.  Some of these competitors have substantially greater resources and lending limits than we do, have greater name recognition and market presence that benefit them in attracting business and deposits, and offer certain services that we do not or cannot provide.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do.  Our results of operations depend upon our continued ability to successfully compete in our market area.  The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase or maintain our interest earning assets.  In that regard, the adverse economic conditions that began in 2007 and that have continued into 2011 have significantly reduced our origination of new loans, and there is no assurance that our total loans or assets will increase or not decline in 2011.

Our controls and procedures may fail to detect certain events or be circumvented.

We are subject to certain operations risks, including but not limited to data processing system failures and errors and customer or employee fraud.  Management regularly reviews and updates the Corporation’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the Corporation’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on the Corporation’s financial condition and results of operations.

We may not succeed in keeping up with technological changes in our industry.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The future success of the Corporation and Cascade Bank depends, in part, upon our ability to address the needs of the Bank’s customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the operations of the Corporation and Cascade Bank. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to the Bank’s customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse effect on our financial condition and results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on our ability, as well as the ability of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend, and will continue to depend, to a significant extent, on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services, and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be materially adversely affected.

Risks Associated With Our Securities

The price of our common stock may be volatile or may decline further and the value of our other securities may decline as a result of adverse changes in our financial performance, the economy, market conditions and other factors.

The trading price of our common stock has declined significantly and may decline further.  The trading price also may fluctuate widely because of a number of factors, many of which are outside of our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies, especially financial institutions. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	our ability to raise capital to meet regulatory requirements and fund our business growth;
•	actual or anticipated quarterly fluctuations in our operating results and financial condition;
•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;
•	failure to meet analysts’ revenue or earnings estimates;
•	speculation in the press or investment community;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	actions by institutional stockholders;
•	fluctuations in the stock price and operating results of our competitors;
•	general market conditions and, in particular, developments related to market conditions for the financial services industry;
•	proposed or adopted legislative or regulatory changes or developments;
•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or
•	domestic and international economic factors unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility in recent years.  As a result, the market price of our common shares may be volatile. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur.  The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity-related securities, and other factors, including those identified above in “Forward-Looking Statements.” Further declines in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

We do not meet the minimum bid price for continued listing on Nasdaq.

We do not meet the minimum bid price requirement for continued listing on the Nasdaq Capital Market as set forth in Nasdaq’s Marketplace Rule 5450(a)(1), as a result of the bid price of our common stock closing below the required minimum $1.00 per share for 30 consecutive business days.  We have been granted an extension by the NASDAQ staff to August 1, 2011, to regain compliance with the minimum $1.00 bid price per share requirement.  The extension was based on the Corporation meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Corporation’s written notice of its intention to meet the $1.00 per share requirement by August 1, 2011, by effecting a reverse stock split if necessary.

We intend to actively monitor the bid price and minimum market value for our common stock between now and the compliance date, and intend, if necessary, to pursue available options to regain compliance with the Nasdaq requirements. If we are unable to regain compliance with Nasdaq requirements and are delisted, market liquidity for our common stock could be severely affected, and our stockholders’ ability to sell securities in the secondary market could be more limited. Delisting from Nasdaq could also negatively affect the value of our common stock. Delisting could also have other negative results, including, but not limited to, the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

We have continuing losses and continuing volatility in quarterly results.

The Corporation reported a net loss of $70.3 million for the year ended December 31, 2010.  Losses resulted primarily from the high level of non-performing assets and the related reduction in interest income and increased provision for loan losses. In addition, several other factors affecting the business can cause significant variations in the quarterly results of operations. In particular, variations in the volume of loan originations and sales, the differences between the cost of funds and the average interest rate on earning assets, and other-than-temporary impairment charges in the Corporation’s investment securities portfolio could have a material adverse effect on the results of operations and financial condition. We can provide no assurance that we will not have continuing losses in our operations.

Shareholders interests may be diluted by future equity offerings or transactions.

In the future, we may attempt to increase our capital resources or, we could be forced to raise additional capital by making additional offerings of common stock, debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  In the event of liquidation, holders of our debt securities and shares of preferred stock, including the $25.8 million of trust preferred securities and the $39.0 million of preferred shares held by the U.S. Treasury, and lenders with respect to other borrowings would receive distributions of our available assets prior to the holders of our common shares.  In any equity financing, we believe our stockholders would experience substantial dilution and the securities issued could have rights, preferences and privileges that are senior to those of our current stockholders, depending on the terms of any shares we were to issue.  Holders of our common shares are not entitled to preemptive rights or other protections against dilution.  Any debt financing also could negatively affect future earnings due to interest charges.

Shareholders may not receive any dividends on Cascade Financial Corporation common shares.

In June of 2009, we announced that we had suspended payment of cash dividends on our common stock to preserve capital.  Commencing with the interest payments due in November of 2009, we exercised our right to defer regularly scheduled interest payments on our $25.8 million of outstanding junior subordinated debentures related to trust preferred securities and dividends on our outstanding $39.0 million of preferred stock issued to the Treasury.  We may not pay any cash dividends on our common stock until we are current on interest payments on our outstanding junior subordinated debentures and dividends on our preferred stock.  We continue to accrue for these payments.  In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the regulatory actions against us, the Bank is currently prohibited from paying cash dividends without the prior consent of the regulators.

Our ability to service our debt, pay dividends and otherwise pay our obligations as they come due is substantially dependent on capital distributions from Cascade Bank, and these distributions are subject to regulatory limits and other restrictions.

The Corporation is a separate and distinct legal entity from Cascade Bank.  However, substantially all of our activities are conducted through Cascade Bank, and, consequently, as the parent company of the Bank, the principal source of funds from which we service debt and pay our obligations and dividends is the receipt of dividends from the Bank. There are legal limitations on the extent to which Cascade Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us.  If Cascade Bank is unable to pay dividends to us for a prolonged period, we may not be able to service our debt or pay our obligations and, as a result, our business, financial condition, results of operations and prospects would be materially adversely effected.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (EESA) in response to the crisis in the financial sector. The U.S. Department of the Treasury and banking regulators have and continue to implement a number of programs under this legislation to address capital and liquidity issues in the banking system. On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act (ARRA) which, among other things, amended the executive compensation provisions of EESA. On July 21, 2010, President Obama signed the Dodd-Frank Reform Act which, among other things, imposes additional restrictions on banking activities.  There can be no assurance, however, that any of the legislations will ease the current market volatility and limited credit availability. The failure of this legislation to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the value of our securities.

Compliance with the recently enacted financial reform legislation may increase our costs of operations and adversely impact financial results.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Reform Act) into law. The Dodd-Frank Reform Act will change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Reform Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Reform Act may not be known for many months or years. Significant changes will include:

•	the establishment of the Financial Stability Oversight Counsel, which will be responsible for identifying and monitoring systemic risks posed by financial firms, activities, and practices;
•
the establishment of a Bureau of Consumer Financial Protection, within the Federal Reserve, to serve as a dedicated consumer-protection regulatory body with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators;

•
amendments to the Truth in Lending Act aimed at improving consumer protections with respect to mortgage originations, including originator compensation, minimum repayment standards, and prepayment considerations;

•
elimination of federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on the Bank’s interest expense;

•	broadened base for FDIC insurance assessments, with assessments now based on the average consolidated total assets less tangible equity capital of a financial institution;
•
permanent increase to the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013;

•
requirement that publicly traded companies provide stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorization for the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not;

•	enhanced supervision of large bank holding companies (i.e., those with over $50 billion in total consolidated assets), with more stringent supervisory standards to be applied to them;
•	the creation of a special regime to allow for the orderly liquidation of systemically important financial companies, including the establishment of an orderly liquidation fund;
•	the development of regulations to address derivatives markets, including clearing and exchange trading requirements and a framework for regulating derivatives-market participants;
•	enhanced supervision of credit-rating agencies through the Office of Credit Ratings within the SEC; and
•	increased regulation of asset-backed securities, including a requirement that issuers of asset-backed securities retain at least 5% of the risk of the asset-backed securities.

Many provisions in the Dodd-Frank Reform Act are aimed at financial institutions that are significantly larger than us. Nonetheless, there are provisions that apply to us and we must begin to comply with them immediately. In addition, federal agencies will promulgate rules and regulations to implement and enforce provisions in the Dodd-Frank Reform Act. We will have to apply resources to ensure that we are in compliance with all applicable provisions, which may adversely impact financial results. The precise nature, extent and timing of many of these reforms and the impact on us is still uncertain.

The Corporation’s issuance of securities to the United States Treasury may limit our ability to return capital to stockholders and is dilutive to the holders of our common stock.

In connection with our sale of Series A Preferred Stock to the U.S. Treasury, the Corporation also issued to the Treasury a warrant to purchase approximately 863,442 shares of our common stock. The terms of the transaction with the Treasury limits our ability to pay dividends and repurchase our shares. Until November 21, 2011 or until the Treasury no longer holds any shares of the Series A Preferred Stock, the Corporation will not be able to increase dividends above levels in effect when the warrant was issued ($0.045 per share of common stock on a quarterly basis) nor repurchase any of our shares without Treasury approval, with limited exceptions, most significantly purchases in connection with benefit plans. In addition, we are not able to pay any dividends on our common stock unless we are current on our dividend payments on the Series A Preferred Stock. Moreover, we are prohibited from paying any dividends on our common stock due to the regulatory orders and agreements in place.  These restrictions, as well as the dilutive impact of the warrant, may have a negative effect on the market price of our common stock.

Unless the Corporation is able to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital will increase substantially on that date, from 5.00% (approximately $1.95 million annually) to 9.00% (approximately $3.16 million annually). Depending on our financial condition at the time, this increase in dividends on the Series A Preferred Stock could have a negative effect on our liquidity.

Holders of our junior subordinated debentures have rights that are senior to those of our stockholders.

As of December 31, 2010, we had outstanding $25.8 million of junior subordinated debentures. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us. The junior subordinated debentures associated with the trust preferred securities are senior to our common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must  be satisfied before any distributions can be made to our common stockholders. We have the right to defer distributions on the junior subordinated debentures (and the related trust preferred securities) under specified circumstances, during which time no dividends may be paid on our common stock. Starting in the fourth quarter of 2009, Cascade Bank has been prohibited from making dividend payments to us, which in turn led us to defer the payment of interest on the junior subordinated debentures and stop payment of dividends on our common stock. There are no assurances about if or when payment of interest on our junior subordinated debentures, and payment of dividends on our common stock, will resume.

Changes in accounting standards may impact how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board changes the financial accounting and reporting standards that govern the preparation of financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a restatement of prior period financial statements.

ITEM 1B.  UNRESOLVED STAFF COMMENTS

None

ITEM 2.  PROPERTIES

The Corporation owns nine full-service branch locations and leases 13 full-service locations. Owned offices range in size from 1,300 to 52,000 square feet and have a total net book value at December 31, 2010, including leasehold improvements, furniture and fixtures, of $13.3 million. The Corporation leases approximately 40% of its Marysville office, and approximately 78% of its Issaquah office is leased or is available for lease.  See Note 7 of the Notes to the Consolidated Financial Statements, which is listed in Item 15, for additional information on premises and equipment. The Corporation’s management believes that all facilities occupied by the Corporation are adequate for present requirements.

ITEM 3.  LEGAL PROCEEDINGS

We are periodically a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business, such as claims to enforce liens, foreclose on loan defaults, and other issues incident to its business. As of December 31, 2010, Cascade Bank had commenced collection proceedings on approximately 11 real estate loans, and there may be additional lawsuits or claims arising out of or related to the impaired loans.

We are unable to predict the outcome of these matters.  Our cash expenditures, including legal fees, associated with the pending litigation described above, and the regulatory proceedings described in Item 1 of this report under the caption “Regulation and Supervision,” cannot be reasonably predicted at this time.  Litigation and any potential regulatory actions or proceedings can be time-consuming and expensive and could divert management time and attention from our business, which could have a material adverse affect on our business, results of operations and financial condition.

Other than the proceedings described or referenced above and the anticipated institution of additional lawsuits or claims arising out of or related to the impaired loans, including lender liability claims and counterclaims, management does not believe that there are any proceedings threatened or pending against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

PART II

ITEM 5.  MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

(a)
Cascade Financial Corporation’s common stock is traded on the Nasdaq Capital Market under the symbol CASB. The table below indicates the high/low trading range of the Corporation’s stock over the last eight quarters:

Quarter Ended	High	Low
March 31, 2009	$5.13	$1.60
June 30, 2009	4.35	2.15
September 30, 2009	2.30	1.60
December 31, 2009	2.75	1.54

March 31, 2010	$3.20	$1.80
June 30, 2010	3.20	0.45
September 30, 2010	0.70	0.26
December 31, 2010*	1.04	0.30

* The Corporation transferred the listing of its securities from the Nasdaq Global Market to the Nasdaq Capital Market on December 8, 2010.

(b)
On November 24, 2008, the Corporation issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock to the U.S. Treasury under its Capital Purchase Program.  These preferred shares provide for cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  During 2009, we paid dividends on these preferred shares of $454,650, $487,125 and $487,125 in the first, second and third quarters.  As a result of the regulatory actions against us, we began deferring dividends on our preferred shares in fourth quarter of 2009.  Accrued dividends on these shares as of December 31, 2010, was $2.8 million.  Under the terms of the preferred stock, deferral of dividend payment is permitted without triggering an event of default.

(c)	At December 31, 2010, there were 12,271,529 common shares outstanding, which were held by approximately 3,300 shareholders.

(d)	The Table below indicates the cash dividends paid on each share of its common stock for the periods noted:

Quarter Ended	Dividend Declared	Record Date	Payment Date
December 2008	$0.045	01/06/09	01/20/09
March 2009	0.010	04/15/09	04/29/09

In June 2009, to preserve capital, the Corporation announced that it would temporarily suspend its regular quarterly cash dividend on common stock. For the foreseeable future, we do not intend to declare cash dividends.  Additionally, the FDIC Order and the FRB Agreement prohibit the Corporation from paying dividends without the prior written approval of the regulators.

(e)
In May 2008, the Corporation announced a new stock repurchase plan to purchase up to 300,000 shares of the Corporation’s stock. The Stock Repurchase Plan expired on May 31, 2009. There were no stock repurchases in the fourth quarter of 2009 or for the year ended December 31, 2009. Given the restrictions of the U.S. Treasury’s Capital Purchase Program, which precludes share repurchases by participants, the program was not reauthorized.

(f)
As of December 31, 2010, options to purchase a total of 537,151 shares remain available for issuance under the option plans. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of December 31, 2010.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options (in thousands)	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance (in thousands)
Equity compensation plans approved by shareholders – 1997 Plan	171	$4.97	-
Equity compensation plans approved by shareholders – 2003 Plan	325	13.40	537
Equity compensation plans not approved by shareholders	-	-	-
Total	496	$10.49	537

Shareholder Return Performance Graph

The following graph compares the Corporation's cumulative shareholder return on its common stock with the return on the Nasdaq Bank Index, the S&P Banking Index and the KBW Bank Index. Total return assumes (i) the reinvestment of all dividends and (ii) the value of the investment in the Corporation's common stock and each index was $100 at the close of trading on December 31, 2005.

	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Cascade Financial Corporation	100.00	120.21	95.77	38.31	15.56	3.24
Nasdaq Bank Index	100.00	111.01	86.51	65.81	53.63	60.01
S&P Banking Index	100.00	112.27	75.74	37.91	34.56	41.02
KBW Bank Index	100.00	113.17	85.32	42.68	41.13	50.28

ITEM 6.  SELECTED FINANCIAL DATA

(Dollars in thousands, except share and per share amounts)	Years Ended December 31,
Results of Operations	2010	2009	2008	2007	2006
Interest income	$71,395	$81,828	$92,571	$93,935	$82,658
Interest expense	34,956	38,540	46,686	50,540	43,268
Net interest income	36,439	43,288	45,885	43,395	39,390
Provision for loan losses	56,515	44,175	7,240	1,350	1,000
Other income	18,744	16,629	8,812	7,447	5,917
Other expense (excluding OTTI & goodwill impairment)	52,204	34,262	28,468	26,563	24,477
Other-than-temporary impairment (OTTI)	-	858	17,338	-	-
Goodwill impairment charge	12,885	11,700	-	-	-
(Loss) income before provision (benefit) for income taxes	(66,421)	(31,078)	1,651	22,929	19,830
Net (loss) income	(70,286)	(23,468)	2,090	15,546	13,355
Dividends and accretion of issuance discount on preferred stock	2,476	2,365	251	-	-
Net (loss) income attributable to common stockholders	(72,762)	(25,833)	1,839	15,546	13,355
(Loss) earnings per common share, basic (1)	(5.95)	(2.13)	0.15	1.29	1.11
(Loss) earnings per common share, diluted (1)	(5.95)	(2.13)	0.15	1.27	1.08
Book value per common share (1)	1.71	8.02	10.23	10.15	9.53

ITEM 6.  SELECTED FINANCIAL DATA (CONTINUED)

(Dollars in thousands, except share and per share amounts)	December 31,
Financial Condition	2010	2009	2008	2007	2006
Total assets	$1,498,334	$1,704,628	$1,637,319	$1,417,588	$1,345,254
Cash and cash equivalents	131,335	145,595	53,466	14,530	42,879
Securities	300,438	275,902	256,192	232,018	239,422
Total loans	997,701	1,202,688	1,258,241	1,108,153	1,010,437
Loans, net	967,661	1,173,213	1,238,733	1,092,776	996,015
Deposits	1,107,554	1,139,774	1,006,782	904,896	855,449
FHLB advances	159,000	239,000	249,000	231,000	243,000
Other borrowings	161,965	184,216	212,365	147,512	121,485
Preferred stock	37,488	37,038	36,616	-	-
Total stockholders’ equity	58,452	134,450	160,122	122,096	115,199

	December 31,
Averages	2010	2009	2008	2007	2006
Average assets	$1,645,980	$1,640,201	$1,534,458	$1,370,309	$1,275,526
Average earning assets	1,478,085	1,461,198	1,435,055	1,297,462	1,206,569
Average total loans	1,113,891	1,242,588	1,183,072	1,046,093	955,692
Average deposits	1,158,437	1,017,348	966,316	881,136	816,469
Average stockholders’ equity	94,099	143,534	129,083	117,534	109,103
Average common stockholder’s equity	56,852	106,716	125,400	117,534	109,103
Average tangible common stockholders’ equity	53,399	90,523	100,251	92,095	83,063

	Years Ended December 31,
Financial Ratios	2010	2009	2008	2007	2006
Return on average assets	(4.42)%	(1.57)%	0.21%	1.13%	1.05%
Return on average common stockholders’ equity	(127.98)	(24.21)	1.47	13.23	12.24
Return on average tangible common stockholders’ equity (2)	(112.13)	(15.61)	1.83	16.88	16.08
Net interest margin	2.47	2.96	3.20	3.34	3.26
Efficiency ratio	117.95	78.14	83.74	52.25	54.02
Efficiency ratio (excluding OTTI & goodwill impairment) (2)	94.60	57.18	52.05	52.25	54.02
Dividend payout ratio	-	-	175.19	25.98	28.43
Average common stockholders’ equity to average assets	3.45	6.51	8.17	8.58	8.55
Total risk-based capital to risk-weighted assets	9.98	12.82	13.26	10.80	11.22
Tier 1 capital to average total assets	5.55	8.62	10.30	8.90	8.99

	December 31,
Asset Quality	2010	2009	2008	2007	2006
Nonperforming (nonaccruing) loans	$48,098	$106,096	$40,278	$1,523	$851
Real estate owned (REO)	34,412	18,842	1,446	-	-
Nonperforming assets	82,510	124,938	41,724	1,523	851
Allowance for loan losses	26,106	25,900	16,439	11,653	10,988
Nonperforming loans to total loans	4.82%	8.82%	3.20%	0.14%	0.08%
Nonperforming assets to total assets	5.51	7.33	2.55	0.11	0.06
Allowance for loan losses to total loans	2.62	2.15	1.31	1.05	1.09

(1)	Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.
(2)
These financial statements contain certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP).  These measures include average tangible common equity, and efficiency ratio (excluding OTTI and goodwill impairment charges). These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Corporation’s GAAP financial information. A reconciliation of the included non-GAAP financial measures to GAAP measures is included in these financial statements.

The following table presents selected unaudited quarterly financial data for 2010, 2009 and 2008:

	Quarter Ended
(Dollars in thousands, except share and per share amounts)	Mar 31, 2010	Jun 30, 2010	Sept 30, 2010	Dec 31, 2010
Interest income	$19,131	$18,627	$17,394	$16,242
Interest expense	9,444	9,162	8,867	7,482
Net interest income	9,687	9,465	8,527	8,760
Provision for loan losses	31,290	11,725	8,000	5,500
Other income	1,912	3,838	5,199	7,795
Other expense	9,237	12,865	11,698	18,404
Goodwill impairment	-	12,885	-	-
Loss before provision for income taxes	(28,928)	(24,172)	(5,972)	(7,349)
Provision for income taxes	3,211	-	-	654
Net loss	$(32,139)	$(24,172)	$(5,972)	$(8,003)
Dividends and accretion of issuance discount on preferred stock	611	615	620	629
Loss attributable to common stockholders	$(32,750)	$(24,787)	$(6,592)	$(8,632)
Loss per common share, basic	$(2.69)	$(2.02)	$(0.54)	$(0.70)
Loss per common share, diluted	(2.69)	(2.02)	(0.54)	(0.70)

	Quarter Ended
	Mar 31, 2009	Jun 30, 2009	Sept 30, 2009	Dec 31, 2009
Interest income	$21,410	$20,215	$20,189	$20,014
Interest expense	10,291	9,392	9,271	9,586
Net interest income	11,119	10,823	10,918	10,428
Provision for loan losses	13,875	18,300	4,000	8,000
Other income	3,648	2,203	3,150	7,628
Other expense	7,753	9,978	7,928	8,603
OTTI	858	-	-	-
Goodwill impairment	-	11,700	-	-
(Loss) income before provision for income taxes	(7,719)	(26,952)	2,140	1,453
(Benefit) provision for income taxes	(2,902)	(5,552)	507	338
Net (loss) income	$(4,817)	$(21,400)	$1,633	$1,115
Dividends and accretion of issuance discount on preferred stock	587	592	592	594
(Loss) income attributable to common stockholders	$(5,404)	$(21,992)	$1,041	$521
(Loss) earnings per common share, basic	$(0.45)	$(1.82)	$0.09	$0.04
(Loss) earnings per common share, diluted	(0.45)	(1.82)	0.09	0.04

	Quarter Ended
	Mar 31, 2008	Jun 30, 2008	Sept 30, 2008	Dec 31, 2008
Interest income	$23,014	$22,793	$24,345	$22,419
Interest expense	12,539	11,348	11,508	11,291
Net interest income	10,475	11,445	12,837	11,128
Provision for loan losses	2,390	1,200	1,250	2,400
Other income	2,436	2,199	2,305	1,872
Other expense	6,917	7,233	7,144	7,175
OTTI	-	-	17,338	-
Income (loss) before provision for income taxes	3,604	5,211	(10,590)	3,425
Provision (benefit) for income taxes	990	1,577	(3,971)	964
Net income (loss)	$2,614	$3,634	$(6,619)	$2,461
Dividends and accretion of issuance discount on preferred stock	-	-	-	251
Income (loss) attributable to common stockholders	$2,614	$3,634	$(6,619)	$2,210
Earnings (loss) per common share, basic	$0.22	$0.30	$(0.55)	$0.18
Earnings (loss) per common share, diluted	0.21	0.30	(0.55)	0.18

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is provided for the consolidated operations of Cascade Financial Corporation (CFC or the Corporation) as of December 31, 2010 and 2009, and for the three years ending December 31, 2010, 2009 and 2008. The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: Cascade Bank (Cascade Bank or the Bank), and Cascade Capital Trusts I, II, and III, formed in 2000, 2004, and 2006, respectively, for the exclusive purpose of issuing trust preferred securities and using the proceeds from the issuance to acquire junior subordinated debentures issued by the Corporation. The Corporation used the proceeds from the issuance to fund future asset growth. The Trusts are not consolidated by Cascade Financial Corporation. Colby R.E., LLC, a subsidiary under the Bank, was incorporated in March 2009 and 2011 Yale Avenue East, LLC, a subsidiary of Colby R.E., LLC, was incorporated in May 2010.  Both were formed to acquire, manage and sell foreclosed properties.

The purpose of this discussion is to focus on significant factors concerning the Corporation’s financial condition and results of operations, and to provide a more comprehensive review of the Corporation’s operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.

Cascade Financial Corporation, a Washington corporation, is a bank holding company owning all of the equity of its wholly owned subsidiary, Cascade Bank.

Recent Events

Regulatory Actions and Capital Raising Efforts

On July 20, 2010, the Board of Directors of the Bank stipulated to the entry of a Consent Order with the Federal Deposit Insurance Corporation (FDIC) and the Washington State Department of Financial Institutions (DFI), effective July 21, 2010 (FDIC Order). The FDIC identified deficiencies in the management and supervision of Cascade Bank that primarily relate to loan underwriting, procedures and monitoring, excessive concentrations in construction and land development loans, and related concerns about Cascade Bank’s capital and liquidity.

On November 4, 2010, the Corporation entered into a Written Agreement (FRB Agreement) with the Federal Reserve Bank of San Francisco (FRB).

See Item 1 of this report captioned “Regulation and Supervision” for further discussion.

As of December 31, 2010, Cascade Bank required approximately $68.0 million in new capital to meet the minimum Tier 1 leverage ratio requirement of 10% under the FDIC Order. Since late 2009, CFC’s Board of Directors and management team have been reviewing alternatives to improve the bank’s capital position with the assistance of its financial advisor, Sandler O’Neill + Partners LP, a nationally recognized investment banking firm and expert in the banking industry. As part of its review, the Board considered a range of alternatives including potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and actively solicited offers from potential investors and acquirers.

Proposed Merger

On March 4, 2011, the Corporation announced that it had entered into an agreement and plan of reorganization with Opus Bank (Opus), a California state-chartered bank.  The terms of this agreement provide for Opus Bank to acquire the Corporation and the Bank, and for the merger of the Bank into Opus Bank. The merger agreement with Opus Bank was unanimously approved by the Boards of Directors of the Corporation, the Bank and Opus Bank

Under the terms of the merger agreement, the Corporation’s common stockholders will receive an amount in cash equal to $0.45 per share, which values the transaction at approximately $5.5 million.  In addition, Opus Bank has offered to purchase the $39.0 million of the Corporation’s preferred stock and the associated warrant issued to the U.S. Department of the Treasury (the Treasury) under the Capital Purchase Program for $16.25 million in cash.  The Treasury has indicated its willingness to agree to sell the Corporation’s preferred stock and warrant for such cash consideration subject to the entry into definitive documentation acceptable to the Treasury in its sole discretion.  Opus also agreed to assume our $25.8 million of obligations with respect to trust preferred securities issued by Cascade Financial Corporation’s trust subsidiaries.

Consummation of the merger is subject to approval by regulatory authorities, approval by the shareholders of CFC and certain other conditions set forth in the agreement. The merger is expected to close in the latter part of the second quarter of 2011.

Financial Overview

For the year ended December 31, 2010, we had a net loss attributable to common stockholders of $72.8 million, or $5.95 per diluted common share, compared to a net loss attributable to common stockholders of $25.8 million, or $2.13 per diluted common share for the year ended December 31, 2009, and net income attributable to common stockholders of $1.8 million, or $0.15 per diluted common share for the year ended December 31, 2008.

The results for 2010 reflect continued pressure from an uncertain economy and the negative impact of the regional housing market.  The impact of the economic downturn resulted in:

•
Allowance for loan losses of $26.1 million, or 2.62%, of total loans outstanding at December 31, 2010, compared to $25.9 million, or 2.15%, at December 31, 2009, and $16.4 million, or 1.31%, at December 31, 2008.

•	Net charge-offs of $56.3 million for 2010, compared to $34.7 million and $2.5 million for 2009 and 2008, respectively.
•	Nonperforming assets totaling $82.5 million, or 5.51% of total assets at December 31, 2010, compared to $124.9 million, or 7.33% of total assets at December 31, 2009.

Despite these challenging times, the Board of Directors and management continue to take important steps to strengthen the Corporation.  During the year, we:

•	Reduced our level of nonperforming assets, by $20.8 million, or 20.0%.
•	Reduced our concentrations in real estate construction and land development loans by $175.1 million, or 68.2%.
•	Continued to closely monitor and manage our liquidity position and at December 31, 2010, on-balance sheet total liquidity, as a percentage of assets was 12.6%.

Net interest income in 2010 was $36.4 million, compared to $43.3 million in 2009.  Other income was $18.7 million for the year compared to $16.6 million in 2009.  For the year, total other expenses (excluding the second quarter 2010 goodwill impairment charge) increased to $52.2 million compared to $35.1 million (excluding the second quarter 2009 goodwill impairment charge) in 2009.  The increase was largely due to a $9.9 million increase in write-downs/losses on sales of REO, $4.8 million in FHLB prepayment penalties associated with balance sheet restructuring transactions in the fourth quarter of 2010, a $1.4 million increase in FDIC insurance premiums and a $1.3 million increase in business insurance premiums. The second quarter 2010 and 2009 goodwill impairment charges were $12.9 million and $11.7 million, respectively.

Outlook for 2011

We face a variety of significant financial and operating challenges in 2011.  These include taking all necessary actions to comply with the regulatory orders we are operating under, specifically raising capital, improving credit quality, and returning to profitability. We continue to take an aggressive stance in addressing credit issues in our loan portfolio to minimize future risks. Since 2008 we have had a Special Assets team in place to focus on managing and reducing nonperforming loans and REO properties. While we have seen progress in reducing the level of nonperforming assets, credit quality will remain an issue as long as current economic trends, including high unemployment rates and depressed real estate prices, continue.

We expect our loan portfolio balance to level off during the first quarter of 2011. However, we must still face the challenges of the current economic environment and flat loan demand, which will make it difficult for us to maintain our current loan portfolio balance as our existing credits pay down. Currently, we expect that interest rates will remain flat for the remainder of 2011. We based our 2011 projections, budgets and goals on these expectations. If these trends move differently than expected in either direction or speed, they could have a material impact on our financial condition and results of operations. The areas of our operations most directly impacted would be the net interest margin, loan and deposit growth and the provision for loan losses.

We will also continue our efforts to control noninterest expenses by working to achieve maximum efficiencies within our franchise. However, our noninterest expenses for 2011 will continue to be negatively affected by costs associated with higher business insurance expense, REO expense associated with the management and disposition of real estate properties acquired through foreclosure and increased FDIC insurance premiums.

The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to the Consolidated Financial Statements in Item 15 of this report.

Critical Accounting Policies and Estimates

The Corporation’s significant accounting policies and estimates are essential to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts and disclosures. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the consolidated financial statements and thus actual results could differ from the amounts reported and disclosed herein. The following policies involve a higher degree of judgment than do our other significant accounting policies detailed in Note 1 of the Notes to Consolidated Financial Statements listed in Item 15.

Material estimates particularly susceptible to significant change relate to the assessment of impaired assets, the determination of the allowance for loan losses, deferred income taxes, fair value measurements and valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Investment Securities

Debt and equity securities, including mortgage-backed securities (MBS), may be classified as available-for-sale or held-to-maturity. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive (loss) income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Bank has the ability, and it is management’s positive intention, to hold held-to-maturity securities until maturity. Investments with fair values that are less than the amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. Management reviews investment securities on an ongoing basis for the presence of other-than-temporary-impairment (OTTI) or permanent impairment, taking into consideration current market conditions; fair value in relationship to cost; extent and nature of the change in fair value; issuer rating changes and trends; whether management intends to sell a security or if it is likely that the Bank will be required to sell the security before recovery of the amortized cost basis of the investment, which may be upon maturity; and other factors. For debt securities, if management intends to sell the security or it is likely that the Bank will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If management does not intend to sell the security and it is not likely that the Bank will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors (i.e. the difference between the present value of the cash flows expected to be collected and fair value) is recognized as a charge to other comprehensive income. Impairment losses related to all other factors are presented as separate categories within other comprehensive income. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Allowance for Loan Losses

The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb future probable loan losses.  Management’s determination of the level of the provision for loan losses is based on various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, the evaluation of credit risk related to specific credits and market segments and monitoring results from our ongoing internal credit review staff.  Subsequent recoveries, if any, are credited to the allowance.

Management and the Board review policies and procedures at least annually, and changes are made to reflect the current operating environment integrated with regulatory requirements.  Partly out of these policies has evolved an internal credit risk review process.  During this process, the quality grades of loans are reviewed and loans are assigned a dollar value of the loan loss reserve by degree of risk.  This analysis is performed quarterly and reviewed by senior management who makes the determination if the risk is reasonable and if the reserve is adequate.   This quarterly analysis is then reviewed by the Board of Directors.

Management determines the amount of the allowance for loan losses by utilizing a loan quality grading system to determine risk in the loan portfolio. The allowance consists of general and specific components.  When loans are originated, they are assigned a risk rating that is reassessed periodically during the term of the loan through the Bank’s credit review process. The Bank’s loan quality grading methodology assigns a loan quality grade from 1 to 10, where a higher numerical rating represents higher risk. These loan quality-rating categories are a primary factor in determining an appropriate amount for the allowance for loan losses. The loan portfolio is separated by loan type and then by risk rating. Loans not considered impaired are evaluated as a group, by loan type, with a loss rate based on average historical losses and adjusted for qualitative (Q) factors. The Q factors include regional/local economic trends, the health of the real estate market, loan and collateral concentrations, size of borrowing relationships, trends in loan delinquencies and charge-offs and changes in loan classifications and are included in the Bank’s analysis of the allowance for loan losses. Allocations for Q factors are based upon management’s review of each of the factors and are applied to all loans included in the general valuation component of the allowance. The Q factors augment the historical loss factors utilized in assessing the allowance to reflect the potential losses embedded in the loan portfolio as real estate property values have declined and sales have slowed. After reviewing all historical and qualitative factors by loan type, management may add a management judgment factor to certain loan types if there are additional concerns in these portfolios that were not identified by using historical or other qualitative factors. Management may also include a negative adjustment to the allowance factor for certain loan types if analysis shows that the historical allowance factor overstates the allocated reserve due to the financial strength of the borrowers/guarantors, the collateral position or other factors in the related portfolio.

Management believes that the allowance for loan losses was adequate as of December 31, 2010. There is, however, no assurance that future loan losses will not exceed the levels provided for in the allowance for loan losses and could possibly result in additional charges to the provision for loan losses. See Item 1A. Risk Factors, of this report for further discussion.

Real Estate Owned (REO)

Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of carrying amount or fair value, based upon an appraisal, less estimated costs to sell. Developments and improvements related to the property are capitalized. Any losses recorded at the time a foreclosure occurs are classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties, are charged to expense in the period identified. Revenue and expenses from operations and subsequent adjustments to the carrying amount of the property are included in noninterest expense in the statement of operations.

Income Taxes

The Corporation accounts for income taxes as required by FASB ASC Topic 740, Accounting for Income Taxes, under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required on deferred tax assets if it is “more likely than not” that the deferred tax asset will not be realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements (ASU 10-06) establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. In determining fair value, the Bank maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s estimates for market assumptions.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability using one of the three valuation techniques. Inputs can be observable or unobservable. Observable inputs are those assumptions that market participants would use in pricing the particular asset or liability. These inputs are based on market data and are obtained from a source independent of the Bank. Unobservable inputs are assumptions based on the Bank’s own information or estimate of assumptions used by market participants in pricing the asset or liability. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (i) quoted prices for similar assets; (ii) observable inputs for the asset or liability, such as interest rates or yield curves; or (iii) inputs derived principally from, or corroborated by, observable market data.

Goodwill Impairment

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identifiable intangibles are amortized on an accelerated basis over the period benefited and also considered for impairment. Goodwill is not amortized but is reviewed for potential impairment. Impairment analysis of the fair value of goodwill involves a substantial amount of judgment. During the second quarter of 2010, the Corporation analyzed its goodwill to determine whether, and to what extent, its goodwill asset was impaired. The goodwill impairment test includes two steps. Step 1, used to identify potential impairment, compares the estimated fair value of the Corporation with its carrying amount including goodwill. Step 1 inputs used to determine the implied fair value of the Corporation include the quoted market price of the Corporation’s common stock, market prices of common stocks of other banking organizations, common stock trading multiples, and inputs from comparable transactions. In the Step 1 analysis, the carrying amount exceeded its estimated fair value and the second step of the goodwill impairment test was performed to measure the amount of impairment loss, if any. Step 2 of the goodwill impairment test compared the implied estimated fair value of goodwill with the carrying amount of the currently recorded goodwill. The Step 2 analysis indicated that the implied fair value of the goodwill was less than the carrying value of goodwill. As a result of the analysis, the Corporation wrote-off the remaining balance of its goodwill at June 30, 2010.

Financial Condition

Assets

The Corporation’s total assets at December 31, 2010, were $1.5 billion, compared to $1.7 billion at December 31, 2009, a decrease of 12.1%. This decrease was primarily due to a decline in the loan portfolio. The Corporation’s total assets at December 31, 2008, were $1.6 billion.

Investment Securities

Total securities, including FHLB stock, increased by $24.5 million to $300.4 million as of December 31, 2010.  Securities designated as available-for-sale increased to $234.6 million at December 31, 2010, versus $227.8 million at December 31, 2009. Securities designated as held-to-maturity increased to $53.9 million at December 31, 2010, from $36.2 million a year earlier. The securities in both portfolios consist of notes issued by Government Sponsored Enterprises (i.e. Federal Home Loan Bank (FHLB), Fannie Mae (FNMA), Freddie Mac (FHLMC) or mortgage-backed securities issued by FNMA,

FHLMC, or Ginnie Mae). There were no investment securities that were backed by subprime loans and all investments received the highest credit rating from at least one of the major rating agencies except for the FNMA and FHLMC preferred stock, included in securities available-for-sale as corporate/other in the table below, which held the highest credit rating when purchased. For a discussion on the impact of FNMA and FHLMC preferred stock on the Corporation’s results, see the details of the OTTI of these securities under Results of Operations – Other Expenses in the Management Discussion and Analysis and under Securities, Note 4 of the Notes to the Consolidated Financial Statements listed in Item 15.

The following table presents the amortized cost and fair value of available-for-sale and held-to-maturity securities at the dates indicated:

	December 31, 2010		December 31, 2009		December 31, 2008
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale
Mortgage-backed securities	$70,270	$67,203	$40,997	$41,280	$42,250	$41,852
Agency notes & bonds	116,632	111,119	188,585	186,525	81,149	81,372
US Treasury notes	56,346	56,284	-	-	-	-
Corporate/other	-	-	-	-	1,294	454
Total	$243,248	$234,606	$229,582	$227,805	$124,693	$123,678

	December 31, 2010		December 31, 2009		December 31, 2008
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities held-to-maturity
Mortgage-backed securities	$25,137	$25,509	$15,405	$15,909	$20,484	$20,545
Agency notes & bonds	28,000	26,784	19,997	19,810	99,335	99,381
Corporate/other	775	775	775	775	775	775
Total	$53,912	$53,068	$36,177	$36,494	$120,594	$120,701

Certain securities at December 31, 2010 shown above currently have fair values less than amortized cost, and therefore, contain unrealized losses. Available-for-sale securities had unrealized losses of $8.7 million and held-to-maturity securities had unrealized losses of $1.6 million. In the opinion of management, these securities are considered only temporarily impaired due to changes in market interest rates and/or the widening of market spreads subsequent to the initial purchase of the securities or to disruptions to credit markets. Since all these securities are rated AAA, this temporary impairment is not due to concerns regarding the underlying credit of the issuers or the underlying collateral.

Federal Home Loan Bank Stock. The Bank’s investment in Federal Home Loan Bank (FHLB) of Seattle stock is carried at par value ($100 per share) and does not have a readily determinable fair value. Ownership of FHLB stock is restricted to FHLB member institutions and can only be purchased and redeemed at par. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock, based on specified percentages of its outstanding FHLB advances. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. At December 31, 2010, the Bank had 119,203 shares of FHLB stock.

The Bank evaluates FHLB stock for impairment. The determination of whether FHLB stock is impaired is based on an assessment of the ultimate recoverability of cost rather than declines in the book value of the shares. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as: (1) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB and (4) the liquidity position of the FHLB.

Based upon an analysis by Standard and Poors regarding the Federal Home Loan Banks, they stated that the FHLB System has a special public status (organized under the Federal Home Loan Bank Act of 1932) and because of the extraordinary support offered to it by the U.S. Treasury in a crisis, (though not used), the FHLB System can be considered an extension of the government. The U.S. government would almost certainly support the credit obligations of the FHLB System. The Bank has determined there is no impairment of the FHLB stock investment as of December 31, 2010.

In October 2010, the FHLB of Seattle entered into a Stipulation and Consent to the Issuance of a Consent Order with the Federal Housing Finance Agency (FHFA). The Stipulation and Consent provides that the FHLB agrees to a Consent Order issued by the FHFA, which requires the FHLB to take certain specified actions related to its business and operations (the Stipulation and Consent and the Consent Order are collectively referred to as the Consents). The Consents and related understandings with the FHFA constitute the FHLB's capital restoration plan and fulfill the FHFA's April 19, 2010, request of the FHLB for a business plan.

The Consents provide that, following a stabilization period (from the date of the Consent Order through the filing of the FHLB's second quarter 2011 quarterly report on Form 10-Q with the Securities and Exchange Commission) and once the FHLB reaches and maintains certain thresholds, it may begin repurchasing member capital stock at par.

For further information concerning the Bank’s securities portfolio, see Note 4 of the Notes to the Consolidated Financial Statements listed in Item 15.

Loans

The following table sets forth the Bank’s loan portfolio by type of loan and by type of collateral at the dates indicated:

	At December 31,
(Dollars in thousands)	2010		2009		2008		2007		2006
Type of Loan	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Business	$400,047	40.10%	$469,196	39.01%	$485,060	38.55%	$468,453	42.28%	$442,391	43.78%
R/E Construction (1)	81,778	8.20	256,917	21.36	406,505	32.31	381,810	34.44	295,087	29.20
Commercial R/E	201,885	20.23	183,286	15.24	122,951	9.77	120,421	10.87	119,298	11.81
Multifamily	89,350	8.96	82,418	6.85	86,864	6.90	11,397	1.03	34,719	3.44
Home equity/consumer	29,964	3.00	31,738	2.64	30,772	2.45	27,688	2.50	27,686	2.74
Residential	194,677	19.51	179,133	14.90	126,089	10.02	98,384	8.88	91,256	9.03
Total loans	997,701	100.00%	1,202,688	100.00%	1,258,241	100.00%	1,108,153	100.00%	1,010,437	100.00%
Less:
Deferred loan fees, net	3,934		3,575		3,069		3,724		3,434
Allowance for loan losses	26,106		25,900		16,439		11,653		10,988
Total loans, net	$967,661		$1,173,213		$1,238,733		$1,092,776		$996,015
(1)           Includes land loans

Business Loans. Business loans decreased from $469.2 million at December 31, 2009, to $400.0 million at December 31, 2010. Unsecured business banking loans totaled $9.4 million at December 31, 2010, compared to $25.9 million as of December 31, 2009. The Bank’s business loan portfolio consists primarily of commercial business loans to small and medium-sized businesses operating in Snohomish and King Counties. These loans are generally secured by real estate, receivables, equipment, other assets of the business, personal property and the personal guarantee of the borrower. These loans typically have variable-rate terms or fixed-rates with maturities of up to five years. The Bank also offers secured and unsecured operating lines of credit. Business loans are underwritten by the Bank on the basis of the borrower's cash flow, ability to service debt from earnings, and the underlying collateral value. The borrower is generally required to provide the Bank with financial statements, tax returns, current financial information on any and all guarantors, and other reports that show trends in their financial condition; and to update this information annually. Business loans also include owner occupied real estate loans with terms comparable to the Bank’s commercial real estate loans. In addition, as business-banking activity increases, the Bank expects to expand its lower cost deposit franchise through the growth of commercial checking as a source of funding.

Business loans are inherently sensitive to conditions in the economy. The collateral securing these loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In the case of loans secured by accounts receivable, the availability of funds for the repayment of such loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Accordingly, the repayment of a business loan depends primarily on the successful operation of the borrower's business and creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and potentially insufficient source of repayment.

Real Estate Construction Loans. Due to existing conditions in housing markets in the areas where we operate, the recession and other factors, the Bank projects real estate construction loan originations to be materially constrained in 2011 and beyond.  Management’s revised business plan, of diversifying our loan portfolio, de-emphasizes the origination of construction loans.  For the most part, the Bank is not currently originating real estate construction, land development or completed lot loans.  In prior years, the Bank had originated real estate construction loans to fund the building of one-to-four family homes either to borrowers as custom construction loans or to builders as speculative (spec) construction loans, including land acquisition and development and land loans.  To a lesser extent, the Bank also originated real estate construction loans for multifamily and commercial real estate properties. Real estate construction loans generally have maturities of 12-18 months. The interest rates charged on construction loans are typically indexed to the prime rate and vary depending on the characteristics of the loan, particularly the credit risk inherent in the project and/or the financial strength of the borrower. All construction loans require approval by various levels of Bank personnel, depending on the size of the loan. At December 31, 2010, the Bank’s real estate construction loans were $81.8 million or 8.2% of the total loan portfolio as compared to $256.9 million or 21.4% at December 31, 2009. Real estate construction loans are net of loans in process of $15,000 at December 31, 2010, and $1.4 million at December 31, 2009. Of the $81.8 million in real estate construction loans at December 31, 2010, $25.3 million were spec construction loans, $54.1 million were land acquisition and development/land loans and $2.3 million were commercial real estate construction loans.  The Bank’s largest construction loan outstanding totaled $8.3 million and is included in the Bank’s nonperforming loans at December 31, 2010.

Construction loans involve higher credit risks because loan funds are advanced upon the security of the project under construction that is of uncertain value before completion. The Bank’s risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of the construction. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance additional funds to complete the development. If upon completion of the project, the estimate of the marketability of the property is inaccurate, the borrower may be unable to sell the completed project in a timely manner or obtain adequate proceeds to repay the loan. Delays may arise from labor problems, material shortages and other unpredictable contingencies in completing the project. Furthermore, if the estimate of value of a completed project is inaccurate, the Bank may be confronted with a project with a value that is insufficient to assure full repayment. As a result, these loans may involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest.

Commercial Real Estate Loans. Commercial real estate loans totaled $201.9 million or 20.2% of the Bank’s total loans at December 31, 2010, compared to $183.3 million or 15.2% of the portfolio at December 31, 2009. All commercial real estate loans are secured by properties in western Washington, mainly in the Puget Sound region. Improved property including office buildings and small commercial business properties, such as strip shopping centers, secure the Bank’s commercial real estate loans. These loans are primarily adjustable-rate with a maximum term until reset on the interest rate of five years. At December 31, 2010, the largest commercial real estate loan in the Bank’s portfolio was $17.2 million, which is performing according to its terms.

Commercial real estate loans are also sensitive to local economic conditions. An economic slowdown can lead to increased vacancies that would lower the borrower’s ability to service the debt. Commercial real estate loans also have a degree of interest rate risk in that if rates fall, borrowers may refinance, and if rates rise, the Bank could experience a squeeze in its net interest margin if the Bank does not properly fund these loans, which often have a fixed rate for the initial five years of the loan.

Multifamily Loans. Multifamily loans totaled $89.4 million or 9.0% of the total loan portfolio at December 31, 2010, compared to $82.4 million or 6.9% of the total loan portfolio at December 31, 2009. The multifamily portfolio is principally comprised of small to medium-size apartment projects with loan-to-value ratios usually up to 75%. All new loan originations are in the Puget Sound region and have adjustable interest rates.

Multifamily residential and commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one-to-four family mortgage loans. However, loans secured by such properties usually are greater in amount and may involve a greater degree of risk than individual one-to-four family residential mortgage loans. Because payments on loans secured by multifamily residential and commercial properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Consumer Loans. The Bank’s consumer loan activities take three forms: home equity loans or lines of credit, installment loans/lines of credit, and Visa card loans. Home equity loans are secured by a junior lien in priority on the borrower's home. Such loans may have a combined loan-to-value ratio of up to 90% of the value of the home securing the loan. Home equity loans are fixed amount loans, which may have fixed or floating interest rates. Home equity lines of credit can be drawn upon at any time by the customer up to a specific amount. These loans are at a floating rate with a floor on that rate.

The balance outstanding for both types of home equity loans slightly decreased to $24.5 million at December 31, 2010, as compared to $25.3 million at December 31, 2009. At December 31, 2010 and December 31, 2009, the total amount of unused lines of credit were $15.2 million and $17.9 million, respectively. The second category of consumer loans are installment loans or lines of credit that are either secured by boats, automobiles, or recreational vehicles or are unsecured. This portfolio was $1.6 million at December 31, 2010, as compared to $2.7 million outstanding at December 31, 2009. Since many of the installment loans are secured by depreciating assets, any repossessed collateral for a defaulted loan is unlikely to provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections are dependent on the borrower’s continuing financial ability, and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Visa card loans totaled $3.9 million at December 31, 2010 compared to $3.7 million at December 31, 2009.

Residential Loans. At December 31, 2010, residential loans totaled $194.7 million or 19.5% of the total loan portfolio compared to $179.1 million or 14.9% of the total loan portfolio at December 31, 2009. Residential lending consists of first mortgage loans secured by single-family residential properties located principally in Snohomish and King counties. The Bank originates both fixed-rate and adjustable-rate mortgages (ARMs) with maturities up to 30 years. ARM loans are generally held in the Bank’s portfolio. Newly originated ARMs have interest rates that adjust based on the One Year Constant Maturity Treasury Index after an initial fixed-rate period. Borrower demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the shape of the yield curve, and the differences between the interest rates and loan fees offered for fixed-rate mortgage loans and the rates and loan fees for ARMs.

Fixed-rate residential loans are generally sold and the servicing released to one of the Bank’s correspondents, except for loans generated under its Builder Sales program. The loans are sold on a “best efforts” basis. The Bank had no conforming loans held for sale at December 31, 2010, and $250,000 at December 31, 2009. Loans held for sale are not material and, therefore, the Bank does not include them as a separate line item on the balance sheet.

Beginning in 2009, the Bank has originated and holds loans generated under its Builder Sales program, which offers attractive terms to qualified buyers of houses from builders financed by the Bank. The Bank is required to discount these loans because of the special terms offered to the borrowers. Discounts recorded in 2010 associated with the program totaled $856,000 for the year ended December 31, 2010.  The discount reduces the Bank’s allowance for loan losses. As of December 31, 2010, the Bank held $82.5 million of these loans.

The Bank’s conforming residential loans meet the Federal Home Loan Mortgage Corporation's underwriting standards with respect to credit, borrower debt ratios and documentation. The Bank’s nonconforming residential loans are those that do not conform to agency underwriting guidelines, due to the size of the loan, as a result of credit histories, debt-to-income ratios, reliance on the borrower's stated income, non-owner occupied property, rural property, loan-to-value, or other exceptions from agency guidelines. The Bank does not offer subprime loans.

Total loans decreased by $205.0 million to $997.7 million from December 31, 2009 to December 31, 2010. Payments and payoffs totaled $367.1 million for the year ended December 31, 2010 and offset $268.7 million in additional loan growth, most of which was due to advances on existing business loans as well as an increase in residential loans due to our Builder Sales program.  Total loans were further reduced by charge-offs of $57.1 million and $47.3 million in transfers to real estate owned (REO) for the year ended December 31, 2010.

The following table presents the change in the Bank’s loan portfolio from December 31, 2009 to December 31, 2010:

(Dollars in thousands) Loans	Balance at December 31, 2010	Net (Paydowns) Additions	Reclassifi -cations (1)	Charge-Offs (2)	Transfers to REO	Transfers to Notes Receivable	Balance at December 31, 2009
Business	$400,047	$(51,334)	$(1,346)	$(10,993)	$(3,251)	$(2,225)	$469,196
R/E construction						-
Spec construction	25,303	(17,121)	(8,616)	(4,569)	(3,751)	-	59,360
Land acquisition & development/land	54,142	(18,299)	(454)	(38,024)	(35,245)	-	146,164
Multifamily/custom construction	-	193	(19,116)	-	-	-	18,923
Commercial R/E construction	2,333	336	(23,976)	(1,752)	(4,745)	-	32,470
Total R/E Construction	81,778	(34,891)	(52,162)	(44,345)	(43,741)	-	256,917
Commercial R/E	201,885	(5,148)	24,530	(783)	-	-	183,286
Multifamily	89,350	(18,302)	25,234	-	-	-	82,418
Home equity/consumer	29,964	(1,343)	(52)	(379)	-	-	31,738
Residential	194,677	12,602	3,796	(574)	(280)	-	179,133
Total loans	$997,701	$(98,416)	$-	$(57,074)	$(47,272)	$(2,225)	$1,202,688
Deferred loan fees	(3,934)	(359)	-	-	-	-	(3,575)
Allowance for loan losses	(26,106)	(56,515)	(19)	56,328	-	-	(25,900)
Loans, net	$967,661	$(155,290)	$(19)	$(746)	$(47,272)	$(2,225)	$1,173,213
(1)	Includes $19 related to the change in off-balance sheet allowance for loan losses.
(2)	Excludes $267 related to overdrawn checking accounts, a write-down of $33, and recoveries of $1,046.

The following table sets forth information at December 31, 2010 regarding the dollar amount of loans maturing in the Bank’s portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Loan balances do not include deferred loan fees. Construction loans are net of loans in process.

(Dollars in thousands)	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total	With Variable or Adjustable Rate (For Maturities of More Than One Year)	With Fixed Rate (For Maturities of More Than One Year)
Business	$67,383	$174,054	$154,264	$395,701	$152,901	$175,417
R/E construction	39,052	27,583	2,590	69,225	12,138	18,035
Commercial R/E	14,790	87,350	71,393	173,533	151,185	7,558
Multifamily	17,178	42,237	29,935	89,350	45,032	27,140
Home equity/consumer	1,180	8,776	18,960	28,916	19,598	8,138
Residential	2,433	11,074	179,372	192,879	103,253	87,193

Allowance for Loan Losses

Management provides for potential future loan losses by maintaining an allowance for loan losses. The allowance for loan losses reflects management’s best estimate of probable losses as of a particular balance sheet date. The allowance for loan losses is maintained at levels based on management’s assessment of various factors affecting the loan portfolio, including analysis of adversely classified loans, delinquencies, trends in credit quality, local economic conditions, growth of the loan portfolio, past loss experience, and the portfolio’s composition. Increases in the allowance for loan losses made through provisions primarily reflect loan loss risks inherent in lending and the impact of the economic climate on the loan portfolio.

At December 31, 2010, the allowance for loan losses was $26.1 million (2.62% of total loans) compared to $25.9 million (2.15% of total loans) at December 31, 2009. The valuation reserve for off-balance sheet commitments was $50,000 at December 31, 2010 and $69,000 at December 31, 2009. The total allowance for loan losses, which includes the allowance for off-balance sheet commitments, was $26.2 million (2.62% of total loans) as of December 31, 2010, compared to $26.0 million (2.16% of total loans) as of December 31, 2009.

Activity in the allowance for loan losses during the year ended December 31, 2010 included a provision expense of $56.5 million and net charge-offs of $56.3 million. Charge-offs were primarily related to business and real estate construction, including land acquisition and development/land loans, which accounted for $55.4 million in charge-offs.

The following table sets forth information regarding changes in the Bank’s allowance for loan losses for the periods presented:

(Dollars in thousands)	Years Ended December 31,
Allowance for Loan Losses	2010	2009	2008	2007	2006
Balance at beginning of period	$25,900	$16,439	$11,653	$10,988	$10,254
Charge-Offs
Business	(11,026)	(3,628)	(1,212)	(288)	(46)
R/E construction	(44,345)	(30,135)	(1,941)	-	-
Commercial R/E	(783)	-	-	-	-
Multifamily	-	(246)	-	-	-
Home equity/consumer	(645)	(637)	(632)	(390)	(368)
Residential	(574)	(367)	-	-	-
Recoveries	1,045	275	1,282	135	148
Net charge-offs	(56,328)	(34,738)	(2,503)	(543)	(266)
Provision for loan losses	56,515	44,175	7,240	1,350	1,000
Transfers from (to) off-balance commitments	19	24	49	(142)	-
Balance at end of period	$26,106	$25,900	$16,439	$11,653	$10,988

Average total loans	$1,113,891	$1,242,588	$1,183,072	$1,046,093	$955,692
Nonperforming (nonaccruing) loans	48,098	106,096	40,278	1,523	851

Ratio of net charge-offs during the period to average total loans	5.06%	2.80%	0.21%	0.05%	0.03%
Ratio of allowance for loan losses to average total loans	2.34	2.08	1.39	1.11	1.15
Ratio of allowance for loan losses to total loans	2.62	2.15	1.31	1.05	1.09
Coverage ratio	54.28	24.41	40.81	765.13	1,291.19

Historical net charge-offs are not necessarily accurate indicators of future losses since net charge-offs vary from period to period due to economic conditions and other factors that cannot be accurately predicted. Thus, an evaluation based on historical loss experience within individual loan categories is only one of many factors considered by management in evaluating the adequacy of the overall allowance.

Management believes that the allowance for losses on loans is adequate to provide for losses that may be incurred on loans; however, there is no guarantee that management’s estimate will be sufficient to cover actual loan losses.

At December 31, 2010, the allowance for loan losses was 54.28% of total nonperforming loans (coverage ratio) compared to 24.41% at December 31, 2009. The increase in the coverage ratio for the current period was due to the decrease in nonperforming loans. Nonperforming loans decreased 54.7% from $106.1 million at December 31, 2009 to $48.1 million at December 31, 2010.  During the same period the allowance for loan losses increased 0.8% from $25.9 million to $26.1 million.

Asset Quality

Banking regulations require that each insured institution review and classify its assets regularly. In addition, bank examiners have the authority to identify problem assets and, if appropriate, require them to be adversely classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have sufficient weaknesses that make collection or payment in full, based on currently existing facts, conditions and values, questionable. An asset classified as loss is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. If an asset, or portion thereof, is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified as loss or charge-off such amounts. The Bank uses two other asset classification categories for potential problem loans. They are watch and special mention. Borrowers with declining earnings, strained cash flow, increasing leverage and/or weakening market fundamentals that indicate above average risk are classified as watch. Loans identified as special mention represent borrowers who exhibit potential credit weaknesses or trends deserving Bank management’s close attention.

In order to proactively address credit quality issues within its loan portfolios, Cascade Bank maintains fully staffed Credit Administration and Special Assets departments to address the increased volume of classified assets. Generally, when a loan becomes classified, the relationship is transferred to the Special Assets department. Cascade Bank actively engages the borrower and guarantor to determine a course of action. Current financial information is requested from the borrower(s) and guarantor(s) and updated collateral values are requested. If the loan is secured by real estate, updated title information is obtained to determine the status of encumbrances on the collateral. When possible, Cascade Bank requires the borrower to provide additional collateral or capital. In conjunction with the receipt of additional collateral, Cascade Bank will sometimes modify the terms of the loan. Often the new modified terms of the loan are consistent with terms that Cascade Bank would offer a new borrower. If the modification of terms is considered concessionary and the borrower is having financial difficulty for economic or legal reasons, the loan is classified as a troubled debt restructuring (TDR). All TDR loans are considered impaired and are reviewed for impairment using fair market methodology or discounted cash flow techniques.

Cascade Bank also may consider allowing a borrower to sell the underlying collateral for less than the outstanding balance on the loan if the current collateral evaluation supports the offer price. In such situations, Cascade Bank often requires the borrower to sign a new note for the resulting deficiency or to bring cash to closing. In some situations, Cascade Bank releases the collateral only in a sale transaction, preserving its right to seek monetary judgments against the borrowers and guarantors.

A report containing delinquencies of all loans is reviewed frequently by management and the Board of Directors. Actions on delinquent loans are taken based upon the particular circumstance of each loan. The Bank’s general procedures provide that when a loan becomes delinquent, the borrower is contacted, usually by phone, within 30 days. When the loan is over 30 days delinquent, the borrower is typically contacted in writing. Generally, the Bank will initiate foreclosure or other corrective action against the borrower when principal and interest become 90 days or more delinquent. In most cases, interest income is reduced by the full amount of accrued and uncollected interest on loans once they become 90 days delinquent, go into foreclosure or are otherwise determined to be uncollectible. Once interest has been paid to date, the borrower establishes six months of timely repayment performance, and management considers the loan fully collectible, it is returned to accrual status.

Nonperforming (Nonaccrual) Loans

It is the Bank's practice to discontinue accruing interest on virtually all loans that are delinquent in excess of 90 days regardless of risk of loss, collateral, etc. Some problem loans, which are less than 90 days delinquent, are also placed into nonaccrual status if the success of collecting full principal and interest in a timely manner is in doubt.  Some loans will remain in nonaccrual status even after improved performance until a consistent timely repayment pattern is exhibited and/or timely performance is considered reliable.

At December 31, 2010, nonperforming loans totaled $48.1 million, compared to $106.1 million at December 31, 2009, and $40.3 million at December 31, 2008.  The level of nonperforming loans is primarily attributable to the slow down in the housing market and general economy, which significantly impacted our real estate construction portfolio and, to a lessor extent, our commercial real estate portfolio.  Of the total nonperforming loans at December 31, 2010, 26.1% relate to our real estate construction, land development and completed lot portfolios and 58.9% is related to our commercial real estate portfolio.

Loans are generally placed on nonaccrual status when they become past due over 90 days or when the collection of interest or principal is considered unlikely. Loans past due over 90 days that are not on nonaccrual status must be well secured by tangible collateral and in the process of collection. The Bank had no loans that were 90 days or more past due and still accruing interest at December 31, 2010.

The following table shows nonperforming loans versus total loans in each loan category:

(Dollars in thousands)	Balance at December 31, 2010	Nonperforming Loans (NPL)	NPL as a % of Loan Category
Business	$400,047	$4,347	1.1%
R/E Construction
Spec construction	25,303	9,705	38.4
Land acquisition & development/land	54,142	2,848	5.3
Commercial R/E construction	2,333	-	-
Total R/E construction	81,778	12,553	15.4
Commercial R/E	201,885	28,352	14.0
Multifamily	89,350	-	-
Home equity/consumer	29,964	1,048	3.5
Residential	194,677	1,798	0.9
Total	$997,701	$48,098	4.8%

Nonperforming loans decreased to $48.1 million at December 31, 2010, compared to $106.1 million at December 31, 2009. The decline is largely the result of a net decrease of $62.3 million in nonperforming land acquisition and development/land loans, which decreased to $2.8 million at December 31, 2010, as compared to $65.1 million at December 31, 2009.

As of December 31, 2010, 15.4% of total real estate construction loans and 14.0% of commercial real estate loans were nonperforming. The other designated loan categories had no significant amounts of nonperforming loans compared to total loans outstanding in the respective categories.

Additions to nonperforming loans were $88.1 million for the year ended December 31, 2010, including two spec construction loans totaling $13.4 million, three land acquisition and development/land loans totaling $17.4 million and two commercial real estate loans totaling $18.7 million. These seven loans accounted for approximately 56.2% of the additions that occurred during the year ended December 31, 2010.  One of the commercial real estate loans is secured by a 31,000 square foot office building and commercially zoned land, and the other is secured by a shopping center. The construction and land acquisition and development loans are secured by mostly completed residentially developed lots and/or finished houses. All seven loans have been individually reviewed for impairment. Additions to nonperforming loans during the period were offset by $39.5 million in paydowns, $57.1 million in charge-offs, $47.3 million in transfers to REO and $2.2 million in transfers to notes receivable. Charge-offs were largely for land acquisition and development/land loans, which accounted for $38.0 million and business loans, which accounted for $11.0 million of the total charge-offs.

The following table shows the migration of nonperforming loans (NPLs) through the portfolio in each category as of December 31, 2010, compared to December 31, 2009:

(Dollars in thousands) Nonperforming Loans	Balance at December 31, 2010	Additions	Paydowns	Charge- Offs(1)	Transfers to REO	Transfers to Notes Receivable	Balance at December 31, 2009
Business	$4,347	$18,094	$(4,266)	$(10,993)	$(3,251)	$(2,225)	$6,988
R/E construction
Spec construction	9,705	26,336	(22,098)	(4,569)	(3,751)	-	13,787
Land acquisition & development/land	2,848	20,951	(9,954)	(38,024)	(35,245)	-	65,120
Commercial R/E construction	-	20	-	(1,752)	(4,745)	-	6,477
Total R/E construction	12,553	47,307	(32,052)	(44,345)	(43,741)	-	85,384
Commercial R/E	28,352	18,954	(2,400)	(783)	-	-	12,581
Home equity/consumer	1,048	1,168	(227)	(379)	-	-	486
Residential	1,798	2,587	(592)	(574)	(280)	-	657
Total nonperforming loans	$48,098	$88,110	$(39,537)	$(57,074)	$(47,272)	$(2,225)	$106,096

(1)	Excludes $267 related to overdrawn checking accounts, a write-down of $33, and recoveries of $1,046.

Impaired Loans

A loan is considered impaired when, based on current information and events, the Bank determines that it is probable it will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. When the Bank identifies a loan as impaired, it measures the impairment using discounted cash flows, except when the sole remaining source of the repayment for the loan is the liquidation of the collateral. In these cases, the Bank uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If the Bank determines that the value of the impaired loan is less than the recorded investment in the loan, it either recognizes an impairment reserve as a specific component to be provided for in the allowance for loan losses or charges-off the impaired balance on collateral dependent loans if it is determined that such amount represents a confirmed loss. The combination of the general allowance calculation and the specific reserve on impaired loans result in the total allowance for loan losses.

See Note 5 to Item 15: Notes to Consolidated Financial Statements, for a breakdown of our impaired loans at December 31, 2010 and 2009, by loan category and reserves.

When loans are identified as impaired they are typically transferred to the Bank’s Special Assets department. When the Bank identifies a loan as impaired, it measures the loan for potential impairment using discounted cash flows, except when the loan is collateral dependent. In these cases, the Bank uses the current fair value of collateral, less selling costs. The current fair value of collateral is generally determined through obtaining external appraisals. External appraisals are updated on a periodic basis as determined by the Chief Credit Officer. The Bank obtains appraisals from a pre-approved list of independent, third party, local appraisal firms. Larger appraisals are reviewed by the Bank’s Chief Appraiser, or a qualified third party reviewer to ensure the quality of the appraisal and the expertise and independence of the appraiser. Smaller appraisals are reviewed by a Bank underwriter. Although an external appraisal is the primary source used to value collateral dependent loans, the Bank may also utilize values obtained through executed purchase and sale agreements, negotiated short sales, broker price opinions, historical sales activity, or internal evaluations. These alternative sources of value are used for interim periods between appraisals and only if deemed to be more representative of current value. Impairment analyses are updated, reviewed and approved on a quarterly basis at or near the end of each reporting period. Based on these processes, the Bank does not believe there are significant time lapses for the recognition of additional loan loss provisions or charge-offs from the date they become known.

At December 31, 2010, the recorded investment in loans classified as impaired totaled $144.0 million. Included in this total are $40.0 million in impaired loans with a corresponding specific reserve (included in the allowance for loan losses) of $5.8 million. The remaining $104.0 million in impaired loans are considered collateral dependent and have been written-down to their estimated net realizable value. At December 31, 2009, the total recorded investment in impaired loans was $183.7 million, with a corresponding specific reserve of $6.4 million.

Impaired loans include $94.2 million and $51.9 million in loans that have been designated as troubled debt restructured (TDR) loans at December 31, 2010 and December 31, 2009, respectively. Of the total TDR loans, $63.8 million and $26.6 million are performing as agreed under the restructured notes at December 31, 2010 and December 31, 2009, respectively.

Troubled Debt Restructured (TDR) Loans

Loans are classified as TDR when a modification of terms is processed by the Bank, for economic or legal reasons related to the debtor’s financial difficulty, at terms and conditions that the Bank would not otherwise consider. In some cases, the Bank has extended the interest-only period of a loan or allowed a borrower to make interest-only payments to assist the borrower while trying to sell the collateral securing the loan.

The following table shows TDR loans outstanding as of the date indicated:

(Dollars in thousands)	December 31,
Troubled Debt Restructured Loans	2010	2009	2008	2007	2006
Business	$19,614	$3,626	$47	$261	$115
R/E construction			-	-	-
Spec construction	14,329	11,783	-	-	-
Land acquisition and development/land	16,044	14,118	-	-	-
Total R/E construction	30,373	25,901	-	-	-
Commercial R/E	32,238	20,441	-	-	-
Multifamily	8,619	-	-	-	-
Home equity/consumer	244	-	-	73	-
Residential	3,084	1,896	863	-	-
Total	$94,172	$51,864	$910	$334	$115

Real Estate Owned (REO)

REO consists of property acquired by the Bank through foreclosure and is carried at the lower of the estimated fair value less expected selling costs, or the principal balance of the foreclosed loans. The costs related to repair, maintenance, or other costs of such properties, are generally expensed with any gains or shortfalls from the ultimate sale of REO being shown as other income or other expense. REO totaled $34.4 million at December 31, 2010, compared to $18.8 million at December 31, 2009. REO as of December 31, 2010 consisted of $239,000 in residential construction, $23.7 million in land acquisition and development/land, $1.7 million in multifamily, $5.0 million in commercial real estate, and $3.8 million in completed single-family residences.  An $11.0 million nonperforming commercial real estate loan on a retail center was transferred to REO after year-end and was included among nonperforming loans as of December 31, 2010.

Additions to REO were $47.6 million for the year ended December 31, 2010, including 22 land acquisition and development loans/land loans totaling $35.3 million.  These loans accounted for approximately 74.1% of the additions that occurred during the period.  Capitalized costs for the year ended December 31, 2010 were $6.3 million. Additions and capitalized costs for REO during the period were partially offset by $27.0 million in paydowns/sales and $11.4 million in write-downs/losses.

The following table presents the activity related to REO for the year ended December 31, 2010:

(Dollars in thousands) REO	Balance at December 31, 2010	Additions (1)	Capitalized Costs	Paydowns/Sales	Write-downs/ Losses	Balance at December 31, 2009
R/E construction
Residential construction	$239	$2,644	$2,803	$(7,850)	$(483)	$3,125
Land acquisition & development/land	23,706	35,276	2,615	(15,888)	(10,030)	11,733
Condominium construction	-	(2,027)	781	(410)	(432)	2,088
Total R/E construction	23,945	35,893	6,199	(24,148)	(10,945)	16,946
Commercial R/E	4,974	5,559	92	(573)	(104)	-
Multifamily	1,718	2,027	-	(218)	(91)	-
Residential	3,775	4,143	38	(2,017)	(285)	1,896
Total	$34,412	$47,622	$6,329	$(26,956)	$(11,425)	$18,842

(1)
Includes a $287 addition to REO related to the pay-off of a first lien, $63 related to a single-family residence received in partial satisfaction of a loan and $2.0 million transferred from a completed condominium construction project to multifamily.

The following table presents information with respect to the Bank’s nonperforming assets at the dates indicated:

(Dollars in thousands)	December 31,
Nonperforming assets	2010	2009	2008	2007	2006
Business	$4,347	$6,988	$1,149	$1,522	$731
R/E construction
Spec construction	9,705	13,787	11,736	-	-
Land acquisition & development/land	2,848	65,120	27,236	-	-
Commercial R/E construction	-	6,477	-	-	-
Total R/E construction	12,553	85,384	38,972	-	-
Commercial R/E	28,352	12,581	-	-	-
Home equity/consumer	1,048	486	2	1	120
Residential	1,798	657	155	-	-
Total nonperforming loans	48,098	106,096	40,278	1,523	851
REO	34,412	18,842	1,446	-	-
Total nonperforming assets	$82,510	$124,938	$41,724	$1,523	$851

Total nonperforming loans to total loans	4.82%	8.82%	3.20%	0.14%	0.08%
Total nonperforming loans to total assets	3.21	6.22	2.46	0.11	0.06
Total nonperforming assets to total assets	5.51	7.33	2.55	0.11	0.06

At December 31 2010, nonperforming assets consisting of nonperforming (nonaccruing) loans and REO, totaled $82.5 million or 5.51% of total assets. Nonperforming assets totaled $124.9 million or 7.33% of total assets at December 31, 2009.

Certain other loans, currently in nonaccrual, are in the process of foreclosure and potentially could become REO.  Efforts, however, are constantly underway to reduce and minimize such nonperforming assets.  During 2008 and 2009, we expanded our special assets group to focus on reducing nonperforming assets.

The decision to begin a foreclosure action generally occurs after all other reasonable collection efforts have been found ineffective.  We comply with all applicable state statues regarding foreclosure proceedings.  Loans in foreclosure are always categorized as nonperforming assets, and as such, have been assigned a specific loan loss reserve based on the most current property valuations available, discounted to reflect foreclosure expense, holding time and sales costs.  Assuming no other legal actions, the statutory processing period for a so-called nonjudicial foreclosure in the state of Washington is a minimum of 120 days or 190 days after the date of default.   The first step is a notice of default that is mailed to the borrower and posted at the property or the notice is delivered to the borrower in person.  The borrower is given 30 days to respond to the notice of default.  If the borrower does not stop the foreclosure within 30 days after receiving the notice of default, we record a notice of sale with the appropriate county recorder.  The notice of sale is recorded at least 90 days before the sale date and is mailed to the borrower and any other lien holders.  The notice of sale is also published twice in a local newspaper.  A notice of foreclosure is also required to be sent to the borrower and/or guarantors if we want to retain the right to a deficiency.  We are required to publish the notice of sale once between the 32nd and 28th days prior to the sale, and once between the 11th and 7th days before the sale.  Foreclosure sales are by public auction with the property going to the highest bidder.

We will bid up to the amount of our loan balance.  If we do not have a buyer for the collateral by the sale date, and there is no other or higher bidder, then we acquire ownership of the property for the amount of our credit bid, and the property becomes an REO property of the Bank.  The obligations of the guarantors (but not the borrower) of a commercial loan for any deficiency (the amount by which the loan balance exceeds the foreclosure sale price), generally survives the sale and we may bring a lawsuit against the guarantors to collect the deficiency if we determine a judgment against the guarantors may be collectible and cost-effective.

A judicial foreclosure action may also be brought to collect a real estate loan in the state of Washington, and is used by Cascade Bank in certain cases; however, nonjudicial foreclosure is usually the preferred remedy because it is normally faster and less expensive than litigation, which can take from 6 months for summary judgment, to 2 years for trial.

In addition, where appropriate, instead of foreclosure, we may negotiate a settlement agreement with the borrower, with a deed in lieu of foreclosure conveying the property to the Bank, to enable the Bank to acquire possession of the property faster than pursuing the normal foreclosure process.

The transition of loans from performing to nonperforming status may result in the assignment of a specific reserve or charge-off, if the loan is collateral dependent, that adjusts the net book value of the loan’s principal balance to reflect the estimated fair value of supporting collateral or result in no assignment of a specific reserve or charge-off if the loan’s collateral value is in excess of its book value.  Subsequent write-downs, requiring additional loan loss provisioning, could occur as a loan moves through the foreclosure process into REO based on recurring impairment analysis up to and until a property becomes an REO.

Deposits

Total deposits decreased by $32.2 million to $1.11 billion at December 31, 2010, compared to December 31, 2009. Retail deposits increased by $140.9 million, compared to December 31, 2009, which was offset by a planned runoff in public, brokered and internet-based deposits of $103.1 million, $57.6 million and $12.4 million, respectively. Included in total deposits at December 31, 2010, were $914.5 million in retail deposits, $35.5 million in public deposits, $105.4 million in brokered deposits and $52.2 million in internet-based deposits.

Total checking account balances decreased $107.4 million to $337.6 million at December 31, 2010, compared to $444.9 million at December 31, 2009, mostly due to a planned reduction in public funds checking accounts that require 100% collateralization and the cross-sale and conversion of checking balances to money market accounts (MMDA) and certificates of deposit (CDs).

Savings and MMDA increased $43.8 million to $176.9 million at December 31, 2010, compared to $133.1 million at December 31, 2009.

CDs increased $31.3 million to $593.0 million at December 31, 2010, compared to $561.7 million at December 31, 2009.

The market for deposits has remained very competitive. It remains a key objective of the Bank to increase its demand deposit account balances and other low rate accounts.

The following table sets forth the balances for each major category of deposits at December 31, 2010, 2009, and 2008:

(Dollars in thousands)	December 31,
Deposits by Type	2010	2009	2008
Noninterest-bearing demand deposits	$110,042	$99,724	$84,033
Interest-bearing demand deposits	227,524	345,198	102,810
Money market deposits	164,944	123,129	193,448
Savings	12,001	10,001	10,587
Certificates of deposit	593,043	561,722	615,904
Total	$1,107,554	$1,139,774	$1,006,782

See Note 9 of the Notes to Consolidated Financial Statements listed in Item 15 for additional information about deposits.

FHLB Advances

The Bank uses FHLB advances to provide intermediate and longer term funding. At December 31, 2010, the Bank had $159.0 million in FHLB advances compared to $239.0 million at December 31, 2009.  During 2010, the Bank transitioned from a blanket pledge collateral agreement with the FHLB of Seattle to a custodial agreement.  Under the terms of this agreement, the Bank's future borrowings from the FHLB of Seattle currently are limited to overnight cash management advances (CMA), or short term advances with maturities of 90 days or less.

See Note 10 of the Notes to Consolidated Financial Statements listed in Item 15 for additional information about FHLB advances.

Securities Sold Under Agreements to Repurchase

The Bank also uses repurchase agreements for funding needs. The Bank had repurchase agreements outstanding totaling $145.0 million at December 31, 2010, and $145.4 million at December 31, 2009. Interest rates paid on the repurchase agreements ranged from 4.6% to 7.0 % at December 31, 2010. The repurchase agreements consist of a series of transactions with maturity dates ranging from 2017 to 2022. The agreements have provisions that allow the lenders to periodically terminate the agreements. Termination dates typically occur once each quarter; however, a portion of the agreements may not be terminated prior to December 2012, provided the Bank offers the lender additional securities in November and December 2011. Repurchase agreements with this lender totaling $25.0 million and $50.0 million could be terminated in December 2012 and November 2013, respectively.  The termination fee related to these agreements cannot be estimated. Other repurchase agreements totaling $50.0 million have provisions allowing the repurchase agreements to be terminated quarterly (in January, April, July and October) upon providing 2 days notice. While the Bank has received no indication that these repurchase agreements will be terminated prior to maturity, and the transactions are well secured by securities pledged to the counterparty, management believes that the likelihood of termination of the agreements is reasonably possible. If these repurchase agreements had been terminated as of December 31, 2010, the termination fee would have been approximately $13.7 million.

See Note 11 of the Notes to Consolidated Financial Statements listed in Item 15 for additional information about securities sold under agreements to repurchase.

Junior Subordinated Debentures

In March 2000, the Corporation issued $10.3 million of 11.0% junior subordinated debentures. In turn, Cascade Capital Trust I, a wholly owned business trust whose common equity is 100% owned by the Corporation, issued trust preferred securities underlying the debentures. These junior subordinated debentures have a fixed rate of 11.0% and mature on March 1, 2030, but are callable at a premium beginning on March 1, 2010. At December 31, 2010, the premium was 5.5%. The Corporation applies fair value accounting to the junior subordinated debentures issued by Cascade Capital Trust I.  The change in fair market value of the junior subordinated debentures is recorded as a component of other income. The fair value was $1.5 million at December 31, 2010 compared to $3.3 million at December 31, 2009.  In December 2004, the Corporation issued an additional $5.2 million in junior subordinated debentures. In turn, Cascade Capital Trust II, a wholly owned business trust whose common equity is 100% owned by the Corporation, issued trust preferred securities underlying the debentures. These debentures had a fixed rate of 5.82% for the first five years and as of January 7, 2010, float at the three-month LIBOR plus 1.90% for the remaining twenty-five years. The rate payable on these debentures as of December 31, 2010 was 2.19%. The debentures are callable by the Corporation at par after the first five years. On March 30, 2006, the Corporation issued an additional $10.3 million in junior subordinated debentures. In turn, Cascade Capital Trust III, a wholly owned business trust whose common equity is 100% owned by the Corporation, issued trust preferred securities underlying the debentures. These debentures have an initial rate of 6.65% set for five years and then convert to a three-month LIBOR plus 1.40% for the remaining twenty-five years. The debentures are callable at par after five years. Subject to certain restrictions, the Corporation’s junior subordinated debentures are considered Tier 1 capital by financial institution regulators. All three trusts exist for the exclusive purpose of issuing the trust preferred securities underlying the junior subordinated debentures issued by the Corporation, and engaging in only those other activities necessary, advisable or incidental to the above.

During the fourth quarter of 2009, FDIC restrictions prohibited dividend payments from the Bank to the holding company, which in turn led the Corporation to defer the payment of interest on the trust preferred securities. Under the terms of each instrument, deferral of payments is permitted without triggering an event of default. Generally, during any deferral period, the Corporation is prohibited from paying any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to the Corporation’s capital stock, or make any payment of principal or interest on, or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with, or junior to, the specific instrument. In addition, during any deferral period, interest on the trust preferred securities is compounded from the date such interest would have been payable. The balance of deferred interest was $2.6 million as of December 31, 2010.

See Note 12 of the Notes to Consolidated Financial Statements listed in Item 15 for additional information about junior subordinated debentures.

Derivatives and Hedging

In the fourth quarter of 2010, the Bank entered into derivative contracts to add stability to interest income and to manage its exposure to changes in interest rates. The Bank sought to minimize the volatility that changes in interest rates have on its variable-rate debt by entering into interest rate cap agreements.  The Bank purchased a series of interest rate caps from two different major financial institutions based on their credit rating and other factors. Both counterparties provide cash collateral to the Bank on the majority of the fair value of the cap to significantly mitigate credit risk of these transactions.  The Bank purchased interest rate caps designated as cash flow hedges to protect against movements in interest rates above the caps’ strike rate, which is tied to three month LIBOR.  The interest rate caps have an aggregate notional amount of $159.0 million, strike rates of 1.29% and a maturity date of October 20, 2015. The Bank formally documented the relationship between the hedging instruments and hedged items, as well as its risk management objective and strategy before initiating the hedge. The caps were used to hedge the variable cash flows associated with variable rate FHLB advances that reprice based upon three month LIBOR on the same day that the rate caps reprice. The fair value of our interest rate caps, is based on derivative valuation models using market data inputs as of the valuation date that can generally be verified and do not typically involve significant management judgments. (Level 2 inputs). The valuation was performed on December 31, 2010 and will be performed each reporting date to determine if the hedge was effective over the reporting period, using the hypothetical derivative method, by comparing the actual changes in the hedged item to a “perfectly effective” hypothetical interest rate cap.  If the ratio of the change in fair value of the actual cap to the change in fair value of the hypothetical cap falls between the effectiveness parameters the hedge will be considered to have been effective. The December 31, 2010 valuations showed the hedge to be “perfectly effective” and resulted in a mark-to-market gain on the interest rate caps totaling $3.5 million, which is included in accumulated other comprehensive loss. The Bank expects approximately $50,000 in expense to be reclassified into earnings within the next 12 months as the Bank begins to amortize the cost of the interest rate caps.

The following table presents the notional value, strike rate, fair value and collateral held for derivative instruments accounted for as a cash flow hedge at December 31, 2010.

(Dollars in thousands) Derivatives	December 31, 2010
Notional Value	$159,000
Strike Rate	1.29%
Fair Value	$8,732
Cash Collateral	7,620

Income Taxes

The Corporation recorded a $3.9 million federal income tax provision for the year ended December 31, 2010, and a benefit of $7.6 million for the year ended December 31, 2009.  The effective tax rates were (5.8)% and 24.5% respectively, for the year ended December 31, 2010 and 2009.  At March 31, 2010, the Corporation assessed whether it was more likely than not that it would realize the benefits of its deferred tax asset. The Corporation determined that the negative evidence associated with cumulative losses, the expectation of entering into a FDIC Order with its regulators, and credit deterioration in its loan portfolio outweighed the positive evidence. Therefore, during the first quarter of 2010, the Corporation established a full valuation allowance on its deferred tax asset. The Corporation will not be able to recognize the tax benefits on current and future losses until it can show that it is more likely than not that it will generate enough taxable income in future periods to realize the benefits of its deferred tax asset and loss carryforwards.

Stockholders’ Equity and Regulatory Matters

Total stockholders’ equity decreased $76.0 million from $134.5 million at December 31, 2009, to $58.5 million at December 31, 2010. The decrease in equity was largely due to the net loss for the period. The loss was primarily due to the $56.5 million loan loss provision and the $12.9 million goodwill impairment charge that the Bank recorded during the year ended December 31, 2010.

In 2008, the Board of Directors of Cascade Financial Corporation chose to participate in the U.S. Treasury's voluntary Capital Purchase Program.  On November 21, 2008, the Corporation completed its $39.0 million capital raise as a participant in the U.S. Treasury Department’s Capital Purchase Program. Under the terms of the transaction, the Corporation issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock, and a warrant to purchase 863,442 shares of the Corporation’s common stock at an exercise price of $6.77 per share. During the fourth quarter of

2009, FDIC restrictions prohibited dividend payments from the Bank to the holding company, which in turn led the Corporation to defer the payment of dividends on the preferred stock. Under the terms of the preferred stock, deferral of payment is permitted without triggering an event of default. Generally, during any deferral period, the Corporation is prohibited from paying any dividends or distributions on, and may not redeem, purchase or acquire, or make a liquidation payment with respect to the Corporation’s capital stock, or make any payment of principal or interest on, or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with, or junior to, the specific instrument. In addition, during any deferral period, dividends on the preferred stock are compounded from the date such dividends would have been payable. The balance of deferred dividends was $2.8 million as of December 31, 2010.

The primary reason for the Corporation’s participation was the addition of cost-effective capital, which served to expand our ability to provide increased credit to businesses and consumers in our market area and added flexibility in considering strategic opportunities for growth.  The Corporation monitors its activities to determine how its participation in the program has assisted the Bank in supporting prudent lending and/or supporting efforts to work with existing borrowers to avoid unnecessary foreclosures.

As a condition for participating in the CPP, the Corporation accepted limitations on executive compensation and benefits. These limitations include restrictions on bonuses and incentive compensation to senior executive officers, a prohibition on making golden parachute payments to senior executive officers, and requiring clawback of any bonus or incentive compensation paid to a senior executive officer or one of the next twenty most highly compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate.

The Corporation is committed to managing capital for maximum stockholder benefit and maintaining protection for depositors and creditors. The Corporation manages various capital levels at both the holding company and subsidiary bank level to attempt to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors. The Corporation had a risk-based capital ratio of 9.98% and a Tier 1 capital ratio of 5.55% at December 31, 2010. The Bank had a risk-based capital ratio of 9.60% and a Tier 1 capital ratio of 5.56% at December 31, 2010.

The Corporation had paid its stockholders a cash dividend on a quarterly basis since 2002. In June 2009, the Corporation suspended its regular quarterly cash dividend on common stock to preserve capital.

Accumulated other comprehensive loss increased to $5.1 million at December 31, 2010, compared to a $1.2 million deficit at December 31, 2009.

On July 20, 2010, the Board of Directors of the Bank stipulated to the entry of a Consent Order with the Federal Deposit Insurance Corporation (FDIC) and the Washington State Department of Financial Institutions (DFI), effective July 21, 2010 (FDIC Order). Under the terms of the FDIC Order, the Bank cannot pay any cash dividends or make any payments to the Corporation without the prior written approval of the FDIC and the Washington State DFI. Other material provisions of the FDIC Order require the Bank to:

•	review the qualifications of the Bank’s management;
•	provide the FDIC with 30 days written notice prior to adding any individual to the Board of Directors of the Bank or employing any individual as a senior executive officer;
•	increase director participation and supervision of Bank affairs;
•
develop a capital plan and increase Tier 1 leverage capital to 10% of the Bank’s average total assets and increase total risk-based capital to 12% of the Bank’s risk-weighted assets by November 18, 2010, and maintain such capital levels, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators;

•
eliminate from its books, by charge-off or collection, all loans classified as “loss” and all amounts in excess of the fair value of the underlying collateral for assets classified as “doubtful” in the Report of Visitation dated February 16, 2010 that have not been previously collected or charged-off, by July 30, 2010;

•
reduce the amount of loans classified “substandard” and “doubtful” in the Report of Visitation that have not previously been charged off to not more than 130% of the Bank’s Tier 1 capital and allowance for loan losses, within 180 days;

•
eventually reduce the total of all adversely classified loans by collection, charge-off or sufficiently improving the quality of adversely classified loans to warrant removing any adverse classification, as determined by the regulators;

•
formulate a written plan to reduce the Bank’s levels of nonperforming assets and/or assets listed for “special mention” by the Bank to an acceptable level and to reduce the Bank’s concentrations in commercial real estate and acquisition, development and construction loans;

•
develop a three-year strategic plan and budget with specific goals for total loans, total investment securities and total deposits, and improvements in profitability and net interest margin, and reduction of overhead expenses;

•	submit a written plan for eliminating the Bank’s reliance on brokered deposits, in compliance with FDIC’s rules;
•
eliminate and/or correct all violations of law set forth in the Report of Visitation and the Report of Examination dated May 18, 2009, and ensure future compliance with all applicable laws and regulations;

•
implement a comprehensive policy for determining the adequacy of the allowance for loan losses satisfactory to the regulators and remedy any deficiency in the allowance in the calendar quarter discovered by a charge to current operating earnings;

•	refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected;
•
refrain from extending additional credit with respect to other adversely classified loans, without the prior approval of a majority of the directors on the Bank Board or its loan committee, and without first collecting all past due interest;

•	implement a liquidity and funds management policy to reduce the Bank’s reliance on brokered deposits and other non-core funding sources; and
•	prepare and submit periodic progress reports to the FDIC and the Washington State DFI.

The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington State DFI. A complete copy of the FDIC Order was filed as Exhibit 10.1 to the Form 8-K filed by the Corporation with the SEC on July 21, 2010.

Additionally, based on an examination concluded on March 11, 2010, the Corporation entered into a Written Agreement (FRB Agreement) with the Federal Reserve Bank (FRB) of San Francisco on November 4, 2010. Under the FRB Agreement, the Corporation cannot do any of the following without prior written approval of the FRB:

•	declare or pay any dividends;
•	make any distributions of principal or interest on junior subordinated debentures or trust preferred securities;
•	incur, increase or guarantee any debt; or
•	redeem any outstanding stock.

The FRB Agreement also requires the Corporation to:

•	take steps to ensure that the Bank complies with the FDIC Order;
•
submit a written capital plan that provides for sufficient capitalization of both the Corporation and the Bank within 60 days, and notify the FRB no more than 45 days after the end of any quarter in which any of the Corporation’s capital ratios fall below the approved plan’s minimum ratios;

•	submit a written cash flow projection plan for 2011 within 60 days;
•
comply with FRB regulations governing affiliate transactions, as well as submit a written plan to reimburse the Bank for all payments made by the Bank in violation of sections 23A and 23B of the Federal Reserve Act or to collateralize the loan made by the Bank to the Corporation in accordance with the requirements of sections 23A and 23B of the Federal Reserve Act;

•
comply with notice and approval requirements of the Federal Deposit Insurance Act (FDI Act) related to the appointment of directors and senior executive officers or change in the responsibility of any current senior executive officer;

•	comply with restrictions on paying or agreeing to pay certain indemnification and severance payments without prior written approval; and
•	submit a quarterly process report to the FRB.

The Board of Directors is committed to taking all actions necessary to meet each of the requirements of the FDIC Order and the FRB Agreement and believes that the Bank and the Corporation were in compliance with these regulatory actions as of December 31, 2010, except for the requirement in the FDIC Order to increase Tier 1 leverage capital to 10% and risk-based capital to 12% by November 18, 2010.  The Board of Directors is working diligently to comply with the requirement to raise capital.

Proposed Merger

On March 4, 2011, the Corporation announced that the Corporation, the Bank and Opus Bank entered into a definitive agreement, providing for Opus Bank to acquire the Corporation and the Bank, and for the merger of the Bank into Opus Bank.  See “Recent Events – Proposed Merger.” The parties expect to close the transaction in the latter part of the second quarter of 2011.  Not withstanding this, there are no assurances that the Corporation and the Bank will be able to successfully close the proposed transaction and that the Corporation and the Bank would not be subject to additional restrictions or sanctions imposed by its regulators if the Bank does not increase its capital ratios as required by the FDIC Order.

Results of Operations

Net (Loss) Income

Cascade Financial Corporation had a net loss of $70.3 million for the year ended December 31, 2010, compared to $23.5 million for the year ended December 31, 2009. After adjustments for preferred stock dividends and accretion of the issuance discount on preferred stock issued to the U.S. Treasury, net loss attributable to common stockholders for the year ended December 31, 2010, was $72.8 million as compared to $25.8 million for the year ended December 31, 2009. The primary factors contributing to the loss in 2010 were a $56.5 million provision for loan losses and a $12.9 million goodwill impairment charge. Net interest income decreased $6.8 million to $36.4 million in 2010 primarily due to a decline in the loan portfolio. Other income increased $2.1 million to $18.7 million compared to $16.6 million for the year ended December 31, 2009. The increase was mostly due to an increase in gain on sale of securities, which was up $6.9 million in 2010 to $8.8 million, but was mostly offset by a decline in fair value gain on junior subordinated debentures, which was down $5.3 million in 2010 to $1.8 million. The Corporation earned net income of $2.1 million and $1.8 million attributable to common stockholders’ for the fiscal year ended December 31, 2008.

Return on Average Common Stockholders’ Equity

Return on average common stockholders’ equity (average stockholders’ equity excluding preferred stock) was (127.98)% for the year ended December 31, 2010, compared to (24.21)% for the year ended December 31, 2009 and 1.47% for 2008. The decline in return on average equity from 2009 to 2010 was driven by a substantial increase in the Corporation’s provision for loan losses and the goodwill impairment charge.

Non-GAAP Financial Measure - Return on Average Tangible Common Stockholders’ Equity

Return on average tangible common stockholders’ equity (average stockholders’ equity less average goodwill and intangibles, and preferred stock), was (112.13)% for the year ended December 31, 2010, compared to (15.61)% in 2009 and 1.83% in 2008. The June 2004 acquisition of Issaquah Bancshares, Inc. (Issaquah) generated $26.3 million in goodwill and intangible assets and a like amount of capital. Eliminating the average intangible asset and reducing the capital by the same amount produces average tangible stockholders’ equity.

Return on average tangible common stockholders’ equity is determined by methods other than those in accordance with accounting principles generally accepted in the United States of America (GAAP). This measure excludes the average balance of acquisition-related goodwill and intangibles and preferred stock in determining average tangible common stockholders’ equity. Management believes the presentation of this financial measure, excluding the impact of these items, provides useful supplemental information that is necessary for a proper understanding of the financial results of Cascade Financial Corporation. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A summary of return on average tangible common stockholder’s equity follows:

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Net (loss) income attributable to common stockholders	$(72,762)	$(25,833)	$1,839
Goodwill impairment	12,885	11,700	-
Net (loss) income attributable to common stockholders (excluding goodwill impairment charge)	(59,877)	(14,133)	1,839

Average total equity	$94,099	$143,534	$129,083
Average preferred stock	37,247	36,818	3,683
Average common equity	56,852	106,716	125,400
Average goodwill and intangibles	3,453	16,193	25,149
Average tangible common equity	$53,399	$90,523	$100,251

Return on average tangible common equity	(112.13)%	(15.61)%	1.83%

Net Interest Income

The largest component of the Corporation’s earnings is net interest income. Net interest income is the difference between interest-earning assets (primarily loans, interest-earning deposits with banks, and investment securities) and the interest expense associated with interest-earning liabilities (deposits and borrowings). Interest earned and interest paid is affected by general economic conditions, including the demand for loans, cost of deposits, market rates of interest and government policies. The Corporation’s operations may be sensitive to changes in interest rates and the resulting impact on net interest income.

Net interest income for the year ended December 31, 2010, decreased by 15.8%, or $6.8 million, to $36.4 million from $43.3 million for the year ended December 31, 2009. The decrease was primarily due to a decline in the loan portfolio. Net interest income for the year ended December 31, 2008, was $45.9 million.

Average earning assets remained unchanged at $1.5 billion for the year ended December 31, 2010, compared to the year ended December 31, 2009. Average earning assets were $1.4 billion for the year ended December 31, 2008.

Net interest margin is net interest income expressed as a percent of average earning assets. The net interest margin for the year ended December 31, 2010, was 2.47%, compared to 2.96% for the year ended December 31, 2009. The decline in the net interest margin was largely due to the decline in the loan portfolio, lower yields earned on the securities portfolio, and an increase in average low yielding interest-earning deposits. The yield on earning assets decreased 77 basis points to 4.83% in 2010. The cost of interest-bearing liabilities decreased 32 basis points to 2.44% for the year.

Average Balances and an Analysis of Average Rates Earned and Paid

The following table shows average balances and interest income or interest expense, with the resulting average yield or cost by category.

	2010			2009			2008
(Dollars in thousands)	Average Balance	Interest and Dividend	Yield/ Cost	Average Balance	Interest and Dividend	Yield/ Cost	Average Balance	Interest and Dividend	Yield/ Cost
Assets
Interest-earning assets
Residential loans	$193,046	$9,387	4.86%	$145,970	$8,027	5.50%	$107,912	$6,478	6.00%
Multifamily loans	91,408	5,625	6.15	89,399	5,783	6.47	48,272	3,367	6.98
Commercial R/E loans	164,252	10,406	6.33	169,029	10,872	6.43	117,510	7,857	6.69
R/E construction loans	124,993	6,653	5.32	244,129	12,105	4.96	384,410	25,427	6.61
Home equity/consumer loans	30,665	1,991	6.49	30,933	2,016	6.52	29,111	1,931	6.63
Business loans	429,391	28,251	6.58	469,156	31,036	6.62	475,716	32,881	6.91
Total loans (1)	1,033,755	62,312	6.03	1,148,616	69,839	6.08	1,162,931	77,941	6.70
Securities available-for-sale	265,773	7,408	2.79	209,736	9,137	4.36	123,177	6,280	5.10
Securities held-to-maturity	32,161	1,327	4.13	54,053	2,759	5.10	140,008	8,213	5.87
Interest-earning deposits in other institutions	146,396	348	0.24	48,793	93	0.19	8,939	137	1.53
Total securities and interest-earning deposits	444,330	9,083	2.04	312,582	11,989	3.84	272,124	14,630	5.38
Total interest-earning assets	1,478,085	71,395	4.83	1,461,198	81,828	5.60	1,435,055	92,571	6.45

Noninterest-earning assets
Premises and equipment, net	13,890			15,223			15,420
REO and other repossessed assets, net	32,937			6,556			1,090
Nonperforming loans	80,136			93,972			20,141
Other noninterest-earning assets	40,932			63,252			62,752
Total assets	$1,645,980			$1,640,201			$1,534,458

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Savings accounts	$10,510	$26	0.25%	$9,932	$25	0.25%	$10,888	$53	0.49%
Checking accounts	302,473	3,067	1.01	200,671	2,643	1.32	72,817	1,203	1.65
Money market accounts	129,087	1,115	0.86	133,005	1,308	0.98	297,312	7,311	2.46
Certificates of deposit	606,481	10,807	1.78	581,097	13,088	2.25	497,115	18,648	3.75
Total interest-bearing deposits	1,048,551	15,015	1.43	924,705	17,064	1.85	878,132	27,215	3.10
Other interest-bearing liabilities
FHLB advances	220,370	9,265	4.20	243,904	10,584	4.34	256,898	10,955	4.26
Securities sold under agreements to repurchase	145,320	8,627	5.94	148,323	8,625	5.82	124,211	6,021	4.80
Junior subordinated debentures	18,801	2,047	10.88	24,512	2,114	8.62	26,431	2,120	8.02
Other borrowings	712	2	0.28	55,890	153	0.27	22,553	375	1.92
Total interest-bearing liabilities	1,433,754	34,956	2.44	1,397,334	38,540	2.76	1,308,225	46,686	3.57
Other liabilities	118,127			99,333			97,150
Total liabilities	1,551,881			1,496,667			1,405,375
Stockholders’ equity	94,099			143,534			129,083
Total liabilities and stockholders’ equity	$1,645,980			$1,640,201			$1,534,458
Net interest income (2)		$36,439			$43,288			$45,885
Interest rate spread (3)			2.39%			2.84%			2.88%
Net interest margin (4)		2.47%			2.96%			3.20%
Average interest-earning assets to average interest-bearing liabilities	103.09%			104.57%			109.69%

(1) Does not include interest or balances on loans 90 days or more past due that are classified as nonperforming.
(2) Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(3) Total interest-earning assets yield less total interest-bearing liabilities cost.
(4) Net interest income as a percentage of total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income of the Corporation. Information is provided with respect to (i) effects on net interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume mix (change in rate multiplied by change in volume).

(Dollars in thousands)	Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 Increase (Decrease) Due to
Interest-earning assets	Rate	Volume	Mix	Net
Residential loans	$(929)	$2,589	$(300)	$1,360
Multifamily loans	(281)	130	(6)	(157)
Commercial R/E loans	(164)	(307)	5	(466)
R/E construction loans	889	(5,907)	(434)	(5,452)
Home equity/consumer loans	(8)	(18)	-	(26)
Business loans	(169)	(2,631)	14	(2,786)
Total loans	(662)	(6,144)	(721)	(7,527)
Securities available-for-sale	(3,291)	2,441	(879)	(1,729)
Securities held-to-maturity	(529)	(1,117)	214	(1,432)
Interest-earning deposits in other institutions	23	186	46	255
Total net change in income on interest-earning assets	$(4,459)	$(4,634)	$(1,340)	$(10,433)

Interest-bearing liabilities
Interest-bearing deposits	$3,501	$(1,876)	$424	$2,049
FHLB advances	330	1,021	(32)	1,319
Other borrowings	(738)	818	136	216
Total net change in expenses on interest-bearing liabilities	$3,093	$(37)	$528	$3,584
Net (decrease) in net interest income				$(6,849)

	Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 Increase (Decrease) Due to
Interest-earning assets	Rate	Volume	Mix	Net
Residential loans	$(544)	$2,285	$(192)	$1,549
Multifamily loans	(244)	2,869	(209)	2,416
Commercial R/E loans	(299)	3,445	(131)	3,015
R/E construction loans	(6,366)	(9,279)	2,323	(13,322)
Home equity/consumer loans	(34)	121	(2)	85
Business loans	(1,411)	(453)	19	(1,845)
Total loans	(8,898)	(1,012)	1,808	(8,102)
Securities available-for-sale	(914)	4,413	(642)	2,857
Securities held-to-maturity	(1,067)	(5,042)	655	(5,454)
Interest-earning deposits	(120)	611	(535)	(44)
Total net change in income on interest-earning assets	$(10,999)	$(1,030)	$1,286	$(10,743)

Interest-bearing liabilities
Interest-bearing deposits	$12,109	$(1,217)	$(741)	$10,151
FHLB advances	(193)	554	10	371
Other borrowings	(1,049)	(1,644)	317	(2,376)
Total net change in expenses on interest-bearing liabilities	$10,867	$(2,307)	$(414)	$8,146
Net increase in net interest income				$(2,597)

Provision for Loan Losses

The provision for loan losses totaled $56.5 million for the year ended December 31, 2010, compared to $44.2 million for the year ended December 31, 2009, and $7.2 million for the year ended December 31, 2008.

The increase in the provision for loan losses in 2010, as compared to 2009 and 2008, is primarily attributable to the overall decline in the economy, the downturn in the regional housing market and its impact on our real estate construction, land development and completed lot portfolios and elevated levels of nonperforming loans.  At December 31, 2010, nonperforming loans totaled $48.1 million, compared to $106.1 million at December 31, 2009, and $40.3 million at December 31, 2008.

The provision for loan losses is based on management’s evaluation of inherent risks in the loan portfolio and a corresponding analysis of the allowance for loan losses.  Additional discussion on the allowance for loan losses is provided under the heading Allowance for Loan Losses above.

Other Income

Other income is derived from sources other than interest and fees on earning assets. The Corporation’s primary sources of other income are service charge fees on deposit accounts, other service fees, the accretion of cash surrender value of bank owned life insurance (BOLI), fair value gains on financial instruments, gains on the sale of single-family residential loans, gains on the sale of securities, and rental income. Other income for the year ended December 31, 2010, was $18.7 million compared to $16.6 million for the year ended December 31, 2009. The increase was mostly due to an increase in gain on sale of securities, which was up $6.9 million in 2010 to $8.8 million, but was mostly offset by a decline in fair value gain on junior subordinated debentures, which was down $5.3 million in 2010 to $1.8 million. Other income for the year ended December 31, 2008, was $8.8 million.

Other Expenses

Other expense includes expenses associated with compensation and employee benefits, occupancy and equipment, FDIC insurance premiums, REO (including write-downs and losses), FHLB prepayment penalties and other operations.

Other expenses increased by $17.9 million to $52.2 million, excluding a goodwill impairment charge of $12.9 million, for the year ended December 31, 2010, from $34.3 million, excluding a goodwill impairment charge of $11.7 million and an $858,000 OTTI charge, for the year ended December 31, 2009. Other expenses were $28.5 million, excluding a $17.3 million OTTI charge, for the year ended December 31, 2008.

During the second quarter of 2010, the Corporation recorded a goodwill impairment charge of $12.9 million. The non-cash goodwill impairment represented the write-off of the remaining balance of the goodwill recorded from a prior bank acquisition. The Corporation records impairment losses as charges to other expense and adjustments to the carrying value of goodwill. During the second quarter of 2009, the Corporation determined that goodwill impairment had occurred, and at that time wrote off $11.7 million of its $24.6 million in recorded goodwill. This was the result of the significant decline in the Corporation’s stock price and market capitalization, coupled with the significant loss recorded during the quarter and in conjunction with similar declines in the value of most financial institutions.

The Corporation owned preferred shares issued by FNMA ($10.2 million of original book value) and FHLMC ($8.4 million of original book value) with a combined original book value of approximately $18.6 million. Following the placement of these two government sponsored enterprises into conservatorship, and the decline in the market value of these securities, the Corporation recorded a pre-tax OTTI charge of $17.3 million in the third quarter of 2008 and a $858,000 charge in the first quarter of 2009.

Compensation and employee benefits increased $360,000 to $14.3 million for the year ended December 31, 2010, compared to $14.0 million for the year ended December 31, 2009. Within this category, employee salary expense was down $274,000, or 2.2%, and director’s compensation expense was down $77,000, or 15.1%.  These reductions were more than offset by an increase in health insurance benefits and a decline in deferred compensation which reduces total compensation expense, due to lower loan originations in 2010 as compared to 2009.  FHLB prepayment penalties, associated with balance sheet restructuring transactions in the fourth quarter of 2010, totaled $4.8 million for the year ended December 31, 2010.  Write-downs/losses on sales of REO increased $9.9 million to $11.4 million, FDIC insurance premiums increased $1.4 million to $4.1 million, and business insurance increased $1.3 million to $1.5 million for the year ended December 31, 2010, compared to the year ended December 31, 2009. All other expenses increased $135,000 to $16.0 million for the year ended December 31, 2010, compared to $15.9 million for the year ended December 31, 2009.

Efficiency Ratio

A standard measurement used to calculate the overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. Management continues to look for ways to improve the efficiency ratio by increasing net interest income and other income while diligently controlling costs and maintaining high standards of service. For the year ended December 31, 2010, 2009 and 2008, the Corporation’s efficiency ratio was 117.95%, 78.14% and 83.74%, respectively. The efficiency ratio calculation includes a goodwill impairment charge of $12.9 million for the year ended December 31, 2010, an $11.7 million goodwill impairment charge and an $858,000 OTTI charge for the year ended December 31, 2009 and a $17.3 million OTTI charge for the year ended December 31, 2008.  Increased expenses in 2010 for write-downs/losses on sales of REO, FHLB prepayment penalties, FDIC insurance premiums, and business insurance added to the increased ratio for the year ended December 31, 2010.

Non-GAAP Financial Measure – Efficiency Ratio (Excluding OTTI and Goodwill Impairment Charges)

  The efficiency ratio (excluding goodwill impairment and OTTI) is determined by methods other than those in accordance with accounting principles generally accepted in the United States of America (GAAP). For the year ended December 31, 2010, 2009 and 2008, the Corporation’s efficiency ratio (excluding goodwill impairment and OTTI) was 94.60%, 57.18% and 52.05%, respectively.

The efficiency ratio calculation excludes a goodwill impairment charge of $12.9 million for the year ended December 31, 2010, an $11.7 million goodwill impairment charge and an $858,000 OTTI charge for the year ended December 31, 2009. Management believes the presentation of this financial measure, excluding the impact of these items, provides useful supplemental information that is necessary for a proper understanding of the financial results of the Corporation. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A summary of the efficiency ratio (excluding OTTI and goodwill impairment charges) follows:

(Dollars in thousands)	Years Ended December 31,
	2010	2009	2008
Total other expenses	$65,089	$46,820	$45,806
Less OTTI	-	858	17,338
Less goodwill impairment charge	12,885	11,700	-
Total other expenses (excluding OTTI and goodwill impairment charges)	$52,204	$34,262	$28,468

Net interest income	$36,439	$43,288	$45,885
Other income	18,744	16,629	8,812
Total income	$55,183	$59,917	$54,697

Efficiency ratio (excluding OTTI and goodwill impairment charges)	94.60%	57.18%	52.05%

Liquidity and Sources of Funds

Liquidity Resources. Liquidity refers to the ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and payment of operating expenses.  The need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of borrowings.  We monitor the sources and uses of funds on a daily basis to maintain an acceptable liquidity position.  Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices, earnings and by utilizing unpledged assets as collateral for borrowings.

We continue to closely monitor and manage our liquidity position, understanding that this is of critical importance in the current economic environment.  At December 31, 2010, cash, interest-earning deposits and unpledged securities, as a percentage of total assets, totaled 12.6%.

In an effort to increase on-balance sheet liquidity, we have been focused on restructuring our balance sheet, and in particular, reducing the loan portfolio and increasing retail deposits.  As a result, we have maintained a high level of extremely liquid interest-bearing balances totaling $127.5 million at December 31, 2010. Year-over-year, total loans decreased $205.0 million, or 17.0%. Retail deposits increased $140.9 million or 18.2% year-over-year.

As shown in Item 15: Consolidated Statements of Cash Flows, net cash provided by operating activities was $19.6 million for the year ended December 31, 2010.  The primary source (use) of cash provided by operating activities was net (loss) income, after excluding non-cash charges such as the provision for loan losses of $56.5 million.  Net cash of $98.5 million provided by investing activities consisted primarily of $101.7 million from the net reduction of loans, $578.6 million from the sales/calls of available-for-sale and held-to-maturity securities and $27.0 million from proceeds on the sale of other real estate owned; partially offset by the purchase of $618.7 million of available-for-sale and held-to-maturity  securities.  The $132.3 million of cash used in financing activities primarily consisted of the $32.2 million decrease in deposits and the $80.0 million net decrease in FHLB advances.

The primary objective of the Bank’s liquidity management program is to ensure that it will have adequate funds readily available at a reasonable cost to meet the financial obligations of the Bank. Potential uses of funds include new loan originations or advances against existing loan commitments, deposit withdrawals, and repayment of borrowings and other liabilities. Potential sources of funds include existing liquid assets; cash flow from operations; deposit growth; FHLB advances; repayment of existing loans; the sale of loans; and borrowings from the FRB.

To meet the Bank’s immediate liquidity needs, it maintains readily available funds in deposit accounts at the FHLB and the FRB. In addition, the Bank invests excess funds in short-term, highly liquid securities that can later be used as collateral for borrowing or sold as needed. At December 31, 2010, the Bank’s combined deposit balances at FHLB and FRB were $127.5 million, compared with $141.6 million at December 31, 2009. Unpledged investments totaled $57.9 million at December 31, 2010, compared with $19.0 million at December 31, 2009.

In addition to meeting the Bank’s funding needs using liquid assets, it has borrowed from the FHLB, the FRB, and through the use of wholesale repurchase agreements. At December 31, 2010, the Bank had $159.0 million in FHLB borrowings, plus a $40.0 million Letter of Credit that is being used to secure public funds. Based upon collateral pledged, at December 31 2010, the Bank had adequate collateral at the FHLB. The Bank has also used reverse repurchase agreements (securities sold under agreements to repurchase) as a source of funding. These agreements require the market value of investments sold under agreements to repurchase to exceed the Corporation’s repurchase obligations. At December 31, 2010, the Bank had $145.0 million in reverse repurchase agreements outstanding. The agreements have provisions that allow the lenders to periodically terminate the agreements. Termination dates typically occur once each quarter, however, a portion of the agreements may not be terminated prior to December 2012, provided the Bank offers the lender additional securities in November and December 2011. The Bank has pledged $212.9 million in securities to secure the repurchase agreements. Termination of the repurchase agreements would have little or no effect on the Bank’s liquidity because the termination would free up the $212.9 million collateral that the bank has pledged against these borrowings.

As indicated in the Corporation’s Consolidated Statement of Cash Flows, net cash from operating activities for the year ended December 31, 2010, contributed $19.6 million to liquidity, compared to $11.9 million for the year ended December 31, 2009. Also during the year ended December 31, 2010, decreases in deposits totaled $32.2 million, compared with net growth in deposits of $133.0 million during the year ended December 31, 2009.

The Corporation’s ability to service its debts and pay its obligations is generally dependent upon the availability of dividends from the Bank.  The payment of dividends by the Bank is subject to limitations imposed by law and governmental regulations.  The Bank is currently prohibited by regulatory order from paying any dividends to the Corporation without prior regulatory approval.  As a result, the Corporation began deferring the payment of interest on the trust preferred securities and dividends on the preferred stock. The balance of deferred interest on the trust preferred securities was $2.6 million and the balance of deferred dividends on the preferred stock was $2.8 million as of December 31, 2010.

As a result of capital deficiencies, the Corporation and Bank have entered into the FDIC Order and FRB Agreement whereby the Bank must increase its capital ratios.  See the section entitled “Stockholders’ Equity and Regulatory Matters” for additional details.

Interest Rate Risk Management

The Bank, like other financial institutions, is subject to interest rate risk because its interest-bearing liabilities reprice on different terms than its interest-earning assets. Management actively monitors the inherent interest rate risk for the potential impact of changes in rates on the Bank.

The Bank uses a simulation model as its primary tool to measure its interest rate risk. A major focus of the Bank’s asset/liability management process is to preserve and enhance net interest income in likely interest rate scenarios. Further, Cascade Bank’s Board of Directors has enacted policies that establish targets for the maximum negative impact that changes in interest rates may have on the Bank’s net interest income and the fair value of equity under certain interest rate shock scenarios. Key assumptions are made to evaluate the change to Cascade Bank’s income and capital to changes in interest rates. These assumptions, while deemed reasonable by management, are inherently uncertain. As a result, the estimated effects of changes in interest rates from the simulation model will likely be different than actual experience.

At December 31, 2010, the Bank’s balance sheet was in a “liability-sensitive” position in the less than one-year period, as the repricing characteristics were such that an increase in market rates would have a negative effect on net interest income and fair value of equity.

The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2010, are shown in the following table:

	Interest Repricing Assumptions
(Dollars in thousands)	<1 Year	1-5 Years	6-10 Years	> 10 Years	Total	Fair Value
Interest-Sensitive Assets
Total loans (1)	$493,186	$403,527	$39,251	$13,639	$949,603	$932,932
Investments and other interest-earning assets	293,414	84,770	35,912	7,398	421,494	418,406
Total	$786,600	$488,297	$75,163	$21,037	$1,371,097	$1,351,338

Interest-Sensitive Liabilities
Checking accounts (2)	$43,068	$161,251	$23,119	$86	$227,524	$219,057
Money market accounts	58,909	106,035	-	-	164,944	164,338
Savings accounts	3,840	8,161	-	-	12,001	11,847
Certificates of deposit	535,229	57,814	-	-	593,043	595,446
Borrowings	159,000	-	120,000	25,000	304,000	366,537
Junior subordinated debentures payable	15,465	-	-	1,500	16,965	3,021
Total	$815,511	$333,261	$143,119	$26,586	$1,318,477	$1,360,246

Rate gap	$(28,911)	$155,036	$(67,956)	$(5,549)	$52,620
Cumulative rate gap	(28,911)	126,125	58,169	52,620	-
Cumulative rate gap as a percentage of total interest-earning assets	(2.11)%	9.20%	4.24%	3.84%	-%

(1)	Excludes nonperforming loans.
(2)	Excludes noninterest checking.

To limit its interest rate risk, the Bank has sought to emphasize its loan mix towards short-term adjustable loans with rate floors. In addition, the Bank sells many of its 15 and 30 year fixed rate residential loans, except those loans generated under its Builder Sales program.

The Bank extends the maturity of its liabilities by offering long-term deposit products to customers and by obtaining longer-term other wholesale borrowings.  As of December 31, 2010, the FHLB advances portfolio of $159.0 million in long-term advances had original maturities greater than one year. This portfolio consists entirely of adjustable rate advances based on the 3-month LIBOR, which reprice quarterly. The Bank has purchased a series of interest rate caps totaling $159.0 million in notional amount to manage interest rate risk on these FHLB advances. The caps are designed to protect net interest margin and stockholders’ equity from potential future rising interest rates.

Off-Balance Sheet Arrangements: Credit Commitments

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank underwrites standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis.

The Bank has not incurred any losses on its commitments for the year ended December 31, 2010 or 2009.

At December 31, 2010, 2009 and 2008, the following financial instruments with off-balance sheet risk were outstanding:

	December 31,
(Dollars in thousands)	2010	2009	2008
Commitments to grant loans	$2,100	$11,145	$6,327
Unfunded commitments under lines of credit/loans in process	81,868	122,714	167,353
Standby letters of credit and financial guarantees written	1,576	1,695	5,116
Unused commitments on bankcards	13,472	13,621	13,868
Total	$99,016	$149,175	$192,664

Contractual Obligations and Commitments

The following table sets forth the Corporation’s long-term contractual obligations:

	Payments Due Per Period
(Dollars in thousands)	<1 Year	1-3 Years	4-5 Years	>5 years	Total
Certificates of deposit	$535,229	$39,479	$18,335	$-	$593,043
FHLB advances	-	-	10,000	149,000	159,000
Securities sold under agreements to repurchase	-	-	-	145,000	145,000
Operating leases	888	1,748	1,449	7,093	11,178
Junior subordinated debentures	-	-	-	25,000	25,000
Total	$536,117	$41,227	$29,784	$326,093	$933,221

Significant Concentrations of Credit Risk

Concentration of credit risk is the risk associated with a lack of diversification, such as having substantial loan concentrations in a specific type of loan within the Bank’s loan portfolio, thereby exposing the Bank to greater risks resulting from adverse economic, political, regulatory, geographic, industrial or credit developments. At December 31, 2010, the Bank’s most significant concentration of credit risk was in loans secured by real estate. These loans totaled approximately $862.3 million or 86.4% of the Bank’s total loan portfolio. Real estate construction, including land acquisition and development/land, commercial real estate, multifamily, home equity and residential loans are included in the total loans secured by real estate for purposes of this calculation.  There has been deterioration in the real estate market over the last three years, which has led to a significant increase in nonperforming loans and the allowance for loan losses.

At December 31, 2010, the Bank’s most significant investment concentration of credit risk was with the U.S. Government, its agencies and Government Sponsored Enterprises. The Bank’s exposure, which results from positions in securities issued by the U.S. Government, and its agencies, and securities guaranteed by Government Sponsored Enterprises, was $296.8 million, or 99.7% of the Bank’s total investment portfolio (including FHLB stock) at December 31, 2010.

Regulatory Capital

Cascade Bank is subject to the capital adequacy requirements of the FDIC. The Corporation, as a bank holding company, is subject to the capital adequacy requirements of the FRB. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

The risk-based capital requirements of the FRB and the FDIC define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the FRB require all bank holding companies to have a Tier 1 leverage ratio of at least 4.0% to be “adequately capitalized” and at least 5.0% to be “well-capitalized” and a total risk-based capital ratio (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets to be “adequately capitalized” and at least 10.0% to be “well-capitalized.” Tier 1 capital generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. Tier 2 capital may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the allowance for loan losses.

The FRB has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% in order to be categorized as “adequately capitalized” and at least 5.0% to be categorized as “well-capitalized.” These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Our actual capital amounts and ratios are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

(Dollars in thousands)	Cascade Financial Corporation (Consolidated)		Cascade Bank
	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based	$101,209	9.98%	$97,456	9.60%
Tier 1 risk-based	84,556	8.34	84,600	8.58
Tier 1 leverage	84,556	5.55	84,600	5.56

As of December 31, 2009
Total risk-based	$158,882	12.82%	$153,750	12.40%
Tier 1 risk-based	143,264	11.56	138,150	11.14
Tier 1 leverage	143,264	8.62	138,150	8.32

The minimum amounts of capital and ratios as established by banking regulators are as follows:

(Dollars in thousands)	Cascade Financial Corporation (Consolidated)		Cascade Bank
	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based	$81,149	8.00%	$81,213	8.00%
Tier 1 risk-based	40,574	4.00	40,606	4.00
Tier 1 leverage	60,958	4.00	60,902	4.00

As of December 31, 2009
Total risk-based	$99,124	8.00%	$99,205	8.00%
Tier 1 risk-based	49,562	4.00	49,603	4.00
Tier 1 leverage	66,485	4.00	66,425	4.00

We are subject to capital adequacy guidelines of the FDIC at the bank level that are substantially similar to the FRB guidelines. Although current regulatory guidelines state that a financial institution must have a total risk-based capital ratio of 10.0%, a Tier 1 risk-based capital ratio of 6.0%, and a Tier 1 leverage ratio of 5.0% to be considered “well-capitalized” in accordance with the regulations, the primary regulator has the ability to impose higher ratios on financial institutions. These higher standards are imposed if the regulator believes that the risk profile of the institution is higher than they consider appropriate. Under the FDIC Order imposed on the Bank by the FDIC on July 21, 2010, Cascade Bank was required to achieve by November 18, 2010, and maintain on an ongoing basis, a Tier 1 leverage ratio of 10% and a total risk-based capital ratio of 12%. As of December 31, 2010, the Bank did not satisfy this regulatory requirement, as it had a Tier 1 leverage ratio of 5.56% and a total risk-based capital ratio of 9.60%, and the Bank needed $68.0 million of additional capital to meet this requirement.

Because of recent losses experienced by the Corporation and the Bank’s requirement for additional capital to meet these higher ratios, there is a need for the Corporation to raise additional capital. Since hiring a highly qualified investment firm in December of 2009, the Board and management have investigated various alternatives to raise capital. As a result of those efforts, on March 4, 2011, the Corporation announced that it has agreed to be acquired by Opus Bank. Opus Bank is a California-chartered bank with its executive offices located in Irvine, California. The terms of the merger agreement provide for Opus Bank to acquire the Corporation and the Bank, and for the merger of the Bank into Opus Bank. Under the terms of the merger agreement, our common shareholders will receive $5.5 million cash, or approximately $0.45 per share. In addition, Opus Bank has offered to purchase $39.0 million of the Corporation’s preferred stock and the associated warrant issued to the U.S. Treasury (the Treasury) under the Capital Purchase Program for $16.25 million in cash. Consummation of the merger is subject to approval by regulatory authorities, approval by our shareholders at a special shareholder meeting expected in June of 2011, and certain other conditions set forth in the agreement. The merger is expected to close in the latter part of the second quarter of 2011. Notwithstanding this, there are no assurances that the Corporation, the Bank and Opus Bank will be able to successfully close the proposed merger.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Asset and Liability Management Activities

The Bank’s Asset/Liability Management Committee (ALCO) has the responsibility to measure and monitor interest rate risk, the liquidity position, and capital adequacy. The Bank uses a variety of tools to measure, monitor, and manage interest rate risk. The Finance Committee of the Board of Directors reviews the interest rate risk management activities of the Bank on a regular basis and has established policies and guidelines on the amount of risk deemed acceptable. The impact on the Bank’s net interest income and the fair value of its capital are modeled under different interest rate scenarios. The Board, through the Asset/Liability Management Policy, has established guidelines for the maximum negative impact that changes in interest rates have on the Bank’s net interest income and the fair value of equity under certain interest rate shock scenarios. Cascade Bank uses a simulation model to measure rate risk, the impact on net interest income and the fair value of equity. In general, the Bank seeks to manage its rate risk through its balance sheet. The Bank focuses on originating more interest rate sensitive assets, such as variable-rate loans, while reducing its long-term, fixed-rate assets through the sale of long-term residential mortgages in the secondary market. The vast majority of the loans that the Bank keeps in its portfolio have rate repricing periods of five years or less, except for those loans generated under the Bank’s Builder Sales program during the last two years.

See the Interest Rate Risk Management section in the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Item 7 of this report.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following consolidated financial statements are contained in Part IV, Item 15 of this report and are incorporated herein by reference.

Report of Independent Registered Public Accounting Firm
Consolidated Financial Statements
a)	Consolidated Balance Sheets at December 31, 2010, and December 31, 2009.
b)	Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008.
c)	Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2010, 2009 and 2008.
d)	Comprehensive Income for the years ended December 31, 2010, 2009 and 2008.
e)	Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008.
f)	Notes to Consolidated Financial Statements.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.  CONTROLS AND PROCEDURES

(a)
Evaluation of Disclosure Controls and Procedures:  An evaluation of the Corporation's disclosure controls and procedures (as defined in section 13(a) - 14(c) of the Securities Exchange Act of 1934 (the Act)) was carried out under the supervision and with the participation of the Corporation's Chief Executive Officer, Chief Financial Officer and several other members of the Corporation's senior management effective December 31, 2010. The Corporation's Chief Executive Officer and Chief Financial Officer concluded that the Corporation's disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by the Corporation in the reports it files or submits under the Act is (i) accumulated and communicated to the Corporation's management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the Security and Exchange Commission’s (the SEC’s) rules and forms.

(b)
Changes in Internal Controls: In the year ended December 31, 2010, the Corporation did not make any significant changes in, nor take any corrective actions regarding, its internal controls or other factors that could significantly affect these controls.

Disclosure Controls and Internal Controls.  Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in the Corporation's reports filed under the Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, as appropriate to allow timely decisions regarding required disclosure. Internal controls are procedures which are designed with the objective of providing reasonable assurance that (1) transactions are properly authorized; (2) assets are safeguarded against unauthorized or improper use; and (3) transactions are properly recorded and reported, all to permit the preparation of financial statements in conformity with generally accepted accounting principles.

Limitations on the Effectiveness of Controls.  The Corporation's management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud.  A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of the control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Corporation have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Management’s Report on Internal Control over Financial Reporting. Management of Cascade Financial Corporation is responsible for preparing the Corporation’s annual financial statements. Management is also responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with the accounting principles generally accepted in the United States of America and regulatory reporting in conformity with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (call report instructions). The Corporation’s internal controls contain monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

It is also management’s responsibility to ensure satisfactory compliance with all designated laws and regulations, and in particular, those laws and regulations concerning loans to insiders and dividend restrictions.

Management assessed the Corporation’s internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2010. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2010, the Corporation maintained effective internal control over financial reporting presented in conformity with both accounting principles generally accepted in the United States of America and call report instructions.  Management also believes that there was satisfactory compliance during 2010 with the designated laws and regulations.

The Corporation’s registered public accounting firm has audited the Corporation’s consolidated financial statements as of and for the year ended December 31, 2010 that are included in this annual report and issued their Report of Independent Registered Public Accounting Firm, listed in Item 15, which includes an attestation report on the Corporation’s internal control over financial reporting. The attestation report expresses an unqualified opinion on the effectiveness of the Corporation’s internal controls over financial reporting as of December 31, 2010.

ITEM 9B.  OTHER INFORMATION

None.
PART III

ITEM 10.  DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The Corporation’s directors and their ages and biographical information, as of December 31, 2010, are as follows:

Name	Age	Position	Term Ending
Richard L. Anderson, C.P.A.	56	Director	2013

David W. Duce	51	Director	2014

Marion “Robin” Foote	65	Director	2013

Jim Gaffney	59	Director	2011

Janice E. Halladay	67	Director	2013

Arnold Hofmann	66	Director	2014

Dennis R. Murphy, Ph.D.	69	Director	2012

Carol K. Nelson	54	Director	2014

David R. O’Connor	65	Director	2014

Thomas Rainville	80	Director	2013

Christian Sievers	75	Director	2012

Ron Thompson	61	Director	2012

Brandt Westover	50	Director	2012

There are no family relationships among or between the directors listed above.

RICHARD L. ANDERSON has served as a director since 2004. He serves as Chair of the Audit Committee and is a member of the Loan Committee and the Executive Committee. He has been determined by the Board to be the “audit committee financial expert” as defined under SEC rules. Mr. Anderson is a Certified Public Accountant and a principal with Hascal, Sjoholm & Company, PLLC, an Everett-based accounting firm at which he has been employed since 1976. He is an experienced leader on numerous community boards. He has held board positions with a wide range of civic and community groups, including the Greater Everett Community Foundation, Everett Public Facilities District, Compass Health, the Everett Public Library, Arts United and Big Brothers/Big Sisters of Snohomish County, among others. Mr. Anderson received a Bachelor of Arts Degree in Business Administration with an emphasis in accounting from Washington State University in 1976 and earns continuing professional education credits specific to bank audit, ALCO and directorship sponsored by the American Institute of Certified Public Accountants and the Washington Society of CPAs. Mr. Anderson has extensive experience in accounting, taxation, strategic planning, auditing, financial statements, and capital management. His strong presence in the Everett community remains key to the retention and growth of both customer and shareholder relationships.

DAVID W. DUCE has served as a director since 1991.  He serves as Vice Chair of the Board of Directors, Chair of the Corporate Governance and Nominating Committee, and Vice Chair of the Compensation Committee and the Executive Committee. He served as Chair of the Board from May 2004 to May 2008. He is a partner in the Everett, Washington based law firm of Duce Bastian Peterson where he has practiced law since 1985. Mr. Duce’s qualifications include a Juris Doctor degree, magna cum laude, from Pepperdine University School of Law in 1984. He is an “AV Rated” attorney, by Martindale-Hubbell, the highest rating possible for both legal skill and integrity. He is a past Chair of the Professional Negligence Section of the Washington State Association for Justice and has served for more than 10 years as an arbitrator for cases brought before the Snohomish County Superior Court. Mr. Duce’s skills include organizational, leadership and interpersonal. He brings his substantial legal skills as well as his long history of service to the Company to the Board.

MARION R. FOOTE has served as a director since 2010.  She serves as a member of the Finance Committee and the Corporate Governance and Nominating Committee.  Ms. Foote has over 28 years of experience in the banking industry, including a 16 year career in commercial banking, holding senior executive level positions at First Chicago/NBD (now part of JP Morgan Chase) and Bank of America. She has over 12 years of experience as a Managing Director in firms specializing in consulting with financial services companies in the areas of deposit growth, improving market share and increasing customer profitability. Since 2005, Ms. Foote has served as a Managing Director for Novantas, LLC, an international company headquartered in New York, where she also serves as the firm’s senior marketing partner. Ms. Foote’s financial services and banking experience provides valuable insights and perspective to the Board. She has held board positions with a wide range of business, civic and community groups, including current service as a director of Saturna Trust Company, a subsidiary of Saturna Capital, headquartered in Bellingham, Washington. Ms. Foote also serves as a Board Member and Treasurer of St. Joseph’s Hospital Foundation, Bellingham, Washington. She is an advisory director of privately-held Diacor, Inc. She is a former director of CFSBdirect (now part of E*Trade) and chaired its Audit and Compensation Committee while it had public ownership. Ms. Foote’s qualifications include a Bachelor of Arts degree in the Economics Honors Program at Smith College, where she graduated magna cum laude, Phi Beta Kappa in 1967 and a Masters in Business Administration from Harvard Business School where she graduated with High Distinction as a Baker Scholar in 1969.

JIM GAFFNEY has served as a director since 2006.  He serves as a member of the Compensation Committee and the Loan Committee.  Mr. Gaffney has more than 36 years of management and business ownership experience in commercial construction and real estate and land development as the owner/president and founder of Gaffney Construction, Inc. Based in Everett, Washington the firm has built a wide range of projects in the Northwest including bank, office, retail and nonprofit facilities. Mr. Gaffney is an experienced leader on numerous community boards, which included serving 20 years as a board member of the Boys & Girls Club of Snohomish County.

JANICE E. HALLADAY has served as a director since 1999.  She serves as Chair of the Compensation Committee and is a member of the Loan Committee and the Executive Committee. Ms. Halladay brings knowledge of all aspects of bank operations as well as organization, leadership and interpersonal skills to her role as a director. She is a retired banking executive with more than 20 years of experience in the banking industry, including six years as a senior executive with Pioneer Bank. She most recently served as office manager for Moss Adams LLP. In addition, Ms. Halladay is an experienced leader on numerous non-profit community boards. She served as Chair of the Hospital Governance Board Committee of the Washington State Hospital Association and as an Ex-Officio member of the Board of Trustees for the Washington State Hospital Association. She served as the Chair of the Board of Directors of Providence Regional Medical Center Everett. She is a member of the

Board of Pensions for the Pacific Northwest Conference of the United Methodist Church. Ms. Halladay has a diploma from the School for Executive Development at Arizona State University in 1988 and is an active participant in banking and compensation education conferences and seminars.

ARNOLD HOFMANN has served as a director since 2010.  He serves as a member of the Compensation Committee and the Loan Committee.  He was formerly a director of the American First National Bank in Everett, which was acquired by Cascade Bank in 1997. He has been the owner and developer of various multi-family and commercial properties in Everett, Edmonds and Seattle, Washington since 1977. He was a U.S. Navy Supply Corps Officer from 1968 to 1988, retiring at the rank of Commander. As a Naval Officer, Mr. Hofmann’s responsibilities included business planning, budgeting, contracting, and oversight of construction and maintenance projects. Mr. Hofmann brings logistical expertise and extensive knowledge of the local real estate industry to the Board. He is a graduate of Everett High School and the University of Washington, where he received a degree in Business Administration and a major in Finance in 1968.

DENNIS R. MURPHY has served as a director since 1991.  He serves as Chair of the Board of Directors and Chair of the Executive Committee, and is Vice Chair of the Finance Committee. He is the past Audit and Finance Committee Chair. Dr. Murphy has substantial senior managerial experience in large organizations including Indiana University and Emory University. He is currently the Dean Emeritus of the College of Business and Economics and a Professor at Western Washington University. He was the past Provost and had a distinguished career as Dean of the College of Business and Economics for 25 years. He is an experienced leader on numerous community boards, which includes serving as a current Board member of the Economic Advisors of Saturna Capital. He is a past Board member and Chair of the Audit and Finance Committee of Northwest Medical Bureau, past Audit Committee Chair of Western Washington Foundation and past President of United Way of Whatcom County. Dr. Murphy holds a Ph.D. in Economics, which he received from Indiana University in 1974. Dr. Murphy’s extensive academic experience brings a different perspective to the Board.

CAROL K. NELSON.  See biography below under “Executive Officers.”

DAVID R. O’CONNOR has served as a director since 1997. He serves as Chair of the Loan Committee and is a member of the Audit Committee and Executive Committee. Mr. O’Connor has over 35 years of experience in land development and construction management. He is co-owner of Mobile Country Club in Everett, Washington since 1993 and was previously a co-owner of O’Connor & Oehler Construction, Inc. from 1974 to 1996. Mr. O’Connor was formerly a bank director of American First National Bank for more than 13 years until it was acquired by Cascade in 1997.

THOMAS H. RAINVILLE has served as director since 2010. He serves as a member of the Audit Committee and the Finance Committee.  After beginning his banking career in Montana, Mr. Rainville was recruited by the Bank of Everett, where he was elected to its Board of Directors and served as Executive Vice President and Chief Executive Officer, a position he held until the Bank of Everett merged into Rainier National Bank, where he served as a Senior Vice President. He left that position to found American First National Bank in Everett, where he served as President, Chairman and CEO until that bank was acquired by Cascade Bank in 1997. He was a founding director of the Northwest Intermediate Banking School, a founding director of the Washington Independent Bankers’ Association (where he served as President), and served as State Director of the Independent Bankers’ Association of the America. Mr. Rainville’s extensive management experience in the banking industry, as well as his community involvement in the banking industry, provides valuable input to the Board. Mr. Rainville has served on numerous Boards, including the Everett Area Chamber of Commerce, United Way of Snohomish County, the Everett YMCA, the Everett General Hospital Foundation, Everett Providence Hospital, and local chapters of Big Brothers Big Sisters, the Boy Scouts, the American Red Cross, the American Cancer Society and Junior Achievement, among others. He is a past president of the Rotary Club of Everett and a past District Governor of Rotary International. He is currently an elected Commissioner of the Mukilteo Water and Wastewater District and a member of the Finance Council of the Archdiocese of Seattle. Mr. Rainville received a degree in Business Administration with an accounting major from the University of Montana in 1959, and is a 1972 graduate of the Pacific Coast Banking School.

CHRISTIAN H. SIEVERS has served as director since 2010. He serves as a member of the Loan Committee and the Corporate Governance and Nominating Committee. He spent 16 years (1985-2001) as Senior Vice President and Managing Director of ABN AMRO-Seattle. ABN was one of the worlds’ largest banks, headquartered in Amsterdam, with offices in over 90 countries. Its customer base was primarily Fortune 500 companies. Mr. Sievers is currently an executive officer of H&H Properties, developer of the Useless Bay Colony and the Useless Bay Golf and Country Club on South Whidbey Island, a development which encompasses over 800 acres. He also manages personal real estate holdings. Prior to ABN AMRO, Mr. Sievers spent four years as a Vice President at Seafirst/Bank of America, handling the bank’s largest customers in the Pacific Northwest. Prior to that, he spent fourteen years with Pacific National Bank/First Interstate, becoming Vice President and Manager of the

National Accounts Division with a group responsible for covering all major companies in the USA. He was also responsible for working with correspondent banks outside the Pacific Northwest, including most of the largest banks in the U.S. Mr. Sievers’s management experience with both a major bank and a property development company results in valuable input to the Board on both of these industries. Mr. Sievers received a Bachelor’s degree in Business Administration from the University of Washington in 1964 and the Pacific Coast Banking School in 1975. He also attended senior management classes at the Insead International Graduate School in Fontainebleau, France.

RONALD E. THOMPSON has served as a director since 1991.  He serves as Vice Chair of the Board of Directors and serves as Vice Chair of the Loan Committee, the Audit Committee and the Executive Committee. Mr. Thompson has over 30 years of experience as a Real Estate Broker specializing in residential, commercial and property management, and 10 years experience in savings & loan and commercial banking. Since 1984 he has been the owner and President of Windermere Commercial NW, Windermere Property Management NW and Turnkey Repair and Maintenance Divisions of Windermere Real Estate/Realty Brokerage, Inc. in Everett, Washington.  This company provides full service commercial real estate brokerage, property management and property maintenance services. Mr. Thompson is an experienced leader on numerous non-profit community boards. He is a past president of the Snohomish County-Camano Association of Realtors, a past state director of the Washington Association of Realtors and has served on the Boards of the Mount Baker Council Boy Scouts of America, the Providence Hospital Foundation and the Everett Golf and Country Club.  He is a Board member and past President for the Mukilteo Lacrosse Club.

G. BRANDT WESTOVER has served as a director since 1986.  He serves as Chair of the Finance Committee, Vice Chair of the Corporate Governance and Nominating Committee and a member of the Executive Committee. Mr. Westover has over 24 years of experience in the financial services field, with a specific focus on financial market, risk, investment and banking experience.  He is currently the Managing Director and Market Area Manager for UBS Financial Services, Inc. in Seattle, Washington, a position he has held since 2003. Prior to this position, he was a corporate Vice President and Branch Manager for UBS-Paine Webber in Bellevue, Washington from 1996 to 2002. Mr. Westover is an experienced leader on numerous community boards and organizations and currently coaches youth baseball and basketball. He is a past trustee of the University of Washington Alumni Association and a Board member of the Seattle Symphony. He received a Bachelor’s degree in Business Administration from the University of Washington in 1983 and he graduated from the Wharton School’s Securities Institute advanced course work program.

Board Committees and Meetings

During the year ended December 31, 2010, the Board held 15 regular meetings.  The Board has an Executive Committee, an Audit Committee, a Finance Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Loan Committee, which is a committee of the Bank only.

Executive Committee.  The Executive Committee consists of the CEO, the Chair and Vice Chair of the Board, and the Chairs of the Board’s committees, and has authority to generally act for the full Board.

Audit Committee.  Formerly known as the Audit and Finance Committee, the duties of this committee were assigned to two separate committees, the Audit Committee and the Finance Committee, in 2009.  The Audit Committee is responsible to the Board for the areas of audit and compliance, risk assessment and technology management. The Committee operates under a charter approved by the Board.  The Audit Committee Charter is posted on the Bank’s website at www.cascadebank.com. The Committee is responsible for the appointment, compensation and oversight of the external auditor. The Committee provides direction and oversight to the internal audit department and reviews the examination of the Bank by federal regulatory authorities. The Committee also reviews the financial statements and filings. The Board has affirmatively determined that none of the members of the Audit Committee have a material relationship with the Corporation that would interfere with the exercise of independent judgment and all current members of the Audit Committee are “independent” directors within the meaning of both the NASDAQ and Securities and Exchange Commission (SEC) rules. The Board has determined that Richard L. Anderson is the “audit committee financial expert” as defined under SEC rules.

Finance Committee. This committee of the Board formed in 2009, focuses on the oversight of functions previously under the purview of the Audit and Finance Committee.  The Finance Committee is responsible to the Board for the areas of asset and liability management, investments and financial strategy.  The Committee operates under a charter approved by the Board.  The Finance Committee Charter is posted on the Bank’s website at www.cascadebank.com.  All current members of the Finance Committee are “independent” directors within the meaning of both the NASDAQ and Securities and Exchange Commission (SEC) rules.

Compensation Committee. The Compensation Committee, composed entirely of independent directors, is responsible for establishing and reviewing the compensation and employee benefit policies of the Corporation and the Bank.  The Committee approves compensation of executive officers, and awards stock options and restricted stock, in accordance with the Corporation’s 2003 Long-Term Incentive Plan and established Board policies. The Committee operates under a charter approved by the Board.  The charter is posted on the Bank’s website at www.cascadebank.com. The Corporation will also provide a copy of the charter to shareholders upon request.

Loan Committee. The Loan Committee is a Bank committee that reviews and approves loans in excess of the limits established for the Bank’s Management Loan Committee. Included in that review are all extensions of credit to borrowers whose aggregate borrowing levels exceed the limits placed on the Management Loan Committee.  The Loan Committee also reviews loans that do not conform to the Bank’s Loan Policy. During 2009, this Committee’s role was expanded to include increased oversight of the Bank’s lending functions, including risk segmentation analysis of concentrations of credit risk identified by product type, geographic distribution, underlying collateral or other asset groups.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and assesses the composition of the Board and oversees an annual evaluation of the Board and its committees; takes the lead in identifying potential candidates to serve as Board members; recommends director candidates to the Board; reviews and recommends appropriate director compensation; and provides leadership with respect to corporate governance. The Committee is responsible for establishing criteria for director eligibility; procedures for nominating directors, including director nominations from shareholders and timelines for the nomination process; as well as nominating the Chair and Vice Chair of the Board. Only independent directors serve on this Committee. The Committee operates under a charter approved by the Board. The charter is posted on the Bank’s website at www.cascadebank.com. The Corporation will also provide a copy of the charter to shareholders upon request.

The Board and its committees may retain outside advisors as they determine necessary to fulfill their responsibilities.  All committees report their activities to the full Board.

The directors of the Corporation also serve as directors of Cascade Bank, the only operating subsidiary of the Corporation.  Other than the Loan Committee, Cascade Bank has parallel committees and committee assignments.

Nomination Procedures

  There have been no material changes to the procedures by which our shareholders may recommend nominees to the Board of Directors during our last fiscal year.

Executive Officers

  The following table sets forth information with respect to the executive officers of the Corporation and the Bank:

Name	Age (a)	Position
Carol K. Nelson (b)	54	President, Chief Executive Officer and Director of Cascade Bank and Cascade Financial Corporation

Debra L. Johnson (b)	52	Executive Vice President, Chief Financial Officer

Robert G. Disotell	56	Executive Vice President, Chief Credit Officer

Steven R. Erickson	55	Executive Vice President, Commercial Banking

LeAnne M. Harrington	41	Executive Vice President, Chief Administrative Officer

Debbie E. McLeod	45	Executive Vice President, Retail Banking

(a)      At December 31, 2010.
(b)      Officer of the Corporation and Bank.

The principal occupation of each executive officer of the Corporation and Bank is set forth in the Proxy Statement or below. There are no family relationships among or between the executive officers listed above.

CAROL K. NELSON was appointed Chief Executive Officer of the Corporation commencing May 1, 2002.  She has served as President of the Corporation and President and Chief Executive Officer of the Bank since February 2001.  She was previously Senior Vice President and Northern Region Executive of Bank of America from 1996 to 2001.  Ms. Nelson holds a Bachelor’s degree in Business Finance and a Master’s degree in Business Administration from Seattle University.  Ms. Nelson serves as a Director and past Chair of the Board of the Washington Bankers Association, Volunteers of America Western Washington and Premera Blue Cross.  She is a past member of the Boards of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco, the Washington Roundtable and the Washington State Major League Baseball Stadium Public Facilities District. She also serves as a trustee for Seattle University.  In 2007, Ms. Nelson was appointed to chair the Governor’s Task Force on Homeowner Security. Ms. Nelson serves as Vice Chair of the Corporation’s Executive Committee and as a member of the Bank’s Loan Committee. She is a resident of Edmonds, Washington.

DEBRA L. JOHNSON joined the Bank in February 2010 as a consultant and in July 2010, was appointed to Executive Vice President and Chief Financial Officer.  Ms. Johnson also serves as Secretary for the Corporation. Ms. Johnson has over 25 years of senior executive level experience in the financial services industry and was previously employed by HomeStreet Bank in Seattle, Washington, where she served as Executive Vice President and Chief Financial Officer.  She currently serves as a member of the Board for the Coal Creek Family YMCA. Ms. Johnson is a member of the American Institute of Certified Public Accountants and the Washington State Society of CPA’s.  She is a 1999 graduate of Pacific Coast Banking School and a 1980 graduate of Western Washington University, where she received a Bachelor’s degree in Business with a concentration in Accounting.  Ms. Johnson is a resident of Bellevue, Washington.

ROBERT G. DISOTELL has been employed by Cascade Bank since 1977 and has served as Executive Vice President of the Credit Administration Division and Chief Credit Officer since February 2001. He is responsible for managing Credit Underwriting, Special Assets, Loan Servicing and Credit Operations including overseeing the credit quality of the Bank’s loan portfolios. Mr. Disotell has managed a variety of business groups in his tenure at Cascade Bank, including Mortgage Banking, Secondary Marketing, Retail Banking, and Community Reinvestment Act (CRA) activities. Mr. Disotell is a 1976 graduate of Washington State University with a degree in Communications and is a resident of Arlington, Washington.

STEVEN R. ERICKSON has served as the Executive Vice President and Commercial Banking Executive for the Bank since November 12, 2008. He is responsible for managing commercial and income property lending. Mr. Erickson joined Cascade Bank in 1978. He is a member of the Board for Big Brothers, Big Sisters of Snohomish County, Advisory Board Member for Snohomish County’s Pre-Diversion Program, and past board member of the Boys & Girls Club of Snohomish County. He is a resident of Marysville, Washington.

LEANNE M. HARRINGTON has served as the Executive Vice President and Chief Administrative Officer for the Bank since February 16, 2001. She has 24 years of banking experience, starting with Rainier Bank and Bank of America, where she served as Vice President and Northern Region Service Manager. Ms. Harrington joined Cascade Bank in February 2001. She is a 2006 graduate of Pacific Coast Banking School and is Chair of the Board for the Snohomish County Red Cross. Ms. Harrington is a resident of Everett, Washington.

DEBBIE E. McLEOD has served as the Executive Vice President of Retail Banking for the Bank since February 26, 2001. Ms. McLeod joined Cascade Bank in February 2001. She has over 20 years of commercial banking experience and was previously Vice President and Northern Region Sales Manager for Bank of America.  Ms. McLeod is the Board Secretary for United Way of Snohomish County and is a past Board Chair.  She also serves on the Board for United Way of Skagit County. Ms. McLeod is a 2009 graduate of Pacific Coast Banking School and a 1988 graduate of Pacific Lutheran University with a degree in Business Administration. She resides in Burlington, Washington.

Standards of Conduct

The Board has adopted Standards of Conduct for employees, officers and directors, which include a “code of ethics” as defined by Item 406 of the Regulation S-K. These Standards of Conduct apply to the members of the Board of Directors and all of the Corporation’s employees, including the Corporation’s Chief Executive Officer and Chief Financial Officer. The Corporation will provide a copy of the Standards of Conduct to shareholders upon request.

Compliance with Section 16(a) of the Exchange Act

Based upon a review of reports and written representations furnished to it, the Corporation believes that during fiscal year 2010, all filings with the Securities and Exchange Commission by its executive officers, directors and 10% or greater shareholders timely complied with requirements for reporting ownership and changes in ownership of the Corporation’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, with the exception of a Form 4 which one of our directors, Jim Gaffney, inadvertently failed to file for the sale by his broker of 1,625 shares on April 27, 2010. The Form 4 was filed promptly upon discovery of the mistake on March 10, 2011. This information in this section is based solely upon a review of Forms 3, Forms 4, and Forms 5 we have received.

ITEM 11.  EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during our past two fiscal years awarded to, earned by or paid to each of the following individuals.  Salary and other compensation for these officers are set by the Compensation Committee of the Board of Directors.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus/ Incentive ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Carol K. Nelson	2010	$262,910	$-	$-	$-	$-	$-	$11,960	$274,870
President & CEO	2009	262,910	-	-	-	-	-	14,400	277,310

Steven R. Erickson	2010	$174,636	$-	$-	$-	$-	$-	$1,783	$176,419
EVP, Commercial Banking	2009	174,636	-	-	-	-	-	6,000	180,636

Robert G. Disotell	2010	$156,265	$-	$-	$-	$-	$-	$228	$156,493
EVP, Chief Credit Officer	2009	156,265	-	-	-	-	-	2,149	158,414

Column
(i)
All Other Compensation for calendar year 2010 includes the following: for Ms. Nelson, employer contribution to 401(k) Plan of $3,560 and a car allowance of $8,400; for Mr. Erickson, employer contribution to 401(k) Plan of $1,783; and for Mr. Disotell, employer contribution to 401(k) Plan of $228.

	Outstanding Equity Awards at December 31, 2010
	Option Awards						Stock Awards
Name	Date when Equity Fully Vests	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)	Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Carol K. Nelson	Vested	15,625	-	NA	$5.54	02/13/12	NA	$-	25	$136
	Vested	20,312	-		10.00	07/22/13
	Vested	15,115	-		15.92	03/23/14
	Vested	8,736	-		14.24	03/22/15
	03/28/11	12,101	5,186		15.00	03/28/16
	03/25/13	4,500	10,500		12.63	03/25/18

Steven R. Erickson	Vested	10,937	-	NA	$6.21	03/26/12	NA	$-	NA	$-
	Vested	10,156	-		10.00	07/22/13
	Vested	7,625	-		15.92	03/23/14
	Vested	5,625	-		14.24	03/22/15
	03/28/11	7,875	3,375		15.00	03/28/16
	03/25/13	3,000	7,000		12.63	03/25/18

Robert G. Disotell	Vested	7,812	-	NA	$6.21	03/26/12	NA	$-	25	$136
	Vested	10,156	-		10.00	07/22/13
	Vested	7,625	-		15.92	03/23/14
	Vested	5,000	-		14.24	03/22/15
	03/28/11	7,000	3,000		15.00	03/28/16
	03/25/13	3,000	7,000		12.63	03/25/18

Director Compensation at December 31, 2010
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Dennis R. Murphy	$45,000	$-	$-	$-	$-	$-	$45,000
Richard L. Anderson	41,000	-	-	-	-	-	41,000
David W. Duce	33,000	-	-	-	-	-	33,000
Marion R. Foote	20,250	-	-	-	-	-	20,250
Jim Gaffney	35,000	-	-	-	-	-	35,000
Janice E. Halladay	41,000	-	-	-	-	-	41,000
Arnold R. Hofmann	23,333	-	-	-	-	-	23,333
Carol K. Nelson	-	-	-	-	-	-	-
David R. O’Connor	39,500	-	-	-	-	-	39,500
Thomas H. Rainville	18,000	-	-	-	-	-	18,000
Christian H. Sievers	22,000	-	-	-	-	-	22,000
Ronald E. Thompson	35,000	-	-	-	-	-	35,000
G. Brandt Westover	33,000	-	-	-	-	-	33,000

Compliance with the U.S. Treasury Department’s Capital Purchase Program

As an issuer of Preferred Stock to the U.S. Treasury, the Corporation has agreed to meet all the requirements regarding executive compensation embodied in the Securities Purchase Agreement entered into between the Corporation and the U.S. Treasury. The Corporation’s existing employment and change of control agreements have been modified to comply with the restrictions related to executive compensation.

These modifications include the prohibition from making a golden parachute payment to any Senior Executive Officer as long as any debt or equity securities issued by the Corporation are held by the Treasury (CPP Covered Period). Also included is the ability, during the CPP Covered Period, for the Corporation to “claw back” any payment made to the executive if the payment is later determined to have been based on any materially inaccurate financial statements or any other materially inaccurate metric criteria within the meaning of Section 111(b)(2)(B) of the Emergency Economic Stabilization Act (EESA).

In addition, the Compensation Committee is required to annually review its incentive plans to ensure that they do not encourage Senior Executive Officers (SEOs) to take unnecessary and excessive risks that threaten the value of the Corporation. This assessment was completed on February 9, 2009, in conjunction with the Bank’s Chief Risk Officer. As required, the assessment was updated and reviewed and discussed by the Committee with the Bank’s Chief Risk Officer in December 2009 and December 2010. Amalfi Consulting was retained to provide advice on the Committee’s process for determining whether executive compensation encourages unnecessary or excessive risk. The Compensation Committee reviewed the incentive structures for the Bank’s Senior Executive Officers and found no indicators of the aforementioned risk contained in the Bank’s incentive structures.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act (ARRA) which, among other things, amended the executive compensation provisions of EESA.  On January 12, 2010, the SEC adopted and published final rules that create a new Rule 14a-20 in order to implement the EESA-required advisory vote on executive compensation. The Committee and the Corporation are committed to taking all necessary steps to see that the Corporation complies with all of the new and amended provisions of ARRA.

Prohibition on Incentive Compensation Encouraging Excessive Risk

The guidance from the Treasury outlines a procedure for institutions that participate in the Capital Purchase Program, i.e. issue Preferred Stock to the U.S. Treasury, to establish procedures to assure the compliance with the prohibition on incentive compensation programs that encourage SEOs to take unnecessary and excessive risk that threatens the value of the financial institution.

The Corporation’s Compensation Committee completed its initial assessment of whether the incentive plans of the Corporation encourage or reward unnecessary and excessive risk in February 2009, and this assessment was updated and reviewed by the Committee in December 2009 and December 2010. In the process of preparing its assessment, the Compensation Committee met with the Corporation’s Chief Risk Officer and reviewed the incentive structure for each of the Corporation’s SEOs. The Committee found no indicators of the aforementioned risks contained in the Corporation’s incentive structures in either the initial review or the annual update. As noted above, the Corporation is prohibited from providing most forms of incentives to the SEOs under regulations that went into effect during 2009.

To arrive at its determination, the Committee reviewed the components of each SEO’s incentive plan. The structure of each SEO’s incentive is based upon performance detailed in each individual’s scorecard, with the exception of the Corporation’s CEO. The scorecards in all cases included at least a 40% weighting on service and leadership. Most scorecards included a category of negotiated items, which typically include goals specific for that division’s operations during the year. The scorecard for SEOs with credit responsibility also contained a credit quality component of at least 20%.

In January 2010, the Committee amended the Bank’s incentive plans (for all employees) to increase the specificity and level of detail provided with respect to targets and to permit payment of a portion of incentives if at least 90% of the Bank’s profit goals are met in 2010 (rather than the all or nothing approach taken in the incentive plans prior to the amendment). While the Committee determined that the plans did not encourage or reward unnecessary and excessive risk even prior to the amendments, the Committee determined that the amendments would further discourage unnecessary and excessive risk by employees.

The CEO’s contract, as approved by the Board of Directors, also contains goals such as leadership and is balanced with specific measurable metrics that keep the incentives consistent with the goals elucidated in the Corporation’s strategic plan.

Each SEO has signed an Agreement to Amend Compensation Arrangements that prohibits Golden Parachutes, provides for the recovery of Incentive Compensation (clawbacks) and acknowledges that participation in the Capital Purchase Program may require the modification of any and all aspects of that person’s compensation. Each SEO’s Change of Control and Severance Agreement was also modified to be consistent with requirements of the Capital Purchase Program.

No Senior Executive Officer received total compensation in 2010 in excess of $500,000. Under certain circumstances, the Corporation’s CEO, could, in a future year, receive total compensation in excess of $500,000. To comply with the compensation requirements applicable to companies participating in the Capital Purchase Program, the Corporation has agreed to limit its deduction for compensation paid to any SEO to the $500,000 per annum limit.

The Committee has reviewed with the Chief Risk Officer the SEOs’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. The Committee also has met to discuss and review the relationship between the Corporation’s risk management policies and practices and SEO incentive compensation arrangements.

Risk Assessment

The Compensation Committee met the requirement as prescribed in the Securities Purchase Agreement entered into between the Corporation and the U.S. Treasury to complete an assessment of the incentive plans to ensure that they did not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation. This assessment was completed on February 9, 2009 which was within the 90 day period, as required by the Treasury, of the receipt of TARP funds, and was updated with the Bank’s Chief Risk Officer by the Committee on December 11, 2009 and December 10, 2010, and by the full Board on February 25, 2010 and December 12, 2010, respectively.

The Compensation Committee retained Amalfi Consulting in 2010 to assist it in its review of the compensation policies of the Corporation and the Bank with respect to the compensation plans for selected employees. Following the Committee’s review of Amalfi’s findings, and the Committee’s own internal assessment completed with the assistance of the Bank’s Chief Risk Officer, the Committee concluded that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Employment/Change of Control/Severance Agreements

The following is a brief description of each agreement entered into by the Bank with named executive officers that provide potential payments upon termination or a change of control. Each SEO's Change of Control and Severance Agreement was modified in 2008 to be consistent with requirements of the Capital Purchase Program, which restricts severance payments if an executive officer’s employment is terminated during the CPP Covered Period.

Employment Agreement. The Bank entered into an employment agreement with Carol K. Nelson dated November 27, 2007, as modified effective November 21, 2008, to meet the requirements set by the Treasury, which replaced a previous agreement dated July 12, 2005. This agreement replaced a prior agreement dated March 26, 2002, and extended on January 27, 2004. The current agreement may be terminated upon 90 days written notice. The employment of Ms. Nelson is terminable at any time for cause as defined in the agreement, and she may be terminated without cause in which case she would receive a severance benefit equal to two times her annual base compensation plus incentive. Such payment would, at the option of the Bank, be made in a lump sum or in accordance with the Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six (6) months, after the date that Ms. Nelson’s entitlement to such payments arose.

In the case that Ms. Nelson terminates her employment for “good reason,” as defined in the agreement, Ms. Nelson would receive a severance benefit equal to two (2) times her base compensation plus incentive before salary deferrals over the twelve (12) months preceding the month of termination, less statutory payroll deductions. Such payment would, at the option of the Bank, be made in a lump sum or in accordance with the Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six (6) months, after the date that Ms. Nelson’s entitlement to such payment arose.

The agreement also provides for the payment of severance benefits to Ms. Nelson in the event of her termination of employment following a change of control of the Corporation or the Bank. All of Ms. Nelson’s equity grants/benefits would become fully vested upon the effective date of the change of control. If Ms. Nelson left the employment of the Bank, whether voluntarily or involuntarily, within twelve (12) months after such change of control, Ms. Nelson would be entitled to receive an amount equal to two (2) times her base compensation plus incentive before salary deferrals over the twelve (12) month period prior to the change of control. Such payment would not be made less than six (6) months after Ms. Nelson’s entitlement to the payment arose. During the term of the agreement and for twenty-four (24) months thereafter, if Ms. Nelson receives compensation due to a change of control, she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of the Bank to leave their employment; or (ii) any customers of the Bank to remove their business from the Bank or to participate in any manner in any financial institution or trust company that competes with or will compete with the Bank in King, Snohomish or Pierce Counties, or any start-up or other financial institution or trust company in King, Snohomish or Pierce Counties. Under the ARRA, the Committee cannot award Ms. Nelson any change of control compensation during the CPP Covered Period.

The agreement also provides that, if Ms. Nelson retires after attaining the age fifty-seven (57), Ms. Nelson will receive a severance benefit in an amount equal to two (2) times her base compensation plus incentive before salary deferrals over the twelve (12) months prior to her retirement, with such amounts payable in twenty-four (24) consecutive, equal, monthly installments, with the first such payment due on the first day of the seventh month following her retirement. In addition, Ms. Nelson would be entitled to the vesting of all stock-based compensation and certain health benefits. During the term of the agreement and for twenty-four (24) months thereafter, if Ms. Nelson receives compensation due to her retirement after attaining the age of fifty-seven (57), she would be restricted from becoming or serving as an officer, director, founder or employee of any financial institution with its main office in King, Snohomish or Pierce Counties, or any other financial institution which, in the judgment of the Board, is in substantial competition with the Bank, unless Ms. Nelson had first obtained the Board’s written consent. Furthermore, during the term of the agreement and for twenty-four (24) months thereafter, if Ms. Nelson receives compensation due to her retirement after age fifty-seven (57), she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of the Bank to leave their employment, or (ii) any customers of the Bank to remove their business from the Bank to participate in any manner in any financial institution or trust company that competes with or will compete with the Bank in King, Snohomish or Pierce Counties, or any start-up or other financial institution or trust company in King, Snohomish or Pierce Counties.

If termination of the agreement occurs due to Ms. Nelson’s death, her estate would be entitled to receive, under her employment contract, only the compensation, benefits earned and expenses reimbursable through the date the agreement is terminated. If termination occurs due to Ms. Nelson’s disability, Ms. Nelson would continue to receive her salary until payments under the Bank’s long-term disability plan commenced, or in the event the Bank had no long-term disability plan on the date of disability, her salary would continue for a period of six (6) months. In the event of Ms. Nelson’s death or disability while employed by the Bank, all of her then outstanding, stock-based compensation which had not vested would be accelerated and fully vested.

Change of Control/Severance Agreements for Named Executives. The Bank has entered into Change of Control/Severance Agreements dated November 30, 2007, and modified November 21, 2008, to meet the requirements set by the Treasury, which replaced prior agreements, with Steven R. Erickson, Robert G. Disotell and two other executive officers who are not Named Executive Officers. These agreements generally provide that if for the period of time starting six (6) months prior to the date the Change of Control is effected and ending twenty-four (24) months after a Change of Control, if an executive is terminated other than for cause or the executive should terminate for good reason (as such terms are defined in the agreements), such executive will generally be entitled to: (i) receive a severance payment equal to two times the executive’s annual base compensation plus incentive for the prior year, (ii) continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the executive prior to the effective date of a change of control for twenty-four (24) months after the effective date of a change of control, except to the extent such coverage may be changed in its application to all the Bank’s employees on a nondiscriminatory basis; and (iii) the acceleration of any unvested stock-based compensation so any such stock-based compensation shall be 100% vested and immediately exercisable in full as of the date of such termination. Payments incident to a Change of Control would be paid to the executive in a lump sum no sooner than six (6) months after the date of the executive’s termination. The agreements generally define a Change of Control as the acquisition of all or a substantial part of the Corporation or the Bank, the merger of the Corporation or the Bank into another company that is the surviving company, the sale of substantially all of the assets of the Corporation or the Bank to another company, or a hostile acquisition of substantially all of the stock of the Corporation or the Bank.

Government regulations place restrictions on the executives’ ability to receive severance payments as previously discussed. At December 31, 2010 in the event of a Change of Control, the potential payout (if all executives were terminated) would have been $1.9 million but any such payments to the SEOs would have been prohibited because the Corporation is a TARP recipient.

Compensation of the Board of Directors

The goal of Cascade Financial Corporation’s Director Compensation Philosophy is to ensure that the Corporation is able to attract, motivate and reward qualified directors. The Corporate Governance and Nominating Committee is responsible for developing recommendations to the full Board regarding director compensation. To create a focus on long-term success and reduce any conflict of interest, the compensation for the Board of Directors is limited to a set fee for service. Total director compensation consists of an annual retainer, committee and chair fees as applicable. Part of director compensation has historically been paid in the form of an equity grant.

In 2010, the Board reduced director compensation, resulting in a reduction in total compensation of approximately 25% compared to January 2009 total compensation levels by eliminating all equity compensation for directors in 2010. In addition, the annual compensation for the Chairs of the Compensation Committee and the Loan Committee for 2010 were reduced to $6,000 and $4,500, respectively.

In November 2010, the Board approved a recommendation by the Corporate Governance and Nominating Committee to leave 2010 director compensation levels unchanged for 2011.  However, the Board adopted a policy to review director compensation and consider additional reductions in the event that certain soundness thresholds are not maintained.

For the year ended December 31, 2010, the Company’s director compensation program was comprised entirely of cash compensation as follows:

Cash Compensation	Director	Annual Amount ($)
Cash Retainer	All non-executive directors	$27,000

Supplemental Chair Fees
Chair of the Board	Dr. Murphy	$18,000
Audit Committee	Mr. Anderson	$6,000
Compensation Committee	Ms. Halladay	$6,000
Loan Committee	Mr. O’Connor	$4,500
Corporate Governance and Nominating Committee	Mr. Duce	$6,000
Finance Committee	Mr. Westover	$6,000

Supplemental Committee Fees
Loan Committee	All members of the Loan Committee	$8,000

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, the Company is not required to provide this disclosure.

Compensation Committee Report

As a smaller reporting company, the Company is not required to provide this disclosure.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups who beneficially own more than 5% of the Corporation’s common stock are required to file certain reports with the Securities and Exchange Commission (SEC) and to provide a copy to the Corporation disclosing such ownership. Based on such reports, as of February 28, 2011, management knows of no persons who were beneficial owners of more than 5% of the outstanding shares of common stock.

The following table shows the number of shares of the Corporation’s common stock beneficially owned at February 28, 2011 by the Corporation’s directors, executive officers identified in the Summary Compensation Table, and all directors and executive officers as a group. The address of each person below is the same as the Corporation’s principal office.

Name	Number of Shares Beneficially Owned (1)		% of Shares Outstanding
Directors:
Richard L. Anderson	28,457		*
David W. Duce	59,260	(2)	*
Marion R. Foote	100,000		*
Jim Gaffney	19,982		*
Janice E. Halladay	34,637		*
Arnold R. Hofmann	12,419		*
Dennis R. Murphy	42,800		*
Carol K. Nelson **	154,817		1.3%
David R. O’Connor	170,341	(3)	1.4%
Thomas H. Rainville	141,031		1.1%
Christian H. Sievers	6,875		*
Ronald E. Thompson	57,920		*
G. Brandt Westover	55,596		*
Named Executive Officers:
Steven R. Erickson	96,082		*
Robert G. Disotell	188,925		1.5%
All Executive Officers and Directors as a group (18 persons)	1,294,264		10.5%

*	Less than 1% of shares outstanding
**	Also a named executive officer of the Corporation and executive officer of the Bank

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (Exchange Act), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses or other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which shares the persons named in the table possess voting and/or investment power. Shares held in accounts under the Corporation’s 401(k) plan as of February 28, 2011 are included in the above table as follows: Ms. Nelson: 2,928; Mr. Erickson: 44,789; and Mr. Disotell 36,381; all executive officers and directors as a group: 117,162. These amounts do not include the remaining shares held by the Bank’s 401(k) plan for which Ms. Nelson and Messrs. Anderson and Westover act as trustees. The amounts shown also include the following amounts of common stock which the following individuals have the right to acquire within 60 days of February 28, 2011 through the exercise of stock options granted pursuant to the Corporation’s stock option plans: Mr. Anderson: 4,250; Mr. Gaffney: 5,000; Ms. Nelson: 84,576; Mr. Erickson: 50,593; Mr. Disotell: 45,593; and all executive officers and directors as a group: 280,701.

(2)	Includes 192 shares held by Mr. Duce’s children, and 1,375 shares held by a testamentary trust of which Mr. Duce is trustee.

(3)    Includes 124,265 shares held by a trust in which Mr. O’Connor has a pecuniary interest

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain transactions involving loans, deposits, credit cards and sales of commercial paper, certificates of deposit and other money market instruments, and certain other banking transactions, occurred during 2010 between the Bank and certain directors or executive officers of the Corporation and its subsidiaries, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members. The loans (with certain directors or executive officers of the Corporation) were in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and did not involve more than normal risk of collectability or present other unfavorable features.

Review and Approval of Related Party Transactions

The Board reviews all transactions between the Corporation, the Bank and any of its officers and directors. The Corporation’s Standards of Conduct emphasize the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Corporation, the Bank or the Corporation’s shareholders. In addition, the Corporation’s general corporate governance practice includes Board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Corporation, the Bank and its officers and directors, to the extent that they may arise. The Board and the Corporate Governance and Nominating Committee review any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Corporation or the Bank and any related persons to the Corporate Governance and Nominating Committee.

Settlement Agreement

  On April 27, 2010, the Corporation entered into a settlement agreement with two then-serving directors – Craig G. Skotdal, Dwayne R. Lane – and other parties, including some who now serve as directors. The Corporation filed a complete copy of the settlement agreement with the SEC on April 29, 2010 as Exhibit 10.1 to its Current Report on Form 8-K. On July 16, 2010, Mr. Skotdal resigned from the Board and on July 20, 2010, Mr. Lane resigned from the Board.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Board has selected Moss Adams LLP, Certified Public Accountants, as independent auditors for the Corporation for the fiscal year ending December 31, 2011. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Moss Adams LLP for the audit of the Corporation’s annual financial statements for the fiscal years ended December 31, 2010 and 2009, and fees billed for other services rendered.

The aggregate fees billed to the Corporation by Moss Adams LLP for 2010 and 2009 were as follows:

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees	$313,000	$284,000
Audit-related Fees	41,000	54,000
Tax Fees	34,000	28,000
Total Fees	$388,000	$366,000

Audit Fees: Consists of fees billed to the Corporation for professional services rendered by Moss Adams LLP in connection with the integrated audit of our financial statements and review of financial statements included in the Corporation’s Forms 10-K and 10-Q or services to the Corporation in connection with statutory or regulatory filings or engagements.

Audit-Related Fees: Consists of fees relating to examination of management’s assertion regarding the effectiveness of internal controls (FDICIA), audit of the Corporation’s pension plans, and miscellaneous audit and accounting matters.

Tax Fees: Consists of fees relating to the preparation of the Corporation’s federal income tax return, tax planning and miscellaneous tax matters.

All Other Fees: There were no other fees for services included above for fiscal years ended December 31, 2010 and 2009.

In considering the nature of the services provided by Moss Adams LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. As part of its approval of all services provided by Moss Adams LLP, the Audit Committee discussed these services with Moss Adams LLP and Corporation management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, and the American Institute of Certified Public Accountants.

PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The audited consolidated financial statements follow.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and Subsidiaries (the Corporation) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2010. We also have audited the Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risks. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Financial Corporation and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Cascade Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Corporation’s two consecutive years of operating losses, high levels of nonperforming assets, and Stipulation to the Issuance of a Consent Order raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moss Adams, LLP
Everett, Washington
March 25, 2011

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2010 and 2009

	December 31,
(Dollars in thousands, except share amounts)	2010	2009
Assets
Cash on hand and in banks	$3,871	$4,008
Interest-earning deposits in other financial institutions	127,464	141,587
Securities available-for-sale, fair value	234,606	227,805
Securities held-to-maturity, amortized cost	53,912	36,177
Federal Home Loan Bank (FHLB) stock	11,920	11,920
Loans, net	967,661	1,173,213
Real estate owned (REO)	34,412	18,842
Premises and equipment, net	13,325	14,526
Cash surrender value of bank owned life insurance (BOLI), net	25,489	24,522
Goodwill	-	12,885
Prepaid FDIC insurance premiums	2,968	6,859
Federal income tax receivable	-	12,979
Accrued interest receivable	4,884	6,702
Other assets	17,822	12,603
Total assets	$1,498,334	$1,704,628

Liabilities
Deposits	$1,107,554	$1,139,774
FHLB advances	159,000	239,000
Securities sold under agreements to repurchase	145,000	145,410
Federal Reserve Bank (FRB) Term Auction Facility (TAF)	-	20,000
Junior subordinated debentures	15,465	15,465
Junior subordinated debentures, fair value	1,500	3,341
Accrued interest payable, expenses, and other liabilities	11,363	7,188
Total liabilities	1,439,882	1,570,178

Commitments and contingencies (Note 16)

Stockholders’ Equity
Preferred stock, no par value. Authorized 38,970 shares;	37,488	37,038
Series A (liquidation preference $1,000 per share); issued and outstanding 38,970 shares at December 31, 2010 and 2009
Preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value. Authorized 65,000,000 shares; issued and outstanding 12,271,529 shares at December 31, 2010, and 12,146,080 shares at December 31, 2009	123	121
Additional paid-in capital	43,932	43,649
(Accumulated deficit) retained earnings	(17,965)	54,797
Accumulated other comprehensive loss	(5,126)	(1,155)
Total stockholders’ equity	58,452	134,450
Total liabilities and stockholders’ equity	$1,498,334	$1,704,628
(See accompanying notes to consolidated financial statements)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2010, 2009, and 2008
	Years Ended December 31,
(Dollars in thousands, except share amounts)	2010	2009	2008
Interest Income
Loans, including fees	$62,312	$69,839	$77,941
Securities available-for-sale	7,408	9,137	5,258
Securities held-to-maturity	1,327	2,759	8,213
FHLB dividends	-	-	113
Preferred stock dividends	-	-	909
Interest-earning deposits	348	93	137
Total interest income	71,395	81,828	92,571
Interest Expense
Deposits	15,015	17,064	27,215
FHLB advances	9,265	10,584	10,955
FRB TAF borrowings	-	153	375
Securities sold under agreements to repurchase	8,629	8,625	6,021
Junior subordinated debentures	2,047	2,114	2,120
Total interest expense	34,956	38,540	46,686
Net interest income	36,439	43,288	45,885
Provision for loan losses	56,515	44,175	7,240
Net interest (loss) income after provision for loan losses	(20,076)	(887)	38,645
Other Income
Checking service fees	5,402	5,047	4,848
Other service fees	965	1,033	1,092
Increase in cash surrender value of BOLI, net	967	885	981
Gain on sales/calls of securities, net	8,790	1,845	398
Gain on sale of loans	224	176	128
Gain on fair value of financial instruments, net	1,841	7,169	912
Other	555	474	453
Total other income	18,744	16,629	8,812
Other Expenses
Compensation & employee benefits	14,341	13,981	14,544
Occupancy & equipment	3,930	4,229	3,986
FDIC insurance premiums	4,091	2,649	735
Business insurance	1,514	253	169
REO expenses	1,119	1,829	60
Write-downs/losses on sales of REO	11,425	1,489	3
Legal	1,451	821	294
Contract services	1,196	381	231
B&O tax	1,237	1,162	1,277
FHLB prepayment penalty	4,808	-	-
Other	7,092	7,468	7,169
Other-than-temporary impairment (OTTI)	-	858	17,338
Goodwill impairment charge	12,885	11,700	-
Total other expenses	65,089	46,820	45,806
(Loss) income before provision (benefit) for income taxes	(66,421)	(31,078)	1,651
Provision (benefit) for income taxes	3,865	(7,610)	(439)
Net (loss) income	(70,286)	(23,468)	2,090
Dividends on preferred stock	2,026	1,943	216
Accretion of issuance discount on preferred stock	450	422	35
Net (loss) income attributable to common stockholders	$(72,762)	$(25,833)	$1,839
(See accompanying notes to consolidated financial statements)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations, Continued, Stockholders’ Equity and Comprehensive (Loss) Income
Years ended December 31, 2010, 2009, and 2008

Consolidated Statements of Operations, Continued	Years Ended December 31,
(Dollars in thousands, except share amounts)	2010	2009	2008
(Loss) income per common share, basic	$(5.95)	$(2.13)	$0.15
Weighted average number of common shares outstanding, basic	12,238,802	12,121,113	12,053,084

(Loss) income per common share, diluted	$(5.95)	$(2.13)	$0.15
Weighted average number of common shares outstanding, diluted	12,238,802	12,121,113	12,159,174

Consolidated Statement of Stockholders’ Equity					Retained	Accumulated	Total
				Additional	Earnings	Other	Stock-
(Dollars in thousands,	Preferred	Common		Paid-In	(Accumulated	Comprehensive	holders’
except share amounts)	Stock	Shares	Amount	Capital	Deficit)	Income(Loss)	Equity
Balances at December 31, 2007	$-	12,023,685	$120	$40,322	$82,169	$(515)	$122,096
Dividends declared -
Common stock ($0.27 per share)	-	-	-	-	(3,256)	-	(3,256)
Preferred stock ($5.54 per share)	-	-	-	-	(216)	-	(216)
Options exercised and issuance of common stock	-	47,347	1	356	-	-	357
Tax benefit from stock-based compensation	-	-	-	30	-	-	30
Stock compensation expense	-	-	-	196	-	-	196
Net income	-	-	-	-	2,090	-	2,090
Issuance of preferred stock	36,581	-	-	-	-	-	36,581
Warrants on issuance of preferred stock	-	-	-	2,389	-	-	2,389
Accretion of discount on preferred stock	35	-	-	-	(35)	-	--
Other comprehensive loss, net of tax benefit of $(78)	-	-	-	-	-	(145)	(145)
Balances at December 31, 2008	36,616	12,071,032	121	43,293	80,752	(660)	160,122
Dividends declared -
Common stock ($0.01 per share)	-	-	-	-	(122)	-	(122)
Preferred stock ($49.86 per share)	-	-	-	-	(1,943)	-	(1,943)
Issuance of common stock	-	75,048	-	209	-	-	209
Tax benefit from stock-based compensation	-	-	-	4	-	-	4
Stock compensation expense	-	-	-	143	-	-	143
Net loss	-	-	-	-	(23,468)	-	(23,468)
Accretion of discount on preferred stock	422	-	-	-	(422)	-	-
Other comprehensive loss, net of tax benefit of $(266)	-	-	-	-	-	(495)	(495)
Balances at December 31, 2009	37,038	12,146,080	121	43,649	54,797	(1,155)	134,450
Dividends declared -
Preferred stock ($51.98 per share)	-	-	-	-	(2,026)	-	(2,026)
Issuance of common stock	-	125,449	2	228	-	-	230
Stock compensation expense	-	-	-	55	-	-	55
Net loss	-	-	-	-	(70,286)	-	(70,286)
Accretion of discount on preferred stock	450	-	-	-	(450)	-	-
Other comprehensive loss	-	-	-	-	-	(3,971)	(3,971)
Balances at December 31, 2010	$37,488	12,271,529	$123	$43,932	$(17,965)	$(5,126)	$58,452

Consolidated Statement of Comprehensive (Loss) Income	Years Ended December 31,
(Dollars in thousands, except share amounts)	2010	2009	2008
Net (loss) income	$(70,286)	$(23,468)	$2,090
Unrealized gain on cash flow hedging instruments	3,517	-	-
Unrealized holding gain on securities available-for-sale, net of tax provision of $622, $289, and $21	1,299	537	40
Reclassification adjustment for gain on securities available-for-sale included in net (loss) income, net of tax benefit of $0, $(556), and $(100)	(8,787)	(1,032)	(185)
Comprehensive (loss) income	$(74,257)	$(23,963)	$1,945

(See accompanying notes to consolidated financial statements)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2010, 2009, and 2008

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Cash flows from operating activities:
Net (loss) income	$(70,286)	$(23,468)	$2,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,973	2,261	2,136
Provision for losses on loans	56,515	44,175	7,240
REO write-downs	10,527	1,256	-
Goodwill impairment	12,885	11,700	-
Increase in cash surrender value of BOLI	(967)	(885)	(981)
Amortization of core deposit intangible	141	141	141
Deferred federal income taxes	4,369	5,104	(8,176)
Deferred loan fees, net of amortization	359	371	(654)
Gain on sale of loans	(224)	(176)	(128)
Origination of loans held-for-sale	(5,766)	(11,015)	(8,528)
Proceeds from sales of loans held-for-sale	6,106	12,387	8,785
Stock compensation expense	55	143	196
Excess tax benefits from stock-based compensation	-	(4)	(30)
Gain on fair value of financial instruments, net	(1,841)	(7,169)	(912)
Net gain on sales/calls of securities available-for-sale	(8,787)	(1,588)	(285)
Gain on calls of securities held-to-maturity	(3)	(257)	(113)
Net loss on sales of REO	898	233	3
Other-than-temporary impairment (OTTI) on investments	-	858	17,338
Net change in accrued interest receivable and other assets	11,625	(15,558)	(552)
Net change in accrued interest payable, expenses and other liabilities	2,041	(6,647)	(797)
Net cash provided by operating activities	19,620	11,862	16,773

Cash flows from investing activities:
Loans originated, net of principal repayments	92,533	(4,054)	(158,721)
Proceeds from sales of portfolio loans	8,674	-	-
Purchases of securities available-for-sale	(576,568)	(310,533)	(149,022)
Proceeds from sales of securities available-for-sale	558,600	189,076	88,184
Principal repayments on securities available-for-sale	13,089	17,298	2,743
Purchases of securities held-to-maturity	(42,115)	(19,997)	(81,866)
Proceeds from sales/calls on securities held-to-maturity	20,000	99,600	96,550
Principal repayments on securities held-to-maturity	4,383	5,072	2,074
Net purchases of premises and equipment	(773)	(1,324)	(3,440)
Proceeds from sales/retirements of REO	26,956	6,087	4,434
REO capitalized costs	(6,329)	(1,164)	-
Net cash provided by (used) in investing activities	$98,450	$(19,939)	$(199,064)
(See accompanying notes to consolidated financial statements)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued
Years ended December 31, 2010, 2009, and 2008

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Cash flows from financing activities:
Proceeds from issuance of common stock	$230	$209	$357
Proceeds from issuance of preferred stock and warrants	-	-	38,970
Dividends paid on common stock	-	(664)	(3,794)
Dividends paid on preferred stock	-	(1,429)	-
Excess tax benefits from stock-based compensation	-	4	30
Net (decrease) increase in deposits	(32,220)	132,992	101,886
Proceeds from FHLB advances	159,000	-	105,500
Repayments of FHLB advances	(239,000)	(10,000)	(87,500)
Net (decrease) increase in securities sold under agreements to repurchase	(410)	(980)	25,765
Net (decrease) increase in FRB TAF borrowing	(20,000)	(20,000)	40,000
Net increase in advance payments by borrowers for taxes and insurance	70	74	13
Net cash (used in) provided by financing activities	(132,330)	100,206	221,227
Net (decrease) increase in cash and cash equivalents	(14,260)	92,129	38,936
Cash and cash equivalents at beginning of period	145,595	53,466	14,530
Cash and cash equivalents at end of period	$131,335	$145,595	$53,466

Supplemental disclosures of cash flow information – cash
paid during the period for:
Interest	$33,139	$39,592	$47,494
Income taxes	-	50	7,150

Supplemental schedule of non-cash investing activities:
Change in unrealized loss on securities available-for-sale	(7,488)	(495)	(145)
Change in unrealized gain on interest rate caps	3,517	-	-
Dividends accrued on common stock	-	-	543
Dividends accrued on preferred stock	2,026	731	216
Transfers of loans to REO	47,272	23,808	5,883
Additions to REO for property received in partial satisfaction of a loan	63	-	-

(See accompanying notes to consolidated financial statements)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

The accounting and financial reporting policies of Cascade Financial Corporation (Corporation) and its wholly-owned subsidiaries, Cascade Bank (Cascade or the Bank), including Colby R.E., LLC and 2011 Yale Avenue East, LLC, Cascade Capital Trust I, II, and III (the Trusts), conform to accounting principles generally accepted in the United States of America and to general practices within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, fair value of junior subordinated debentures and valuation of the deferred tax asset. Actual results could differ from those estimates.

The following is a description of the more significant policies that the Corporation follows in preparing and presenting its consolidated financial statements.

Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results may differ from these estimates under different assumptions or conditions.

Cascade Capital Trust I, II, and III were formed in 2000, 2004, and 2006, respectively, for the exclusive purpose of issuing trust preferred securities and using the proceeds from the issuance to acquire junior subordinated debentures issued by the Corporation. The Corporation used the proceeds from the issuance to fund future asset growth. The Trusts are not consolidated by Cascade Financial Corporation.

Colby R.E., LLC and 2011 Yale Avenue East, LLC were formed in 2009 and 2010, respectively, for the purpose of acquiring, managing and selling foreclosed (REO) properties.  These subsidiaries of the Bank are consolidated in the financial statements of Cascade Financial Corporation.

Subsequent Events

The Corporation has evaluated events and transactions subsequent to December 31, 2010 for potential recognition and disclosure.

Cash and Cash Equivalents

The Corporation considers all cash on hand and in banks, fed funds sold and short-term highly-liquid investment securities with an original maturity of three months or less to be cash equivalents. At times, these balances may exceed Federal Deposit Insurance Corporation (FDIC) insurance limits.

Interest-earning deposits in other financial institutions are carried at cost and include interest-bearing deposits at the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB).

Investment Securities

Debt and equity securities, including mortgage-backed securities (MBS), may be classified as available-for-sale or held-to-maturity. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive (loss) income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Bank has the ability, and it is management’s positive intention, to hold held-to-maturity securities until maturity. Investments with fair values that are less than the amortized cost are considered impaired. Impairment may result from

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. Management reviews investment securities on an ongoing basis for the presence of other-than-temporary impairment (OTTI) or permanent impairment, taking into consideration current market conditions; fair value in relationship to cost; extent and nature of the change in fair value; issuer rating changes and trends; whether management intends to sell a security or if it is likely that the Bank will be required to sell the security before recovery of the amortized cost basis of the investment, which may be upon maturity; and other factors. For debt securities, if management intends to sell the security or it is likely that the Bank will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If management does not intend to sell the security and it is not likely that the Bank will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors, i.e., the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income. Impairment losses related to all other factors are presented as separate categories within other comprehensive income. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

FHLB Stock

As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. During 2002, the FHLB revised its capital structure from the issuance of one class of stock to two, B (1) and B (2) stock. Class B (1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale and redemption. Class B (2) is not a required investment for institutions and is not restricted to purchase and sale, but has the same redemption restrictions as Class B (1) stock. Included in the balance sheet as of December 31, 2010, and 2009, the Bank has $11.9 million of Class B (1) and no B (2) stock.

The Bank evaluates FHLB stock for impairment based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as: (1) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB and (4) the liquidity position of the FHLB. Based upon an analysis by Standard and Poors regarding the Federal Home Loan Banks, they stated that the FHLB System has a special public status (organized under the Federal Home Loan Bank Act of 1932) and because of the extraordinary support offered to it by the U.S. Treasury in a crisis, (though not used), the FHLB System can be considered an extension of the government. The U.S. government would almost certainly support the credit obligations of the FHLB System. The Bank has determined there is no impairment of the FHLB stock investment as of December 31, 2010.

Loans Held-for-Sale

Loans held-for-sale include mortgage loans and are reported at the lower of cost or market value. Cost generally approximates market value, given the short duration of these assets. Gains or losses on the sale of loans that are held-for-sale are recognized at the time of the sale and determined by the difference between net sale proceeds and the net book value of the loans. Gains and losses on loan sales are recorded in other income and direct loan origination costs and fees are deferred at origination and are recognized in other income upon sale of the loan. The Bank had no loans held for sale at December 31, 2010, and $250,000 in loans held for sale at December 31, 2009. Loans are sold without recourse on a best efforts, servicing released basis.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Loans

Loans that management has the intent and ability to hold for the near future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued by the interest method on the unpaid principal balance.

Interest is accrued only if deemed collectible. Accrual of interest income is generally discontinued when a loan becomes 90 days past due or is otherwise determined to be uncollectible and accrued interest amounts are reversed against income. Past due status is based on the contractual terms of the note. Once interest has been paid to date and management believes future payments are reasonably assured, the loan is returned to accrual status.

Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loan’s yield over the contractual life of the loan using the interest or straight-line method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sale of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are charged to interest income on loans.

Regular credit review of the portfolio also identifies loans that are considered potentially impaired. A loan is considered impaired when, based on current information and events, the Bank determines that it will probably not be able to collect all amounts due according to the loan contract, including scheduled interest payments. When the Bank identifies a loan as impaired, it measures the impairment using discounted cash flows, except when the sole remaining source of the repayment for the loan is the liquidation of the collateral. In these cases, the Bank uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If the Bank determines that the value of the impaired loan is less than the recorded investment in the loan, it either recognizes an impairment reserve as a specific component to be provided for in the allowance for loan losses or charges-off the impaired balance on collateral dependent loans if it is determined that such amount represents a confirmed loss. The combination of risk rating-based allowance component and impairment reserve allowance component lead to an allocated allowance for loan losses.

Loans are classified as a troubled debt restructured (TDR) loan when a modification of terms is processed by the Bank, for economic or legal reasons related to the debtor’s financial difficulty, at terms and conditions that the Bank would not otherwise consider. In some cases, the Bank has extended the interest-only period of a loan or allowed a borrower to make interest-only payments to assist the borrower while trying to sell the collateral securing the loan. TDR loans are considered impaired and are reviewed for impairment using fair market methodology or discounted cash flow techniques.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Management determines the amount of the allowance for loan losses by utilizing a loan quality grading system to determine risk in the loan portfolio. The allowance consists of general and specific components.  When loans are originated, they are assigned a risk rating that is reassessed periodically during the term of the loan through the Bank’s credit review process. The Bank’s loan quality grading methodology assigns a loan quality grade from 1 to 10, where a higher numerical rating represents higher risk. These loan quality-rating categories are a primary factor in determining an appropriate amount for the allowance for loan losses. The loan portfolio is separated by loan type and then by risk rating. Loans not considered impaired are evaluated as a group, by loan type, with a loss rate based on average historical losses and adjusted for qualitative (Q) factors. The Q factors include regional/local economic trends, the health of the real estate market, loan and collateral concentrations, size of borrowing relationships, trends in loan delinquencies and charge-offs and changes in loan classifications and are included in the Bank’s analysis of the allowance for loan losses. Allocations for

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Q factors are based upon management’s review of each of the factors and are applied to all loans included in the general valuation component of the allowance. The Q factors augment the historical loss factors utilized in assessing the allowance to reflect the potential losses embedded in the loan portfolio as real estate property values have declined and sales have slowed. After reviewing all historical and qualitative factors by loan type, management may add a management judgment factor to certain loan types if there are additional concerns in these portfolios that were not identified by using historical or other qualitative factors. Management may also include a negative adjustment to the allowance factor for certain loan types if analysis shows that the historical allowance factor overstates the allocated reserve due to the financial strength of the borrowers/guarantors, the collateral position or other factors in the related portfolio.

Management believes that the allowance for loan losses was adequate as of December 31, 2010. There is, however, no assurance that future loan losses will not exceed the levels provided for in the allowance for loan losses and could possibly result in additional charges to the provision for loan losses. In addition, bank regulatory authorities, as part of their periodic examination of the Bank, may require additional charges to the provision for loan losses in future periods if warranted as a result of their review. Approximately 86.4% of the Bank’s loan portfolio is secured by real estate, and a significant decline in real estate market values may require an increase in the allowance for loan losses. Over the last several years, there has been deterioration in the residential development market, which has led to an increase in non-performing loans and the allowance for loan losses. A continued deterioration in this market or deterioration in other segments of the Bank’s loan portfolio, such as commercial real estate or commercial construction, may lead to additional charges to the provision for loan losses.

Real Estate Owned

Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of carrying amount or fair value, based upon an appraisal, less estimated costs to sell. Developments and improvements related to the property are capitalized. Any losses recorded at the time a foreclosure occurs are classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties, are charged to expense in the period identified. Revenue and expenses from operations and subsequent adjustments to the carrying amount of the property are included in noninterest expense in the statement of operations.

Premises and Equipment

Straight-line depreciation is provided over the estimated useful lives of the respective assets, which range from two to forty years. Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter. The Bank evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted) over the remaining useful life of the asset are less than the carrying value, an impairment loss would be recorded to reduce the related asset to its estimated fair value.

Goodwill and Other Intangible Assets

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identifiable intangibles are amortized on an accelerated basis over the period benefited and also considered for impairment. Goodwill is not amortized but is reviewed for potential impairment. Impairment analysis of the fair value of goodwill involves a substantial amount of judgment. During the second quarter of 2010, the Corporation analyzed its goodwill to determine whether, and to what extent, its goodwill asset was impaired. The goodwill impairment test includes two steps. Step 1, used to identify potential impairment, compares the estimated fair value of the Corporation with its carrying amount including goodwill. Step 1 inputs used to determine the implied fair value of the Corporation include the quoted market price of the Corporation’s common stock, market prices of common stocks of other banking organizations, common stock trading multiples, and inputs from comparable transactions. In the Step 1 analysis, the carrying amount exceeded its estimated fair value and the second step of the goodwill impairment test was performed to measure the amount of impairment loss, if any. Step 2 of the goodwill impairment test compared the implied estimated fair value of goodwill with the carrying amount of the currently recorded goodwill. The Step 2 analysis indicated that the implied fair value of the goodwill was less than the carrying value of goodwill. As a result of the analysis, the Corporation wrote-off the remaining balance of its goodwill at June 30, 2010.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Derivatives

  The Bank may enter into interest rate exchange agreements (swaps, caps, and floors) with authorized dealers to hedge its exposure to changes in interest rates. Frequently called interest rate derivatives, interest rate swaps, caps and floors possess the advantages of customization of the risk-reward profile of the instrument, minimization of balance sheet leverage and improvement of liquidity. The Bank also formally assesses both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in fair values or cash flows of hedged items. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Marketing Costs

The Bank expenses most marketing costs as they are incurred, but some marketing costs are capitalized and amortized over the useful life of the expenditure. Marketing expense was $797,000, $1.2 million, and $1.1 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Stock-Based Compensation

The fair value of options granted to the Corporation’s employees were estimated on the date of grant using the Black-Scholes valuation model. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense. Assumptions include the risk-free interest rate, expected life of options in years, expected volatility and the dividend yield.

Historical information was the primary basis for the selection of the expected volatility, expected dividend yield and the expected lives of the options. The Corporation has collected a long history of option activity and feels that this historical information presents the best basis for future projections. The risk-free interest rate is selected based upon U.S. Treasury issues with a term equal to the expected life of the option being valued at the time of the grant.

Income Taxes

The Corporation accounts for income taxes as required by FASB ASC Topic 740, Accounting for Income Taxes, under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required on deferred tax assets if it is “more likely than not” that the deferred tax asset will not be realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In the ordinary course of business, the Corporation operates in various taxing jurisdictions and is subject to income and non-income taxes. The effective tax rate is based in part on interpretation of the relevant current tax laws. The Corporation reviews the appropriate tax treatment of all transactions taking into consideration statutory, judicial, and regulatory guidance in the context of our tax positions. In addition, the Corporation relies on various tax opinions, recent tax audits, and historical experience.

(Loss) Earnings per Common Share

The Corporation displays basic and diluted (loss) earnings per common share in the consolidated statements of operations. Basic (loss) earnings per common share is computed by dividing net (loss) income attributable to common stockholders, which is net (loss) income less dividends and accretion of  the discount on preferred stock, by the weighted average number of shares outstanding during the year. Diluted (loss) earnings per common share is computed by dividing net (loss) income attributable to common stockholders by diluted weighted average shares outstanding, which includes outstanding common stock equivalent shares, using the treasury stock method, unless such shares are anti-dilutive. Common stock equivalents include stock options and warrants.

Comprehensive (Loss) Income

Comprehensive (loss) income is comprised of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-sale and unrealized gains and losses on cash flow hedges. In a cash flow hedge, the effective portion of the change in the fair value of the hedging derivative is recorded in accumulated other comprehensive (loss) income and is subsequently reclassified into earnings during the same period in which the hedged item affects earnings. Comprehensive (loss) income is presented within the consolidated statements of stockholders’ equity.

Fair Values of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risks, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Corporation enters into commitments to extend credit, including commitments under lines of credit, bankcards, letters of credit, and standby letters of credit and guarantees. Such financial instruments are recorded when they are funded.

Operating Segments

The Corporation and the Bank are managed as a legal entity and not by lines of business.  The Bank’s operations include commercial banking services, such as lending activities, deposit products and other cash management services.

Reclassifications

Certain 2009 and 2008 balances have been reclassified to conform with the 2010 presentation. These reclassifications have no effect on previously reported net (loss) income.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements (ASU 10-06). ASU 10-06 revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It also requires the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. The Corporation’s disclosures about fair value measurements are presented in Note 21 - Fair Value Measurements. The adoption of this ASU did not have a material impact on the Corporation’s Consolidated Financial Statements.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505) – Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this update clarify that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update codifies the consensus reached in EITF Issue No. 09-E, Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash. This update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The implementation of this standard did not have a material impact on the Corporation’s Consolidated Financial Statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855) - Amendments to Certain Recognition and Disclosure Requirements.  This ASU eliminates the requirement to disclose the date through which a Corporation has evaluated subsequent events and refines the scope of the disclosure requirements for reissued financial statements. This ASU is effective for the first quarter of 2010. This ASU did not have a material impact on the Corporation's Consolidated Financial Statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310) - Effect of a Loan Modification When the Loan Is Part of a Pool that is Accounted for as a Single Asset.  This ASU clarifies that modifications of loans that are accounted for within a pool under Topic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. No additional disclosures are required with this ASU. The amendments in this ASU are effective for modifications of loans accounted for within pools under Topic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively and early application is permitted. Upon initial adoption of the guidance in this ASU, an entity may make a onetime election to terminate accounting for loans as a pool under Topic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The adoption of this ASU did not have a material impact on the Corporation's Consolidated Financial Statements.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310) – Amendments to Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The amendments require an entity to provide enhanced or additional disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. This guidance requires that the enhanced and additional reporting disclosures must be disaggregated by portfolio segment. It is likely that this ASU will have the greatest effect on financial institutions.  This ASU is effective for interim and annual reporting periods ending on or after December 15, 2010. The adoption of this ASU requires significant additional disclosures in the Corporation’s financial statements.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805) -Disclosure of Supplementary Pro Forma Information for Business Combinations. This update clarifies that if comparative financial statements are presented in disclosure of supplementary pro forma information for a business combination, revenue and earnings of the combined entity should be disclosed as though the business combination occurred as of the beginning of the comparable prior annual reporting period only. Additionally, supplemental pro forma disclosures should include a description of the nature and amount of material, nonrecurring pro forma adjustments included in the reported pro forma revenue and earnings. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU is not expected to have a material impact on the Corporation’s Consolidated Financial Statements.

In December 2010, the FASB issued ASU 2010-28, Intangibles-Goodwill and Other (Topic 350) - When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of this ASU is not expected to have a material impact on the Corporation’s Consolidated Financial Statements.

In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. This ASU temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. However, the Corporation has included the disclosures required by this ASU.

Note 2 – Regulatory Actions, Subsequent Event and Going Concern Considerations

While we have begun to see initial signs of improvement in the overall economy, we continue to operate in a difficult environment and have been significantly impacted by the unprecedented credit and economic market turmoil, as well as the recessionary economy that began in the latter part of 2007.  Deterioration in real estate markets in our primary geographic market areas of Snohomish, King, Pierce and Skagit counties in western Washington and related declines in property values in those markets over the past three years has led to the recognition of significant credit costs, which has negatively impacted our operating results, capital position and overall financial condition.

Regulatory Actions

FDIC Consent Order. On July 20, 2010, the Board of Directors of the Bank stipulated to the entry of a Consent Order with the FDIC and the Washington State Department of Financial Institutions (DFI), effective July 21, 2010 (FDIC Order). Under the terms of the FDIC Order, the Bank cannot pay any cash dividends or make any payments to its stockholders without the prior written approval of the FDIC and the Washington State DFI. Other material provisions of the FDIC Order require the Bank to:

•	review the qualifications of the Bank’s management;
•	provide the FDIC with 30 days written notice prior to adding any individual to the Board of Directors of the Bank or employing any individual as a senior executive officer;
•	increase director participation and supervision of Bank affairs;
•
develop a capital plan and increase Tier 1 leverage capital to 10% of the Bank’s average total assets and increase total risk-based capital to 12% of the Bank’s risk-weighted assets by November 18, 2010, and maintain such capital levels, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators;

•
eliminate from its books, by charge-off or collection, all loans classified as “loss” and all amounts in excess of the fair value of the underlying collateral for assets classified as “doubtful” in the Report of Visitation dated February 16, 2010 that have not been previously collected or charged-off, by July 30, 2010;

•
reduce the amount of loans classified “substandard” and “doubtful” in the Report of Visitation that have not previously been charged off to not more than 130% of the Bank’s Tier 1 capital and allowance for loan losses, within 180 days;

•
eventually reduce the total of all adversely classified loans by collection, charge-off or sufficiently improving the quality of adversely classified loans to warrant removing any adverse classification, as determined by the regulators;

•
formulate a written plan to reduce the Bank’s levels of nonperforming assets and/or assets listed for “special mention” by the Bank to an acceptable level and to reduce the Bank’s concentrations in commercial real estate and acquisition, development and construction loans;

•
develop a three-year strategic plan and budget with specific goals for total loans, total investment securities and total deposits, and improvements in profitability and net interest margin, and reduction of overhead expenses;

•	submit a written plan for eliminating the Bank’s reliance on brokered deposits, in compliance with FDIC’s rules;

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

•
eliminate and/or correct all violations of law set forth in the Report of Visitation and the Report of Examination dated May 18, 2009, and ensure future compliance with all applicable laws and regulations;

•
implement a comprehensive policy for determining the adequacy of the allowance for loan losses satisfactory to the regulators and remedy any deficiency in the allowance in the calendar quarter discovered by a charge to current operating earnings;

•	refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected;
•
refrain from extending additional credit with respect to other adversely classified loans, without the prior approval of a majority of the directors on the Bank Board or its loan committee, and without first collecting all past due interest;

•	implement a liquidity and funds management policy to reduce the Bank’s reliance on brokered deposits and other non-core funding sources; and
•	prepare and submit periodic progress reports to the FDIC and the Washington State DFI.

The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington State DFI. A complete copy of the FDIC Order was filed as Exhibit 10.1 to the Form 8-K filed by the Corporation with the SEC on July 21, 2010.

FRB Written Agreement. Additionally, based on an examination concluded on March 11, 2010, the Corporation entered into a Written Agreement (FRB Agreement) with the FRB of San Francisco on November 4, 2010. Under the FRB Agreement, the Corporation cannot do any of the following without prior written approval of the FRB:

•	declare or pay any dividends;
•	make any distributions of principal or interest on junior subordinated debentures or trust preferred securities;
•	incur, increase or guarantee any debt; or
•	redeem any outstanding stock.

The FRB Agreement also requires the Corporation to:

•	take steps to ensure that the Bank complies with the FDIC Order;
•
submit a written capital plan that provides for sufficient capitalization of both the Corporation and the Bank within 60 days, and notify the FRB no more than 45 days after the end of any quarter in which any of the Corporation’s capital ratios fall below the approved plan’s minimum ratios;

•	submit a written cash flow projection plan for 2011 within 60 days;
•
comply with FRB regulations governing affiliate transactions, as well as submit a written plan to reimburse the Bank for all payments made by the Bank in violation of sections 23A and 23B of the Federal Reserve Act or to collateralize the loan made by the Bank to the Corporation in accordance with the requirements of sections 23A and 23B of the Federal Reserve Act;

•
comply with notice and approval requirements of the Federal Deposit Insurance Act (FDI Act) related to the appointment of directors and senior executive officers or change in the responsibility of any current senior executive officer;

•	comply with restrictions on paying or agreeing to pay certain indemnification and severance payments without prior written approval; and
•	submit a quarterly process report to the FRB.

The Board of Directors is committed to taking all actions necessary to meet each of the requirements of the FDIC Order and the FRB Agreement and believes that the Bank and the Corporation were in compliance with these regulatory actions as of December 31, 2010, except for the requirement in the FDIC Order to increase Tier 1 leverage capital to 10% and risk-based capital to 12% by November 18, 2010.  The Board of Directors is working diligently to comply with the requirement to raise capital.

Subsequent Event

Proposed Merger. On March 4, 2011, the Corporation announced that the Corporation, the Bank and Opus Bank entered into a definitive agreement, providing for Opus Bank to acquire the Corporation and the Bank, and for the merger of the Bank into Opus Bank.  Opus Bank is a California-chartered bank with its executive offices located in Irvine, California.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

According to the terms of the merger agreement, Opus Bank will pay approximately $16.25 million to retire the Corporation’s $39.0 million in preferred stock and associated warrants issued to the United States Department of the Treasury under the Treasury’s Capital Purchase Program, and $5.5 million in cash to the holders of the Corporation’s common stock.  The purchase price for the Corporation’s common stock represents approximately $0.45 cash per share outstanding. In addition, Opus Bank will assume all of the Corporation’s obligations with respect to the trust preferred securities issued by the Corporation’s trust subsidiaries.  The proposed transaction is subject to the approval of the Corporation’s shareholders, the approval of federal and state regulatory authorities, and other customary conditions.  The parties expect to close the transaction in the latter part of the second quarter of 2011.  Notwithstanding this, there are no assurances that the Corporation, the Bank and Opus Bank will be able to successfully close the proposed merger.

Going Concern Considerations

The consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. The Corporation and the subsidiary Bank are considered “under-capitalized” as of December 31, 2010.  Due to market conditions discussed above and other factors, there is uncertainty about the Corporation’s ability to satisfy regulatory requirements, including restoration of the Bank to capital levels stipulated in the FDIC Order issued by the FDIC and Washington State DFI in July 2010. The FDIC Order required the Bank to develop a capital plan and increase Tier 1 leverage capital to 10% of the Bank’s average total assets and increase total risk-based capital to 12% of the Bank’s risk-weighted assets.  The additional capital required to satisfy the requirements of the FDIC Order as of December 31, 2010 was approximately $68.0 million.  In addition, the Corporation entered into a Written Agreement with the FRB of San Francisco on November 4, 2010 which required the Corporation to take steps to ensure that the Bank complies with the FDIC Order.

As a part of its most recent capital raising efforts launched late in 2009, the Corporation engaged a highly qualified investment banking firm with expertise in the financial services sector to assist with a review of all strategic opportunities available to the Corporation.  On March 4, 2011, the Corporation announced that it had entered into a definitive agreement, providing for Opus Bank to acquire Cascade Financial Corporation and Cascade Bank, and for the merger of Cascade Bank into Opus Bank.  See “Proposed Merger” above.

During the second quarter of 2009, the Corporation suspended payment of a quarterly cash dividend and, effective with the fourth quarter of 2009, dividend payments on trust preferred securities were deferred in accordance with provisions of the related indentures. Efforts to improve the Bank’s capital levels through improved internal equity generation were also initiated in conjunction with various cost cutting measures implemented by the bank but elevated loan charge-offs, REO write-downs, legal expenses, foreclosure expenses and FDIC insurance premiums precluded the Corporation from improving capital levels during 2010.

During 2009 and 2010, as a result of declining real estate values, the Corporation took decisive actions to address the deterioration in the construction and land acquisition and development sectors of the loan portfolio resulting from a general and severe deterioration in residential real estate valuations and sales activity. Loan charge-offs of $56.3 million were recognized during 2010, of which over 78% were related to construction and land acquisition and development loans. Loan charge-offs of $34.7 million were recognized during 2009, of which over 87% were related to construction and land acquisition and development loans. Although additional loan loss provisions and charge-offs will likely be recognized during 2011, the Company does not expect the other segments of the portfolio will suffer from extreme losses and, accordingly, that the regulatory capital levels will not be impacted by the same magnitude in 2011 as they were in the previous two years.

Despite the restrictions on issuance and renewal of brokered certificates of deposit which became effective in July 2010, the Bank maintained an adequate liquidity position during the year ended December 31, 2010 through the strength of its core deposit base, issuance of promotional rate retail certificates of deposit and benefit of the recently increased FDIC deposit insurance limits. Additionally, the reduction in loans and the liquidity generated from the sale of foreclosed assets have contributed significantly to the Bank’s liquidity position.

As noted above, the Bank sustained significant credit losses in 2009 and 2010 as a result of the impact of the recession and the related deterioration in the real estate markets on its loan portfolios, more specifically the real estate construction portfolio.  While the Bank’s credit losses are not likely to continue at the same level as in 2010, the Bank’s nonperforming assets and related costs remain elevated

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

and continuing losses remain a risk.  The losses sustained in 2010 have reduced the capital levels at the Corporation and the Bank significantly and resulted in an accumulated deficit of $18.0 million for the Corporation as of December 31, 2010.  Although the Corporation is working diligently to close the proposed merger transaction described above, there are no assurances that the transaction will be closed as anticipated.  If the Corporation is not able to close the proposed merger transaction, failure to meet the requirements under the FDIC Order or the FRB Agreement exposes the Corporation and the Bank to additional restrictions and regulatory actions.  Despite all of our efforts to restore the financial condition of the Corporation and the Bank, there remains uncertainty, which raises substantial doubt about ability of the Corporation to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Restricted Assets

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. No deposit was required to be held at the Federal Reserve as of December 31, 2010 and 2009, respectively.

Note 4 – Investment Securities

The following table presents the amortized cost, unrealized gains, unrealized losses and fair value of available-for-sale and held-to-maturity securities at December 31, 2010, and December 31, 2009:

	December 31, 2010
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$70,270	$10	$(3,077)	$67,203
Agency notes & bonds	116,632	-	(5,513)	111,119
US treasury notes	56,346	-	(62)	56,284
Total	$243,248	$10	$(8,652)	$234,606

Securities held-to-maturity
Mortgage-backed securities	$25,137	$755	$(383)	$25,509
Agency notes & bonds	28,000	-	(1,216)	26,784
Corporate/other	775	-	-	775
Total	$53,912	$755	$(1,599)	$53,068

	December 31, 2009
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$40,997	$729	$(446)	$41,280
Agency notes & bonds	188,585	88	(2,148)	186,525
Total	$229,582	$817	$(2,594)	$227,805

Securities held-to-maturity
Mortgage-backed securities	$15,405	$504	$-	$15,909
Agency notes & bonds	19,997	-	(187)	19,810
Corporate/other	775	-	-	775
Total	$36,177	$504	$(187)	$36,494

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of investment securities are shown in the following table by contractual or expected maturity at December 31, 2010. During certain interest rate environments, some of these securities may be called for redemption by their issuers prior to the scheduled maturities.

	December 31, 2010
(Dollars in thousands)	Amortized Cost	Fair Value	Yield
Securities available-for-sale (AFS)
Agency and US Treasury
Due after one through five years	$72,845	$72,207	0.93%
Due after five through ten years	100,091	95,154	2.79
Due after ten years	42	42	-
Subtotal	172,978	167,403	1.99
Mortgage-backed securities
Due less than one year	140	140	4.48
Due after one through five years	385	395	4.89
Due after five through ten years	69,745	66,668	3.05
Subtotal	70,270	67,203	3.06

Total securities AFS	$243,248	$234,606	2.29%

Securities held-to-maturity (HTM)
Agency
Due less than one year	$28,000	$26,784	2.28%
Due after ten years	775	775	7.50
Subtotal	28,775	27,559	2.43
Mortgage-backed securities
Due after one through five years	10,106	10,662	4.55
Due after five through ten years	15,031	14,847	4.18
Subtotal	25,137	25,509	4.34

Total securities HTM	$53,912	$53,068	3.43%

No investment securities were pledged to secure public deposits at December 31, 2010. As of December 31, 2009, the fair value of investment securities pledged to secure public deposits was $29.6 million. The fair value of investment securities pledged to the FHLB totaled $15.9 million and $15.7 million at December 31, 2010 and 2009, respectively. The fair value of investment securities pledged to fund repurchase agreements was $212.9 million at December 31, 2010, and $199.2 million at December 31, 2009.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents gross unrealized losses and the fair value of available-for-sale and held-to-maturity securities at December 31, 2010 and December 31, 2009:

	December 31, 2010
	Fair Value	Gross Unrealized Losses Less Than 1 Year	Fair Value	Gross Unrealized Losses More Than 1 Year	Total
(Dollars in thousands)					Fair Value	Unrealized Losses
Securities available-for-sale
Mortgage-backed securities	$66,668	$(3,077)	$-	$-	$66,668	$(3,077)
Agency notes & bonds	110,987	(5,513)	-	-	110,987	(5,513)
US Treasury notes	56,284	(62)	-	-	56,284	(62)
Total	$233,939	$(8,652)	$-	$-	$233,939	$(8,652)

Securities held-to-maturity
Mortgage-backed securities	$6,046	$(383)	$-	$-	$6,046	$(383)
Agency notes & bonds	26,784	(1,216)	-	-	26,784	(1,216)
Total	$32,830	$(1,599)	$-	$-	$32,830	$(1,599)

	December 31, 2009
	Fair Value	Gross Unrealized Losses Less Than 1 Year	Fair Value	Gross Unrealized Losses More Than 1 Year	Total
(Dollars in thousands)					Fair Value	Unrealized Losses
Securities available-for-sale
Mortgage-backed securities	$16,828	$(375)	$3,597	$(71)	$20,425	$(446)
Agency notes & bonds	140,981	(2,148)	-	-	140,981	(2,148)
Total	$157,809	$(2,523)	$3,597	$(71)	$161,406	$(2,594)

Securities held-to-maturity
Agency notes & bonds	$19,810	$(187)	$-	$-	$19,810	$(187)
Total	$19,810	$(187)	$-	$-	$19,810	$(187)

At December 31, 2010, the Corporation had no securities in its available-for-sale portfolio or held-to-maturity portfolio with unrealized losses greater than one year. Securities having fair values less than amortized cost and containing unrealized losses are evaluated periodically by the Corporation for other-than-temporary impairment. In the analysis for December 31, 2010, the Corporation determined that the decline in value was temporary and related to the change in market interest rates since purchase. All investment securities were rated AAA for credit quality by at least one major rating agency. The decline in value was not related to any company or industry specific event. The Corporation anticipates full recovery of par value with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

Prior to June 30, 2009, the Corporation owned preferred shares issued by the Federal National Mortgage Association (FNMA) with a par value of $10.0 million and the Federal Home Loan Mortgage Corporation (FHLMC) with a par value of $10.0 million. On September 7, 2008, the Federal Housing Finance Agency (FHFA) announced it was placing FNMA and FHLMC under conservatorship and would eliminate dividends on FNMA and FHLMC common and preferred stock. The Corporation recorded a pre-tax impairment charge of $17.3 million, resulting in a charge of $11.3 million, net of taxes, to third quarter 2008 earnings. At March 31, 2009, the Corporation adjusted the value of these securities from $1.3 million to $436,000, which resulted in an additional charge of $858,000 taken in the first quarter of 2009. During the second quarter of 2009, these preferred shares of FNMA and FHLMC were sold for an aggregate amount of $425,000, resulting in an additional loss of $11,000, which was included in gain on sales/calls of securities available-for-sale.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of December 31, 2010, and 2009, the Corporation was required to maintain 71,550 and 85,850 shares, respectively, of $100 par value FHLB stock. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets, or FHLB advances. The Bank’s minimum required investment in FHLB stock was $7.2 million at December 31, 2010 and $8.6 million at December 31, 2009. The Bank may request redemption at par value of any stock in excess of the minimum required investment. Stock redemptions are at the discretion of the FHLB.

At December 31, 2010, the Bank held FHLB of Seattle stock with a par value of $11.9 million. The Corporation does not anticipate any impairment charges associated with these instruments. The FHLB stock does not have readily determinable fair value and the equity ownership rights are more limited than would be the case for a public company because of the Federal Housing Finance Agency’s (FHFA) oversight role in budgeting and approving dividends. FHLB stock is generally viewed as a long-term investment and as a restricted investment security, which is carried at cost. Thus, when evaluating FHLB stock for impairment, its value is determined based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value.

Under FHFA regulations, a Federal Home Loan Bank that fails to meet any regulatory capital requirement may not declare a dividend or redeem or repurchase capital stock in excess of what is required for members’ current loans.  Moody’s Investors Service’s (Moody’s) current assessment of the FHLB’s portfolios indicates that the true economic losses embedded in these securities are significantly less than the accounting impairments would suggest and are manageable given the FHLB’s capital levels.  According to Moody’s, the large difference between the expected economic losses and the mark-to-market impairment losses for accounting purposes is attributed to market illiquidity, de-leveraging and stress in the credit market in general. Furthermore, Moody’s believes that the FHLB has the ability to hold the securities until maturity.  The FHLB has access to the U.S. Government-Sponsored Enterprise Credit Facility, a secured lending facility that serves as a liquidity backstop, substantially reducing the likelihood that the FHLB would need to sell securities to raise liquidity and, thereby, cause the realization of large economic losses.  In addition, the Federal Reserve has begun to purchase direct debt obligations of Freddie Mac, Fannie Mae and the FHLB. Moody’s has stated that their AAA senior debt rating and Prime-1 short-term debt rating are likely to remain unchanged based on expectations that the FHLB has a very high degree of government support.  Based on the above, the Corporation has determined there is no impairment of the FHLB stock investment as of December 31, 2010.

Proceeds from the sales of securities available-for-sale and gross realized gains and losses are summarized as follows for the years ended December 31, 2010, 2009, and 2008:

(Dollars in thousands)
Years Ended December 31,	Proceeds	Gains	Losses
2010	$558,600	$8,790	$(3)
2009	189,076	1,599	(11)
2008	88,184	374	(89)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 5 – Loans and Allowance for Loan Losses

A summary of loans at December 31, 2010, and 2009, follows:

	December 31,
(Dollars in thousands)	2010	2009
Business	$400,047	$469,196
R/E construction(1)
Spec construction	25,303	59,360
Land acquisition & development/land	54,142	146,164
Multifamily/custom construction	-	18,923
Commercial R/E construction	2,333	32,470
Total R/E construction	81,778	256,917
Commercial R/E	201,885	183,286
Multifamily	89,350	82,418
Home equity/consumer	29,964	31,738
Residential(2)	194,677	179,133
Total loans	$997,701	$1,202,688
Deferred loan fees	(3,934)	(3,575)
Allowance for loan losses	(26,106)	(25,900)
Loans, net	$967,661	$1,173,213

(1)  Real estate construction loans are net of loans in process.
(2)  Loans held-for-sale, included in Residential loans, were $0 at December 31, 2010 and $250 at December 31, 2009 and are not considered material.

The allowance for loan losses (ALLL) is an estimate of the total potential principal loss inherent in the loan portfolio as of the reporting date.  The ALLL is maintained based on a review of several factors.  These factors include delinquency trends, level and trend of adversely classified loans, historical loss experience, additional management judgment, peer group and industry review, impaired loan analyses and qualitative (Q) factors.  These Q factors include regional/local economic trends, health of the real estate market, loan and collateral concentrations, size of borrowing relationships, change in loan delinquencies and charge-offs and changes in classifications.

The allowance consists of general and specific components. To determine the general component of the allowance, for loans not identified as impaired, the loan portfolio is separated by loan type and then by risk rating.  The loan types are as follows: business and business real estate (combined below, but analyzed separately), real estate construction, commercial real estate, multifamily, home equity/consumer and residential. A loss factor is assigned based on a two-year historical loss average for each loan type.  Management believes that a two-year historical loss factor is appropriate based upon the current credit cycle. Historical losses are then adjusted to incorporate Q factors as noted above. Specific Q factors are assigned to each loan type based on the risks identified in each segment of the loan portfolio. Management has also added an additional management judgment factor after thorough analysis of the historical trends and Q factors as well as the breakdown between special mention and pass loans.

For the specific portion of the reserve, loans identified as impaired are reviewed individually to determine if specific reserves are needed.  A few smaller dollar loans are grouped and reviewed in pools. Any portion of the ALLL that is not allocated to the general or specific components of the reserve is considered to be unallocated.

Loan risk ratings are a critical part of the ALLL process.  Credit administration management actively reviews loan risk ratings as part of their ongoing review of credits.  Classified Loan Status Reports are reviewed monthly by the Asset Review Committee.  At December 31, 2010, substantially all of the substandard loans were individually reviewed for impairment.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio and management considers the allowance of $26.1 million adequate to cover loan losses at December 31, 2010.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

  The following table presents the changes in the allowance for loan losses by type:

(Dollars in thousands)	Year Ended December 31, 2010
Allowance for Loan Losses	Business	R/E Construction	Commercial R/E	Multi- family	Home Equity/ Consumer	Residential	Unallocated	Total
Balance at beginning of period	$8,565	$11,340	$2,845	$865	$562	$1,708	$15	$25,900
Charge-Offs	(11,025)	(44,344)	(783)	-	(647)	(574)	-	(57,373)
Recoveries	426	518	-	-	101	-	-	1,045
Off-balance sheet commitments	-	-	-	-	-	-	19	19
Provision for losses	11,471	43,077	683	545	626	147	(34)	56,515
Ending balance	$9,437	$10,591	$2,745	$1,410	$642	$1,281	$-	$26,106

Loans individually evaluated for impairment	$39,619	$32,074	$55,956	$11,162	$244	$3,441	$-	$142,496
Loans evaluated in a group for impairment *	-	-	-	-	804	699	-	1,503
Total impaired	39,619	32,074	55,956	11,162	1,048	4,140	-	143,999
Loans not impaired	360,428	49,704	145,929	78,188	28,916	190,537	-	853,702
Total loans	$400,047	$81,778	$201,885	$89,350	$29,964	$194,677	-	$997,701
* Small dollar, homogeneous loans

The following table presents the changes in the allowance for loan losses for the periods presented:

	Years Ended December 31,
(Dollars in thousands)	2009	2008
Beginning balance	$16,439	$11,653
Charge-offs	(35,013)	(3,785)
Recoveries	275	1,282
Provision for losses	44,175	7,240
Off-balance sheet commitments	24	49
Ending balance	$25,900	$16,439

A loan is considered impaired when, based on current information and events, the Bank determines that it is probable it will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. When the Bank identifies a loan as impaired, it measures the impairment using discounted cash flows, except when the sole remaining source of the repayment for the loan is the liquidation of the collateral. In these cases, the Bank uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If the Bank determines that the value of the impaired loan is less than the recorded investment in the loan, it either recognizes an impairment reserve as a specific component to be provided for in the allowance for loan losses or charges-off the impaired balance on collateral dependent loans if it is determined that such amount represents a confirmed loss. The combination of the general allowance calculation and the specific reserve on impaired loans resulted in the total allowance for loan losses.

At December 31, 2010, the recorded investment in loans classified as impaired totaled $144.0 million.  Included in this total are $40.0 million in impaired loans with a corresponding specific reserve (included in the allowance for loan losses) of $5.8 million. The remaining $104.0 million in impaired loans are considered collateral dependent and have been written-down to their estimated net realizable value. At December 31, 2009, the total recorded investment in impaired loans was $183.7 million, with a corresponding specific reserve of $6.4 million.

At December 31, 2010 and December 31, 2009, impaired loans of $63.8 million and $26.6 million, respectively, were classified as performing troubled debt restructured (TDR) loans. The restructurings were granted in response to borrower financial difficulty, and generally provide for a temporary modification of loan repayment terms. In order for a restructured loan to be considered performing and on accrual status, the loan’s collateral coverage generally will be greater than or equal to 100% of the loan balance (net of specific reserves as applicable), the loan is current on payments, and the borrower must either prefund an interest reserve or have demonstrated the ability to make payments from a verified source of cash flow.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table shows the recorded investment, unpaid principal balance and specific reserve for impaired loans:

	December 31, 2010
(Dollars in thousands)	Recorded Investment (Loan Balance Less Charge-Off)	Unpaid Principal Balance (Gross of Charge-off)	Specific Reserve
Impaired Loans With No Specific Reserve:
Business	$27,435	$28,315	$-
R/E construction
Spec construction	14,753	19,410	-
Land acquisition & development/land	4,303	16,454	-
Total R/E construction	19,056	35,864	-
Commercial R/E	51,472	52,812	-
Multifamily	2,976	2,976	-
Home equity/consumer	244	244	-
Residential	2,808	3,055	-
Total	103,991	123,266	-

Impaired Loans With Specific Reserve:
Business	12,184	12,218	1,215
R/E construction
Spec construction	875	875	-
Land acquisition & development/land	12,144	13,615	2,416
Total R/E construction	13,019	14,490	2,416
Commercial R/E	4,483	4,483	1,148
Multifamily	8,186	8,186	886
Home equity/consumer	804	817	17
Residential	1,332	1,332	119
Total	40,008	41,526	5,801

Total Impaired Loans:
Business	39,619	40,533	1,215
R/E construction
Spec construction	15,628	20,285	-
Land acquisition & development/land	16,447	30,069	2,416
Total R/E construction	32,075	50,354	2,416
Commercial R/E	55,955	57,296	1,148
Multifamily	11,162	11,162	886
Home equity/consumer	1,048	1,060	17
Residential	4,140	4,387	119
Total	$143,999	$164,792	$5,801

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables show summarized information on impaired loans:

	December 31,
(Dollars in thousands)	2010	2009
Impaired loans without an allowance	$103,991	$125,443
Impaired loans with an allowance	40,008	58,296
Total impaired loans	$143,999	$183,739

Allowance for loan losses related to impaired loans	$5,801	$6,422
Total nonperforming (nonaccruing) loans	48,098	106,096
Total loans past-due ninety days or more and still accruing	-	247

Performing TDR loans*	$63,773	$26,635
Nonperforming TDR loans*	30,399	25,229
Total TDR loans	$94,172	$51,864
*included in total impaired loans

	Years Ended December 31,
	2010	2009	2008
Average investment in impaired loans	$153,010	$190,399	$47,795
Interest income recognized on impaired loans	6,716	5,239	4,525

Federal regulations provide for the classification of loans as substandard, doubtful and loss.  A substandard asset is inadequately protected by the current net worth and paying capacity of the debtor or the collateral pledged.  These assets have well defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans classified doubtful have the same concerns as substandard but with additional likelihood that collection or liquidation in full, based on existing facts, conditions and values, is highly questionable and improbable. Loans designated loss should be fully charged-off since these loans are determined to be uncollectible and of such little value that their continuance as assets is not warranted.

The Bank uses an additional seven categories to describe loans that are not classified.  These categories include special mention and watch loans, which include borrowers with declining earnings, strained cash flow and downward trends requiring close management attention.  Loans considered pass include five separate categories of loans from substantially risk free to average risk.

The following table shows the loan portfolio by loan classification and type of loan:

	December 31, 2010
(Dollars in thousands)	Doubtful	Substandard	Special Mention/Watch	Pass	Total
Business	$337	$39,321	$67,905	$292,484	$400,047
R/E construction
Spec construction	-	15,628	8,104	1,571	25,303
Land acquisition & development/land	128	16,319	23,310	14,385	54,142
Commercial R/E construction	-	-	-	2,333	2,333
Total R/E construction	128	31,947	31,414	18,289	81,778
Commercial R/E	-	55,955	30,665	115,265	201,885
Multifamily	-	11,161	17,506	60,683	89,350
Home equity/consumer	-	1,532	427	28,005	29,964
Residential	-	3,684	7,934	183,059	194,677
Total	$465	$143,600	$155,851	$697,785	$997,701

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table includes an aging analysis of the recorded investment of past-due loans by type as of December 31, 2010, and shows the amount of loans that are current by type. The table excludes performing/nonperforming status and is calculated based on days delinquent. As of December 31, 2010, there were $19.3 million in nonperforming loans that were not past due.

(Dollars in thousands)	December 31, 2010
Age Analysis of Past Due Loans	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans
Business	$1,949	$160	$2,474	$4,583	$395,464	$400,047
R/E construction	254	619	11,537	12,410	69,368	81,778
Commercial R/E	-	-	10,962	10,962	190,923	201,885
Multifamily	167	-	-	167	89,183	89,350
Home equity/consumer	95	157	697	949	29,015	29,964
Residential	1,087	744	796	2,627	192,050	194,677
Total	$3,552	$1,680	$26,466	$31,698	$966,003	$997,701

The following table shows the loan portfolio by performing and nonperforming status by type of loan:

	December 31, 2010
(Dollars in thousands)	Performing	Nonperforming	Total
Business	$395,700	$4,347	$400,047
R/E construction
Spec construction	15,598	9,705	25,303
Land acquisition & development/land	51,294	2,848	54,142
Commercial R/E construction	2,333	-	2,333
Total R/E construction	69,225	12,553	81,778
Commercial R/E	173,533	28,352	201,885
Multifamily	89,350	-	89,350
Home equity/consumer	28,916	1,048	29,964
Residential	192,879	1,798	194,677
Total	$949,603	$48,098	$997,701

The following table shows the number of TDR loans and the recorded investment as of December 31, 2010. There were no TDR loans where debt was forgiven, so the recorded investment was the same before and after the modification. The Bank is committed to fund the undisbursed balance on TDR loans, totaling $253,000 as of December 31, 2010.

(Dollars in thousands)	December 31, 2010
TDR Loans	Number of Loans	Outstanding Balance
Business	25	$19,614
R/E construction	12	30,373
Commercial R/E	4	32,238
Multifamily	4	8,619
Home equity/consumer	1	244
Residential	5	3,084
Total	51	$94,172

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 6 – Real Estate Owned

The following table presents activity of real estate owned for the periods presented:

	December 31,
(Dollars in thousands)	2010	2009	2008
Beginning balance	$18,842	$1,446	$-
Additions to REO (1)	47,622	23,808	5,883
Capitalized costs	6,329	1,164	-
Paydowns/sales	(26,956)	(6,087)	(4,434)
Write-downs/losses	(11,425)	(1,489)	(3)
Ending balance	$34,412	$18,842	$1,446

(1) Includes a $287 addition to REO related to the payoff of a first lien and $63 related to a single-family residence received in partial satisfaction of a loan.

REO totaled $34.4 million at December 31, 2010 and $18.8 million at December 31, 2009. REO as of December 31, 2010 consisted of $23.7 million in construction/land development projects, $3.8 million in single-family residences, $1.7 million in a multifamily condominium project, $5.0 million in commercial real estate and $239,000 in residential construction.

Note 7 - Premises and Equipment

A summary of premises and equipment follows:

		December 31,
(Dollars in thousands)	Estimated Useful Lives	2010	2009
Land		$4,291	$4,291
Buildings	40 years	13,508	13,197
Leasehold improvements	Lease term	2,589	2,589
Furniture and equipment	2-10 years	13,646	13,976
Subtotal		34,034	34,053
Accumulated depreciation and amortization		(20,709)	(19,527)
Total		$13,325	$14,526

Total depreciation and amortization expense was $2.0 million for the year ended December 31, 2010, $2.3 million for the year ended December 31, 2009, and $2.1 million for the year ended December 31, 2008.

Note 8 – Goodwill and Other Intangible Assets

During the second quarter of 2010, the Corporation recorded a goodwill impairment charge of $12.9 million. The non-cash goodwill impairment represented the write-off of the remaining balance of the goodwill recorded from a prior bank acquisition. The goodwill impairment charge did not impact liquidity, operations, tangible capital or regulatory capital ratios.  The Corporation records impairment losses as charges to other expense and adjustments to the carrying value of goodwill.

The Corporation recorded goodwill from a previous bank acquisition.  The Corporation evaluates goodwill and intangibles for impairment at least on an annual basis, and more often if a triggering event occurs. In the second quarter of 2010, the Corporation analyzed its goodwill for further impairment.  In order to determine the fair value of its goodwill, the Corporation employed the Control Premium approach and the Comparable Transactions approach.  The Control Premium approach used the Corporation’s trading multiples of price-to-earnings, price-to-book value and price-to-tangible book value to estimate the Corporation’s fair value and then adjusted upwards for an appropriate premium to reflect an acquisition of control. The Comparable Transactions approach reflected pricing ratios paid by third parties acquiring control of banking companies with similar characteristics in recent periods, and these multiples were used to develop a range of fair values for acquiring control of the Corporation.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The values derived from these approaches were considered within the hierarchy prescribed by fair value accounting standards to determine the fair value of the reporting unit. The comparison of the fair value of the reporting unit to its carrying value indicated that potential impairment existed. This was the result of the expectation of an FDIC Order (see Note 2), uncertain near-term earnings prospects and the further decline in the Corporation’s stock price and market value.  The Corporation then performed the second step of goodwill impairment testing to determine how much, if any, impairment existed. In Step 2, the Corporation assigned a fair value to assets and liabilities of the reporting unit as if it had been acquired in a business combination. The Step 2 analysis indicated that the implied fair value of the goodwill was less than the carrying value of goodwill. As a result of the analysis, the Corporation wrote-off the remaining balance of its goodwill at June 30, 2010.

  During the second quarter of 2009, the Corporation determined that goodwill impairment had occurred, and at that time wrote off $11.7 million of its $24.6 million in recorded goodwill. This was the result of the significant decline in the Corporation’s stock price and market capitalization, coupled with the significant loss recorded during the quarter and in conjunction with similar declines in the value of most financial institutions.

The Corporation had other intangible assets related to acquired depository relationships of $211,000 as of December 31, 2010, which will be fully amortized in two years.

Note 9 – Deposits

Deposits are summarized as follows:

	December 31,
(Dollars in thousands)	2010	2009
Noninterest-bearing checking accounts	$110,042	$99,724
Interest-bearing checking accounts	227,524	345,198
Money market deposit accounts	164,944	123,129
Savings accounts	12,001	10,001
Certificates of deposit	593,043	561,722
Total	$1,107,554	$1,139,774

Included in the amounts above are $105.4 million and $163.0 million in brokered deposits as of December 31, 2010 and 2009, respectively.

The following table indicates the amount of the Bank’s jumbo certificates of deposit by time remaining until maturity at December 31, 2010. Jumbo certificates of deposit require minimum deposits of $100,000 and rates paid on such accounts are negotiable.

	December 31,
(Dollars in thousands)	2010	2009
Three months or less	$13,044	$63,879
Over three through six months	5,897	36,476
Over six through twelve months	19,527	31,857
Over twelve months	2,545	13,963
Total	$41,013	$146,175

Maturities for all certificates of deposits at December 31, 2010, are as follows:

(Dollars in thousands)
Years Ended December 31,
2011	$535,229
2012	30,917
2013	8,562
2014	13,385
Thereafter	4,950
Total	$593,043

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

A summary of interest expense on deposits follows:

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Checking and money market accounts	$4,182	$3,951	$8,514
Savings accounts and certificates of deposits	10,833	13,113	18,701
Total	$15,015	$17,064	$27,215

Note 10 - FHLB Advances

FHLB advances are summarized as follows:

	December 31,
(Dollars in thousands)	2010		2009
Maturity Date	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
December 31, 2010	$—	—%	$—	—%
2011	—	—	10,000	3.88
2012	—	—	40,000	4.33
2013	—	—	30,000	3.61
2014	—	—	10,000	3.29
2015	10,000	3.23	—	—
Thereafter	149,000	3.18	149,000	4.52
Total	$159,000	3.19%	$239,000	4.29%

	Years Ended December 31,
(Dollars in thousands)	2010	2009
Maximum amount of outstanding FHLB advances at any month-end	$239,000	$249,000
Average amount of outstanding FHLB advances during the year	220,370	243,904

During the year, the Bank transitioned from a blanket pledge collateral agreement with the FHLB of Seattle to a custodial agreement.  Under the terms of this agreement, the Bank’s future borrowings from the FHLB are currently limited to overnight cash management advances (CMA), or short term advances with maturities of 90 days or less. The Bank had $159.0 million in floating-rate, option-free advances and a $40.0 million letter of credit outstanding as of December 31, 2010. The letter of credit was utilized to secure public deposits. The Bank had adequate collateral pledged to support the total credit outstanding at December 31, 2010.

FHLB advances and letters of credit are collateralized by otherwise unencumbered permanent residential mortgages, investment grade securities, and other eligible real estate mortgages. Federal statute requires all members of the FHLB to maintain collateral on FHLB borrowings and letters of credit equivalent to the amount of credit outstanding on a daily basis.

Note 11 - Securities Sold Under Agreements to Repurchase and Lines of Credit

Securities Sold Under Agreements to Repurchase

The Corporation enters into sales of securities under agreements to repurchase that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The securities underlying the agreements are under the Corporation’s control and are held by nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation’s Board of Directors.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Securities sold under agreements to repurchase the same securities consist of agency notes and bonds and/or mortgage-backed securities. All of these securities have maturities greater than 90 days. The following table summarized these repurchase agreements:

			Underlying Securities
		Weighted	Book Value,
		Average	Including
(Dollars in thousands)	Balance	Interest	Accrued	Fair
December 31,	Outstanding	Rate	Interest	Value
2010	$145,000	5.86%	$223,621	$212,921
2009	145,410	5.85	202,778	199,183

Financial data pertaining to repurchase agreements follows:

	Years Ended December 31,
(Dollars in thousands)	2010	2009
Maximum amount of outstanding agreements at any month-end	$146,065	$147,510
Average amount of outstanding agreements during the year	145,320	146,872

At December 31, 2010, the Corporation had non-retail repurchase agreements in place with two firms, both of which require the fair value of investments sold under agreements to repurchase to exceed the Corporation’s repurchase obligations. The following table summarizes these agreements:

(Dollars in thousands) Counterparty	Fair Value of Securities that Collateralize Repurchase Agreements	Principal Balance Owed on Repurchase Agreements	Accrued & Unpaid Interest at December 31, 2010	Weighted Average Maturity (in Years) of Repurchase Agreements
BNP Paribas	$143,276	$95,000	$508	8.69
Deutsche Bank	69,645	50,000	778	7.04
Total	$212,921	$145,000	$1,286

The Corporation had $75.0 million of non-retail repurchase agreements with an adjustable rate tied to three-month LIBOR that resets every three months until maturity and $70.0 million that are fixed for the remainder of the agreement unless the lender terminates the agreement. Under the adjustable rate pricing formula, the interest rate increases when LIBOR declines and decreases when LIBOR rises. The maximum interest rate under these agreements is 7%. The weighted average interest rate was 5.86% at December 31, 2010.

The repurchase agreements consist of a series of transactions with maturity dates ranging from 2017 to 2022. The agreements have provisions that allow the lender to periodically terminate the agreements. Termination dates typically occur once each quarter.  The Bank has $50.0 million in repurchase agreements that have provisions allowing the agreements to be terminated by its counterparty. While the Bank has received no indication that the repurchase transactions will be terminated prior to maturity and the transactions are secured by securities pledged to the counterparty, management believes that the likelihood of termination of the agreements is reasonably possible. If these repurchase agreements had been terminated as of December 31, 2010, the termination fee would have been approximately $13.7 million. An additional $75.0 million in repurchase agreements have provisions allowing termination, but these agreements cannot be terminated prior to December 2012, provided the Bank offers the lender additional securities in November and December 2011. Repurchase agreements with this lender totaling $25.0 million and $50.0 million could be terminated in December 2012 and November 2013, respectively.  The termination fee related to these agreements cannot be estimated.

Lines of Credit

The Bank had a $94.2 million line of credit with the Federal Reserve Bank of San Francisco collateralized by commercial, commercial real estate, construction and land loans. The Bank had no outstanding balance of borrowings against this line as of December 31, 2010. The Bank had an outstanding balance of $20.0 million in Term Auction Facility (TAF) borrowings against this line as of December 31, 2009.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 12 - Junior Subordinated Debentures

On March 1, 2000, the Corporation issued $10.3 million of 11.0% junior subordinated debentures. In turn, Cascade Capital Trust I, a wholly owned business trust whose common equity is 100% owned by the Corporation, issued trust preferred securities underlying the debentures. The Trust exists for the exclusive purpose of issuing the trust preferred securities underlying the junior subordinated debentures issued by the Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. The Corporation used the proceeds for general corporate purposes including stock repurchases and investment in the Bank. The junior subordinated debentures will mature on March 1, 2030, unless redeemed prior to such date if certain conditions are met.

On December 15, 2004, the Corporation issued $5.2 million in junior subordinated debentures.  In turn, Cascade Capital Trust II, a wholly owned business trust whose common equity is 100% owned by the Corporation, issued trust preferred securities underlying the debentures. The Trust exists for the exclusive purpose of issuing the trust preferred securities underlying the junior subordinated debentures issued by the Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. These debentures had a fixed coupon of 5.82% for the first five years and as of January 7, 2010 float at the three-month LIBOR plus 1.90% for the remaining twenty-five years. The coupon rate on the debentures was 2.19% at December 31, 2010. The debentures were callable at par after the first five years.

On March 30, 2006, the Corporation issued $10.3 million in junior subordinated debentures. In turn, Cascade Capital Trust III, a wholly owned business trust whose common equity is 100% owned by the Corporation, issued trust preferred securities underlying the debentures. The Trust exists for the exclusive purpose of issuing the trust preferred securities underlying the junior subordinated debentures issued by the Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. These debentures have a fixed coupon of 6.65% for the first five years and then float, if not called, at the three-month LIBOR plus 1.40% for the remaining twenty-five years.

The junior subordinated debentures issued by the Corporation incorporate the same structure and are considered Tier 1 capital for regulatory purposes, subject to FRB restrictions.

The Corporation applied fair value accounting to the junior subordinated debentures issued by Cascade Capital Trust I.  The change in fair market value of the junior subordinated debentures is recorded as a component of other income. The Corporation determines the fair value by using a discounted cash flow model.  The discount rate is determined using a risk free interest rate approximating the remaining maturity of the debentures combined with a credit and liquidity spread determined based upon quotes from brokers and from valuations by holders of Cascade Capital Trust I, which were obtained from public filings. The bonds are assumed to be outstanding until maturity.  For the year ended December 31, 2010, the Corporation recorded a $1.8 million fair value gain on the junior subordinated debentures. The fair value was $1.5 million at December 31, 2010 compared to $3.3 million at December 31,2009. The fair value option was not selected for the junior subordinated debentures issued in connection with Cascade Capital Trust II and III, which are reported at the combined book value of $15.5 million.

During the fourth quarter of 2009, FDIC restrictions prohibited dividend payments from the Bank to the holding company, which in turn led the Corporation to defer the payment of interest on the Trust Preferred Securities. Under the terms of each instrument deferral of payments is permitted without triggering an event of default. Generally, during any deferral period, the Corporation is prohibited from paying any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to the Corporation’s capital stock, or make any payment of principal or interest on, or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with, or junior to, the specific instrument. In addition, during any deferral period, interest on the trust preferred securities is compounded from the date such interest would have been payable.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 13 – Comprehensive (Loss) Income

Comprehensive (loss) income components and related tax effects were as follows:

	December 31,
(Dollars in thousands)	2010	2009	2008
Net (loss) income	$(70,286)	$(23,468)	$2,090
Unrealized holding gains on securities available-for-sale	1,921	826	61
Reclassification adjustments for gains realized in income	(8,787)	(1,588)	(284)
Net unrealized loss	(6,866)	(762)	(223)
Tax (benefit) expense	(622)	267	78
Net of tax amount	(7,488)	(495)	(145)
Change in fair value of derivatives used for cash flow hedges	3,517	-	-
Net unrealized gain	3,517	-	-
Total other comprehensive loss	(3,971)	(495)	(145)
Comprehensive (loss) income	$(74,257)	$(23,963)	$1,945

The following is a summary of the accumulated other comprehensive income balances, net of tax (at December 31, 2009):

(Dollars in thousands)	Balance at December 31, 2010	Current Period Change	Balance at December 31, 2009
Unrealized losses on securities available-for-sale	$(8,643)	$(7,488)	$(1,155)
Unrealized gain on interest rate caps	3,517	3,517	-
Total	$(5,126)	$(3,971)	$(1,155)
Note 14 – Derivatives and Hedging

In the fourth quarter of 2010, the Bank entered into derivative contracts to add stability to interest income and to manage its exposure to changes in interest rates. The Bank sought to minimize the volatility that changes in interest rates have on its variable-rate debt by entering into interest rate cap agreements.  The Bank purchased a series of interest rate caps from two different major financial institutions based on their credit rating and other factors. Both counterparties provide cash collateral to the Bank on the majority of the fair value of the cap to significantly mitigate credit risk of these transactions.  The Bank purchased interest rate caps designated as cash flow hedges to protect against movements in interest rates above the caps’ strike rate, which is tied to three month LIBOR.  The interest rate caps have an aggregate notional amount of $159.0 million, strike rates of 1.29% and a maturity date of October 20, 2015. The Bank formally documented the relationship between the hedging instruments and hedged items, as well as its risk management objective and strategy before initiating the hedge. The caps were used to hedge the variable cash flows associated with variable rate FHLB advances that reprice based upon three month LIBOR on the same day that the rate caps reprice. The fair value of the interest rate caps is based on derivative valuation models using market data inputs as of the valuation date that can generally be verified and do not typically involve significant management judgments. (Level 2 inputs). The valuation was performed on December 31, 2010 and will be performed each reporting date to determine if the hedge was effective over the reporting period, using the hypothetical derivative method, by comparing the actual changes in the hedged item to a “perfectly effective” hypothetical interest rate cap.  If the ratio of the change in fair value of the actual cap to the change in fair value of the hypothetical cap falls between the effectiveness parameters the hedge will be considered to have been effective. The December 31, 2010 valuations showed the hedge to be “perfectly effective” and resulted in a mark-to-market gain on the interest rate caps totaling $3.5 million, which is included in accumulated other comprehensive loss. The Bank expects approximately $50,000 in expense to be reclassified into earnings within the next 12 months as the Bank begins to amortize the cost of the interest rate caps.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents the notional value, strike rate, and fair value and collateral held at December 31, 2010:

(Dollars in thousands) Derivatives	December 31, 2010
Notional Value	$159,000
Strike Rate	1.29%
Fair Value	$8,732
Cash Collateral	7,620

Note 15 - Income Taxes

Income tax (benefit) expense includes the following components:

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Current	$(504)	$(12,714)	$7,737
Deferred	4,369	5,104	(8,176)
Total	$3,865	$(7,610)	$(439)

The following table presents major components comprising the Corporation’s deferred tax assets and deferred tax liabilities and the valuation allowance that was established during the year on the Corporation’s net deferred tax assets.

The changes in the amounts of deferred tax assets and liabilities are the result of differences between financial reporting and tax bases at December 31, 2010, and December 31, 2009:

	December 31,
(Dollars in thousands)	2010	2009
Deferred tax assets
Securities available-for-sale	$3,025	$622
Premises and equipment	417	343
Reserve for uncollected interest	392	524
Allowance for loan losses	7,066	7,301
REO	2,907	-
Tax credit carry-forward	778	856
Contribution carry-forward	41	-
Net operating loss (NOL) carry-forward	16,748	-
Alternative minimum tax (AMT) credit carry-forward	829	808
Other	136	-
Gross deferred tax assets	32,339	10,454
Deferred tax liabilities
Interest rate caps	(1,231)	-
Junior subordinated debentures	(2,894)	(2,240)
Deferred loan fees	(1,078)	(1,293)
Core deposit intangible	(74)	(123)
FHLB stock	(1,732)	(1,732)
Other	-	(75)
Gross deferred tax liabilities	(7,009)	(5,463)
Subtotal deferred tax asset	25,330	4,991
Valuation allowance on deferred tax asset	(25,330)	-
Net deferred tax asset	$-	$4,991

At March 31, 2010, the Corporation assessed whether it was more likely than not that it would realize the benefits of its deferred tax asset. The Corporation determined that the negative evidence associated with a cumulative three-year loss, entering into an FDIC Order (see Note 2) with its regulators, and credit deterioration in its loan portfolio outweighed the positive evidence. Therefore, during

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

the first quarter in 2010, the Corporation established a full valuation allowance against its deferred tax asset.  The valuation allowance totaled $25.3 million at December 31, 2010, with net operating loss carryforwards accounting for $16.7 million of deferred tax assets.  At March 31, 2010, the Corporation had recorded a $13.4 million income tax receivable, which represented refunds of taxes that would be realized in the current year through loss carrybacks to prior tax years.  The Corporation filed 2009 tax returns and amended returns for prior years during the first quarter of 2010 and received $13.4 million in tax refunds during the quarter ended June 30, 2010.

In the future, the Corporation’s effective tax rate could be adversely affected by several factors, many of which are outside of the Corporation’s control.  The effective tax rate is affected by the proportion of revenues and income before taxes in the various domestic jurisdictions in which the Corporation operates. Further, the Corporation is subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which the Corporation operates, as well as the requirements, pronouncements and rulings of certain tax, regulatory and accounting organizations. The Corporation estimates its annual effective tax rate each quarter based on a combination of actual and forecasted results of subsequent quarters. Consequently, significant changes in its actual quarterly or forecasted results may impact the effective tax rate for the current or future periods. In addition, the Corporation will not receive a tax benefit for any future losses as long as it is required to maintain a valuation allowance on its deferred tax assets.  The Corporation will be required to maintain a valuation allowance on its deferred tax assets until such time that the Corporation can show a three-year history of profitability, has consistent core earnings and the probability is that taxable income will be generated in future periods.

At December 31, 2009, the Corporation had a $12.9 million current tax asset. The receivable was the result of tax carry-backs that the Corporation recognized due to losses that were recorded in 2009 and to OTTI charges taken in 2008 on Fannie Mae and Freddie Mac preferred stock. On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing Fannie Mae and Freddie Mac under conservatorship and would eliminate dividends on Fannie Mae and Freddie Mac common and preferred stock. The Corporation recorded a pre-tax OTTI charge of $17.3 million to third quarter 2008 earnings and an additional charge of $858,000 in the first quarter of 2009. The sale of Fannie Mae and Freddie Mac preferred stock during the year allowed the Corporation to recover more than $6.3 million in taxes paid for the 2009 tax return and accounts for a large portion of the current tax asset at December 31, 2009.

For the year ended December 31, 2010, the Corporation's effective tax rate was (5.8)% compared to 24.5% and (26.6)% for the years ended December 31, 2009 and 2008, respectively. Income tax (benefit) expense differs from that computed by applying the U.S. federal income tax rate of 35% to pretax income for the years ended December 31, 2010, 2009 and 2008, as a result of the following:

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Computed “expected” tax (benefit) expense	$(23,247)	$(10,877)	$578
Valuation allowance on deferred tax asset	23,536	-	-
Goodwill	4,510	4,095	-
Low income housing tax credit	(449)	(468)	(379)
Bank owned life insurance (BOLI)	(339)	(310)	(343)
Tax exempt interest	(155)	(156)	(111)
Nondeductible stock-based compensation cost	18	48	65
Dividend on preferred stock	-	-	(223)
Other, net	(9)	58	(26)
Total	$3,865	$(7,610)	$(439)

Under certain provisions of the Internal Revenue Code, the Corporation was allowed a statutory bad debt deduction (based upon a percentage of taxable income before such deduction) for additions to tax bad debt reserves established for the purpose of absorbing losses on loans or property acquired through foreclosure. This amount represents allocations of income to bad debt deductions for tax reporting purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax reporting purposes only, which will be subject to the then-current corporate income tax rate.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Corporation has significant deferred tax assets.  The largest of these deferred tax assets are NOL carryforwards and the allowance for loan losses, which account for approximately 84% of the Corporation’s deferred tax assets. Deferred tax assets have increased $21.8 million as of December 31, 2010 as compared to the prior year-end due to the Corporation’s net loss in 2010.  The NOL carryforwards are eligible to offset future federal income taxes and will begin to expire in 2029, unless utilized in earlier periods.

At December 31, 2010 and December 31, 2009, the Corporation had AMT credit carryforwards of approximately $829,000 and $808,000 and general business credits of approximately $778,000 and $856,000 respectively, which were eligible to offset future federal income taxes.  AMT credits can be carried forward indefinitely. The general business credits will begin to expire in 2027.

The Corporation recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2010, and 2009, the Corporation recognized no interest or penalties.

The Corporation and its subsidiaries file income tax returns in the U.S. Federal jurisdiction. With few exceptions, the Corporation is no longer subject to U.S. federal or state/local income tax examinations by tax authorities for years before 2007.

Note 16 – Commitments and Contingencies

Lease Commitments

The Bank leases space for various branches. These leases run for a period ranging from 2 to 10 years and allow for established rent increases each year. Generally, these leases require the Bank to pay all taxes, maintenance and utility costs, as well as maintain certain types of insurance.

The annual lease commitments at December 31, 2010, are as follows:

(Dollars in thousands)
Years Ended December 31,
2011	874
2012	874
2013	809
2014	640
Thereafter	7,093
Total	$10,290

Rental expenses charged to operations were approximately $917,000, $889,000, and $825,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

Loan Commitments

Commitments to extend credit under lines of credit/loans in process are agreements to lend to a customer as long as there is no violation of any condition established in the loan documents. Unfunded commitments totaled $81.9 million at December 31, 2010, and $122.7 million at December 31, 2009.  Commitments generally have fixed maturity dates.  Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, other real estate including residential, multifamily and land, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on both an unsecured and secured basis. The Bank has not been required to perform on any standby letters of credit or financial guarantees during the past two years.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Bank did not incur any losses on its commitments for the years ended 2010 and 2009.

At December 31, 2010 and 2009, the following financial instruments with off-balance sheet risk were outstanding:

	December 31,
(Dollars in thousands)	2010	2009
Commitments to grant loans	$2,100	$11,145
Unfunded commitments under lines of credit/loans in process	81,868	122,714
Standby letters of credit and financial guarantees written	1,576	1,695
Unused commitments on bankcards	13,472	13,621
Total	$99,016	$149,175

Legal Contingencies

The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and will have no material effect on the Corporation’s Consolidated Financial Statements.

Loss Contingencies

The Bank has $50.0 million in repurchase agreements that have provisions allowing the agreements to be terminated by its counterparty. While the Bank has received no indication that the repurchase transactions will be terminated prior to maturity and the transactions are secured by securities pledged to the counterparty, management believes that the likelihood of termination of the agreements is reasonably possible. If these repurchase agreements had been terminated as of December 31, 2010, the termination fee would have been approximately $13.7 million. An additional $75.0 million in repurchase agreements have provisions allowing termination, but these agreements cannot be terminated prior to December 2012, provided the Bank offers the lender additional securities in November and December 2011. Repurchase agreements with this lender totaling $25.0 million and $50.0 million could be terminated in December 2012 and November 2013 respectively.  The termination fee related to these agreements cannot be estimated.

Significant Concentrations of Credit Risk

Concentration of credit risk is the risk associated with a lack of diversification, such as having substantial loan concentrations in a specific type of loan within the Bank’s loan portfolio, thereby exposing the Bank to greater risks resulting from adverse economic, political, regulatory, geographic, industrial or credit developments. At December 31, 2010, the Bank’s most significant concentration of credit risk was in loans secured by real estate. These loans totaled approximately $862.3 million or 86.4% of the Bank’s total loan portfolio. Real estate construction, including land acquisition and development/land, commercial real estate, multifamily, home equity and residential loans are included in the total loans secured by real estate for purposes of this calculation.  There has been deterioration in the real estate market over the last three years, which has led to an increase in nonperforming loans and the allowance for loan losses.

At December 31, 2010, the Bank’s most significant concentration of credit risk within its investment portfolio was with the U.S. Government, its agencies and Government Sponsored Enterprises. The Bank’s exposure from this source of investment credit risk was $296.8 million, or 99% of the Bank’s total investment portfolio (including FHLB stock) at December 31, 2010.

Regulatory Examinations

At periodic intervals, the Washington State DFI, the FDIC, and the FRB routinely examine the Corporation’s financial statements as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct the Corporation’s financial statements be adjusted in accordance with their findings. As a result of the Bank’s FDIC Order, it is subject to more frequent examinations by regulators.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 17 - Stockholders’ Equity

U.S. Treasury Department’s Capital Purchase Program – TARP

On November 21, 2008, the Corporation completed its $39.0 million capital raise as a participant in the U.S. Treasury Department’s CPP. Under the terms of the transaction, the Corporation issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock and a warrant to purchase 863,442 shares of the Corporation’s common stock at an exercise price of $6.77 per share.

In determining the value of the Series A Preferred Stock and the attendant warrant from the U.S. Treasury’s CPP, the Corporation apportioned the values using the relative fair value approach. The Corporation computed the present value of the preferred stock at $23.5 million assuming a ten-year life, 5% interest rate for the first five years and 9% for the second five years (the dividend that the Corporation will pay the Treasury). A discount rate of 14% was used as the approximate current cost of capital for the Corporation.

The Corporation computed a fair value of the warrants using the Black-Scholes option valuation model. The assumptions in deriving the value were a 34% volatility rate of the Corporation’s common stock, a 2.60% annual dividend rate on the Corporation’s common stock, a 2.75% risk free interest rate, which corresponded to the yield on the five year Treasury note at the time of the issuance, and an assumed life of ten years. The present value of the warrants was computed to be $1.6 million. The present value of the preferred stock represented 93.87% of the combined present value of $25.0 million of the components of the $39.0 million received or $36.6 million. The resulting value for the warrants was 6.13% of the proceeds or $2.4 million.

During the fourth quarter of 2009, FDIC restrictions prohibited dividend payments from the Bank to the holding company, which in turn led the Corporation to defer the dividend on the preferred stock. Under the terms of the preferred stock, deferral of payment is permitted without triggering an event of default. Generally, during any deferral period, the Corporation is prohibited from paying any dividends or distributions on, and may not redeem, purchase or acquire, or make a liquidation payment with respect to the Corporation’s capital stock, or make any payment of principal or interest on, or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with, or junior to, the specific instrument. In addition, during any deferral period, dividends on the preferred stock are compounded from the date such dividends would have been payable. As of December 31, 2010, the Corporation has deferred five consecutive dividend payments on the preferred stock.  Under the terms of the Capital Purchase Program, the Treasury can appoint two people of its choice to the board of directors of a corporation that misses six dividend payments.

Restrictions on Dividends

The principal source of the Corporation's revenue is dividends received from the Bank. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In November 2008, the Corporation issued preferred stock to the U.S. Treasury. As a provision of that issuance, the Corporation cannot increase its current cash dividend without prior approval of the U.S. Treasury for three years or until November 2011.  In June 2009, the Corporation announced that it would temporarily suspend its regular quarterly cash dividend on common stock to preserve capital.

The Bank was notified by the FDIC in late September 2009 that based on an off-site review of its financial information, the Bank, among other restrictions, could not pay a cash dividend to the Corporation unless it obtained a non-objection from the FDIC and the Washington State DFI. The Bank requested a non-objection and was informed orally that the request would be denied. Therefore, the Bank is unable to pay a cash dividend to the Corporation. Dividends from the Bank are the Corporation’s primary source of cash. In addition, the FDIC Order discussed in Note 2 prevents the Bank from paying any cash dividends to its stockholder without prior written approval from the regulators.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Regulatory Capital

Under a Consent Order with the FDIC and Washington State DFI, the Bank’s regulators directed the Bank to increase its overall capital levels and, in particular, required the Bank to increase its Tier 1 leverage capital to 10% of the Bank’s average total assets and total risk based capital to 12% of the Bank’s risk weighted assets by November 18, 2010. The Bank is considered “undercapitalized” under the regulatory framework for prompt corrective action and has not met the required capital ratios provided in its FDIC Order, but the Board of Directors is working diligently to comply with these requirements.

(Dollars in thousands) Cascade Bank	Actual		Minimum Requirements For Capital Adequacy		Well-Capitalized Requirements
December 31, 2010:
Total risk-based capital to risk-weighted assets	$97,456	9.60%	$81,213	8.00%	$101,516	10.00%
Tier I (core) capital to risk-weighted assets	84,600	8.58	40,606	4.00	60,910	6.00
Tier I (core) capital to average total assets	84,600	5.56	60,902	4.00	76,128	5.00

December 31, 2009:
Total risk-based capital to risk-weighted assets	$153,750	12.40%	$99,205	8.00%	$124,006	10.00%
Tier I (core) capital to risk-weighted assets	138,150	11.14	49,603	4.00	74,404	6.00
Tier I (core) capital to average total assets	138,150	8.32	66,425	4.00	83,032	5.00

The Corporation, as a bank holding company regulated by the FRB, is also subject to capital requirements that are similar to those for Cascade Bank.

(Dollars in thousands) Cascade Financial Corporation	Actual		Minimum Requirements For Capital Adequacy		Well-Capitalized Requirements
December 31, 2010:
Total risk-based capital to risk-weighted assets	$101,209	9.98%	$81,149	8.00%	$101,437	10.00%
Tier I (core) capital to risk-weighted assets	84,556	8.34	40,574	4.00	60,862	6.00
Tier I (core) capital to average total assets	84,556	5.55	60,958	4.00	76,197	5.00

December 31, 2009:
Total risk-based capital to risk-weighted assets	$158,882	12.82%	$99,124	8.00%	$123,906	10.00%
Tier I (core) capital to risk-weighted assets	143,264	11.56	49,562	4.00	74,343	6.00
Tier I (core) capital to average total assets	143,264	8.62	66,485	4.00	83,107	5.00

Note 18 - Employee Benefit Plans

Savings Plan

The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full-time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 50% of the first $12,000 contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. Due to the losses suffered during the year, the Corporation suspended the 401(k) matching contribution in the second quarter of 2010. The Corporation contributed $130,000, $388,000 and $382,000 to the plan for the years ended December 31, 2010, 2009, and 2008, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Employee Stock Purchase Plan

The Bank has maintained an Employee Stock Purchase Plan (ESPP) under the terms of which 213,212 shares of common stock were authorized for issuance. In July 2010, the final 54,409 shares were issued to employees participating in the ESPP.  The plan allowed employees of the Bank with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six-month offering period (January 1 and July 1 of each year), eligible employees who elected to participate were granted options to purchase a limited number of shares and unless the participant withdrew from the plan, the option was effectively exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering was determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period, whichever was lower.  The ESPP permitted for shares to be purchased in the open market or new shares could be issued from the Bank’s authorized but unissued shares. During the year, 25,449 shares were issued from the Bank’s authorized but unissued shares and 54,409 were purchased on the open market.  Expense related to this plan totaled $18,000 for the year ended December 31, 2010.

Stock Options and Restricted Stock Grants

The stockholders of the Corporation approved two stock option plans to promote the best interest of the Corporation and its stockholders by providing an incentive to employees and directors. The plans permit the grant of incentive stock options and non-qualified stock options.

Options are granted to certain employees and directors at prices equal to the market value of the stock on the dates the options are granted. The options granted have a term of ten years from the grant date. Incentive stock options granted to employees vest over a five-year period. Non-qualified options granted to directors vest over a four-year period. Compensation expense is recorded as if each vesting portion of the award is a separate award. The maximum number of options that may be issued under the plan is 937,500 (as adjusted for stock splits and dividends). The Corporation had 537,151 and 442,007 shares available for grant at December 31, 2010 and 2009, respectively.  The Corporation did not grant options for the years ended December 31, 2010 and December 31, 2009.

Net compensation cost charged to compensation expense, for options that vested during the last three years was $55,000 for 2010, $143,000 for 2009, and $196,000 for 2008. The total income tax benefit recognized in the income statement for stock based compensation arrangements was $0 for 2010, $4,000 for 2009, and $30,000 for 2008.

The following table provides key assumptions used for the determination of fair value for stock option grants:

	Years Ended December 31,
	2010	2009	2008
Risk-free interest rate	N/A	N/A	2.50%
Expected life in years	N/A	N/A	6
Expected volatility	N/A	N/A	24%
Dividend yield	N/A	N/A	2.90%

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

A summary of option activity as of, and for the year ended, December 31, 2010 is as follows:

	Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2008	656,883	$10.41	5.07	$153,385
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	(8,907)	7.20
Outstanding as of December 31, 2009	647,976	$10.46	4.11	$-
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	(151,767)	10.32
Outstanding as of December 31, 2010	496,209	$10.50	3.19	$-

Exercisable as of December 31, 2010	420,161	$9.98	2.57	$-

Options vested and expected to vest	491,521	$10.48	0.15	$-

  All options granted have limited rights that enable a holder upon a change in control of the Corporation to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise.

No options were granted or exercised during 2010 or 2009. The weighted average fair values of options granted under the Corporation's stock option plan was $2.59 for the year ended December 31, 2008. The total intrinsic value of options exercised was $133,000 during the year ended December 31, 2008. Total unrecognized compensation cost related to stock options was $47,000 as of December 31, 2010, $113,000 as of December 31, 2009, and $233,000 as of December 31, 2008. That cost is expected to be recognized over a weighted average period of 1.05 years as of December 31, 2010. Cash received from options exercised under all share-based payment arrangements was $157,000 for the year ended December 31, 2008.

During the year ended December 31, 2009, each Board member received an award of 3,582 shares of restricted stock worth approximately $12,000 on the day the shares were granted. These shares are part of the Board’s compensation package and vest in one year. All of these shares were vested as of December 31, 2010. The total number of shares of restricted stock granted during the year ended December 31, 2009 was 39,402. No shares were granted in 2010.

Deferred Compensation Plan

On January 16, 2008, the Cascade Bank Non-Qualified Deferred Compensation Plan was adopted. Participants, which include members of executive management and the Board of Directors, may contribute up to 50% of salary and 100% of any bonus payments received, net of applicable withholdings, to the Plan. In addition, the Compensation Committee has the authority to authorize an employer contribution to the Plan for these same employees. There were no employer contributions made for the years ended December 31, 2010, 2009 and 2008. The contributions are based upon the performance of the Bank as well as the individual performance of each employee. The Non-Qualified Deferred Compensation Plan is also available to Directors. Each Director may contribute up to 100% of his or her director compensation to the Plan. No Corporation contributions are made for Directors.

Employment Agreement

The Bank entered into an employment agreement with Carol K. Nelson, CEO, dated November 27, 2007 and modified November 31, 2008, which replaced a previous agreement, dated July 12, 2005. This agreement replaced a prior agreement dated March 26, 2002, and extended on January 27, 2004. The current agreement may be terminated upon 90 days written notice.  The CEO’s employment agreement provides for a retirement benefit equal to two times her base compensation plus incentive before salary deferrals over the 12-month period prior to her retirement.  At December 31, 2010, the Bank has accrued $255,000 for the potential payout on this retirement benefit.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 19 – (Loss) Earnings per Common Share

The following table presents (loss) earnings per common share information:

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Net (loss) income	$(70,286)	$(23,468)	$2,090
Dividends on preferred stock	2,026	1,943	216
Accretion of issuance discount on preferred stock	450	422	35
Net (loss) income attributable to common stockholders	$(72,762)	$(25,833)	$1,839

Weighted average number of common shares outstanding, basic	12,238,802	12,121,113	12,053,084
Effect of dilutive stock options	-	-	106,090
Weighted average number of common shares outstanding, diluted	12,238,802	12,121,113	12,159,174

(Loss) earnings per common share, basic	$(5.95)	$(2.13)	$0.15
(Loss) earnings per common share, diluted	(5.95)	(2.13)	0.15

For purposes of calculating basic and diluted (loss) earnings per common share, the numerator of net (loss) income attributable to common stockholders is the same. There were outstanding options to purchase 496,209; 647,976; and 656,883 shares of common stock at December 31, 2010, 2009, and 2008, respectively, that are considered anti-dilutive and have been excluded from the above calculation. Anti-dilutive options have an exercise price that is greater than the current market price of the stock. Also, as of December 31, 2010 and 2009, the warrant issued to the U.S. Treasury to purchase up to 863,442 shares of common stock was not included in the computation of diluted (loss) earnings per common share because the warrant’s exercise price was greater than the average market price of common shares.

Note 20 – Related Party Transactions

The following table presents the balances and activity of loans to officers and directors during 2010 and 2009:

	December 31,
(Dollars in thousands)	2010	2009
Balances at beginning of year	$1,559	$1,421
Net new loans or advances	1,374	157
Repayments	(269)	(19)
Balances at end of year	$2,664	$1,559

The loans (with certain directors or executive officers of the Bank) were in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Deposits held by executive officers and directors totaled $5.3 million at December 31, 2010, and $6.0 million at December 31, 2009. Included in these totals were $3.4 million and $3.1 million held in business accounts at December 31, 2010, and December 31 2009, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 21 - Fair Value Measurements

Financial Instruments

The fair value estimates presented below are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The Corporation has not included certain material items in its disclosure, such as the value of the long-term relationships with the Corporation’s lending and deposit customers, since this is an intangible and not a financial instrument. Additionally, the estimates do not include any tax ramifications. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could materially affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Corporation.

The following table presents a summary of the fair value of the Corporation’s financial instruments:

	December 31,
	2010		2009
(Dollars in thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets
Cash and cash equivalents	$131,335	$131,335	$145,595	$145,595
Securities available-for-sale	234,606	234,606	227,805	227,805
Securities held-to-maturity	53,912	53,068	36,177	36,494
FHLB stock	11,920	N/A	11,920	N/A
Cash surrender value of BOLI, net	25,489	25,489	24,522	24,522
Loans, net	967,661	932,932	1,173,213	1,074,697
Interest rate caps	5,215	8,732	-	-

Financial liabilities
Deposit accounts	$1,107,554	$1,095,089	$1,139,774	$1,116,840
FHLB advances	159,000	187,087	239,000	261,217
Securities sold under agreements to repurchase	145,000	179,450	145,410	174,700
FRB TAF borrowings	-	-	20,000	20,000
Junior subordinated debentures	15,465	1,521	15,465	8,079
Junior subordinated debentures, fair value	1,500	1,500	3,341	3,341

Cash and Cash Equivalents. The carrying amount represents fair value.

Investment securities. Fair values are based on quoted market prices or dealer quotations when available or through the use of alternate approaches, such as matrix or model pricing, when market quotes are not readily available.

FHLB Stock. The Bank’s investment in FHLB stock is carried at par value ($100 per share), and has no readily determinable fair value.

Cash Surrender Value of BOLI. The carrying amount of BOLI approximates its fair value, net of any surrender charges. Fair value of BOLI is estimated using the cash surrender value.

Loans. Fair values are estimated using current market interest rates to discount future cash flows for each of the different loan types. Interest rates used to discount the cash flows are based on published current market rates for similar products. Prepayment rates are based on expected future prepayment rates, or, where appropriate and available, market prepayment rates. Fair value for loans is reduced by the allowance for loan losses as a credit adjustment. The majority of impaired loans are individually analyzed each quarter for impairment and impairments are included with the credit adjustment factor. A liquidity and marketability adjustment is also used to adjust the fair value of loans.  This factor discounts loans based upon type of loan and current loan classifications.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Deposits. The fair value of deposits with no stated maturity, such as checking accounts, money market deposit accounts and savings accounts, equals the amount payable on demand plus a premium based on current interest rates. The fair value of certificates of deposits is calculated based on the discounted value of contractual cash flows. The discount rate is equal to the market rate currently offered on similar products.

FHLB advances and securities sold under agreements to repurchase. The fair value is calculated based on market price quotations and confirmed with the discounted cash flow method, adjusted for market interest rates and terms to maturity.

Junior Subordinated Debentures. The fair value is calculated based on the discounted cash flow method, adjusted for market interest rates, terms to maturity, credit and liquidity risk.

Junior Subordinated Debentures, at fair value. The Corporation determines the fair value by using a discounted cash flow model.  The discount rate is determined using a risk free interest rate approximating the remaining maturity of the debentures combined with a credit and liquidity spread determined based upon quotes from brokers and from valuations by holders of Cascade Capital Trust I, which were obtained from public filings. The bonds are assumed to be outstanding until maturity.

Off-balance-sheet financial instruments. Commitments to extend credit, standby letters of credit and financial guarantees represent the principal categories of off-balance instruments. The fair value of these commitments is not considered material because they are for a short period of time and subject to customary credit terms.

Financial Assets and Liabilities Carried at Fair Value on a Recurring and Non-recurring Basis

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. It also establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. In determining fair value, the Bank maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s estimates for market assumptions.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability using one of the three valuation techniques. Inputs can be observable or unobservable. Observable inputs are those assumptions that market participants would use in pricing the particular asset or liability. These inputs are based on market data and are obtained from a source independent of the Bank. Unobservable inputs are assumptions based on the Bank’s own information or estimate of assumptions used by market participants in pricing the asset or liability. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (i) quoted prices for similar assets; (ii) observable inputs for the asset or liability, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data.

Determination of fair market values

Available-for-sale securities are priced using matrix pricing based on the securities’ relationship to other benchmark quoted prices (Level 2). Inputs to the valuation methodology include quoted prices for similar assets in active markets that are observable for the asset.

The Corporation applied fair value accounting to the junior subordinated debentures issued by Cascade Capital Trust I.  The change in fair market value of the junior subordinated debentures is recorded as a component of other income. The Corporation determines the fair value by using a discounted cash flow model.  The discount rate is determined using a risk free interest rate approximating the remaining maturity of the debentures combined with a credit and liquidity spread determined based upon quotes from brokers and from valuations by holders of Cascade Capital Trust I, which were obtained from public filings. The bonds are assumed to be outstanding until maturity.  For the year ended December 31, 2010, the Corporation recorded a $1.8 million fair value gain on the junior subordinated debentures. The fair value was $1.5 million at December 31, 2010 compared to $3.3 million at December 31, 2009. The fair value option was not selected for the junior subordinated debentures issued in connection with Cascade Capital Trust II and III, which are reported at the combined book value of $15.5 million.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Fair values of impaired collateral dependent loans are sometimes recorded to reflect partial write-downs based on the current appraised value of the collateral or internally developed models, which contain management’s assumptions concerning the amount and timing of the cash flows associated with that loan.

Real estate owned and other repossessed assets are recorded at the lower of the carrying amount of the loan or fair value less selling costs at the time of acquisition. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, management periodically performs valuations such that the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.

There were no transfers between fair value categories during the year ended December 31, 2010. The following table presents the balances of assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009:

	Fair Value at December 31, 2010
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage-backed securities	$-	$67,203	$-	$67,203
Agency notes & bonds	-	111,119	-	111,119
U.S. Treasury notes	-	56,284	-	56,284
Interest rate caps	-	8,732	-	8,732
Total	$-	$243,338	$-	$243,338
Liabilities
Junior subordinated debentures	$-	$-	$1,500	$1,500
Total	$-	$-	$1,500	$1,500

	Fair Value at December 31, 2009
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage-backed securities	$-	$41,280	$-	$41,280
Agency notes & bonds	-	186,525	-	186,525
Total	$-	$227,805	$-	$227,805
Liabilities
Junior subordinated debentures	$-	$-	$3,341	$3,341
Total	$-	$-	$3,341	$3,341

The change in fair market value of the junior subordinated debentures is recorded as a component of non-operating income. The following table presents the fair value adjustments for the junior subordinated debentures, which use significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Years Ended December 31,
(Dollars in thousands)	2010	2009
Beginning balance	$3,341	$10,510
Total gains recognized	(1,841)	(7,169)
Ending balance	$1,500	$3,341

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

  The following table presents the balance of assets measured at fair value on a nonrecurring basis at December 31, 2010 and 2009, and the total impairment resulting from these fair value adjustments for the year ended December 31, 2010 and 2009.
	Fair Value at December 31, 2010				Year Ended December 31, 2010
(Dollars in thousands)	Level 1	Level 2	Level 3	Total (1)	Total Gains (Losses) (2)
Impaired loans	$-	$-	$138,198	$138,198	$(10,719)
REO	-	-	34,412	34,412	(11,425)
Goodwill	-	-	-	-	(12,885)
Total	$-	$-	$172,610	$172,610	$(35,029)

	Fair Value at December 31, 2009				Year Ended December 31, 2009
(Dollars in thousands)	Level 1	Level 2	Level 3	Total (1)	Total Gains (Losses) (2)
Impaired loans	$-	$-	$177,317	$177,317	$(26,964)
REO	-	-	18,842	18,842	(1,489)
Goodwill	-	-	12,885	12,885	(11,700)
Total	$-	$-	$209,044	$209,044	$(40,153)

(1)	Impaired loans include loans on nonaccrual, classified doubtful and/or individually analyzed for impairment, adjusted by the impairment amount. REO is disclosed at the year-end book balance.
(2)
Total gains/losses for loans includes the actual impairment amount plus the allowance for loan loss write downs during the year for those loans considered impaired at year-end. Losses for REO are the net losses recognized during the year. In the second quarter of 2009, the Bank recorded an $11.7 million impairment charge on goodwill, which reduced the value of goodwill to $12.9 million and in the second quarter of 2010, wrote-off the remaining $12.9 million.

Note 22 – Operating Segments

The Corporation and the Bank are managed as a legal entity and not by operating segments. The Bank’s operations include commercial banking services, such as lending activities, business services, deposit products and other services. The performance of the Bank as a whole is reviewed by the Board of Directors and Management Committee.

The Management Committee, which is the senior decision making group of the Bank, is comprised of six members including the President/CEO. Segment information is not necessary to be presented in the notes to the Consolidated Financial Statements because operating decisions are made based on the performance of the Corporation as a whole.

Note 23 - Condensed Financial Information of Cascade Financial Corporation

Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

(Dollars in thousands)	December 31,
Balance Sheet	2010	2009
Assets
Cash	$314	$361
Investment in subsidiary	81,342	155,270
Other assets	864	1,243
Total assets	$82,520	$156,874
Liabilities and stockholders’ equity
Other liabilities	$7,103	$3,618
Junior subordinated debentures	16,965	18,806
Stockholders’ equity	58,452	134,450
Total liabilities and stockholders’ equity	$82,520	$156,874

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(Dollars in thousands)	Years Ended December 31,
Statement of Operations	2010	2009	2008
Equity in undistributed net income of the subsidiary	$(70,013)	$(26,536)	$3,071
Interest income – junior subordinated debentures	62	64	64
Net gain on fair value of junior subordinated debentures payable	1,841	7,169	912
Operating expenses	(277)	(399)	(366)
Interest expense – junior subordinated debentures	(2,046)	(2,114)	(2,120)
(Loss) income before (benefit) provision from income taxes	(70,433)	(21,816)	1,561
(Benefit) provision from income taxes	147	(1,652)	529
Net (loss) income	$(70,286)	$(23,468)	$2,090
Dividends on preferred stock	2,026	1,943	216
Accretion of issuance discount on preferred stock	450	422	35
Net (loss) income attributable to common stockholders	$(72,762)	$(25,833)	$1,839

(Dollars in thousands)	Years Ended December 31,
Statement of Cash Flows	2010	2009	2008
Cash flows from operating activities:
Net (loss) income	$(70,286)	$(23,468)	$2,090
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Equity in net income of subsidiaries	70,013	26,536	(3,071)
Increase in other assets	379	49	719
Decrease in other liabilities	(383)	(4,763)	(911)
Net cash used in operating activities	(277)	(1,646)	(1,173)
Cash flows from investing activities:
Dividends received from subsidiaries	-	3,600	4,600
Investment in subsidiary	-	-	(38,970)
Net cash provided by (used in) investing activities	-	3,600	(34,370)
Cash flows from financing activities:
Issuance of common stock	230	209	357
Tax benefit from stock-based compensation	-	4	30
Dividends paid	-	(2,093)	(3,794)
Proceeds from preferred stock and warrants	-	-	38,970
Net cash provided by (used in) financing activities	230	(1,880)	35,563
Net (decrease) increase in cash and cash equivalents	(47)	74	20
Cash and cash equivalents:
Beginning of year	361	287	267
End of year	$314	$361	$287

Exhibit Index

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization with Opus Bank dated as of March 3, 2011 (Incorporated by reference to the Corporation’s Form 8-K filed March 7, 2011 (File No. 000-25286)
3.1(i)	Articles of Incorporation of Cascade Financial Corporation (incorporated by reference to exhibit A to the definitive proxy statement filed on March 26, 2003 (File No. 000-25286)).
3.2(i)
Amendment to the Articles of Incorporation of Cascade Financial Corporation, including Statement of Designations for the Series A Preferred Stock (incorporated by reference to the registrant’s Form 8-K/A filed November 26, 2008 (File No. 000-25286)).

3.3(ii)	Bylaws of Cascade Financial Corporation (incorporated by reference to the registrant’s registration statement on Form S-4 filed March 31, 2004 (File No. 333-114087)).
3.4(ii)	Amendment to the Bylaws of Cascade Financial Corporation (incorporated by reference to the Corporation’s Form 8-K filed September 27, 2005 (File No. 0-25286)).
4.1	Form of Series A Preferred Stock Certificate (incorporated by reference to the Corporation’s Form 8-K/A filed November 26, 2008 (File No. 000-25286)).
4.2	Warrant to purchase 863,442 shares of Common Stock issued on November 21, 2008 (incorporated by reference to the registrant’s Form 8-K/A filed November 26, 2008 (File No. 000-25286)).
10.1	Cascade Financial Corporation 1994 Employee Stock Purchase Plan (Incorporated by reference to the Corporation’s Registration Statement on Form S-4 (File No. 33-83200)).
10.2	Cascade Financial Corporation 1992 Stock Option and Incentive Plan (Incorporated by reference to the Corporation’s Form 10-KSB for the period ending June 30, 1995).
10.3	Cascade Financial Corporation Employee Stock Ownership Plan (Incorporated by reference to the Corporation’s Annual Report on Form 10-KSB for the period ending June 30, 1995).
10.4	Cascade Financial Corporation 1997 Stock Option Plan (Incorporated by reference to Appendix E to the Prospectus included in the Corporation’s Registration Statement on Form S-4 (File No. 333-24203)).
10.5	Cascade Financial Corporation 1997 Elective Equity Plan. (Incorporated by reference to Exhibit 10.7 of the Corporation’s Form 10-K for the period ending December 31, 2001).
10.8	Cascade Bank Non-Qualified Deferred Compensation Plan dated February 1, 2008 (Incorporated by reference to Exhibit 10.1 of the Corporation’s Form 8-K filed January 16, 2008 (File No. 000-25286)).
10.9
Letter Agreement, dated November 21, 2008, including Securities Purchase Agreement – Standard Terms, between the Corporation and the United States Department of the Treasury (Incorporated by reference to the Corporation’s Form 8-K/A filed November 26, 2008 (File No. 000-25286)).

10.10
Form of Agreement to Amend Compensation Agreements with Senior Executive Officer, executed by Carol K. Nelson, Lars H. Johnson, Robert G. Disotell, LeAnne M. Harrington, Debbie E. McLeod, and Steven R. Erickson (Incorporated by reference to the Corporation’s Form 8-K/A filed November 26, 2008 (File No. 000-25286)).

Exhibit No.	Exhibit (continued)
10.11
Settlement Agreement between Cascade Financial Corporation and Craig G. Skotdal, Dwayne R. Lane, Thomas H. Rainville, Christian H. Sievers, Arnold R. Hofmann, Arthur W. Skotdal, Andrew P. Skotdal, Skotdal Quality Investments, L.L.C., Skotdal Enterprises, Inc., and Arthur & Marianne Skotdal Revocable Living Trust (Incorporated by reference to the Corporation’s Form 8-K filed April 29, 2010 (File No. 000-25286)).

10.12	FDIC Consent Order dated July 21, 2010 (Incorporated by reference to the Corporation’s Form 8-K filed July 21, 2010 (File No. 000-25286)).
21	Subsidiaries.
23	Consent of Independent Registered Public Accounting Firm – Moss Adams LLP.
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certification of Annual Report on Form 10-K pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.1	Subsequent Year Certification of the Chief Executive Officer and Chief Financial Officer pursuant to Section 111(b) of the Emergency Economic Stabilization Act of 2008.

(b)	Reports on Form 8-K

On October 22, 2010, the Corporation filed a Form 8-K reporting an attached press release announcing that it had successfully completed a series of balance sheet restructuring transactions, under Items 8.01 and 9.01 of Form 8-K.

On October 26, 2010, the Corporation filed a Form 8-K reporting an attached press release announcing earnings information for the third quarter ended September 30, 2010, under Items 2.02 and 9.01 of Form 8-K.

On January 25, 2011, the Corporation filed a Form 8-K reporting an attached press release announcing earnings information for the fourth quarter and year ended December 31, 2010, under Items 2.02 and 9.01 of Form 8-K.

On February 3, 2011, the Corporation filed a Form 8-K reporting that the Corporation had received noticed from the Nasdaq Stock Market that it had been granted an additional 180 calendar day period, or until August 1, 2011, to regain compliance with the Nasdaq minimum $1.00 bid price per share requirement, under Item 3.01.

On March 4, 2011, the Corporation filed a Form 8-K reporting an attached press release dated as of March 4, 2011 announcing its entry into an Agreement and Plan of Reorganization with Opus Bank, under Items 1.01, 7.01 and 9.01 of Form 8-K.

On March 7, 2011, the Corporation filed a Form 8-K reporting an attached Agreement and Plan of Reorganization by and between the Corporation and Opus Bank dated as of March 3, 2011, a letter to the Corporation’s shareholders and a customer FAQ concerning the proposed transaction, under Items 1.01, 7.01 and 9.01 of Form 8-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CASCADE FINANCIAL CORPORATION

Date: March 25, 2011	/s/ Carol K. Nelson
By: Carol K. Nelson, President and Chief Executive Officer (Principal Executive Officer)

Date: March 25, 2011	/s/ Debra L. Johnson
By: Debra L. Johnson, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ David W. Duce	By:	/s/ Ronald E. Thompson
	David W. Duce Director		Ronald E. Thompson Director
Date:	March 25, 2011	Date:	March 25, 2011

By:	/s/ Janice Halladay	By:	/s/ G. Brandt Westover
	Janice Halladay Director		G. Brandt Westover Director
Date:	March 25, 2011	Date:	March 25, 2011

By:	/s/ David O’Connor	By:	/s/ D. R. Murphy
	David O’Connor Director		D. R. Murphy Chair
Date:	March 25, 2011	Date:	March 25, 2011

By:	/s/ Richard L. Anderson	By:	/s/ Marion R. Foote
	Richard L. Anderson Director		Marion R. Foote Director
Date:	March 25, 2011	Date:	March 25, 2011

By:	/s/ Thomas H. Rainville	By:	/s/ Jim Gaffney
	Thomas H. Rainville Director		Jim Gaffney Director
Date:	March 25, 2011	Date:	March 25, 2011

By:	/s/ Christian H. Sievers	By:	/s/ Arnold R. Hofmann
	Christian H. Sievers Director		Arnold R. Hofmann Director
Date:	March 25, 2011	Date:	March 25, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m., Eastern Time, the day prior to the shareholder meeting date.

Cascade Financial
CORPORATION

INTERNET

http://www.proxyvoting.com/casb

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

99014

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' EACH OF THE LISTED PROPOSALS.

Please mark your votes as indicated in this example ☒

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

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Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________ Signature ____________________ Date ____________

ADMISSION TICKET

CASCADE FINANCIAL CORPORATION

2011 Special Meeting of Shareholders

May 31, 2011
3:00 p.m., Pacific Time

If you wish to attend the Special Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission.

▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASCADE FINANCIAL CORPORATION

REVOCABLE PROXY

The undersigned shareholder of Cascade Financial Corporation, a Washington corporation ("Cascade"), having read the notice of special meeting of shareholders and the definitive proxy statement, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Carol K. Nelson and Debra L. Johnson, or either of them, with the full power and authority to act as proxy of the undersigned and with the full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of shareholders of Cascade to be held on May 31, 2011 at 3:00 pm, Pacific time, at the Edward D. Hansen Conference Center at Comcast Arena, 2000 Hewitt Avenue, Everett, Washington 98201, and at any adjournments or postponements thereof, on the matters set forth in this proxy and described in the definitive proxy statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE ENCLOSED, UNLESS YOU CHOOSE TO VOTE VIA THE INTERNET OR BY TELEPHONE. THIS PROXY CARD WILL BE VOTED BY THE PROXIES IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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(Continued and to be marked, dated and signed, on the other side)

99014

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